As filed with the Securities and Exchange Commission on May 13, 2014

Registration No. 333-194736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MURPHY USA INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5500	46-2279221
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Peach Street

El Dorado, AR 71730-5836

(870) 875-7600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Moore, Esq.

Senior Vice President, General

Counsel and Secretary

Murphy USA Inc.

200 Peach Street

El Dorado, AR 71730-5836

(870) 875-7600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to

Joseph A. Hall

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*Certain subsidiaries of Murphy USA Inc. are also registrants and are identified on the following page.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee(2)
6.000% Senior Notes due 2023	$500,000,000	100%	$500,000,000	$64,400
Guarantees of 6.000% Senior Notes due 2023	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)	Previously paid.
(3)	No separate consideration will be received for the Guarantees of 6.000% Senior Notes due 2023 being registered hereby. As a result, in accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Murphy Oil USA, Inc.	Delaware	5500	71-0727492
591 Beverage, Inc.	Nebraska	5500	45-0668000
864 Holdings, Inc.	Delaware	5500	27-0496160
864 Beverage, Inc.	Texas	5500	71-0831009
Murphy Oil Trading Company (Eastern)	Delaware	5500	71-6049824
Spur Oil Corporation	Delaware	5500	71-0361520
Superior Crude Trading Company	Delaware	5500	71-0818212

*	The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o Murphy USA Inc. 200 Peach Street, El Dorado, Arkansas 71730-5836, Tel. (870) 813-7600.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION DATED MAY 13, 2014)

Murphy Oil USA, Inc.

Offer to Exchange

6.000% Senior Notes due 2023

for

New 6.000% Senior Notes Due 2023

Guaranteed by Murphy USA Inc. and certain subsidiaries of Murphy USA Inc.

We are offering to exchange up to $500,000,000 of our new 6.000% Senior Notes due 2023 (the “new notes”) for up to $500,000,000 of our existing 6.000% Senior Notes due 2023 (the “old notes”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes are, and the new notes will be, fully and unconditionally guaranteed by Murphy USA Inc. and by certain of its 100% subsidiaries, on a joint and several basis, subject to customary release provisions in respect of the subsidiary guarantees as set forth in the indenture.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 149 to us;

•	you must contact a Depository Trust Company (“DTC”) participant to complete the book-entry transfer procedures described herein to exchange your old notes for new notes, or otherwise complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank National Association, by the end of the day, at midnight, New York time, on , 2014; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

See “Risk Factors” beginning on page 8 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2014

Our headquarters are located at 200 Peach Street, El Dorado, Arkansas 71730-5836 and our general telephone number is (870) 875-7600. Our Internet website is www.murphyusa.com. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus or the registration statement of which it forms a part.

As used in this prospectus (except as otherwise provided herein or unless the context otherwise requires):

•	References to “we,” “us,” “our,” the “Company” and “Murphy USA,” unless the context requires otherwise, and except under the heading “Description of the Exchange Notes,” are to Murphy USA Inc. and its consolidated subsidiaries. Where appropriate in context, the foregoing terms also refer to Murphy Oil Corporation’s U.S. retail marketing business (as defined below) prior to completion of the Separation (as defined below).

•	References to “Murphy Oil USA” and the “Issuer” are to Murphy Oil USA, Inc., the issuer of the notes, which is the primary operating subsidiary of our U.S. retail marketing business and which became a wholly owned subsidiary of Murphy USA Inc. upon completion of the Separation.

•	References to “Holdings” are to Murphy USA Inc., the parent company of the Issuer and a guarantor of the notes, and not to any of its subsidiaries.

•

References to the “U.S. retail marketing business” are to our U.S. retail fueling and related merchandise marketing operations, together with product supply, wholesale and ethanol assets. The term “U.S. retail marketing business” does not include any liabilities arising out of refineries and related facilities previously

i

owned by Murphy Oil Corporation through its subsidiaries, which liabilities have been retained by Murphy Oil Corporation but are accounted for as discontinued operations in the combined financial statements of Murphy USA included elsewhere in this prospectus.

•	References to the “Separation” are to the separation of the U.S. retail marketing business from Murphy Oil Corporation, which was effected on August 30, 2013 by the contribution of all of the shares of capital stock of Murphy Oil USA to Holdings, in consideration for shares of Murphy USA common stock distributed in the Distribution (as defined below), following which Murphy USA became an independent, publicly traded company.

•	References to the “Distribution” are to the distribution of all of the outstanding shares of Murphy USA Inc. common stock to stockholders of Murphy Oil Corporation as of the applicable record date.

•	References to “Murphy Oil Corporation” and “Murphy Oil” refer to Murphy Oil Corporation, the entity that owned Murphy USA prior to the Separation and after the Separation became a separately traded public company consisting primarily of Murphy Oil Corporation’s exploration and production operations.

•	References to the “notes” refer to the old notes and/or the new notes, as applicable, and includes the related guarantees, except where the context otherwise requires.

•	References to the “guarantors” are to Murphy USA and those subsidiaries of Murphy USA that guarantee the notes.

This prospectus includes trademarks of Murphy Oil Corporation, Murphy USA and other persons. All trademarks or trade names referred to in this prospectus are the property of their respective owners.

About this Prospectus

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Issuer is offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Murphy USA Inc.

200 Peach Street El Dorado, AR 71730-5836

Attention: Corporate Secretary

(870) 875-7600

If you would like to request copies of these documents, please do so by                 , 2014 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

NON-GAAP FINANCIAL MEASURES

This prospectus contains the following financial measures that are not calculated in accordance with GAAP:

EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Reconciliations of Adjusted EBITDA to net income (loss) and comprehensive income (loss) are provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

We use EBITDA and Adjusted EBITDA in our operational and financial decision-making, believing that such measures are useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP financial measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.

Reconciliations of Free Cash Flow to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, are provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

INDUSTRY DATA

Certain industry, market and other similar data contained in this prospectus are based on our management’s own estimates, independent industry publications, including a report by the National Association of Convenience Stores, reports by market research firms or other published independent sources, and our management believes that its estimates are reasonable and that these other sources are reliable. However, industry and market data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Our internal estimates have not been verified by any independent source, and we have not independently verified any third party information nor have we ascertained the underlying economic assumptions relied upon in those sources. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statements Regarding Forward-looking Statements” and “Risk Factors” in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These statements express management’s current views concerning future events or results, including without limitation our anticipated growth strategy, particularly with respect to our Walmart relationship and plans to build additional sites, and our ability to generate revenues, including through the sale of RINs, which are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a deterioration in the business or prospects of the U.S. retail marketing business, adverse developments in the U.S. retail marketing business’s markets or adverse developments in the U.S. or global capital markets, credit markets or economies generally the volatility and level of crude oil, corn and other commodity prices, the volatility and level of gasoline prices, customer demand for our products, disruptions in our relationship with Walmart, political and regulatory developments that may be adverse to us, and uncontrollable natural hazards or any of the other factors set forth under the caption “Risk Factors” in this prospectus. As a result you should not place undue reliance on forward-looking statements. If any of the forecasted events does not occur for any reason, our business, results of operation, cash flows and/or financial condition may be materially adversely affected.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT, OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. For a more complete description of this exchange offer, the notes and our company, you should read the entire prospectus carefully, including the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the financial statements included in this prospectus.

OUR COMPANY

Our business consists primarily of marketing of retail motor fuel products and convenience merchandise through a large chain of 1,214 (as of March 31, 2014) retail stations operated by us, almost all of which are in close proximity to Walmart stores. Our retail stations are located in 23 states, primarily in the Southwest, Southeast and Midwest United States. Murphy USA also markets gasoline and other products at standalone stations under the Murphy Express brand. Our business also includes certain product supply and wholesale assets, including product distribution terminals and pipeline positions. As an independent publicly traded company, we believe we are a low-price, high volume fuel retailer selling convenience merchandise through low cost locations with key strategic relationships and experienced management.

Our headquarters are located at 200 Peach Street, El Dorado, Arkansas 71730-5836 and our general telephone number is (870) 875-7600. Our Internet website is www.murphyusa.com. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus or the registration statement of which it forms a part.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $500,000,000 aggregate principal amount of 6.000% Senior Notes due 2023, which have been registered under the Securities Act.

The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at the end of the day, at midnight New York City time on , 2014 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2014. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to the old notes, do not apply to the new notes.

Issuer	Murphy Oil USA, Inc.

Notes	$500 million aggregate principal amount of 6.000% Senior Notes due 2023.

Maturity Date	The notes will mature on August 15, 2023.

Interest	Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year.

Guarantees	The notes will be guaranteed, fully and unconditionally on a senior unsecured basis by Murphy USA and each of Murphy USA’s 100% owned U.S. subsidiaries that is or becomes a guarantor or borrower under Murphy Oil USA’s credit facilities (other than the Issuer), on a joint and several basis, subject to customary release provisions in respect of the subsidiary guarantees as set forth in the indenture.

The guarantee of a guarantor (other than that of Murphy USA) may terminate under certain circumstances, including if such guarantor is released from its guarantee and is not a borrower under the credit facilities (including during any Suspension Period upon obtaining an investment grade rating).

Neither Murphy Oil Corporation nor its subsidiaries is a guarantor or obligor (contingent or otherwise) with respect to the notes.

Unrestricted Subsidiaries	The Ethanol Subsidiaries are what we refer to as unrestricted subsidiaries. An unrestricted subsidiary will not be:

•	a guarantor of the notes; or

•	subject to the restrictive covenants of the Indenture.

We will also be able to sell the assets or capital stock of an unrestricted subsidiary without restriction and will be allowed to dividend or distribute the proceeds of these sales on terms and subject to the conditions in the Indenture. Under circumstances specified in the Indenture, we will be able to designate other subsidiaries as unrestricted subsidiaries.

For information regarding the assets, outstanding third-party liabilities, revenues and net income of our unrestricted subsidiaries (which are the same as our non-guarantor subsidiaries), see “Description of the Exchange Notes—Unrestricted Subsidiaries” and

disclosures included in Note 21 of our 2013 audited consolidated and combined financial statements and Note 16 of our unaudited consolidated and combined financial statements for the three months ended March 31, 2014 included in this prospectus.

Ranking	The notes are Murphy Oil USA’s senior unsecured indebtedness and rank equally with all of its existing and future senior unsecured indebtedness and effectively junior to its existing and future secured indebtedness (including indebtedness with respect to the credit facilities) to the extent of the value of the assets securing such indebtedness.

The guarantees are the senior unsecured indebtedness of each guarantor and rank equally with all of such guarantor’s existing and future senior unsecured indebtedness and effectively junior to such guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes would be structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

At March 31, 2014, the Issuer and the guarantors had approximately $547 million aggregate principal amount of total indebtedness outstanding (which includes $500 million of the notes offered for exchange hereby). In addition, the Issuer and the guarantors together had approximately $450 million available for borrowing (subject to periodic borrowing base limitations) as additional senior secured debt under the credit facilities (without giving effect to the $200 million uncommitted incremental facility).

At March 31, 2014, Murphy Oil USA’s non-guarantor subsidiaries had approximately $5.4 million of outstanding liabilities to third parties (which excludes intercompany indebtedness but includes trade payables), all of which would rank structurally senior to the notes.

In addition, for the year ended December 31, 2013, Murphy Oil USA’s non-guarantor subsidiaries generated approximately $269.3 million, or 1.5%, of our revenues. These non-guarantor subsidiaries had $80.9 million of net income for the same period which included income from discontinued operations of $78.7 million. Included in the discontinued operations was a gain on the sale of the Hankinson facility of $52.5 million.

See “Description of the Exchange Notes—Ranking.”

Optional Redemption	On and after August 15, 2018, we may redeem all or a portion of the notes at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth under “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

At any time prior to August 15, 2018, we may redeem all or a portion of the notes at a “make whole” redemption price set forth under “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

In addition, at any time prior to August 15, 2016, we may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 106% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings if at least 65% of the aggregate principal amount of the notes remains outstanding immediately after such redemption and the redemption occurs within 90 days of the date of such equity offering. See “Description of the Exchange Notes—Optional Redemption.”

Certain Covenants	The Indenture contains covenants that limit, among other things, our ability and the ability of our Restricted Subsidiaries to:

•	incur, assume or guarantee additional indebtedness;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock or make certain other restricted payments;

•	sell assets, including capital stock of the restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens or use assets as security in other transactions;

•	enter into transactions with affiliates; and

•	enter into mergers and consolidations, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets.

These covenants are subject to important qualifications and limitations, and include exceptions to allow for strategic alternatives related to the Ethanol Assets. See “Description of the Exchange Notes—Certain Covenants.” In addition, most of the covenants will be suspended during any period when both Standard & Poor’s and Moody’s assign the notes an investment grade rating and no Default has occurred and is continuing under the Indenture. See “Description of the Exchange Notes—Certain Covenants.”

Change of Control	If a Change of Control occurs, unless we have earlier exercised our right of redemption, holders of the notes will have the right to require us to repurchase the notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes—Change of Control.”

Asset sales	If we sell certain assets (other than the Ethanol Assets and subject to certain other exceptions) and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the notes at 100% of their principal amount plus accrued and unpaid interest to the date of repurchase. For more details, see the section “Description of the Exchange Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Denomination, Form and Registration of Notes	The new notes will be issued in fully registered form and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued initially as global notes. DTC will act as depositary for the notes. Except in limited circumstances, global notes will not be exchangeable for certificated notes.

Trustee	U.S. Bank National Association

Exchange Agent	U.S. Bank National Association

Governing Law	The Indenture and the notes are governed by the laws of the State of New York.

Risk Factors	You should carefully consider all of the information contained in this prospectus before deciding to tender your old notes in the exchange offer. In particular, we urge you to carefully consider the information set forth under “Risk Factors” herein for a discussion of risks and uncertainties relating to us, our business and the new notes offered hereby.

RISK FACTORS

Risks Relating to our Company

We have limited history operating as an independent public company. We incurred significant costs to create the corporate infrastructure necessary to operate as an independent public company, and we may experience increased ongoing costs in connection with being an independent public company compared to our history prior to the Separation.

We have historically used Murphy Oil’s corporate infrastructure to support our business functions, including information technology systems. The expenses related to establishing and maintaining this infrastructure were spread among all of Murphy Oil’s businesses. Following the Separation, we have only had access to Murphy Oil infrastructure through a Transition Services Agreement between us and Murphy Oil, and we have had to build out and maintain our own infrastructure during this transition period, which has required us to incur significant costs. Following the expiration of the Transition Services Agreement, we will no longer have access to any of Murphy Oil’s infrastructure on a contractual basis. The Transition Services Agreement is expected to expire 18 months after the Separation, subject to a possible 6-month extension.

In particular, prior to the Separation, Murphy Oil performed many important corporate functions for us, including some treasury and payroll, tax administration and compliance, human resources, compensation and benefits, legal and other services. Following the Separation, Murphy Oil has continued to provide some of these services to us on a transitional basis pursuant to the Transition Services Agreement. Murphy Oil may not successfully execute all these functions during the transition period or we may have to expend additional efforts or costs in excess of those estimated under the Transition Services Agreement. Any interruption in these services could have a material adverse effect on our business, financial condition, results of operation and cash flows. By the end of the transition period, we will need to perform all of these functions ourselves or hire third parties to perform these functions on our behalf. The additional costs we may incur associated with performing or outsourcing these functions may exceed the amounts reflected in our historical consolidated and combined financial statements or that we have agreed to pay Murphy Oil during the transition period. A significant increase in the costs of performing or outsourcing these functions could materially and adversely affect our business, financial condition, results of operations and cash flows.

Since August 30, 2013, we have been directly subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, and we expect to be compliant with the applicable requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2014. This will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing the effectiveness of these controls. These reporting and other obligations will place significant demands on our management and our administrative and operational resources, including accounting resources.

In connection with our Separation from Murphy Oil, Murphy Oil has agreed to indemnify us for certain liabilities and we have agreed to indemnify Murphy Oil for certain liabilities. If we are required to act under these indemnities to Murphy Oil, we may need to divert cash to meet those obligations and our financial results could be negatively impacted. The Murphy Oil indemnity may not be sufficient to insure us against the full amount of liabilities for which it will be allocated responsibility, and Murphy Oil may not be able to satisfy its indemnification obligations to us in the future.

Pursuant to the Separation and Distribution Agreement and certain other agreements with Murphy Oil, Murphy Oil has agreed to indemnify us for certain liabilities, and we have agreed to indemnify Murphy Oil for certain liabilities. Indemnities that we may be required to provide Murphy Oil are not subject to any cap, may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities that Murphy Oil has agreed to retain, and under certain circumstances, we may be subject to continuing contingent liabilities of Murphy Oil following the Separation. Further, Murphy Oil may not be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Murphy Oil any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.

Our operations present hazards and risks, which may not be fully covered by insurance, if insured. If a significant accident or event occurs for which we are not adequately insured, our operations and financial results could be adversely affected.

The scope and nature of our operations present a variety of operational hazards and risks, including explosions, fires, toxic emissions, and natural catastrophes that must be managed through continual oversight and control. These and other risks are present throughout our operations. As protection against these hazards and risks, we maintain insurance against many, but not all, potential losses or liabilities arising from such risks. Uninsured losses and liabilities arising from operating risks could reduce the funds available to us for capital and investment spending and could have a material adverse effect on our financial condition, results of operations and cash flows.

We have debt obligations that could restrict our business and adversely impact our financial condition, results of operations or cash flows; our leverage could increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us in the future.

In connection with the Separation, we borrowed $650 million of new debt, used in part to fund a cash dividend to Murphy Oil immediately prior to the Separation, and as of the date of this prospectus, $500 million of senior notes remains outstanding. This level of debt could have significant consequences to our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations.

In addition, our credit facilities and the indenture that governs the notes include restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability of our restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends, make certain investments, sell certain assets and enter into certain strategic transactions, including mergers and acquisitions. These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise.

Our leverage may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us. We have below investment-grade ratings from Moody’s and S&P based on our current capital structure. Our credit ratings could be lowered or withdrawn entirely by a ratings agency if, in its judgment, the circumstances warrant. If our existing ratings are lowered, or otherwise we do not obtain an investment grade rating in the future, or if we do and a rating agency were to downgrade us again to below investment grade, our borrowing costs would increase and our funding sources could decrease. Actual or anticipated changes or downgrades in our ratings, including any announcement that our ratings are under review for a downgrade, could adversely affect our business, cash flows, financial condition and operating results.

If the distribution from Murphy Oil, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, shareholders and Murphy Oil could be subject to significant tax liability and, in certain circumstances, we could be required to indemnify Murphy Oil for material taxes pursuant to indemnification obligations under the Tax Matters Agreement entered into in connection with the Separation.

Murphy Oil has received a private letter ruling from the IRS substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a transaction that is generally tax-free to Murphy Oil and its stockholders for U.S. federal income tax purposes, and has also received a tax opinion from Davis Polk & Wardwell LLP, counsel to Murphy Oil, to substantially the same effect. The private letter ruling and the tax opinion does rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and neither the private letter ruling nor the opinion would be valid if such representations, assumptions and undertakings were incorrect. Moreover, the private letter ruling does not address all the issues that are relevant to determining whether the distribution will qualify for tax-free treatment. Notwithstanding the private letter ruling and the tax opinion, the IRS could determine the distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines any of the representations, assumptions or undertakings that were included in the request for the private letter ruling are false or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling.

If the distribution fails to qualify for tax-free treatment, in general, Murphy Oil would be subject to tax as if it had sold the Murphy USA common stock in a taxable sale for its fair market value, and Murphy Oil stockholders who received shares of Murphy USA common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. In connection with the distribution, we and Murphy Oil entered into a Tax Matters Agreement that governs our rights and obligations with respect to our respective tax liabilities. Generally, we and Murphy Oil will indemnify each other for taxes attributable to our respective operations, and we will indemnify Murphy Oil from the failure of the distribution to qualify as a distribution under Section 355 of the Code as a result of a breach of certain representations or covenants by us. If we are required to indemnify Murphy Oil under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

We may not be able to engage in desirable strategic or capital-raising transactions following the Separation. In addition, under some circumstances, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

In the absence of a supplemental private letter ruling from the IRS or an unqualified opinion from a nationally recognized tax advisor, for the two-year period following the distribution (which was completed on August 30, 2013), we would be prohibited from carrying out a number of transactions that may otherwise be desirable, including:

•	engaging in any transaction involving a merger, consolidation or other reorganization involving shares of our stock;

•	entering into transactions which would result in one or more persons acquiring stock representing a 40% or greater interest in us;

•	disposing of assets used in the U.S. marketing business (other than our ethanol assets or other asset sales in the ordinary course of business);

•	discontinuing the U.S. marketing business or dissolving or liquidating; and

•	repurchasing shares of our common stock, other than pursuant to open-market purchases to further legitimate business purposes.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business.

Risks Relating to Our Business

Volatility in the global prices of oil and petroleum products and general economic conditions that are largely out of our control, as well as seasonal variations in fuel pricing, can significantly affect our operating results.

Our net income is significantly affected by changes in the margins on retail and wholesale gasoline marketing operations. Oil and domestic wholesale gasoline markets are volatile. General political conditions, acts of war or terrorism, instability in oil producing regions, particularly in the Middle East and South America, and the value of U.S. dollars relative to other foreign currencies, particularly those of oil producing nations, could significantly affect oil supplies and wholesale gasoline costs. In addition, the supply of gasoline and our wholesale purchase costs could be adversely affected in the event of a shortage, which could result from, among other things, lack of capacity at oil refineries, sustained increase in global demand or the fact that our gasoline contracts do not guarantee an uninterrupted, unlimited supply of gasoline. Our wholesale purchase costs could also be adversely affected by increasingly stringent regulations regarding the content and characteristics of fuel products. Significant increases and volatility in wholesale gasoline costs could result in lower gasoline gross margins per gallon. This volatility makes it extremely difficult to predict the effect that future wholesale cost fluctuations will have on our operating results and financial condition in future periods.

Except in limited cases, we typically do not seek to hedge any significant portion of our exposure to the effects of changing prices of crude oil and refined products. Dramatic increases in oil prices reduce retail gasoline gross margins, because wholesale gasoline costs typically increase faster than retailers are able to pass them along to customers. We purchase refined products, particularly gasoline, needed to supply our U.S. retail marketing stations. Therefore, our most significant costs are subject to volatility of prices for these commodities. Our ability to successfully manage operating costs is important because we have little or no influence on the sales prices or regional and worldwide consumer demand for oil and gasoline. Furthermore, oil prices, wholesale motor fuel costs, motor fuel sales volumes, motor fuel gross margins and merchandise sales can be subject to seasonal fluctuations. For example, consumer demand for motor fuel typically increases during the summer driving season, and typically falls during the winter months. Travel, recreation and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel and merchandise that we sell. Therefore, our revenues and/or sales volumes are typically higher in the second and third quarters of our fiscal year. A significant change in any of these factors, including a significant decrease in consumer demand (other than typical seasonal variations), could materially affect our motor fuel and merchandise volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Further, recessionary economic conditions, higher interest rates, higher gasoline and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors may affect consumer spending or buying habits, and could adversely affect the demand for products we sell at our retail sites. Unfavorable economic conditions, higher gasoline prices and unemployment levels can affect consumer confidence, spending patterns and miles driven. These factors can lead to sales declines in both gasoline and general merchandise, and in turn have an adverse impact on our business, financial condition, results of operations and cash flows.

Our ability to continue to generate revenue and operating income depends on our continued relationship with Walmart.

At March 31, 2014, our 1,214 Company stations were almost all in close proximity to Walmart stores. Therefore, our relationship with Walmart, the continued goodwill of Walmart and the integrity of Walmart’s brand name in the retail marketplace are all important drivers for our business. Any deterioration in our relationship with Walmart could have a material adverse effect on us, including limiting our future growth. In addition, our competitive posture could be weakened by negative changes at Walmart. Many of our Company stations benefit from customer traffic generated by Walmart retail stores, and if the customer traffic through these host stores decreases due to the economy or for any other reason, our sales could be materially and adversely affected.

In addition, on December 21, 2012, we entered into an agreement with Walmart to purchase approximately 200 properties for the development of additional retail fueling stations, which we expect to complete over the next few years. As a result, the foregoing risks impact our ability to achieve growth from these additional retail sites. We also rely upon Walmart’s cooperation with us in order to complete the purchases of these additional sites, and our agreement with Walmart requires us to obtain their approval of our development plans before we may purchase any properties from them. See “—Walmart retains certain rights in its agreements with us, which may adversely impact our ability to conduct our business” below. If our relationship with Walmart deteriorates or Walmart experiences a slowdown in customer traffic or reputational harm, we may not be successful in developing these additional retail sites, and as a result, our financial condition, results of operations and cash flows could be materially and adversely affected.

The current level of additional incremental revenue that is generated from RINs may not be sustainable.

Our revenues are impacted by our ability to generate revenues from activities such as blending bulk fuel with ethanol and bio-diesel to capture and subsequently sell Renewable Identification Numbers (“RINs”). The market price for RINs fluctuates based on a variety of factors, including but not limited to governmental and regulatory action and market dynamics. In recent historical periods, we have benefited by our ability to attain RINs and sell them at favorable prices in the market; however, during the latter part of the third quarter of 2013 and into the first quarter of 2014, we have observed steady or declining RIN prices. A significant decline in revenues from RINs in future periods could adversely affect our results of operations, and the impact could be material.

We are exposed to risks associated with the interruption of supply and increased costs as a result of our reliance on third-party supply and transportation of refined products.

We utilize key product supply and wholesale assets, including our pipeline positions and product distribution terminals, to supply our retail fueling stations. Much of our competitive advantage arises out of these proprietary arrangements which, if disrupted, could materially and adversely affect us. In addition to our own operational risks discussed above, we could experience interruptions of supply or increases in costs to deliver refined products to market if the ability of the pipelines or vessels to transport petroleum or refined products is disrupted because of weather events, accidents, governmental regulations or third-party actions. Furthermore, at some of our locations there are very few suppliers for fuel in that market.

Changes in credit card expenses could reduce our gross margin, especially on gasoline.

A significant portion of our retail sales involve payment using credit cards. We are assessed credit card fees as a percentage of transaction amounts and not as a fixed dollar amount or percentage of our gross margins. Higher gasoline prices result in higher credit card expenses, and an increase in credit card use or an increase in credit card fees would have a similar effect. Therefore, credit card fees charged on gasoline purchases that are more expensive as a result of higher gasoline prices are not necessarily accompanied by higher gross margins. In fact, such fees may cause lower gross margins. Lower gross margins on gasoline sales caused by higher credit card fees may decrease our overall gross margin and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Walmart retains certain rights in its agreements with us, which may adversely impact our ability to conduct our business.

In recent years, we have purchased from Walmart the properties underlying 914 of our Company stations as of December 31, 2013. Our December 21, 2012 agreement with Walmart provides for the potential purchase of approximately 200 additional sites. Our agreement requires us to obtain Walmart’s approval of our development plans and to indemnify Walmart for certain environmental liabilities. In addition, Walmart has the right to terminate the agreement with respect to certain properties located adjacent to Walmart stores if the sale of any such property to us would result in certain claims or liabilities against Walmart or, in Walmart’s sole discretion, would impair the operation of the related Walmart store. Although we expect to build approximately 200 sites over the next few years, to date, Walmart has terminated the agreement with respect to a few of the properties under the agreement. If we are unable to obtain Walmart’s approval or Walmart terminates the agreement with respect to additional properties, or we are unable to obtain site development permits, we may develop fewer sites than we currently anticipate, and the development of these sites may take longer than we anticipate or may not occur at all. As a result, we can provide no assurance as to the number of sites contemplated by the agreement that we will develop. The failure to develop these sites as currently contemplated for any reason could materially impact our forecasted growth.

In addition, our owned properties that were purchased from Walmart are subject to Easements with Covenants and Restrictions Affecting Land (the “ECRs”) between us and Walmart. The ECRs impose customary restrictions on the use of our properties, which Walmart has the right to enforce. The ECRs also provide that if we propose to sell a fueling station property or any portion thereof (other than in connection with the sale of all or substantially all of our properties that were purchased from Walmart or in connection with a bona fide financing), Walmart has a right of first refusal to purchase such property or portion thereof on similar terms. Subject to certain exceptions (including a merger in which we participate, the transfer of any of our securities or a change in control of us), if we market for sale to a third party all or substantially all of our properties that were purchased from Walmart, or if we receive an unsolicited offer to purchase such properties that we intend to accept, we are required to notify Walmart. Walmart then has the right, within 90 days of receipt of such notice, to make an offer to purchase such properties. If Walmart makes such an offer, for a period of one year we will generally only be permitted to accept third-party offers where the net consideration to us would be greater than that offered by Walmart.

The ECRs also prohibit us from transferring all or substantially all of our fueling station properties that were purchased from Walmart to a “competitor” of Walmart, as reasonably determined by Walmart. The term “competitor” is generally defined in the ECRs as an entity that owns, operates or controls grocery stores or supermarkets, wholesale club operations similar to that of a Sam’s Club, discount department stores or other discount retailers similar to any of the various Walmart store prototypes or pharmacy or drug stores.

Similarly, some of our leased properties are subject to certain rights retained by Walmart. Our master lease agreement states that if Murphy Oil USA is acquired or becomes party to any merger or consolidation that results in a material change in the management of the stations, Walmart will have the option to purchase the stations at fair market value. The master lease also prohibits us from selling all or any portion of a station without first offering to sell all or such portion to Walmart on the same terms and conditions. These provisions may restrict our ability to conduct our business on the terms and in the manner we consider most favorable and may adversely affect our future growth.

We currently have one principal supplier for over 80% of our merchandise. A disruption in supply could have a material effect on our business.

Over 80% of our general merchandise, including most tobacco products and grocery items, is currently purchased from a single wholesale grocer, McLane Company, Inc. (“McLane”). We have a contract with McLane through September 2015, but we may not be able to renew the contract when it expires, or on similar terms. Alternative suppliers that we could use may not be immediately available. A disruption in supply could have a material effect on our business, cost of goods sold, financial condition, results of operations and cash flows.

We may be unable to protect or maintain our rights in the trademarks we use in our business.

We expect to use the Murphy USA® and Murphy Express trademarks under the Trademark License Agreement that we entered into with Murphy Oil, which will continue to own those trademarks. Murphy Oil’s actions and our actions to protect our rights in those trademarks may not be adequate to prevent others from using similar marks or otherwise violating our rights in those trademarks. Furthermore, our right to use those trademarks is limited to the marketing business and can be terminated by Murphy Oil upon the occurrence of certain events, such as our uncured material breach, insolvency or change of control.

Capital financing may not always be available to fund our activities.

We usually must spend and risk a significant amount of capital to fund our activities. Although most capital needs are funded from operating cash flow, the timing of cash flows from operations and capital funding needs may not always coincide, and the levels of cash flow may not fully cover capital funding requirements.

From time to time, we may need to supplement our cash generated from operations with proceeds from financing activities. In connection with the Separation, we entered into a credit facility to provide us with available financing for working capital and other general corporate purposes. This credit facility is intended to meet any ongoing cash needs in excess of internally generated cash flows. Uncertainty and illiquidity in financial markets may materially impact the ability of the participating financial institutions to fund their commitments to us under our credit facility. Accordingly, we may not be able to obtain the full amount of the funds available under our credit facility to satisfy our cash requirements, and our failure to do so could have a material adverse effect on our operations and financial position.

We could be adversely affected if we are not able to attract and retain highly qualified senior personnel.

We are dependent on our ability to attract and retain highly qualified senior personnel. If, for any reason, we are not able to attract and retain qualified senior personnel, our business, financial condition, results of operations and cash flows could be adversely affected.

We may be unsuccessful in executing any strategic alternatives that we may pursue for our remaining ethanol production facility.

To better focus the Company’s operations on its retail fuel business, we are currently considering strategic alternatives for our Hereford ethanol facility. As part of this effort, we are evaluating various factors, including the appropriate timing and market conditions. Although we will seek to maximize value in any transaction that we may pursue, we may be unsuccessful in achieving the financial and/or operational objectives of any such transaction. This risk may be exacerbated to the extent we pursue a strategic alternative under unfavorable industry and/or market conditions.

Risks Relating to Our Industry

We operate in a highly competitive industry, which could adversely affect us in many ways, including our profitability, our ability to grow, and our ability to manage our businesses.

We operate in the oil and gas industry and experience intense competition from other independent retail and wholesale gasoline marketing companies and ethanol producers. The U.S. marketing petroleum business is highly competitive, particularly with regard to accessing and marketing petroleum and other refined products.

We compete with other chains of retail fuel stations for fuel supply and in the retail sale of refined products to end consumers, primarily on the basis of price, but also on the basis of convenience and consumer appeal. In addition, we may also face competition from other retail fueling stations that adopt marketing strategies similar to ours by associating with non-traditional retailers, such as supermarkets, discount club stores and hypermarkets, particularly in the geographic areas in which we operate. We expect that our industry will continue to trend toward this model, resulting in increased competition to us over time. Moreover, because we do not produce or refine any of the petroleum or other refined products that we market and Murphy Oil does not supply us with refined products, we compete with retail gasoline companies that have ongoing supply relationships with affiliates or former affiliates that manufacture refined products. We also compete with integrated companies that have their own production and/or refining operations that are at times able to offset losses from marketing operations with profits from producing or refining operations, and may be better positioned to withstand periods of depressed retail margins or supply shortages. In addition, we compete with other retail and wholesale gasoline marketing companies that have more extensive retail outlets and greater brand name recognition. Some of our competitors have been in existence longer than we have and have greater financial, marketing and other resources than we do. As a result, these competitors may have a greater ability to bear the economic risks inherent in all phases of our business and may be able to respond better to changes in the economy and new opportunities within the industry. Such competition could adversely affect us, including our profitability, our ability to grow and our ability to manage our business.

In addition, the retail gasoline industry in the United States is highly competitive due to ease of entry and constant change in the number and type of retailers offering similar products and services. With respect to merchandise, our retail sites compete with other convenience store chains, independently owned convenience stores, supermarkets, drugstores, discount clubs, gasoline service stations, mass merchants, fast food operations and other similar retail outlets. In recent years, several non-traditional retailers, including supermarkets, discount club stores and mass merchants, have begun to compete directly with retail gasoline sites. These non-traditional gasoline retailers have obtained a significant share of the gasoline market, and their market share is expected to grow, and these retailers may use promotional pricing or discounts, both at the fuel pump and in the convenience store, to encourage in-store merchandise sales and gasoline sales. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include: location, ease of access, product and service selection, gasoline brands, pricing, customer service, store appearance, cleanliness and safety. Competition from these retailers may reduce our market share and our revenues, and the resulting impact on our business and results of operations could be materially adverse.

Changes in consumer behavior and travel as a result of changing economic conditions, the development of alternative energy technologies or otherwise could affect our business.

In the retail gasoline industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for commercial truck traffic and trends in travel and weather. Changes in economic conditions generally, or in the regions in which we operate, could adversely affect consumer spending patterns and travel in our markets. In particular, weakening economic conditions may result in decreases in miles driven and discretionary consumer spending and travel, which affect spending on gasoline and convenience items. In addition, changes in the types of products and services demanded by consumers may adversely affect our merchandise sales and gross margin. Additionally, negative publicity or perception surrounding gasoline suppliers could adversely affect their reputation and brand image, which may negatively affect our gasoline sales and gross margin. Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands and preferences while continuing to sell products and services that remain relevant to the consumer and thus will positively impact overall retail gross margin.

Similarly, advanced technology, improved fuel efficiency and increased use of “green” automobiles (e.g., those automobiles that do not use gasoline or that are powered by hybrid engines) would reduce demand for gasoline. Developments regarding climate change and the effects of greenhouse gas emissions on climate change and the environment may lead to increased use of “green” automobiles. Consequently, attitudes toward gasoline and its relationship to the environment may significantly affect our sales and ability to market our products. Reduced consumer demand for gasoline could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations and earnings have been and will continue to be affected by worldwide political developments.

Many governments, including those that are members of the Organization of Petroleum Exporting Countries (“OPEC”), unilaterally intervene at times in the orderly market of petroleum and natural gas produced in their countries through such actions as setting prices, determining rates of production, and controlling who may buy and sell the production. In addition, prices and availability of petroleum, natural gas and refined products could be influenced by political unrest and by various governmental policies to restrict or increase petroleum usage and supply. Other governmental actions that could affect our operations and earnings include tax changes, royalty increases and regulations concerning: currency fluctuations, protection and remediation of the environment, concerns over the possibility of global warming being affected by human activity including the production and use of hydrocarbon energy, restraints and controls on imports and exports, safety, and relationships between employers and employees. As a retail gasoline marketing company, we are significantly affected by these factors. Because these and other factors are subject to changes caused by governmental and political considerations and are often made in response to changing internal and worldwide economic conditions and to actions of other governments or specific events, it is not practical to attempt to predict the effects of such factors on our future operations and earnings.

Our business is subject to operational hazards and risks normally associated with the marketing of petroleum products.

We operate in many different locations around the United States. The occurrence of an event, including but not limited to acts of nature such as hurricanes, floods, earthquakes and other forms of severe weather, and mechanical equipment failures, industrial accidents, fires, explosions, acts of war and intentional terrorist attacks could result in damage to our facilities, and the resulting interruption and loss of associated revenues; environmental pollution or contamination; and personal injury, including death, for which we could be deemed to be liable, and which could subject us to substantial fines and/or claims for punitive damages.

We store gasoline in storage tanks at our retail sites. Our operations are subject to significant hazards and risks inherent in storing gasoline. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally imposed fines or cleanup obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our assets such as gasoline terminals and certain retail fueling stations lie near the U.S. coastline and are vulnerable to hurricane and tropical storm damages, which may result in shutdowns. The U.S. hurricane season runs from June through November, but the most severe storm activities usually occur in late summer, such as with Hurricanes Katrina and Rita in 2005. Although we expect to maintain insurance for certain of these risks as described below, due to policy deductibles and possible coverage limits, weather-related risks are not fully insured.

We are subject to various environmental laws and regulations, which could expose us to significant expenditures, liabilities or obligations and reduce product demand.

We are subject to stringent federal, state and local environmental laws and regulations governing, among other things, the generation, storage, handling, use and transportation of petroleum products and hazardous materials; the emission and discharge of such substances into the environment; the content and characteristics of fuel products; the process safety of our facilities; and human health and safety. Pursuant to such environmental laws and regulations, we are also required to obtain permits from governmental authorities for certain of our operations. While we strive to abide by these requirements, we cannot assure you that we have been or will be at all times in compliance with such laws, regulations and permits. If we violate or fail to comply with these requirements, we could be subject to litigation, fines or other sanctions. Environmental requirements, and the enforcement and interpretation thereof, change frequently and have generally become more stringent over time. Compliance with existing and future environmental laws, regulations and permits may require significant expenditures. In addition, to the extent fuel content and characteristic standards increase our wholesale purchase costs, we may be adversely affected if we are unable to recover such costs in our pricing.

We could be subject to joint and several as well as strict liability for environmental contamination, without regard to fault or the legality of our conduct. In particular, we could be liable for contamination relating to properties that we own, lease or operate or that we or our predecessors previously owned, leased or operated. Substantially all of these properties have or in the past had storage tanks to store motor fuel or petroleum products. Leaks from such tanks may impact soil or groundwater and could result in substantial cleanup costs. We could also be held responsible for contamination relating to third-party sites to which we or our predecessors have sent hazardous materials. In addition to potentially significant investigation and remediation costs, any such contamination, leaks from storage tanks or other releases of hazardous materials can give rise to claims from governmental authorities and other third parties for fines or penalties, natural resource damages, personal injury and property damage.

Our business is also affected by fuel economy standards and greenhouse gas (“GHG”) vehicle emission reduction measures. As such fuel economy and GHG reduction requirements become more stringent over time, consumer demand for our products may be adversely affected. In addition, some of our facilities are subject to GHG regulation. We are currently required to report annual GHG emissions from certain of our operations, and additional GHG emission-related requirements that may affect our business have been finalized or are in various phases of discussion or implementation. Any existing or future GHG emission requirements could result in increased operating costs and additional compliance expenses.

Our expenditures, liabilities and obligations relating to environmental matters could have a material adverse effect on our business, product demand, reputation, results of operations and financial condition.

Future tobacco legislation, campaigns to discourage smoking, increases in tobacco taxes and wholesale cost increases of tobacco products could have a material adverse impact on our retail operating revenues and gross margin.

Sales of tobacco products have historically accounted for an important portion of our total sales of convenience store merchandise. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as future legislation and national and local campaigns to discourage smoking in the United States, may have an adverse effect on the demand for tobacco products, and therefore reduce our revenues and profits. Competitive pressures in our markets can make it difficult to pass price increases on to our customers. These factors could materially and adversely affect our retail price of cigarettes, cigarette unit volume and sales, merchandise gross margin and overall customer traffic. Reduced sales of tobacco products or smaller gross margins on the sales we make could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Currently, major cigarette manufacturers offer substantial rebates to retailers. We include these rebates as a component of our gross margin. In the event these rebates are no longer offered, or decreased, our profit from cigarette sales will decrease accordingly. In addition, reduced retail display allowances on cigarettes offered by cigarette manufacturers would negatively affect gross margins. These factors could materially affect our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross margin and overall customer traffic, which could in turn have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our retail operations are subject to extensive government laws and regulations, and the cost of compliance with such laws and regulations can be material.

Our retail operations are subject to extensive local, state and federal governmental laws and regulations relating to, among other things, the sale of alcohol, tobacco and money orders, employment conditions, including minimum wage requirements, and public accessibility requirements. The cost of compliance with these laws and regulations can have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with local, state and federal laws and regulations to which our operations are subject may result in penalties and costs that could adversely affect our business, financial condition, results of operations and cash flows.

In certain areas where our retail sites are located, state or local laws limit the retail sites’ hours of operation or their sale of alcoholic beverages, tobacco products, possible inhalants and lottery tickets, in particular to minors. Failure to comply with these laws could adversely affect our revenues and results of operations because these state and local regulatory agencies have the power to revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of these products or to seek other remedies, such as the imposition of fines or other penalties.

Regulations related to wages also affect our business. Any appreciable increase in the statutory minimum wage would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition, results of operations and cash flows.

Further, although we are still evaluating what effect, if any, U.S. health care reform legislation may have on our business, a requirement to provide additional health insurance benefits to our employees, or health insurance coverage to additional employees, would likely increase our costs and expenses, and such increases could be significant enough to materially affect our business, financial condition, results of operations and cash flows.

Any changes in the laws or regulations described above that are adverse to us and our properties could affect our operating and financial performance. In addition, new regulations are proposed from time to time which, if adopted, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Future consumer or other litigation could adversely affect our business, financial condition, results of operations and cash flows.

Our retail operations are characterized by a high volume of customer traffic and by transactions involving a wide array of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, we have been, and may in the future be from time to time, involved in lawsuits seeking cash settlements for alleged personal injuries, property damages and other business-related matters, as well as energy content, off-specification gasoline, products liability and other legal actions in the ordinary course of our business. While these actions are generally routine in nature and incidental to the operation of our business, if our assessment of any action or actions should prove inaccurate, our business, financial condition, results of operations and cash flows could be adversely affected. For more information about our legal matters, see Note 18 “Contingencies” to the audited consolidated and combined historical financial statements for the three years ended December 31, 2013 and Note 14 “Contingencies” to the unaudited consolidated and combined historical financial statements for the three months ended March 31, 2014 included in this prospectus. Further, adverse publicity about consumer or other litigation may negatively affect us, regardless of whether the allegations are true, by discouraging customers from purchasing gasoline or merchandise at our retail sites.

We rely on our IT systems and network infrastructure to manage numerous aspects of our business, and a disruption of these systems could adversely affect our business.

We depend on our IT systems and network infrastructure to manage numerous aspects of our business and provide analytical information to management. These systems are an essential component of our business and growth strategies, and a serious disruption to them could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, security breaches and computer viruses, which could result in a loss of sensitive business information, systems interruption or the disruption of our business operations. To protect against unauthorized access or attacks, we have implemented infrastructure protection technologies and disaster recovery plans, but there can be no assurance that a technology systems breach or systems failure, which may occur and go undetected, will not have a material adverse effect on our financial condition or results of operations.

Our business and our reputation could be adversely affected by the failure to protect sensitive customer, employee or vendor data or to comply with applicable regulations relating to data security and privacy.

In the normal course of our business as a gasoline and merchandise retailer, we obtain large amounts of personal data, including credit and debit card information from our customers. While we have invested significant amounts in the protection of our IT systems and maintain what we believe are adequate security controls over individually identifiable customer, employee and vendor data provided to us, a breakdown or a breach in our systems that results in the unauthorized release of individually identifiable customer or other sensitive data could nonetheless occur and have a material adverse effect on our reputation, operating results and financial condition. Such a breakdown or breach could also materially increase the costs we incur to protect against such risks. Also, a material failure on our part to comply with regulations relating to our obligation to protect such sensitive data or to the privacy rights of our customers, employees and others could subject us to fines or other regulatory sanctions and potentially to lawsuits.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

Risks Relating to the Notes

Our ability to meet our payment obligations under the notes and our other debt depends on our ability to generate significant cash flow in the future.

Our ability to meet our payment and other obligations under our debt instruments including the notes, depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control, including those described elsewhere in these “Risk Factors.” We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our credit facilities or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

Despite our current indebtedness levels, we may be able to incur substantially more debt. This could exacerbate further the risks associated with our leverage.

We and our subsidiaries may incur substantial additional indebtedness, including secured indebtedness, in the future, subject to the terms of the Indenture (as defined in “Description of the Exchange Notes”) and our credit facilities that limit our ability to do so. Such additional indebtedness may include additional notes, which will also be guaranteed by the guarantors, to the extent permitted by the Indenture and our credit facilities. Although the Indenture limits our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. In addition, the Indenture does not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

The notes will be effectively subordinated to Murphy Oil USA’s and the guarantors’ existing and future secured indebtedness, including indebtedness under the credit facilities.

The notes are unsecured and rank behind all of Murphy Oil USA’s and the guarantors’ existing and future secured indebtedness, including indebtedness under the credit facilities, to the extent of the value of the collateral securing such indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, or reorganization or similar proceeding relating to us or our property, the holders of secured debt, including the lenders under the credit facilities, will be entitled to exercise the remedies available to a secured lender under applicable law and to be paid in full from the assets securing that secured debt before any payment may be made with respect to the notes. In that event, because the notes will not be secured by any of our or the guarantors’ assets, it is possible that there will be no assets from which claims of holders of the notes can be satisfied or, if any assets remain, that the remaining assets will be insufficient to satisfy those claims in full. If the value of such remaining assets is less than the aggregate outstanding principal amount of the notes and all other debt ranking pari passu with the notes, we may be unable to fully satisfy our obligations under the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing such debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

Murphy Oil USA’s obligations under the credit facilities are guaranteed by Murphy USA and certain of Murphy USA’s domestic subsidiaries. The credit facilities and these guarantees are secured by a perfected first-priority security interest in (subject to certain customary permitted liens) all of the accounts (including trade and credit card accounts receivable) and related assets, inventory and cash and cash accounts (and any securities accounts) of Murphy USA, Murphy Oil USA, and the guarantors and equity interests in Murphy Oil USA and certain restricted subsidiaries of Murphy USA and all proceeds of the foregoing. Although we have no secured debt outstanding as of the date of this prospectus, borrowing capacity for senior secured debt is available under the credit facilities. Our borrowing base following the first quarter of 2014 is approximately $328 million based on March 31, 2014 balance sheet information. In addition, the credit facilities provide for a $200 million uncommitted incremental facility, subject to the consent of the lenders therefor, all of which would be secured debt. Further, the terms of the notes permit us to incur secured indebtedness pursuant to other credit facilities or otherwise, subject to the restrictions on debt incurrence and liens provided for in the notes and the credit facilities. Your notes will be effectively subordinated to any such secured indebtedness.

Not all of Murphy USA’s subsidiaries will guarantee the notes.

The notes are not guaranteed by any subsidiaries that are not or will not become guarantors or borrowers under the credit facilities, which includes any of Murphy USA’s non-U.S. subsidiaries (of which there are none as of March 31, 2014) and Murphy USA’s subsidiary that own and operate the remaining ethanol production facility in Hereford, Texas, for which the Company is currently considering strategic alternatives as described in “Business”. Murphy Oil USA’s non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or the guarantees or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event that any of Murphy Oil USA’s non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt, and its trade creditors generally, will be entitled to payment on their claims from the assets of such non-guarantor subsidiary before any of those assets are made available to us or any guarantor. Consequently, your claims in respect of the notes will be structurally subordinated to all of the third-party liabilities, including trade payables, of all of our subsidiaries that are not guarantors.

As of March 31, 2014, Murphy Oil USA’s non-guarantor subsidiaries had approximately $5.4 million of outstanding liabilities to third parties (which excludes intercompany indebtedness but includes trade payables), all of which would structurally rank senior to the notes. In addition, for the fiscal year ended December 31, 2013, Murphy Oil USA’s non-guarantor subsidiaries generated approximately $269.3 million, or 1.5%, of our revenues. These non-guarantor subsidiaries had $80.9 million of net income for the same period which included income from discontinued operations of $78.7 million.

Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.

The issuance of the notes may be subject to review under applicable bankruptcy law or relevant fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes were issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the issuer:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our presently existing or future debt or take other actions detrimental to you.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground. Because the proceeds from the issuance of the notes were used to pay a dividend to Murphy Oil Corporation, a court could conclude that the notes were issued for less than reasonably equivalent value or fair consideration.

The guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for the benefit of Murphy Oil USA and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes.

Because a guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from that guarantor.

The notes have the benefit of a guarantee by the guarantors. However, the guarantee by each guarantor is limited to the maximum amount that it is permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of its other obligations. A court could also find any such limitation on the maximum amount of a guarantee to be ineffective or unenforceable and, under federal or state fraudulent conveyance statutes, void the obligations under the guarantee or further subordinate it to all other obligations of such guarantor. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision to be ineffective in that case, and held the guarantees to be fraudulent transfers and voided them in their entirety.

The guarantee of a guarantor (other than Murphy USA) will be suspended in certain circumstances when the notes are investment-grade rated, and will automatically terminate under certain circumstances, including if such guarantor is permanently released from its guarantee, and is not a borrower, under the credit facilities. Under any of these circumstances, you will not have the right to cause that subsidiary to perform under its guarantee.

We may be unable to repurchase the notes upon a Change of Control.

The terms of the notes require us to make an offer to repurchase the notes upon the occurrence of a Change of Control (as defined in “Description of the Exchange Notes”) at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The occurrence of a Change of Control would cause an event of default under the credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer (as defined in “Description of the Exchange Notes”). It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Offer to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the Indenture. An event of default could cause any other debt that we may have at that time to become automatically due and payable, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the Exchange Notes—Change of Control.”

The terms of our credit facilities and the Indenture governing the notes include covenants that could restrict or limit our financial and business operations.

Our credit facilities and the Indenture governing the notes include restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock or make certain other restricted payments;

•	sell assets, including capital stock of the restricted subsidiaries;

•	restrict dividends and other payments by restricted subsidiaries;

•	create liens or use assets as security in other transactions;

•	engage in certain sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers and consolidations, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets.

These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. Additionally, our ability to comply with these covenants may be affected by events beyond our control, including general economic and credit conditions and industry downturns, and the other factors described in these “Risk Factors.”

If we fail to comply with the covenants in our credit facilities and are unable to obtain a waiver or amendment, an event of default would result, and the lenders could, among other things, declare outstanding amounts due and payable, refuse to lend additional amounts to us, and require deposit of cash collateral in respect of outstanding letters of credit, which may trigger a cross-default on the notes. If we were unable to repay or pay the amounts due under the credit facilities, the lenders could, among other things, proceed against the collateral granted to them to secure such indebtedness, which would reduce the amount of cash-generating assets available to service interest payments on the notes or pay the principal thereon when due and/or reduce the pool of assets available to noteholders in a bankruptcy situation.

Many of the restrictive covenants contained in the Indenture will not apply if the notes are rated investment grade by Moody’s and S&P and no event of default has occurred and is continuing.

Many of the covenants in the Indenture governing the notes will not apply if the notes are rated investment grade (as defined in “Description of the Exchange Notes”) by Moody’s and S&P, provided that at such time no event of default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Exchange Notes—Certain Covenants.”

Changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;

•	our financial condition, financial performance and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the new notes.

In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were approximately $489 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds, together with borrowings under our credit facilities, to finance, in part, a cash dividend of $650 million to Murphy Oil Corporation in connection with the Separation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes, (2) interest and expense on indebtedness, excluding capitalized interest and (3) the interest portion of rentals. Fixed charges were calculated by adding interest and expense on indebtedness, excluding capitalized interest and the interest portion of rentals.

The following ratios reflect the combined operations of Murphy USA prior to the Separation, which was completed on August 30, 2013 and the consolidated operations of Murphy USA for all periods presented subsequent to the Separation.

Three months ended March 31,	Year ended December 31,
2014	2013	2012	2011	2010	2009

2.4x	15.4x	42.0x	79.0x	31.5x	15.8x

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

The following selected consolidated and combined financial data reflect the combined operations of Murphy USA prior to the Separation, which was completed on August 30, 2013. We derived the selected consolidated and combined income statement data for the years ended December 31, 2013, 2012 and 2011, and the selected consolidated and combined balance sheet data as of December 31, 2013 and 2012, as set forth below, from Murphy USA’s audited consolidated and combined financial statements, which are included elsewhere in this prospectus. We derived the selected combined income statement data for the years ended December 31, 2009 and 2010, and the selected combined balance sheet data as of December 31, 2011 and 2010, from Murphy USA’s audited combined financial statements, which are not included in this prospectus. We derived the selected combined balance sheet data as of December 31, 2009 from Murphy USA’s underlying financial records, which were derived from the financial records of Murphy Oil, and which are not included in this prospectus. We derived the selected consolidated and combined income statement data for the three months ended March 31, 2014 and 2013 and the selected consolidated balance sheet data as of March 31, 2014, from the unaudited consolidated and combined financial statements of Murphy USA, which are included elsewhere in this prospectus. The historical results do not necessarily indicate the results expected for any future period. Net sales and other operating revenues amounts below include excise taxes collected on behalf of and remitted to various governmental entities in each year presented. Also, in the years ended December 31, 2009 to December 31, 2011, the difference between income from continuing operations and net income relates to the discontinued operations of the Meraux, Louisiana and Superior, Wisconsin refineries sold in late 2011. In addition, the selected consolidated and combined financial statements reflect the sale of our ethanol facility in Hankinson, North Dakota as discontinued operations for all periods presented.

You should read the selected consolidated and combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated and combined financial statements and accompanying notes included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(Thousands of dollars, except per share data and ratios)	2014	2013	2013	2012	2011	2010	2009
Results of Operations for the Period
Net sales and other operating revenues	$4,164,334	$4,357,992	$18,083,335	$19,301,308	$18,919,216	$15,356,057	$12,954,868
Net cash provided by operating activities	$112,837	$91,439	$356,698	$237,427	$188,373	$355,883	$434,377
Income from continuing operations	$8,852	$20,554	$156,326	$86,414	$187,853	$126,069	$36,250
Net income (loss)	$9,633	$22,047	$235,033	$83,568	$324,020	$157,441	$65,180
Per Common Share—diluted (1)
Income (loss) from continuing operations	$0.19	$0.44	$3.34	$1.85	$4.02	$2.70	$0.78
Income (loss) from discontinued operations	$0.02	$0.03	$1.68	$(0.06)	$2.91	$0.67	$0.62
Net income (loss)	$0.21	$0.47	$5.02	$1.79	$6.93	$3.37	$1.39

Capital Expenditures for the Period (2)
Marketing	$22,904	$63,273	$162,051	$103,152	$77,481	$176,882	$70,951
Corporate and other	835	4,200	9,402	1,344	22,338	4	—

Subtotal	$23,739	$67,473	$171,453	$104,496	$99,819	$176,886	$70,951
Discontinued operations	—	40	519	7,097	361	4,812	—

Total capital expenditures	$23,739	$67,513	$171,972	$111,593	$100,180	$181,698	$70,951

Financial condition at Period End
Net property, plant and equipment	$1,194,373	$1,218,103	$1,190,723	$1,169,960	$1,196,323	$1,166,169	$1,000,797
Total assets (at period end)	$1,888,965	$1,859,773	$1,881,242	$1,992,465	$1,784,983	$2,978,753	$2,534,544
Long term debt (at period end)	$530,295	$1,112	$547,578	$1,124	$1,170	$1,213	$83,253
Stockholders’ equity/net parent investment	$668,180	$1,120,946	$656,336	$1,104,451	$1,118,947	$1,808,150	$1,543,824

(1)	For the years ended December 31, 2009 through December 31, 2012, the number of diluted shares used at period end for the calculation is based on the number of shares issued at the date of the Separation from Murphy Oil on August 30, 2013.
(2)	Does not include acquisition of ethanol plant assets in 2009 and 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

Management’s Discussion and Analysis of Results of Operations and Financial Condition (“Management’s Discussion and Analysis”) is the Company’s analysis of its financial performance and of significant trends that may affect future performance. It should be read in conjunction with the audited and unaudited consolidated and combined financial statements and notes included in this prospectus. It contains forward-looking statements including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The Company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Company’s disclosures under “ Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

For purposes of this Management’s Discussion and Analysis, references to “Murphy USA”, the “Company”, “we”, “us” and “our” refer to Murphy USA Inc. and its subsidiaries on a consolidated basis. For periods prior to completion of the Separation from Murphy Oil Corporation (“Murphy Oil”), these terms refer to Murphy Oil’s U.S. retail marketing business and other assets and liabilities that were contributed to Murphy USA in connection with the Separation, including an allocable portion of Murphy Oil’s corporate costs, on a combined basis.

Management’s Discussion and Analysis is organized as follows:

•	Executive Overview—This section provides an overview of our business and the results of operations and financial condition for the periods presented. It includes information on the basis of presentation with respect to the amounts presented in this Management’s Discussion and Analysis and a discussion of the trends affecting our business.

•	Results of Operations—This section provides an analysis of our results of operations, including the results of our business segments for the three years ended December 31, 2013 and the results of our one operating segment for the three months ended March 31, 2014 and March 31, 2013.

•	Capital Resources and Liquidity—This section provides a discussion of our financial condition and cash flows as of and for the three years ended December 31, 2013 and as of and for the three months ended March 31, 2014 and March 31, 2013. It also includes a discussion of our capital structure and available sources of liquidity.

•	Critical Accounting Policies—This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Executive Overview

Our Business and Separation from Murphy Oil

Our business primarily consists of the U.S. retail marketing business that was separated from Murphy Oil, our former parent company, plus our remaining ethanol production facility in Hereford, Texas, and other assets, liabilities and operating expenses of Murphy Oil that are associated with supporting the activities of the U.S. retail marketing operations. The Separation was completed on August 30, 2013 through the distribution of 100% of the outstanding capital stock of Murphy USA to holders of Murphy Oil common stock on the record date of August 21, 2013. Murphy Oil stockholders of record received one share of Murphy USA common stock for every four shares of Murphy Oil common stock. The Separation was completed in accordance with a separation and distribution agreement entered into between Murphy Oil and Murphy USA. Following the Separation, Murphy USA is an independent, publicly traded company, and Murphy Oil retains no ownership interest in Murphy USA.

We market refined products through a network of retail gasoline stations and unbranded wholesale customers. Our owned retail stations are almost all located in close proximity to Walmart stores and use the brand name Murphy USA®. We also market gasoline and other products at standalone stations under the Murphy Express brand. At March 31, 2014, we had a total of 1,214 Company stations in 23 states, principally in the Southwest, Southeast and Midwest United States.

In conjunction with the Separation, Murphy Oil received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not result in any taxable income, gain or loss to Murphy Oil, except for taxable income or gain arising as a result of certain intercompany transactions, and no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of Murphy Oil common stock upon their receipt of shares of Murphy USA common stock in the distribution, except with respect to cash received in lieu of fractional shares of Murphy USA common stock.

Basis of Presentation

Murphy USA was incorporated in March 2013 in contemplation of the Separation, and until the Separation was completed on August 30, 2013, it had not commenced operations and had no material assets, liabilities or commitments. Accordingly, the financial information presented in this Management’s Discussion and Analysis and the accompanying consolidated and combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Murphy Oil subsidiaries and certain assets, liabilities, and operating expenses of Murphy Oil that comprise Murphy USA, as described above, as if such companies and accounts had been combined for all periods presented prior to August 30, 2013.

The assets and liabilities in these consolidated and combined financial statements for the periods presented have been reflected on a historical basis. Any periods presented that include dates prior to August 30, 2013 are periods when all of the assets and liabilities shown were 100 percent owned by Murphy Oil at December 31, 2012 and represented operations of Murphy USA prior to the Separation. For the period prior to Separation, the consolidated and combined statements of income also include expense allocations for certain corporate functions historically performed by Murphy Oil, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification, headcount or computer utilization. Murphy USA’s management believes the assumptions underlying the consolidated and combined financial statements, including the assumptions regarding allocating general corporate expenses from Murphy Oil, are reasonable. However, these consolidated and combined financial statements may not include all of the actual expenses that would have been incurred had the Company been a stand-alone company during the period prior to Separation and may not reflect the combined results of operations, financial position and cash flows had the Company been a stand-alone company during the entirety of the periods presented.

Actual costs that would have been incurred if Murphy USA had been a stand-alone company would depend upon multiple factors, including organizational structure and strategic decisions made in operational areas, including information technology and infrastructure.

Subsequent to the Separation, Murphy Oil continues to perform certain of these corporate functions on our behalf, for which we are charged a fee in accordance with the Transition Services Agreement entered into between Murphy Oil and Murphy USA on August 30, 2013 (the “Transition Services Agreement”). There are also some services that are performed by Murphy USA on behalf of Murphy Oil and these are also being handled in accordance with the Transition Services Agreement.

The consolidated financial statements reflect our financial results as an independent company for all periods subsequent to the Separation while the combined financial statements reflect the combined financial results of Murphy Oil’s U.S. retail marketing business for all periods prior to the Separation.

Trends Affecting Our Business

Our operations are significantly impacted by the gross margins we receive on our fuel sales. These gross margins are commodity-based, change daily and are volatile. While we expect our total fuel sales volumes to grow, as discussed further below, we have experienced pressure on gross margins over the recent months, and although we expect this pressure to subside, gross margins can change rapidly due to many factors. These factors include, but are not limited to, the price of refined products, interruptions in supply caused by severe weather, severe refinery mechanical failures for an extended period of time, and competition in the local markets in which we operate. In addition, our ethanol production operations are impacted by the price of corn, and may be affected by future droughts and by ethanol demand levels in the United States which can be impacted by foreign imports and Federal and state regulations.

The cost of our main sales products, gasoline and diesel, is greatly impacted by the cost of crude oil in the United States. Generally, rising prices for crude oil increase the Company’s cost for wholesale fuel products purchased. When wholesale fuel costs rise, the Company is not always able to immediately pass these price increases on to its retail customers at the pump, which in turn squeezes the Company’s sales margin. Also, rising prices tend to cause our customers to reduce discretionary fuel consumption, which tends to reduce our fuel sales volumes. NYMEX crude oil futures as of early 2014 have shown declining U.S. crude oil prices throughout the remainder of the year. Margins for U.S. retail marketing have weakened in the first quarter of 2014 versus the averages achieved in the first quarter of 2013. Ethanol margins, however, have reached historical highs towards the end of the first quarter 2014 but have moderated early in the second quarter.

In addition, our revenues are impacted by our ability to leverage our diverse supply infrastructure in pursuit of obtaining the lowest cost of fuel supply available; for example, activities such as blending bulk fuel with ethanol and bio-diesel to capture and subsequently sell Renewable Identification Numbers (“RINs”). Under the Energy Policy Act of 2005, the Environmental Protection Agency (“EPA”) is authorized to set annual quotas establishing the percentage of motor fuels consumed in the United States that must be attributable to renewable fuels. Companies that blend fuels are required to demonstrate that they have met any applicable quotas by submitting a certain amount of RINs to the EPA. RINs in excess of the set quota (as well as RINs generated by companies such as ours that are not subject to quotas) can then be sold in a market for RINs at then-prevailing prices. The market price for RINs fluctuates based on a variety of factors, including but not limited to governmental and regulatory action. In recent historical periods, we have benefited from our ability to attain RINs and sell them at favorable prices in the market. The increase in RIN values and ensuing changes to our supply mix resulted in higher RIN revenues in 2013 versus 2012. However, beginning in the latter part of the third quarter of 2013 and into the first quarter of 2014, we have observed declining or steady RIN prices. Our business model does not depend on our ability to generate revenues from RINs. Revenue from the sales of RINs is included in “Ethanol sales and other” in the Consolidated and Combined Statements of Income.

In August 2013, in connection with the Separation, we incurred $650 million of new debt from the issuance of senior secured notes and borrowings under the credit facilities, which we used to finance a cash dividend to Murphy Oil immediately prior to the Separation. We believe that we will continue to generate sufficient cash from operations to fund our ongoing operating requirements. We expect to use the credit facilities to provide us with available financing intended to meet any ongoing cash needs in excess of internally generated cash flows. To the extent necessary, we will borrow under these facilities to fund our ongoing operating requirements. At March 31, 2014, we have additional available capacity under the committed $450 million credit facilities (subject to periodic borrowing base limitations), together with capacity under a $200 million incremental uncommitted facility. There can be no assurances, however, that we will generate sufficient cash from operations or be able to draw on the credit facilities, obtain commitments for our incremental facility and/or obtain and draw upon other credit facilities.

On December 21, 2012, we signed an agreement with Walmart providing for the potential purchase of land to develop approximately 200 new Company stations located adjacent to existing Walmart stores in Walmart’s core market area covering the Southwest, Southeast, and Midwest United States. The construction program is expected to be completed over the next few years. In connection with this agreement, we expect to incur additional station operating and depreciation expenses due to the addition of new stores. However, we can provide no assurance that we will develop all or any of the sites as contemplated under the agreement. See “Risk Factors – Risks Relating to Our Business—Our ability to continue to generate revenue and operating income depends on our continued relationship with Walmart” in this prospectus. The Company currently anticipates total capital expenditures (including purchases of Walmart properties and other land for future developments) for the full year 2014 to be approximately $205 million. We intend to fund our capital program in 2014 primarily using operating cash flow, but will supplement funding where necessary using borrowings under available credit facilities.

We believe that our business will continue to grow in the future as we expect to build additional locations in close proximity to Walmart stores and other locations. The pace of this growth is continually monitored by our management, and these plans can be altered based on operating cash flows generated and the availability of debt facilities.

Seasonality

Our business has inherent seasonality due to the concentration of our retail sites in certain geographic areas, as well as customer activity behaviors during different seasons. In general, sales volumes and operating incomes are highest in the second and third quarters during the summer activity months and lowest during the winter months. As a result, operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Business Segments

Our business is organized into one operating segment: Marketing. The Marketing segment includes our retail marketing sites and product supply and wholesale assets. Prior to December 2013, we also had an Ethanol segment which consisted of our ethanol production facilities located in Hankinson, North Dakota and in Hereford, Texas. After the Hankinson facility was sold in December 2013, we reassessed our segments and due to its small size, we have included the remainder of the former Ethanol segment in the prior “Corporate” section which has been renamed “Corporate and other assets”. Therefore, we have restated our segments for all prior periods to reflect one remaining reporting segment, Marketing. The Hereford facility began operations in early 2011 and we wrote down the carrying value at this facility at year end 2012 due to expectations at that time of continued weak margins in the future. We are currently considering strategic alternatives for the remaining Hereford ethanol facility. As part of this effort, we are evaluating various factors including the appropriate timing and market conditions to maximize value in any potential sale; however, a final decision has not yet been determined and this remaining ethanol asset does not meet the criteria for “held for sale” presentation at this time. Therefore, historical financial results for the Hereford plant are included in continuing operations for all periods presented.

For operating segment information, see Note 20 “Business Segments” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2013 and Note 15 “Business Segments” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 31, 2014.

Results of Operations

Consolidated and Combined Results

For the three month period ended March 31, 2014, the Company reported net income of $9.6 million or $0.21 per diluted share on revenue of $4.16 billion. Net income was $22.0 million for the comparable period in 2013 or $0.47 per diluted share on $4.36 billion in revenue.

For the year ended December 31, 2013, the Company reported net income of $235.0 million or $5.02 per diluted share on revenue of $18.08 billion. Net income was $83.6 million for 2012 or $1.79 per diluted share on $19.30 billion in revenue.

A summary of the Company’s earnings by business segment follows:

(thousands of dollars)	Three Months Ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
Marketing	$13,761	$23,387	$164,013	$139,583	$188,907
Corporate and other assets	(4,909)	(2,833)	(7,687)	(53,169)	(1,054)

Subtotal	8,852	20,554	156,326	86,414	187,853
Discontinued operations	781	1,493	78,707	(2,846)	136,167

Net income	$9,633	$22,047	$235,033	$83,568	$324,020

Net income for the three months ended March 31, 2014 decreased compared to the same period in 2013 primarily due to:

•	Lower fuel margin per gallon in the current year quarter compared to the prior year quarter

•	Slightly higher operating expenses in total due to overall store growth since the first quarter of 2013

The items below helped to partially offset the decline in earnings in the current period:

•	Income from the ethanol plant operations in the current quarter due to an improvement in gross margins versus a loss in the 2013 comparable period.

•	Higher merchandise gross margin dollars in first quarter 2014 compared to the prior period.

Net income for the year ended December 31, 2013 increased compared to the prior year primarily due to:

•	Increased prices for RINs in the 2013 period over the prior year;

•	Income in our remaining ethanol plant operations due to lower corn costs caused by the favorable weather and harvest conditions in the current year along with higher ethanol prices;

•	Slightly improved fuel margins in our retail marketing business; and

•	Sale of Hankinson ethanol subsidiary in December 2013 generated a large gain in discontinued operations.

Net income for 2012 decreased compared to the prior year primarily due to:

•	Weaker fuel margins in our retail marketing business;

•	Losses incurred in our ethanol plant operations due to high corn costs caused by the drought combined with lower ethanol prices and asset impairment charges associated with one of our ethanol plants; and

•	Income from discontinued operations associated with the former refining assets sold in late 2011 did not recur.

Three Months Ended March 31, 2014 versus Three Months Ended March 31, 2013

Revenues for the three months ended March 31, 2014 decreased $193.7 million, or 4.4%, compared to the same period of 2013. Significant items impacting these results included a decline in the price of retail fuel of $0.21 per gallon, which was partially offset by an increase in total retail fuel volumes sold of 3.4%.

Total cost of sales decreased $181.2 million, or 4.4%, compared to the same period of 2013. This decline is primarily due to a decrease in the price of motor fuel paid to acquire fuel for both the retail and wholesale locations and higher margins on certain merchandise categories in the 2014 quarter. Partially offsetting this decline was an increase in cost of sales for the increased store count in the current period compared to the prior year.

Selling, general and administrative expenses for the current quarter have declined $4.2 million. The primary reason for the decrease is that the 2013 period contained higher employee related costs allocated from Murphy Oil that did not repeat in the current quarter.

Interest expense is higher in the first quarter 2014 compared to 2013 due to the issuance in mid-August 2013 of the $500 million Senior Notes and the borrowing of a $150 million term loan under our credit facilities, which had a remaining balance of $55 million at March 31, 2014. As these borrowings did not exist in the prior period, there is a large increase in interest expense resulting from these transactions.

Income tax expense decreased in the period primarily due to the decrease in pre-tax earnings. The tax rate is at 38.8% for the current period and 41.1% for the 2013 period. The 2013 period effective rate is higher due to the mix of income/loss and the jurisdictions where it arose, which had the effect of raising the effective rate.

2013 versus 2012

Revenues for the year ended December 31, 2013 decreased $1.22 billion, or 6.3%, compared to 2012. Significant items impacting these results include a decline in the price of retail fuel of 9.9 cents per gallon (cpg), one less month of the Walmart $0.10/$0.15 per gallon discount program, a less favorable wholesale price environment during the year and overall weaker consumer demand partially offset by an increase in total retail fuel volumes sold of 0.8% which is partially attributable to an increased store count.

Cost of sales on a combined basis decreased $1.31 billion, or 7.1%, compared to 2012. This decline is primarily due to a decrease in the purchase price of motor fuel for both the retail and wholesale locations. Partially offsetting this decline was an increase in cost of sales for the increased store count in the current year.

Selling, general and administrative expenses for the current year have increased $19.9 million, however this number includes $15.4 million of spin related and other one-time, non-recurring charges. The remainder of the selling, general and administrative cost increases is due primarily to higher allocations of corporate charges from Murphy Oil for the 2013 period compared to the 2012 period for the periods prior to the Separation.

Interest expense is higher in 2013 compared to 2012 due to the issuance in mid-August 2013 of the $500 million Senior Notes to partially fund the cash dividend to Murphy Oil of $650 million paid at the completion of the Separation. In addition, concurrent with the Separation, the Company borrowed $150 million in a term loan under its credit facilities, of which we repaid $80 million in the fourth quarter of 2013. As these borrowings did not exist in the prior year, there is a large increase in interest expense that is in line with the transactions closed by management pre-spin.

Gain on sale of assets contains a gain of $6.0 million due to the sale of our North Dakota crude supply assets during the period. These assets were a holdover from the Superior, Wisconsin refinery that was sold in 2011 and were deemed by management to be non-core to the Company.

Income tax expense increased in the period primarily due to the increase in pre-tax earnings. The tax rate is at 39.3% for the current year and 42.5% for 2012. The 2012 effective rate is higher due to losses at the Hereford ethanol plant with no related state benefit that affected the mix of income/loss, which had the effect of raising the effective rate in 2012.

Income from discontinued operations for the current year is $78.7 million, net of tax of $42.3 million compared to a loss of $2.8 million in 2012, net of tax benefit of $1.5 million. The current year income from discontinued operations contains a gain on sale of the Hankinson ethanol facility of $52.5 million, net of tax of $28.3 million. The facility was sold in December 2013.

2012 versus 2011

Revenues for 2012 increased $382 million, or 2.0%, compared to 2011. Significant items impacting these results include an increase in the price of retail fuel of 5.0 cents per gallon (cpg) partially offset by an increase in total fuel volumes on an absolute basis. Ethanol sales at Hereford were also higher in 2012 versus 2011 by $82.9 million due to higher prices for co-products and increased sales volumes in 2012.

Cost of sales on a combined basis increased $435 million, or 2.4%, compared to 2011. This increase was primarily due to an increase in the purchase price of motor fuel for both the retail and wholesale locations combined with higher store count in 2012 due to new builds.

Station and other operating expense was higher in 2012 by $18.7 million. This growth in expenses was primarily due to the increased level of stores in 2012 because 37 sites were opened in 2012 versus 30 stores in 2011 and higher labor and benefits cost was incurred at all stores for 2012 compared to 2011.

Selling, general and administrative expenses for 2012 increased $20.0 million, due primarily to higher allocations of corporate charges from Murphy Oil for 2012 compared to 2011 prior to the Separation.

Impairment expense in 2012 was $61.0 million due to the determination at year end 2012 that the Hereford plant was impaired based on the future price curve and the results of a discounted cash flow analysis. There was no impairment expense in 2011.

Income tax expense decreased in the period primarily due to the decrease in pre-tax earnings. The tax rate is at 42.5% for 2012 and 39.6% for 2011. The 2012 effective rate is higher due to losses at the Hereford ethanol plant that affected the mix of income/loss, which had the effect of raising the effective rate in 2012.

Income from discontinued operations for 2012 is a loss of $2.8 million compared to income of $136.2 million in 2011. 2011 contained the gains on the sale of the Meraux and Superior refineries along with their operating results for that year compared to 2012 which only contained the losses incurred by the Hankinson facility.

Segment Results

Marketing

Net income in the marketing segment for the first quarter of 2014 decreased $9.6 million over the same period in 2013. The primary reason for this decrease was a significant decline in retail fuel margin in the most recent period.

Net income in the Marketing segment for 2013 increased $24.4 million, or 17.5%, over 2012. The primary reason for this increase was a significant increase in the value received from the sale of RINs in 2013, together with an increase in volumes from increased store count partially offset by retail fuel pricing pressure.

The table below shows the results for the Marketing segment for the three months ended March 31, 2014 and March 31, 2013 and for the three years ended December 31, 2013 along with certain key metrics for the segment.

(Thousands of dollars, except volume per store month and margins)	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
Revenues
Petroleum product sales	$3,594,347	$3,762,613	$15,560,317	$16,854,985	$16,586,845
Merchandise sales	502,722	515,469	2,159,466	2,144,347	2,115,567
Other	18,368	14,064	94,298	11,708	9,538

Total revenues	$4,115,437	$4,292,146	$17,814,081	$19,011,040	$18,711,950

Costs and operating expenses
Petroleum product cost of goods sold	3,500,346	3,641,231	15,009,955	16,298,316	15,961,162
Merchandise cost of goods sold	432,462	448,796	1,877,630	1,855,641	1,851,867
Station and other operating expenses	113,815	113,507	460,475	447,102	433,821
Depreciation and amortization	18,629	17,665	71,253	66,913	61,136
Selling, general and administrative	27,626	31,379	129,600	109,532	90,990
Accretion of asset retirement obligations	297	269	1,096	980	877

Total costs and operating expenses	$4,093,175	$4,252,847	$17,550,009	$18,778,484	$18,399,853

Income from operations	$22,262	$39,299	264,072	232,556	312,097

Other income (expense)
Gain (loss) on sale of assets	170	8	5,995	(1,005)	(363)
Other nonoperating income	112	17	169	91	311

Total other income (expense)	$282	$25	$6,164	$(914)	$(52)

Income from continuing operations before income taxes	22,544	39,324	270,236	231,642	312,045
Income tax expense	8,783	15,937	106,223	92,059	123,138

Income from continuing operations	$13,761	$23,387	$164,013	$139,583	$188,907

Gallons sold per store month	251,200	250,952	268,458	277,001	277,715
Fuel margin (cpg)	6.8	11.0	13.0	12.9	15.6
Fuel margin $ per store month	$16,965	$$27,612	$34,998	$35,815	$43,298
Total tobacco sales revenue per store month	$109,283	$118,999	$122,094	$127,785	$131,854
Total non-tobacco sales revenue per store month	$29,477	$27,987	$30,455	$28,644	$26,290

Total merchandise sales revenue per store month	$138,760	$146,986	$152,549	$156,429	$158,144

Merchandise margin $ per store month	$19,393	$19,012	$19,909	$21,061	$20,205
Merchandise margin as a percentage of merchandise sales	14.0%	12.9%	13.1%	13.5%	12.8%
Store count at end of period	1,214	1,172	1,203	1,165	1,128

Three Months Ended March 31, 2014 versus Three Months Ended March 31, 2013

Total chain wide retail fuel sales volumes were 910.1 million gallons for the quarter ended March 31, 2014 compared to 880.1 million gallons for the quarter ended March 31, 2013, an increase of 3.4%.

Merchandise margins in 2014 were higher than the 2013 period combined with a decrease in merchandise sales revenue per store month of 5.6%, which was mostly driven by an increased number of stores in the current period. The increase in margins in the current period is due primarily to higher margins on both tobacco and non-tobacco merchandise.

Also impacting net income positively in the first quarter 2014 was sale of RINs of $17.6 million compared to $13.3 million in the 2013 period. During the current period, 38 million RINs were sold at an average selling price of $0.47 per RIN.

Total revenues for the Marketing segment were approximately $4.1 billion in the 2014 period compared to approximately $4.3 billion in the 2013 period, a decrease of $177 million. Revenues included excise taxes collected and remitted to government authorities of $445 million in the current quarter and $443 million in the comparable period of 2013.

Total fuel sales volumes per station averaged 251,200 gallons per store month in the 2014 period, up 0.1% from 250,952 gallons per store month in the prior year same period. Fuel margin decreased 39% in the 2014 period to 6.8 cpg, compared to 11.0 cpg in the comparable prior year period. Margins were impacted during the current period by a flat to rising wholesale price environment compared to a sharp decline in the prior year quarter that was favorable to the business.

Merchandise sales decreased to $502.7 million in the current period, down 2.5% from comparable 2013 levels because of a decline in tobacco products revenue of 5.1%, which was partially offset by revenue growth of 8.8% in non-tobacco products. Merchandise margins increased 1.1%, from 12.9% in the 2013 period to 14.0% in the current year period. This improvement in margins was caused by continued improvement in non-tobacco merchandise margins due to enhanced promotions and improved pricing on cigarettes in the current period compared to the 2013 quarter when prices were lowered more aggressively.

Total product supply and wholesale margin dollars excluding RINs were $32.5 million in the 2014 period compared to $24.3 million in the same period of 2013. The 2014 amount includes a benefit of $17.8 million related to a LIFO decrement in the current quarter due to a decision to run a leaner supply chain which caused liquidation of inventories that are not expected to be restored by year-end.

Station and other operating expenses increased $0.3 million in the current period compared to 2013 levels in total but declined 1.9% on an average per store month (APSM) basis. This decrease on an APSM basis was due to lower credit card processing fees due to lower sales prices, combined with improvements in environmental expense in the 2014 period.

Depreciation expense increased $1.0 million in the 2014 period, an increase of 5.5% over the prior period. This increase was caused by more stores operating in the 2014 period compared to the prior year period.

Selling, general and administrative (SG&A) expenses decreased $3.8 million in the current quarter over the prior period. This decrease was primarily due to no repeat of certain employee benefit related charges from the former parent that occurred in the first quarter 2013. Included in the station and other operating expense and SG&A expense totals above are $4.4 million and $4.9 million of combined operating expense and SG&A costs for the three months ended March 31, 2014 and 2013, respectively for product supply and wholesale operations.

2013 versus 2012

Total fuel volumes for the years ended December 31, 2013 and 2012 were 3.80 billion gallons attributable primarily to an increased store count in the current year. However, retail fuel volumes in 2013 on an APSM basis were lower by 3.1% compared to 2012. The decline in retail volumes on an APSM was due to significantly less price volatility year over year, a decrease in the duration of the Walmart discount program year over year, and overall weaker consumer demand.

Total period revenues for the Marketing segment were approximately $17.8 billion in 2013 compared to approximately $19.0 billion in 2012, a decrease of $1.2 billion. Revenue amounts included excise taxes collected and remitted to government authorities of $1.9 billion in 2013 and $2.0 billion in 2012. Total fuel sales volumes per station averaged 268,458 gallons per month in 2013, down 3.1% from 277,001 gallons per month in the prior year. Fuel margin increased slightly in 2013 to 13.0 cpg, compared to 12.9 cpg in the prior year. The slightly higher fuel margins in the period were attributed to periods of decreasing wholesale prices, which caused margins to expand slightly from prior year levels. Total product supply and wholesale margin dollars excluding RINs were $54.2 million in the year ended December 31, 2013 period compared to $65.1 million in 2012. These product supply and wholesale margin dollars do not include $20.0 million and $18.5 million of combined operating expense and SG&A costs for the years ended December 31, 2013 and 2012, respectively. Also impacting operating income positively in the year ended December 31, 2013 was sale of RINs of $91.4 million compared to $8.9 million in the prior year. During 2013, 171 million RINs were sold at an average selling price of $0.53 per RIN.

Merchandise sales increased slightly to $2.2 billion in 2013, up $15.1 million from 2012 levels. Merchandise margins decreased 0.4%, from 13.5% in the 2012 period to 13.1% in the current year. This decline in margin was caused by pressure on certain tobacco related product margins, which was partially offset by increased sales of higher margin non-tobacco items sold in our stores. Total non-tobacco sales revenues increased 9.8% and related margin dollars increased 7.0% year over year. Categories showing the most improvement in the current year include beverages, candy, salty snacks, and lottery/lotto. On an APSM basis, total merchandise sales were down 2.5% with tobacco products down 4.5%, partially offset by a 6.3% increase in non-tobacco sales. Total margins on an APSM basis for the year were down 5.5% with tobacco margins down 10.3%, partially offset by a 3.6% increase in non-tobacco margins. Merchandise margins on an APSM basis in 2013 were slightly lower than in 2012 with a decrease in merchandise sales revenue per store month of 2.5%, which was more than offset by an increased number of stores operating in 2013.

Station and other operating expenses increased $13.4 million in the current year compared to 2012 levels, an increase of 3.0%. This increase was due to higher store counts in the 2013 period. The largest line item increases within station and other operating expenses were salaries, benefits and taxes, maintenance, and environmental charges in the 2013 period compared to the prior year, partially offset by lower credit card fees due to lower sales prices. Excluding credit card fees on an APSM basis, station and other operating expenses at the retail level only increased 1.9% over 2012 levels.

Depreciation and amortization increased $4.3 million in 2013, an increase of 6.5%. This increase was caused by more stores operating in the 2013 period compared to the prior year.

SG&A expenses increased $20.1 million in 2013 compared to 2012. This increase was primarily due to higher corporate overhead costs charged to Murphy USA by Murphy Oil for shared services during the period prior to the spin-off along with higher spin-related and other one-time, non-recurring costs of $15.4 million.

2012 versus 2011

Income from continuing operations for the marketing segment decreased $49.3 million in 2012 compared to 2011. The primary cause of this decline was lower retail fuel margins by 2.7 cpg in 2012 compared to 2011. Fuel sales volumes in 2012 were essentially flat to the prior year on an APSM basis. Total margin on sales of merchandise was up almost 10% compared to prior year as merchandise margins as a percentage of sales increased more than the decline in merchandise sales revenue, partially offset by lower sales per store month.

The marketing segment total revenues were up $299 million in 2012 to $19.0 billion compared to the 2011 amount of $18.7 billion. Revenue amounts included excise taxes collected and remitted to government authorities of $2.0 billion in 2012 and $1.8 billion in 2011. Total fuel sales volumes per station averaged 277,001 gallons per month in 2012, down 0.3% from the prior year amounts. Fuel margins decreased in 2012 to an average of 12.9 cpg, compared to 15.6 cpg in 2011, a decrease of 2.7 cpg or 17.3%. The lower fuel margins were caused by increased wholesale gasoline prices which were not fully recovered through higher prices to customers at the pump.

Within operating revenues, merchandise sales increased $28.8 million in 2012, up 1.4% compared to 2011. On an APSM basis, merchandise revenues decreased 1.1% in 2012 over the comparable prior year period. Total merchandise margins in 2012 were 13.5% of merchandise sales compared to 12.8% in 2011, an increase of 0.7%. Total non-tobacco sales revenues increased 11.6% over the prior year and total non-tobacco margins increased 15.2% over 2011 levels.

Station and other operating expenses increased $13.3 million in 2012 compared to 2011 levels, an increase of 3.1% overall. This increase was partly due to 37 new stores being added in 2012. The largest increases within station operating expenses were for additional salaries and benefits costs for store employees.

Depreciation and amortization in 2012 was up $5.8 million, or 9.4%, over the prior year. This increase was caused by the addition of 29 net stores in 2011 that had a full year of depreciation in 2012 combined with partial year expense for the 37 stores added during 2012.

SG&A expenses increased in 2012 by $18.5 million over 2011. This increase was due primarily to higher corporate overhead costs charged to Murphy USA by Murphy Oil for shared services.

Corporate and other assets

Three Months Ended March 31, 2014 versus Three Months Ended March 31, 2013

After-tax results for Corporate and other assets declined in the recently completed quarter to a loss of $4.9 million compared to a loss of $2.8 million in the first quarter of 2013. This decrease was due primarily to interest expense accrued since the August 2013 issuance of $500 million in Senior Notes and the drawdown of $150 million in term loan under our credit facilities. Offsetting a portion of this interest expense was improvement in ethanol earnings from the Hereford, Texas facility. In the first quarter of 2014, net income from Hereford was $1.2 million compared to a loss of $2.9 million in the first quarter of 2013. The improvement in the current quarter was due to higher crush spreads.

2013 versus 2012

After-tax net income for Corporate and other assets improved in 2013 to a loss of $7.7 million compared to a loss of $53.2 million in 2012. The 2013 year included income from the Hereford plant and was more than offset by the increased interest expense in the Corporate and other assets area due to the debt taken out to pay a cash dividend to Murphy Oil concurrent with the Separation. This increase in interest expense was due to amounts drawn down since the August 2013 issuance of $500 million in Senior Notes and the drawdown of $150 million in term loan under our credit facilities, of which we repaid $80 million in the fourth quarter of 2013. 2012 also contained the impairment charge taken on the Hereford plant of $39.6 million, net of tax.

2012 versus 2011

Corporate and other assets loss of $53.2 million in 2012 included $52.0 million of losses related to the Hereford ethanol plant. Of the $52.0 million, approximately $39.6 million, net of tax, related to an impairment charge on the Hereford facility that was recorded in December 2012 based on a discounted cash flow analysis prepared at then current prices. In 2011, losses from Corporate and other assets was $1.1 million which consisted almost entirely of corporate expenses. Corporate costs exclusive of the Hereford operations consisted primarily of depreciation expense on corporate assets such as the Company’s airplane, computer hardware and software, and other miscellaneous assets that was consistent year over year.

Discontinued operations in 2011 related to both the sale of the Meraux, Louisiana and Superior, Wisconsin refineries and Hankinson while 2012 only contained the operations of Hankinson. See Note 4 “Discontinued Operations” in the accompanying audited consolidated and combined financial statements for the three years ended December 31, 2013 and Note 3 “Discontinued Operations” in the accompany unaudited consolidated and combined financial statements for the three months ended March 31, 2014 for more information on the disposed assets.

Balance Sheet Information

As of March 31, 2014, the Hereford ethanol subsidiary had total assets of $26 million, or 1.4% of our total assets, which was comprised primarily of accounts receivable and related inventories to operate the facility. Also at March 31, 2014, the ethanol subsidiary had total current liabilities of $5 million, or 0.4% of our total liabilities.

Non-GAAP Measures

The following table sets forth the Company’s Adjusted EBITDA for the three months ended March 31, 2014 and March 31, 2013 and for the three years ended December 31, 2013. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use EBITDA and Adjusted EBITDA in our operational and financial decision-making, believing that such measures are useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP financial measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA follows:

	Three Months Ended March 31,		Years Ended December 31,
(Thousands of dollars)	2014	2013	2013	2012	2011
Net income	$9,633	$22,047	$235,033	$83,568	$324,020

Income taxes	5,600	14,344	101,351	63,705	122,960
Interest expense, net of interest income	9,080	(154)	13,410	212	376
Depreciation and amortization	19,661	18,071	74,130	71,740	64,879

EBITDA	43,974	54,308	423,924	219,225	512,235
(Income) loss from discontinued operations, net of taxes	(781)	(1,493)	(78,707)	2,846	(136,167)
Impairment of properties	—	—	—	60,988	—
Accretion of asset retirement obligations	297	269	1,096	980	877
(Gain) loss on sale of assets	(170)	(8)	(5,995)	1,005	363
Other nonoperating income (loss)	(112)	(17)	(169)	(91)	(311)

Adjusted EBITDA	$43,208	$53,059	$340,149	$284,953	$376,997

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended March 31,		Years Ended December 31,
(Thousands of dollars)	2014	2013	2013	2012	2011
Net cash provided by operating activities	$112,837	$91,439	$356,698	$237,427	$188,373
Payments for property and equipment	(23,739)	(67,473)	(164,536)	(104,496)	(99,819)

Free cash flow	$89,098	$23,966	$192,162	$132,931	$88,554

Capital Resources and Liquidity

Significant sources of capital

As of March 31, 2014, we had $369.4 million of cash and cash equivalents. Our cash management policy provides that cash balances in excess of a certain threshold are reinvested in certain types of low-risk investments.

In connection with the Separation, we obtained borrowing capacity under a committed $450 million asset based loan facility (the “ABL facility”) (subject to periodic borrowing base limitations) and a $150 million term facility, as well as a $200 million incremental uncommitted facility. As described below, concurrent with the Separation, we borrowed $150 million under the term facility, the proceeds of which were used, together with the net proceeds of the issuance of senior unsecured notes, to finance, a $650 million cash dividend from Murphy Oil USA, Inc. to Murphy Oil. In October and December 2013, we repaid $80 million of the term loan using cash from operations and the proceeds from the sale of our ethanol facility in Hankinson, North Dakota. At March 31, 2014 we had $55 million of term loan outstanding, and $450 million of borrowing capacity under our ABL facility that we could utilize for working capital and other general corporate purposes, including to support our operating model as described herein. Our borrowing base following the first quarter is approximately $328 million based on March 31, 2014 balance sheet information. See “—Debt—Credit Facilities” for the calculation of our borrowing base.

During the first quarter of 2014, we repaid $15 million on the term loan and following quarter end, we repaid the remaining $55 million still outstanding, following which our term loan is fully repaid. We financed the repayment with cash from operations.

On May 7, 2014, our Board of Directors authorized a share repurchase program of up to $50 million of our common stock. The timing and number of shares repurchased under the program will be determined by management at its discretion, and will depend on a number of factors, including compliance with the terms of our outstanding indebtedness, general market and business conditions and applicable legal requirements. The share repurchase program is expected to be completed by December 31, 2014. We plan to utilize our existing cash balances to fund the repurchase program.

Because of the opportunities available to us following the Separation, including internally generated cash flow and access to capital markets, we believe our short-term and long-term liquidity will be adequate to fund not only our operations, but also our anticipated near-term and long-term funding requirements, including capital spending programs, repayment of debt maturities and other amounts that may ultimately be paid in connection with contingencies.

Operating Activities

Net cash provided by operating activities was $113 million for the three months ended March 31, 2014 and $91 million for the comparable period in 2013, primarily because of drawdowns of accounts receivable and products inventories from higher seasonal levels in the 2014 period and timing of month end compared to our receivables positions. Net income declined $12 million in the first three months of 2014 compared to the corresponding period in 2013 and the amount of cash generated from drawdown of working capital in the 2014 period improved by $30 million.

Net cash provided by operating activities was $356.7 million for the year ended December 31, 2013 and $237.4 million for the comparable period in 2012, an increase of 50.3%, primarily because of improved operating performance and drawdowns of accounts receivable and products inventories in 2013 and timing of month end compared to our receivables positions. Net income improved $151.5 million in 2013 compared to 2012 and the amount of cash generated from drawdown of working capital in the 2013 period improved by $42.3 million. Net cash provided by operating activities was $188.4 million in 2011. The primary reason for changes in the amounts between 2012 and 2011 related to a lower use of cash to build working capital compared to the prior year, which was the main driver in the increase of $49.1 million on total operating cash flows. Included in net cash provided by operating activities were cash flows provided by discontinued operations of $49.7 million in 2013, $1.1 million in 2012, and $179.8 million in 2011. These cash flows provided by discontinued operations were generated from U.S. refining operations prior to their sale on or about December 31, 2011 and from the recently disposed Hankinson ethanol operations in each year.

Investing Activities

For the three months ended March 31, 2014, cash required by investing activities was $23 million compared to $68 million in the three months ended March 31, 2013. The lower investing cash use of $45 million was primarily due to a partial payment in January 2013 for land purchased for stations acquired from Walmart in the December 2012 land acquisition agreement and higher station construction cost in the prior year period.

For the year ended December 31, 2013, cash provided by investing activities was $12.9 million compared to cash required by investing activities of $112.1 million in 2012. The investing cash increase of $125.0 million in 2013 was primarily due to proceeds from the sale of the Hankinson facility that resulted in investing cash flows from discontinued operations. Capital expenditures in 2013 required cash of $164.5 million compared to $104.5 million in 2012. The primary reason for the increase in capital expenditures in 2013 relates to the land purchase required under the December 2012 agreement with Walmart and an increase in station construction cost over the prior year.

In 2012, cash required by investing activities was $112.1 million while 2011 provided cash from investing activities of $812.9 million due primarily to the sale of the Meraux, Louisiana and Superior, Wisconsin refineries. The 2011 source of cash related to investing activities was the combined $950.0 million received for the two refineries and related crude oil and product inventories. For 2012, virtually all of the cash used for investing activities related to capital expenditures to build 37 retail marketing locations and ethanol plant improvements. In 2011, capital expenditures for continuing operations were $99.8 million, the majority of which related to construction of 30 retail locations.

Financing Activities

Financing activities for Murphy USA in the three months ended March 31, 2014 used cash of $15 million compared to use of $7 million in the three months ended March 31, 2013. This increased use of cash was due to an early principal repayment on the outstanding term loan in March 2014.

Financing activities in the year ended December 31, 2013 used cash of $132.2 million compared to use of $104.9 million in the year ended December 31, 2012. This increased use of cash was due to repaying

$80.0 million of the term loan borrowed in August 2013 to fund the cash dividend to Murphy Oil at the separation date. This was partially offset by less cash provided to Murphy Oil in the 2013 period prior to the Separation. Net cash required by financing activities in 2011 was $1.02 billion. In both 2012 and 2011, virtually all of the change was due to movements in accounts related to the net parent investment between Murphy USA and Murphy Oil. In 2011, $950 million of the total financing cash flow repaid to Murphy Oil was provided by the sale of the two refineries.

Debt

In connection with the Separation, we incurred an aggregate of $650 million in long-term debt, the proceeds of which we used to finance a cash dividend to Murphy Oil that was paid on the separation date. Our long-term debt at March 31, 2014 and December 31, 2013 are as set forth below:

	March 31, 2014	December 31,
(Thousands of dollars)		2013
6.00% senior notes due 2023 (net of unamortized discount of $8,205 at March 31, 2014 and $8,422 at December 31, 2013)	491,795	491,578
Term loan due 2016 (effective interest rate of 3.11% at March 31, 2014 and 3.71% at December 31, 2013) (1)	55,000	70,000
Less current maturities	(16,500)	(14,000)

Total long-term debt	$530,295	$547,578

(1)	In May 2014, we voluntarily paid off the remaining $55 million of the term loan.

Senior Notes

On August 14, 2013, Murphy Oil USA, our primary operating subsidiary, issued 6.00% Senior Notes due 2023 (the “Senior Notes”) in an aggregate principal amount of $500 million. The Senior Notes are fully and unconditionally guaranteed by Murphy USA, and are guaranteed on a joint and several basis by certain subsidiaries that guarantee our credit facilities. The indenture governing the Senior Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

The Senior Notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to the credit facilities) to the extent of the value of the assets securing such indebtedness. The Senior Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

We used the net proceeds of the Senior Notes, together with borrowings under the credit facilities, to finance a cash dividend of $650 million from Murphy Oil USA to Murphy Oil paid in connection with the Separation.

In addition, we are party to a registration rights agreement, which requires us to exchange the Senior Notes for notes eligible for public resale within 360 days of the issuance of the Senior Notes, or alternatively under certain circumstances, to file a shelf registration statement for public resales of the Senior Notes. We have filed the registration statement of which this prospectus forms a part in order to complete an exchange offer for the Senior Notes pursuant to this agreement.

Credit Facilities

On August 30, 2013, we entered into a credit agreement in connection with the separation from Murphy Oil. The credit agreement provides for a committed $450 million asset-based loan (ABL) facility (with availability subject to the borrowing base described below) and a $150 million term facility. It also provides for a $200 million uncommitted incremental facility. The ABL facility is scheduled to mature on August 30, 2018, subject to the ability to extend for two additional one-year periods with the consent of the extending lenders. The term facility is scheduled to mature on August 30, 2016. On August 30, 2013, Murphy Oil USA borrowed $150 million under the term facility, the proceeds of which were used, together with the net proceeds of the offering of the Senior Notes, to finance a $650 million cash dividend from Murphy Oil USA, Inc. to Murphy Oil. In October and December 2013, we repaid $80 million of the term loan using cash from operations and the proceeds from the sale of our ethanol facility in Hankinson, North Dakota. In the first quarter of 2014, we repaid an additional $15 million of the term loan and in May 2014, we repaid the remaining $55 million outstanding on the term facility with our excess available cash from operations.

The borrowing base is expected, at any time of determination, to be an amount (net of reserves) equal to the sum of:

•	100% of eligible cash at such time, plus

•	90% of eligible credit card receivables at such time, plus

•	90% of eligible investment grade accounts, plus

•	85% of eligible other accounts, plus

•	80% of eligible product supply/wholesale refined products inventory at such time, plus

•	75% of eligible retail refined products inventory at such time, plus the lesser of (i) 70% of the average cost of eligible retail merchandise inventory at such time and (ii) 85% of the net orderly liquidation value of eligible retail merchandise inventory at such time.

The ABL facility includes a $75 million sublimit on swingline loans and a $200 million sublimit for the issuance of letters of credit. Swingline loans and letters of credit issued under the ABL facility reduce availability under the ABL facility.

Interest payable on the credit facilities is based on either:

•	the London interbank offered rate, adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”); or

•	the Alternate Base Rate, which is defined as the highest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum, plus, (A) in the case of Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 2.75% to 3.00% per annum depending on a secured debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 1.75% to 2.00% per annum depending on a secured debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one-, two-, three-, or six-months as selected by us in accordance with the terms of the credit agreement.

We are obligated to make quarterly principal payments on the outstanding principal amount of the term facility beginning on the first anniversary of the effective date of the credit agreement in amounts equal to 10%

of the term loans made on such effective date, with the remaining balance payable on the scheduled maturity date of the term facility. Borrowings under the credit facilities are prepayable at our option without premium or penalty. We are also required to prepay the term facility with the net cash proceeds of certain asset sales or casualty events, subject to certain exceptions. The credit agreement also includes certain customary mandatory prepayment provisions with respect to the ABL facility.

The credit agreement contains certain covenants that limit, among other things, the ability of us and our subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, to enter into consolidations, mergers or sales of material assets and other fundamental changes, to transact with affiliates, to enter into agreements restricting the ability of subsidiaries to incur liens or pay dividends, or to make certain accounting changes. In addition, the credit agreement requires us to maintain a fixed charge coverage ratio of a minimum of 1.0 to 1.0 when availability for at least three consecutive business days is less than the greater of (a) 17.5% of the lesser of the aggregate ABL facility commitments and the borrowing base and (b) $70,000,000 (including as of the most recent fiscal quarter end on the first date when availability is less than such amount), as well as a maximum secured debt to EBITDA ratio of 4.5 to 1.0 at any time when term facility commitments or term loans thereunder are outstanding. As of March 31, 2014, our secured leverage ratio and fixed charge coverage ratio were 0.17 and 1.32, respectively. After giving effect to the applicable restrictions on certain payments which could include dividends under the credit agreement and the indenture, and subject to compliance with applicable law, as of December 31, 2013, we had approximately $26.7 million of our net income and retained earnings free of such restrictions.

All obligations under the credit agreement are guaranteed by Murphy USA and the subsidiary guarantors party thereto, and all obligations under the credit agreement, including the guarantees of those obligations, are secured by certain assets of Murphy USA, Murphy Oil USA and the guarantors party thereto.

Contractual Obligations

The following table summarizes our aggregate contractual fixed and variable obligations as of December 31, 2013.

(Thousands of dollars)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Debt obligations (a)	$561,578	$14,000	$56,000	$—	$491,578
Operating lease obligations	106,821	10,461	20,183	17,322	58,855
Purchase obligations (b)	143,999	62,198	81,801	—	—
Asset retirement obligations	108,165	—	—	—	108,165
Other long-term obligations, including interest on long-term debt	319,201	52,477	65,245	62,850	138,629

Total	$1,239,764	$139,136	$223,229	$80,172	$797,227

(a)	For additional information, see Note 8 “Long-Term Debt” in the accompanying audited consolidated and combined financial statements.
(b)	Primarily includes ongoing new retail station construction in progress at December 31, 2013 and commitments to purchase land from Walmart and other landowners. See Note 17 “Commitments” in the audited consolidated and combined financial statements for the three years ended December 31, 2013.

Following the repayment of the remaining $55 million on our term loan, our contractual debt obligations for the periods “less than one year” and “1-3 years” are each reduced to zero.

Capital Spending

Capital spending and investments in our Marketing segment relate primarily to the acquisition of land and the construction of new Company stations. Our Marketing capital is also deployed to improve our existing sites, which we refer to as sustaining capital. Beginning in 2013, we began investing in our Corporate segment which is primarily spin-related infrastructure costs that benefit the entire Company. We also use sustaining capital in this business as needed to ensure reliability and continued performance of our assets. The following table outlines our capital spending and investments by segment for the three month periods ended March 31, 2014 and 2013 and for the three years ended December 31, 2013:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
Marketing:
Company stores	$19,408	$58,670	$141,221	$72,895	$48,626
Terminals	79	539	2,251	—	2,965
Sustaining capital	3,417	4,064	18,579	30,257	25,890
Corporate and other assets	835	4,200	9,402	1,344	22,338
Discontinued operations	—	40	519	7,097	361

Total	$23,739	$67,513	$171,972	$111,593	$100,180

We currently expect capital expenditures for the full year 2014 to be approximately $205 million, including $194 million for the retail marketing business, $2 million for the remaining ethanol facility, $4 million for product supply and wholesale operations and $5 million for Corporate and other assets needs. See Note 17 “Commitments” in the audited consolidated and combined financial statements for the three years ended December 31, 2013 included in this prospectus. Within our retail marketing spending, we anticipate approximately $12 million will be sustaining capital with the remainder invested in construction of new Company stations. We expect to finance these capital expenditures from cash from operations.

Critical Accounting Policies

Impairment of Long-Lived Assets

Individual retail sites are reviewed for impairment periodically or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Our primary indicator that operating store assets may not be recoverable is consistent negative cash flow for a twelve-month period for those retail sites that have been open in the same location for a sufficient period to allow for meaningful analysis of ongoing results. We also monitor other factors when evaluating retail sites for impairment, including individual site execution of operating plans and local market conditions.

When an evaluation is required, the projected future undiscounted cash flows to be generated from each retail site over its remaining economic life are compared to the carrying value of the long-lived assets of that site to determine if a write-down of the carrying value to fair value is required. When determining future cash flows associated with an individual retail site, we make assumptions about key variables such as sales volume, gross margins and expenses. Cash flows vary for each retail site year to year. Changes in market demographics, traffic patterns, competition and other factors impact the overall operations of certain of our individual retail site locations. Similar changes may occur in the future that will require us to record impairment charges. We have not made any material change in the methodology used to estimate future cash flows of retail site locations during the past three years.

Our impairment evaluations are based on assumptions we deem to be reasonable. If the actual results of our retail sites are not consistent with the estimates and judgments we have made in estimating future cash flows and determining fair values, our actual impairment losses could vary positively or negatively from our estimated impairment losses. Providing sensitivity analysis if other assumptions were used in performing the impairment evaluations is not practical due to the significant number of assumptions involved in the estimates.

Environmental and Other Loss Contingencies

For loss contingencies including environmental and legal matters, a provision is charged to expense when the loss is probable and the cost can be reasonably estimated. Judgment is often required to determine when expenses should be recorded for legal, environmental, and other contingency matters. In addition, we often must estimate the amount of such losses. We closely monitor known and potential legal, environmental, and other contingency matters, and make our best estimate of the amount of losses and when they should be recorded based on available information.

Our operations are subject to stringent environmental laws, regulations and permits. These requirements, and the enforcement and interpretation thereof, change frequently and have generally become more stringent over time. Compliance with existing and future environmental laws, regulations and permits may require significant expenditures. In addition, we incur ongoing costs to address contamination at certain of our current and former terminals and retail fueling stations. As of December 31, 2013, 2012, and 2011 our environmental liabilities were $5.5 million, $3.3 million and $2.0 million, respectively. These environmental liabilities represent our estimates for future expenditures to address certain known contamination, based on current regulations, historical results and certain other factors. For more information regarding environmental matters, see “Business—Environmental.” Environmental reserves are based on internal and external estimates of costs to remediate sites. Factors considered in the estimates of the reserves are expected costs and the estimated length of time to remediate each contaminated site. Estimated remediation costs are not discounted because the timing of payments cannot be reasonably estimated. The adequacy of the liability is adjusted periodically based on factual developments, including the discovery of additional contamination, the imposition of further cleanup obligations and changes in governmental policies and regulations. See also Note 18 “Contingencies” in the accompanying consolidated and combined audited financial statements for the three years ended December 31, 2013 and Note 14 “Contingencies” in the accompanying consolidated and combined unaudited financial statements for the three months ended March 31, 2014.

Tax Matters

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use, and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities that cannot be predicted at this time. In addition, we have received claims from various jurisdictions related to certain tax matters. Tax liabilities include potential assessments of penalty and interest amounts.

We record tax liabilities based on our assessment of existing tax laws and regulations. A contingent loss related to a transactional tax claim is recorded if the loss is both probable and estimable. The recording of our tax liabilities requires significant judgments and estimates. Actual tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due. In addition, in determining our income tax provision, we must assess the likelihood that our deferred tax assets will be recovered through future taxable income. Significant judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against those deferred income tax assets. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised. However, an estimate of the sensitivity to earnings that would result from changes in the assumptions and estimates used in determining our tax liabilities is not practicable due to the number of assumptions and tax laws involved, the various potential interpretations of the tax laws, and the wide range of possible outcomes. See Note 10 “Income Taxes” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2013 and Note 7 “Income Taxes” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 31, 2014 for a further discussion of our tax liabilities.

Asset Retirement Obligations

We operate above ground and underground storage tanks at our facilities. We recognize the estimated future cost to remove these underground storage tanks (“USTs”) over their estimated useful lives. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time a UST is installed. We depreciate the amount added to cost of the property and recognize accretion expense in connection with the discounted liability over the remaining life of the UST.

We have not made any material changes in the methodology used to estimate future costs for removal of a UST during the past three years. We base our estimates of such future costs on our prior experience with removal and normal and customary costs we expect to incur associated with UST removal. We compare our cost estimates with our actual removal cost experience, if any, on an annual basis, and if the actual costs we experience exceed our original estimates, we will recognize an additional liability for estimated future costs to remove the USTs. Because these estimates are subjective and are currently based on historical costs with adjustments for estimated future changes in the associated costs, the dollar amount of these obligations could change as more information is obtained. There were no material changes in our asset retirement obligation estimates during 2013, 2012, or 2011. See also Note 9 “Asset Retirement Obligation” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2013 and Note 6 “Asset Retirement Obligations” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 31, 2014.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We have a committed $450 million ABL facility and a $150 million term facility, as well as a $200 million uncommitted incremental facility. We borrowed $150 million under the term facility in August 2013, of which we repaid $80 million in the fourth quarter of 2013. In the first quarter of 2014, we repaid an additional $15 million of the term loan and in May 2014, we repaid the remaining $55 million outstanding on the term loan, using cash from operations. We expect to use borrowing capacity under the ABL facility from time to time for working capital and other general corporate purposes, including to support our operating model as described herein.

Interest payable on the credit facilities is based on either:

•	the Adjusted LIBO Rate; or

•	the Alternate Base Rate, which is defined as the highest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum, plus, (A) in the case of Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 2.75% to 3.00% per annum depending on a secured debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 1.75% to 2.00% per annum depending on a secured debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one-, two-, three-, or six-months as selected by the Borrower in accordance with the terms of the credit agreement.

Assuming a weighted average interest rate of 3.11% for outstanding indebtedness under the credit facilities at March 31, 2014, a one-eighth change in the Adjusted LIBO Rate would result in a $68,750 increase/ decrease in our annualized interest expense. In May 2014, we repaid the remaining $55 million outstanding on the term loan, using cash from operations. Following this repayment we no longer have this exposure to interest rate risk.

While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, management evaluates our financial position on an ongoing basis.

Commodity Price Risk

We are exposed to market risks related to the volatility in the price of crude oil, refined products (primarily gasoline and diesel) and grain (primarily corn) used in our operations. These fluctuations can affect our revenues and purchases, as well as the cost of operating, investing and financing activities. We make limited use of derivative instruments to manage certain risks related to commodity prices. The use of derivative instruments for risk management is covered by operating policies and is closely monitored by the Company’s senior management.

As described in Note 10 “Financial Instruments and Risk Management” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 31, 2014, there were short-term commodity derivative contracts in place at March 31, 2014 to hedge the purchase price of corn and the sales prices of wet and dried distillers grain at the Company’s remaining ethanol production facility in Hereford, Texas. A 10% increase in the respective benchmark price of the commodities underlying these derivative contracts would have increased the recorded net liability associated with these derivative contracts by approximately $0.6 million, while a 10% decrease would have increased the recorded net asset by a similar amount. Changes in the fair value of these derivative contracts generally offset the changes in the value for an equivalent volume of these feedstocks.

For additional information about our use of derivative instruments, see Note 13 “Financial Instruments and Risk Management” in our audited consolidated and combined financial statements for the three year period ended December 31, 2013 and Note 10 “Financial Instruments and Risk Management” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 31, 2014 included in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

BUSINESS

Our business consists primarily of marketing of retail motor fuel products and convenience merchandise through a large chain of 1,214 (as of March 31, 2014) retail stations operated by us, almost all of which are in close proximity to Walmart stores. Our retail stations are located in 23 states, primarily in the Southwest, Southeast and Midwest United States. Murphy USA also markets gasoline and other products at standalone stations under the Murphy Express brand. Our retail stations under the brand name Murphy USA® participate in the Walmart discount program that we offer at most locations. The Walmart discount program offers a cents-off per gallon purchased for fuel when using specific payment methods as decided by Walmart and us. The amount of the discount offered can vary based on many factors, including state laws. Our Murphy Express branded stations are not connected to the Walmart discount program but are otherwise similar to the Murphy USA sites, including the types of fuel and merchandise offerings available to our customers.

Our business also includes certain product supply and wholesale assets, including product distribution terminals and pipeline positions. As an independent publicly traded company, we believe we are a low-price, high volume fuel retailer selling convenience merchandise through low cost locations with key strategic relationships and experienced management.

Murphy USA was incorporated in Delaware on March 1, 2013 and holds, through its subsidiaries, the U.S. retail marketing business that was separated from our former parent company, Murphy Oil, plus certain ethanol production facilities and other assets and liabilities of Murphy Oil that supported the activities of the U.S. retail marketing operations. The Separation was approved by the Murphy Oil board of directors on August 7, 2013, and was completed on August 30, 2013 through the distribution of 100% of the outstanding capital stock of Murphy USA to holders of Murphy Oil common stock on the record date of August 21, 2013. Murphy Oil stockholders of record received one share of Murphy USA common stock for every four shares of Murphy Oil common stock. The spin-off was completed in accordance with a separation and distribution agreement (the “Separation and Distribution Agreement”) entered into between Murphy Oil and Murphy USA. Murphy USA is now an independent, publicly traded company, and Murphy Oil retains no ownership interest in Murphy USA.

Following the sale of our Hankinson, North Dakota ethanol production facility in December 2013, the operations of the Company are reported as one reporting segment: Marketing, which refers to our U.S. retail marketing operations as described above. All of the Company’s business operations are conducted in the United States. In addition to the Marketing reporting segment noted, “Corporate and other assets” activities include interest income, interest expense, and depreciation on certain assets that are not allocated to the Marketing segment and also include our remaining ethanol production facility located in Hereford, Texas.

Our business is subject to various risks. For a description of these risks, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Information about our operations, properties and business segments, including revenues by class of products and financial information by geographic area, are provided on pages 27 through 48, F-15, F-30 to F-31 and F-63 of this prospectus.

Our Competitive Strengths

Our business foundation is built around five reinforcing strengths which we feel give us a competitive advantage over our peers.

Strategic and complementary relationship with Walmart

Of our network of 1,214 retail gasoline stations (as of March 31, 2014), more than 1,000 are situated on prime locations in close proximity to Walmart stores. We believe our proximity to Walmart stores generates significant traffic to our retail stations while our competitively priced gasoline and convenience offerings appeal to our shared customers. We also collaborate with Walmart on a fuel discount program which we believe enhances the customer value proposition as well as the competitive position of both Murphy USA and Walmart with respect to our peers. We began our relationship with Walmart in 1996 and in December 2012 we signed an agreement that allows us to build approximately 200 new sites on Walmart locations, which we expect to complete over the next few years. We believe Walmart will continue to serve as a strategic partner as we pursue further organic growth opportunities on existing and new Walmart locations in both our core and adjacent geographies.

Winning proposition with value-oriented consumers

Our competitively priced fuel is a compelling offering for value-oriented consumers. Despite a flat long-term outlook in overall gasoline demand (vehicle miles traveled in a normal economy essentially offsetting increased fuel efficiency), we believe value-oriented consumers represent a growing demand segment. In combination with our high traffic locations, our low gasoline prices drive high fuel volumes and gross profit. In addition, we are an industry leader in per-site tobacco sales with our low-priced tobacco products and total store sales per square foot as we also sell a growing assortment of convenience items that complement Walmart’s primary in-store product offering. We continually provide value opportunities to our customers such as our cross promotions with soft drink, candy/snack and tobacco partners that offer a fuel discount if certain quantities of products are purchased.

Low cost retail operating model

We operate our retail gasoline stations with a strong emphasis on fuel sales complemented by a focused convenience offering that allows for a smaller store footprint than many of our competitors. A substantial majority of our stations are standardized 208 or 1,200 square foot formats, which we believe have very low capital expenditure and maintenance requirements relative to our competitors. In addition, many of our stations require only one or two attendants to be present during business hours and the majority of our stores are located on Company-owned property and do not incur any rent expense. The combination of a focused convenience offering and standardized smaller footprint stores allows us to achieve lower overhead costs, on-site costs and labor costs compared to competitors with a larger store format. According to the 2012 National Association of Convenience Stores’ State of the Industry Survey, we operate at approximately 56% of the average monthly operating costs for top quartile performing stores in the industry. In addition, we operate among the highest industry safety standards and had a Total Recordable Incident Rate (TRIR) and Days Away from Work (DAW) rate that was substantially lower than the industry averages in 2012 using the most current published data by the Bureau of Labor Statistics. Our focus on safety and cost advantages translate into a lower fuel breakeven requirement that allows us to weather extended periods of lower fuel margins.

Advantaged fuel supply

We source fuel at very competitive industry benchmark prices due to the diversity of fuel options available to us in the bulk and rack product markets, our shipper’s status on major pipeline systems, and our access to numerous terminal locations. In addition, we have a strong distribution system in which we utilize a “Best Buy” method that dispatches third-party tanker trucks to the most favorably priced terminal to load products for each Murphy site, further reducing our fuel product costs. By participating in the broader fuel supply chain, we believe our business model provides additional upside exposure to opportunities to enhance margins and volume. For example, incremental revenue is generated by capturing and selling Renewable Identification Numbers (“RINs”) via our capability to source bulk fuel and subsequently blend ethanol and bio-diesel at the terminal level. We can also optimize the supply chain by shifting non-contractual wholesale volumes to protect retail fuel supply. These activities demonstrate our belief that participating in the broader fuel supply chain provides us with added flexibility to ensure reliable low-cost fuel supply in various market conditions and especially during periods of significant price volatility.

Resilient financial profile

Our predominantly fee-simple asset base, ability to generate attractive gross margins through our low-price, high volume strategy, and our low overhead costs should help us endure prolonged periods of commodity price volatility and compressed fuel margins. In connection with the Separation, we entered into a new credit facility, borrowed $150 million of term loans thereunder and issued $500 million aggregate principal amount of 6% senior unsecured notes due 2023. In October and December 2013, we repaid $80 million of the term loan using cash from operations and the proceeds from the sale of our ethanol facility in Hankinson, North Dakota. In the first quarter of 2014, we repaid an additional $15 million of the term loan, and in May 2014, we voluntarily elected to pay off the remaining $55 million of the term loan using cash from operations. We expect that our strong cash position and availability under our credit facility will continue to provide us with a significant level of liquidity to help maintain a disciplined growth capital expenditure program through periods of both high and low fuel margins.

Our Business Strategy

Our business strategies reflect a set of coherent choices that leverage our differentiated strengths and capabilities.

Grow organically with Walmart

We intend for our relationship with Walmart to be a key driver of our organic growth over the next several years. We expect to build approximately 200 sites in core markets on or near Walmart locations over the next few years and are evaluating opportunities for additional growth beyond those locations. Approximately 950 of our locations currently participate in our fuel discount program with Walmart which reinforces Walmart’s low-price philosophy. In addition, in the near term, we will seek to rebrand additional Murphy Express sites as Murphy USA and connect these sites to the fuel discount program. We will continue to work with Walmart on the implementation and improvement of the fuel discount program as we believe it is an effective promotional tool for maximizing fuel volumes and investment returns.

Enhance store economics to improve investment returns

We plan to continuously evaluate our store format strategy in an effort to maximize our site economics and return on investment. As part of that strategy, we are continually refining our new 1,200 square foot format design to create a foundation for increasing higher-margin non-tobacco sales and diversifying our merchandise offerings. For example, we continue to tailor our product offerings to complement the retail selection within Walmart stores, such as offering products in a variety of quantities and sizes, or stock keeping units (SKUs), which are more convenience-oriented. By implementing new merchandising, space management and workforce planning capabilities, we expect to further optimize merchandise revenue, labor needs and overall site returns.

Improve functional infrastructure to lower overhead costs

We believe that we are better positioned to manage our cost structure, execute a more scalable business model and implement certain technology and business efficiency initiatives as an independent company. In order to do this successfully, we will focus heavily on the development of our employees and foster a high performance culture where incentives are aligned with business performance. We believe that through our planned growth and efficiency initiatives, we can achieve reductions in overhead costs to support an overall improvement in our site returns.

Focus product supply and wholesale participation

We plan to continue to focus our product supply and wholesale efforts on activities that enhance our ability to be a low-price retail fuel leader, by optimizing our fuel supply contracts to capitalize on market dynamics whenever possible and minimizing physical product supply and wholesale asset ownership. We also intend to allocate capital and human resources only to product supply and wholesale assets that provide a specific retail advantage. In considering strategic alternatives for product supply and wholesale assets that do not directly benefit our retail operations, such as our remaining ethanol production facility, we intend to pursue actions that will maximize shareholder value and enhance our ability to execute on our planned retail strategy.

Focus on long-term investment

We maintain a portfolio of predominantly fee-simple assets and we believe we have an appropriate debt structure that will allow us to be resilient during times of fuel price and margin volatility. We believe our strong financial position should allow us to profitably execute on our low-cost, high volume retail strategy and our organic growth strategy through periods of both high and low fuel margins. Furthermore, we will consider all alternatives for returning excess earnings or capital with a focus on maximizing shareholder value.

Industry Trends

We operate within the large and growing U.S. retail fueling store industry, which is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	Increased sensitivity to gas prices among price conscious consumers, and increasing demand for low-priced fuel sellers;

•	Highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	Increasing consumer traffic around supermarkets and large format hypermarkets, supporting complementary consumer demand at nearby retail fueling and convenience stores.

Corporate Information

Murphy USA was incorporated in Delaware on March 1, 2013 and our business consists of U.S. retail marketing operations. Our headquarters are located at 200 Peach Street, El Dorado, Arkansas 71730 and our general telephone number is (870) 875-7600. Our Internet website is www.murphyusa.com. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus. Shares of Murphy USA common stock are traded on the NYSE under the ticker symbol “MUSA”.

Description of Our Business

We market fueling products through a network of Company retail stations and unbranded wholesale customers. During 2013, Company stations sold approximately 3.8 billion gallons of motor fuel through our retail outlets.

Below is a table that lists the states where we operate Company-owned stations at December 31, 2013 and the number of stations in each state.

State	No. of stations	State	No. of stations	State	No. of stations
Alabama	68	Kansas	1	New Mexico	9
Arkansas	61	Kentucky	39	Ohio	42
Colorado	6	Louisiana	61	Oklahoma	50
Florida	112	Michigan	23	South Carolina	52
Georgia	81	Minnesota	7	Tennessee	82
Iowa	21	Missouri	46	Texas	253
Illinois	26	Mississippi	50	Virginia	6

Indiana	32	North Carolina	75	Total	1,203

The following table provides a history of our Company-owned station count during the three-year period ended December 31, 2013:

	Years Ended December 31,
	2013	2012	2011
Number at beginning of period	1,165	1,128	1,099
New construction	39	37	30
Closed	(1)	—	(1)

Number at end of period	1,203	1,165	1,128

In recent years, we have purchased from Walmart the properties underlying 914 of our Company stations as of December 31, 2013. Our December 21, 2012 agreement with Walmart provides for the potential purchase of approximately 200 additional sites. In January 2013, we paid approximately $42 million as a first installment on these land purchases. Our agreement requires us to obtain Walmart’s approval of our development plans and to indemnify Walmart for certain environmental liabilities. In addition, Walmart has the right to terminate the agreement with respect to certain properties located adjacent to Walmart stores if the sale of any such property to us would result in certain claims or liabilities against Walmart or, in Walmart’s sole discretion, would impair the operation of the related Walmart store.

Each of our owned properties that were purchased from Walmart is also subject to Easements and Covenants with Restrictions Affecting Land (“ECRs”), which impose customary restrictions on the use of such properties, which Walmart has the right to enforce. In addition, pursuant to the ECRs, certain transfers involving these properties are subject to Walmart’s right of first refusal or right of first offer. Also pursuant to the ECRs, we are prohibited from transferring such properties to a competitor of Walmart.

For risks related to our December 2012 agreement with Walmart, including the ECRs, see “Risk Factors—Risks Relating to Our Business—Walmart retains certain rights in its agreements with us, which may adversely impact our ability to conduct our business.”

For the remaining fueling stations located on or adjacent to Walmart property that are not owned, we have a master lease agreement that allows us to rent land from Walmart. The master lease agreement contains general terms applicable to all rental sites on Walmart property in the United States. The term of the leases is 10 years at each station, with us holding four successive five-year extension options at each site. A majority of the leased sites have over twenty years of term remaining including renewals. The agreement permits Walmart to terminate it in its entirety, or only as to affected sites, at its option under customary circumstances (including in certain events of bankruptcy or insolvency), or if we improperly transfer the rights under the agreements to another party. In addition, the master lease agreement prohibits us from selling all or any portion of a station without first offering to sell all or such portion of the station to Walmart and provides that if Murphy Oil USA, our wholly-owned and primary operating subsidiary is acquired or becomes a party to any merger or consolidation that results in a material change in management of the stations, Walmart will have the option to purchase the stations at fair market value.

As of December 31, 2013, we also have four Murphy USA sites located near Walmart locations where we pay rent to other landowners.

As of December 31, 2013, we have 157 Murphy Express sites where we own the land and 25 locations where we rent the underlying land.

We have numerous sources for our retail fuel supply, including nearly all of the major and large oil companies operating in the U.S. We purchase fuel from oil companies, independent refiners, and other marketers at rates that fluctuate with market prices and generally are reset daily, and we sell fuel to our customers at prices that we establish daily. Most fuel is purchased by the truckload as needed to replenish supply at our Company stations. Our inventories of fuel on site turn approximately once daily. By establishing motor fuel supply relationships with several alternate suppliers for most locations, we believe we are able to effectively create competition for our purchases among various fuel suppliers. We also believe that purchasing arrangements with multiple fuel suppliers may help us avoid product outages during times of motor fuel supply disruptions. At some locations, however, there are limited suppliers for fuel in that market and we may have only one supplier. Our refined products are distributed through a few product distribution terminals that are wholly-owned and operated by us and from numerous terminals owned by others. About half of our wholly-owned terminals are supplied by marine transportation and the rest are supplied by pipeline. We also receive products at terminals owned by others either in exchange for deliveries from our terminals or by outright purchase.

In addition to the motor fuel sold at our Company stations, our stores carry a broad selection of snacks, beverages, tobacco products and non-food merchandise. The merchandise we offer includes our private label products, such as an isotonic drink offered in several flavors and a private label energy drink. In 2013, we purchased more than 80% of our merchandise from a single vendor, McLane Company, Inc., a wholly-owned subsidiary of Berkshire Hathaway, Inc.

A statistical summary of key operating and financial indicators for each of the five years ended December 31, 2013 are reported below.

	As of December 31,
	2013	2012	2011	2010	2009
Branded retail outlets:
Murphy USA®	1,021	1,015	1,003	1,001	996
Murphy Express	182	150	125	98	52
Other (1)	—	—	—	116	121

Total	1,203	1,165	1,128	1,215	1,169

Retail marketing:
Fuel margin per gallon (cpg) (2)	13.0	12.9	15.6	11.4	8.3
Gallons sold per store month	268,458	277,001	277,715	306,646	312,493
Merchandise sales revenue per store month	$152,549	156,429	158,144	153,530	137,623
Merchandise margin as a percentage of merchandise sales	13.1%	13.5%	12.8%	13.1%	12.5%

(1)	Represents former Spur locations sold in 2011 as part of the refinery sales recorded as discontinued operations.
(2)	Represents net sales prices for fuel less purchased cost of fuel.

Our business is organized into one reporting segment (Marketing). The Marketing segment includes our retail marketing sites and product supply and wholesale assets. Prior to December 2013, we also had an Ethanol segment which consisted of our ethanol production facilities located in Hankinson, North Dakota and in Hereford, Texas. The Hankinson facility was sold in December 2013. After the Hankinson facility was sold in December 2013, we reassessed our segments and due to not meeting the aggregation criteria, we have included the remainder of the former Ethanol segment in the prior “Corporate” section which has been renamed “Corporate and other assets”. Therefore, we have restated our segments for the current period and all prior periods to reflect one remaining reporting segment, Marketing. The Hereford facility began operations in early 2011 and we wrote down the carrying value at this facility at year end 2012 due to expectations of continued weak margins. We are currently considering strategic alternatives for the remaining Hereford ethanol facility. As part of this effort, we are evaluating various factors including the appropriate timing and market conditions to maximize value in any potential sale; however, a final decision has not yet been determined and this remaining ethanol asset does not meet the criteria for “held for sale” presentation at this time. Therefore, historical financial results for the Hereford plant are included in continuing operations for all periods presented.

For operating segment information, see Note 20 “Business Segments” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2013 and Note 15 “Business Segments” in the accompanying unaudited consolidated and combined financial statements for the three month period ended March 31, 2014.

Competition

The U.S. petroleum business is highly competitive, particularly with regard to accessing and marketing petroleum and other refined products. We compete with other chains of retail fuel stations for fuel supply and in the retail sale of refined products to end consumers, primarily on the basis of price, but also on the basis of convenience and consumer appeal. In addition, we may also face competition from other retail fueling stations that adopt marketing strategies similar to ours by associating with non-traditional retailers, such as supermarkets, discount club stores and hypermarkets, particularly in the geographic areas in which we operate. We expect that our industry will continue to trend toward this model, resulting in increased competition to us over time. Moreover, because we do not produce or refine any of the petroleum or other refined products that we market and Murphy Oil does not supply us with refined products, we compete with retail gasoline companies that have ongoing supply relationships with affiliates or former affiliates that manufacture refined products. We also compete with integrated companies that have their own production and/or refining operations that are at times able to offset losses from marketing operations with profits from producing or refining operations, and may be better positioned to withstand periods of depressed retail margins or supply shortages. In addition, we compete with other retail and wholesale gasoline marketing companies that have more extensive retail outlets and greater brand name recognition. Some of our competitors have been in existence longer than we have and have greater financial, marketing and other resources than we do. As a result, these competitors may have a greater ability to bear the economic risks inherent in all phases of our business and may be able to respond better to changes in the economy and new opportunities within the industry.

In addition, the retail gasoline industry in the United States is highly competitive due to ease of entry and constant change in the number and type of retailers offering similar products and services. With respect to merchandise, our retail sites compete with other convenience store chains, independently owned convenience stores, supermarkets, drugstores, discount clubs, gasoline service stations, mass merchants, fast food operations and other similar retail outlets. In recent years, several non-traditional retailers, including supermarkets, discount club stores and mass merchants, have begun to compete directly with retail gasoline sites. These non-traditional gasoline retailers have obtained a significant share of the gasoline market, and their market share is expected to grow, and these retailers may use promotional pricing or discounts, both at the fuel pump and in the convenience store, to encourage in-store merchandise sales and gasoline sales. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include: location, ease of access, product and service selection, gasoline brands, pricing, customer service, store appearance, cleanliness and safety.

Market Conditions and Seasonality

Market conditions in the oil and gas industry are cyclical and subject to global economic and political events and new and changing governmental regulations. Our operating results are affected by price changes in crude oil, natural gas and refined products, as well as changes in competitive conditions in the markets we serve. In addition, our ethanol production operations are impacted by the price of corn, which was elevated in connection with the 2012 growing season and somewhat moderated in 2013 and may be affected by future droughts.

Oil prices, wholesale motor fuel costs, motor fuel sales volumes, motor fuel gross margins and merchandise sales can be subject to seasonal fluctuations. For example, consumer demand for motor fuel typically increases during the summer driving season, and typically falls during the winter months. Therefore, our revenues and/or sales volumes are typically higher in the second and third quarters of our fiscal year. Travel, recreation and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel and merchandise that we sell. A significant change in any of these factors, including a significant decrease in consumer demand (other than typical seasonal variations), could materially affect our motor fuel and merchandise volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Trademarks

We sell gasoline primarily under the Murphy USA® and Murphy Express brands, which are trademarks of Murphy Oil. The Trademark License Agreement that we entered into with Murphy Oil in connection with the Separation contained a trademark license granting us the right to continue to use such Murphy Oil-owned trademarks throughout the term of that agreement subject to the terms and conditions therein.

In the highly competitive business in which we operate, our trade names, service marks and trademarks are important to distinguish our products and services from those of our competitors. We are not aware of any facts which would negatively impact our continuing use of any of the above trade names, service marks or trademarks.

IT Systems and Store Automation

All of our Company stations use a standard hardware and software platform for point-of-sale (“POS”) that facilitates item level scanning of merchandise for sales and inventory, and the secure acceptance of all major payment methods—cash, check, credit, debit, fleet and mobile. Our standard approach to large scale and geographically dispersed deployments reduces total IT cost of ownership for the POS and inherently makes the system easier to use, support, and replace. This POS technology strategy reflects close alignment with our growth plan.

The store back office systems run on the same platform as the POS which further leverages economies of scale to keep system costs down. The back office systems are primarily “Intranet” based web applications which are rendered through a standard web browser. These applications are a combination of software as a service (“SaaS”), commercial off the shelf software (“COTS”), and custom software applications developed using modern industry standard tools and methodologies.

Our Company stations use PDI accounting systems to manage fuel and merchandise inventory, place orders, record deposits and transmit sales to the home office. Our Company stations also use COTS workforce management and task management systems for managing store associate labor, schedules, and duties. Sophisticated systems are used to minimize store labor by automating most redundant tasks such as merchandise and fuel pricing on the POS, fuel dispensers, and price signs.

All Company stations are networked to our central servers in the corporate office. Detailed fuel sales transactions and inventory levels are processed and recorded locally, then transmitted to the corporate office each 15 to 30 minutes. The data is then fed into a centralized data warehouse, where it is combined with other sources and used to optimize fuel pricing, streamline fuel inventory management, facilitate loss prevention and optimize supply chain and distribution.

Our corporate services utilize JD Edwards, PDI Enterprise, Hyperion, SOLARC and other enterprise systems for financial reporting, accounts payable, accounts receivable, asset management, payroll, human resources, credit and risk management and other support functions. These enterprise class systems provide significant flexibility in managing corporate and store operations, as well as scalability for growth.

The on-boarding process for the entire enterprise is performed through a SaaS provider. All paperwork and associated workflow is handled electronically which reduces both store and corporate administrative costs.

We invest in disaster recovery, system backups, redundancy, firewall, remote access security and virus and spam protection to ensure a high level of system security and availability. We have systems, business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our IT network.

Environmental

We are subject to numerous federal, state and local environmental laws, regulations and permits. Such environmental requirements have historically been subject to frequent change and tended to become more stringent over time. While we strive to comply with these environmental requirements, any violation of such requirements can result in litigation or the imposition of significant civil and criminal penalties, injunctions or other sanctions. Compliance with these environmental requirements affects our overall cost of business, including capital costs to construct, maintain and upgrade equipment and facilities, and ongoing operating expenditures. We maintain sophisticated leak detection and remote monitoring systems for underground storage tanks at the vast majority of our retail fueling stations. We operate above ground bulk petroleum tanks at our terminal locations and have either replaced or intend to replace underground product lines at our terminals with overhead pipelines to help mitigate the risk of potential soil and groundwater contamination. We allocate a portion of our capital expenditure program to comply with environmental laws and regulations, and such capital expenditures are projected to be $1.6 million in 2014.

We could be subject to joint and several as well as strict liability for environmental contamination. Many of our current and former properties have been operated by third-parties whose handling and management of hazardous materials were not under our control, and substantially all of them have or previously had motor fuel or petroleum product storage tanks. Pursuant to certain environmental laws, we could be responsible for remediating contamination relating to such sites, including impacts attributable to prior site occupants or other third parties, and for implementing remedial measures to mitigate the risk of future contamination. We may also have liability for contamination and violations of environmental laws under contractual arrangements with third parties, such as landlords and former owners of our sites, including at our sites in close proximity to Walmart stores. Contamination has been identified at certain of our current and former terminals and retail fueling stations, and we are continuing to conduct investigation and remediation activities in relation to such properties. The discovery of additional contamination or the imposition of further cleanup obligations at these or other properties could result in significant costs. In some cases, we may be eligible to receive money from state “leaking petroleum storage tank” trust funds to help remediate contamination at certain sites. However, receipt of such payments is subject to stringent eligibility requirements and other limitations that can significantly reduce the availability of such trust fund payments and may delay or increase the duration of associated cleanups. We could also be held responsible for contamination relating to third-party sites to which we or our predecessors have sent hazardous materials for recycling or disposal. We are currently identified as a potentially responsible party in connection with one such disposal site. Any such contamination, leaks from storage tanks or other releases of hazardous materials could result in claims against us by governmental authorities and other third parties for fines or penalties, natural resource damages, personal injury and property damage. From time to time, we are subject to legal and administrative proceedings governing the remediation of contamination or spills from current and past operations, including from our terminal operations and leaking petroleum storage tanks. For information regarding our recorded environmental liabilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Environmental and Other Loss Contingencies.”

Consumer demand for our products may be adversely impacted by fuel economy standards as well as greenhouse gas (“GHG”) vehicle emission reduction measures. In 2010, the EPA and the Department of Transportation’s National Highway Traffic Safety Administration (“NHTSA”) finalized new standards raising the required Corporate Average Fuel Economy of the nation’s passenger fleet to approximately 35 miles per gallon by 2016 and imposing the first-ever federal GHG emissions standards on cars and light trucks. In September 2011, the EPA and the Department of Transportation published first-time standards to reduce GHG emissions and fuel consumption of medium and heavy duty trucks. In August 2012, the EPA and NHTSA finalized further mandated decreases in passenger vehicle GHG emissions and increases in fuel economy beginning with 2017 model year vehicles and increasing to the equivalent of 54.5 miles per gallon by 2025. These and any future increases in fuel economy standards or GHG emission reduction requirements could decrease demand for our products.

GHG and other air emissions from our own facilities are also subject to regulation. For example, certain of our fueling stations may be required to install and maintain vapor recovery systems to control emissions of volatile organic compounds to the air during the vehicle fueling process. In addition, we are currently required to report annual GHG emissions from certain of our operations. Any existing or future GHG or other such air emission measures may result in increased compliance costs.

Our business is also subject to increasingly stringent laws and regulations governing the content and characteristics of fuel. For example, the gasoline we sell generally must meet increasingly rigorous sulfur and benzene standards. In addition, renewable fuel standards generally require refiners and gasoline blenders to meet certain volume quotas or obtain representative trading credits for renewable fuels that are established as a percentage of their finished product production. Such fuel requirements and renewable fuel standards may adversely affect our wholesale fuel purchase costs.

Sale of Regulated Products

In certain areas where our retail sites are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and tobacco products to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and tobacco products. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure for damage claims as a seller of alcoholic beverages and tobacco products is substantial, we have adopted procedures intended to minimize such exposure.

Federally mandated anti-money laundering regulations, specifically the USA PATRIOT Act, which amends the Bank Secrecy Act, dictate the rules and documentation requirements we follow for the sales of money orders. In addition, we are subject to random anti-money laundering compliance audits. We have an anti-money laundering compliance program and have employees of the Company who review certain money order sales transactions to ensure compliance with federal regulations.

We also adhere to the rules governing lottery sales as determined by state lottery commissions in each state in which we make such sales.

Safety

We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that certain information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are currently in substantial compliance with OSHA requirements, including general industry standards, record-keeping requirements and monitoring of occupational exposure to regulated substances.

Other Regulatory Matters

Our retail sites are also subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, fire and other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.

Our operations are also subject to federal and state laws governing such matters as wage rates, overtime and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and periods of protected leaves. Beginning in August 2014, we are required under current laws to provide a system of mandated health insurance with associated non-compliance fees applicable commencing January 2015. These legal requirements could affect our results of operations.

Employees

At December 31, 2013, we had approximately 8,250 employees, including approximately 1,900 full-time employees and 6,350 part-time employees.

Properties

Our headquarters of approximately 120,000 square feet is located at 200 Peach Street, El Dorado, Arkansas. Murphy Oil contributed this building as part of the Separation and currently is a tenant paying rent for its leased space. We also own and operate another office building in El Dorado, Arkansas that houses a portion of our operations personnel. We have numerous owned and leased properties for our retail fueling stations as described under “—Description of Our Business,” as well as wholly-owned product distribution terminals and one ethanol production facility.

LEGAL PROCEEDINGS

Murphy USA and its subsidiaries are engaged in a number of legal proceedings, all of which Murphy USA considers incidental to its business. See Note 18 “Contingencies” in the accompanying audited consolidated and combined financial statements for the three years ended December 31, 2013 and Note 14 “Contingencies” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 31, 2014. Based on information currently available to the Company, the ultimate resolution of matters referred to in this item is not expected to have a material adverse effect on the Company’s net income, financial condition, or liquidity in a future period.

MANAGEMENT

The age at May 13, 2014, present corporate office and length of service in office of each of the Company’s executive officers are reported in the following listing. Executive officers are elected annually but may be removed from office at any time by the Board of Directors.

R. Andrew Clyde—Age 50; President and Chief Executive Officer, Director and Member of the Executive Committee since August 2013. Mr. Clyde previously served Booz & Company (and prior to August 2008, Booz Allen Hamilton), in its global energy practice. He joined the firm in 1993 and was elected partner in 2000. From 2000 to 2013, Mr. Clyde held leadership roles as North American Energy Practice Leader and Dallas office Managing Partner and served on the firm’s board nominating committee. Mr. Clyde received a master’s degree in Management with Distinction from the Kellogg Graduate School of Management at Northwestern University. He received a BBA in Accounting and a minor in Geology from Southern Methodist University.

Mindy K. West—Age 45; Executive Vice President, Chief Financial Officer and Treasurer since August 2013. Ms. West joined Murphy Oil in 1996 and has held positions in Accounting, Employee Benefits, Planning and Investor Relations. In 2007, she was promoted to Vice President & Treasurer for Murphy Oil. She holds a bachelor’s degree in Finance from the University of Arkansas and a bachelor’s degree in Accounting from Southern Arkansas University. She is a Certified Public Accountant and a Certified Treasury Professional.

John C. Rudolfs—Age 42; Executive Vice President Marketing since August 2013. From 2008 to 2009, Mr. Rudolfs was President of T-Court Investments in Washington D.C. Mr. Rudolfs joined Murphy Oil in 2010 as Vice President, Fuel for Murphy USA Marketing Company, a division of Murphy Oil USA, Inc. with over 15 years of experience in the oil and gas industry. In 2011, he was named Vice President, Real Estate & Business Development and promoted to Executive Vice President, Marketing in 2012. Mr. Rudolfs obtained a Bachelor of Science degree from the United States Naval Academy. He graduated from the United States Navy Supply Corps School with emphasis in Supply Chain Management, Finance, Accounting, and Combat Logistics. He is a retired decorated officer from the United States Navy.

Jeffery A. Goodwin—Age 55; Senior Vice President, Retail Operations since August 2013. Mr. Goodwin joined Murphy Oil in 2001 as District Manager in Jacksonville, Florida. In 2002, he was promoted to Maintenance Manager and transferred to El Dorado. He was promoted to Division Manager in 2003, then to Region Manager in 2006. In 2008, Mr. Goodwin was promoted to Vice President, Retail Operations and to Senior Vice President of Retail Operations in 2012. Mr. Goodwin holds a bachelor’s degree in Business from Widener University.

Marn K. Cheng—Age 49; Senior Vice President, Retail Operations Support since August 2013. Mr. Cheng joined Murphy Oil in 2000 as District Manager in Oklahoma City, Oklahoma. He held several positions within Murphy Oil before being promoted to General Manager, Retail Marketing in 2006. In 2008, he was named Regional Vice President for Murphy USA Marketing Company, a division of Murphy Oil USA, Inc. before serving as Vice President, Retail Operations. He was promoted to Vice President, Renewable Energy for Murphy Oil USA, Inc. in 2009. He returned to the retail marketing division in 2011 as Vice President, Fuels for Murphy USA Marketing Company and was promoted to Senior Vice President of Retail Operations in 2012. Mr. Cheng graduated from Texas Tech University with a bachelor’s degree in Marketing and also holds an MBA from Texas Tech University.

John A. Moore—Age 46; Senior Vice President, General Counsel, and Secretary since August 2013. Mr. Moore joined Murphy Oil in 1995 as Associate Attorney in the Law Department. He was promoted to Attorney in 1998 and Senior Attorney in 2005. He was promoted to Manager, Law and assumed the role of Corporate Secretary for Murphy Oil in 2011. Mr. Moore holds a bachelor’s degree in Philosophy from Ouachita Baptist University and a Law degree from the University of Arkansas.

DIRECTORS

Board of Directors

The following individuals serve as members of our Board of Directors.

Name	Age*
Claiborne P. Deming	59
Thomas M. Gattle, Jr.	62
Jack T. Taylor	62
Fred L. Holliger	66
James W. Keyes	59
Diane N. Landen	53
Robert A. Hermes	74
R. Madison Murphy	56
R. Andrew Clyde	50
The Reverend Dr. Christoph Keller, III	59

*	As of May 13, 2014

Our Board of Directors is divided into three classes, each of roughly equal size. The directors designated as Class II directors have terms expiring at our 2015 annual meeting of stockholders; the directors designated as Class III directors have terms expiring at the 2016 annual meeting of stockholders; the directors designated as Class I directors have terms expiring at the 2017 annual meeting of stockholders after that. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

All directors, other than Mr. Clyde (our President and Chief Executive Officer), have been deemed independent by the Board based on the rules of the NYSE and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating and Governance Committee at its February meeting considered familial relationships of certain directors (Mr. Murphy is a first cousin of Mr. Deming and Rev. Christoph Keller, III).

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications such candidates are expected to provide the Board of Directors of Murphy USA Inc.

Claiborne P. Deming (Class I) has served as Chairman of the Board of Murphy Oil since March 2012, and is also Chairman of its Executive Committee. He served as President and Chief Executive Officer of Murphy Oil from October 1, 1994 to December 31, 2008. Prior to assuming that position, he served as Executive Vice President and Chief Operating Officer and had served previously as President of Murphy Oil USA, Inc. Mr. Deming’s previous experience as President and Chief Executive Officer of Murphy Oil gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and gas industry. Mr. Deming is a first cousin of Mr. R. Madison Murphy and Rev. Christoph Keller, III, both of whom serve on our Board.

Thomas M. Gattle, Jr. (Class I) has served as Chairman of the Board, President and Chief Executive Officer of Terral RiverService, Inc. since 1992. TerralRiverService, Inc. is a private company which employs 225 people and which operates fertilizer terminals, boats and barges on the lower Mississippi River and its connected inland waterways. Prior to his tenure at Terral RiverService, Mr. Gattle owned and operated several businesses including Terral Barge Line, which operated the Lake Providence and Madison Ports on the Mississippi River from 1980-1992 and Great River Grain from 1980-1990, which owned and operated grain elevators on the lower Mississippi River. Mr. Gattle is currently a director of American Plant Food (a private manufacturer of fertilizers), based in Houston, Texas. Mr. Gattle’s many years of experience as a successful company owner and executive officer will allow him to provide significant input to our Board on both financial and operational matters.

Jack T. Taylor (Class I) has been a director of Sempra Energy (a NYSE Fortune 500 energy services company) since February 2013 and serves as a member of the Audit; Environmental, Health, Safety and Technology; and LNG Joint Venture and Financing Committees. He has also been a director of Genesis Energy LP (a NYSE midstream energy master limited partnership) since 2013 and serves as a member of the Audit Committee and the Governance, Compensation and Business Development Committee. He was the Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, make him a valuable addition to our Board.

Fred L. Holliger (Class II) was Chairman and CEO of Giant Industries (a NYSE petroleum refining and retail convenience store company) from 2002 until 2007 when it was merged with Western Refining Company (a NYSE crude oil refiner and marketer). He was also an independent consultant to Western Refining Company from 2007 through June 2012. Mr. Holliger spent his entire 36-year career in the petroleum industry in a variety of engineering, marketing, supply and general management positions. His long career in the oil and gas industry, along with his leadership experience, allow him to provide valuable insight to our Board.

James W. Keyes (Class II) is currently Chairman and Chief Executive Officer of Wild Oats LLC (a NASDAQ operator of natural foods stores), a position he has held since January 2012. He was Chief Executive Officer of 7-Eleven Inc. (a major retail gasoline chain) from 2000 to 2005 and held a variety of other positions prior to that in his twenty-one year career, including Chief Financial Officer and Chief Operating Officer. Mr. Keyes was Chairman and Chief Executive Officer of Blockbuster (a provider of home movie and video game rental services) from 2007 to 2011 and led the company through a restructuring process that involved the successful sale of assets to Dish Networks, preserving over 19,000 jobs and providing continuity for the Blockbuster brand. Mr. Keyes’s experience running large companies, and specifically 7-Eleven, along with his leadership on the successful sale of Blockbuster’s assets to Dish Networks through its restructuring process, provide invaluable business and industry expertise to our Board.

Diane N. Landen (Class II) is owner and President of Vantage Communications, Inc. where she has over 20 years’ experience in investment management, communications, and broadcast property ownership. She also serves as Vice Chairman and Executive Vice President of Noalmark Broadcasting Corporation, which is a private radio and media company which owns and operates radio stations in multiple markets in Arkansas and New Mexico. Her responsibilities at Noalmark include oversight of the company’s corporate strategy. She is a partner at Munoco Company L.C., a private oil and gas exploration and production company. Ms. Landen also serves on the board of Loutre Land and Timber Company, a private natural resources company. She acts as Secretary of the company and serves on its Executive and Nominating Committees. She has, through her involvement in these many and varied business ventures, developed a broad range of experience in operating successful companies, allowing her to make significant contributions to our Board.

Robert A. Hermes (Class III) has been a director of Murphy Oil Corporation since 1999 and serves as a member of the Executive Committee, Nominating & Governance Committee and Environmental, Health & Safety Committee. He was Chairman of the Board of Purvin & Gertz, Inc. (an international energy consulting firm) before his retirement in 2005. Dr. Hermes has broad experience in economic and technical aspects of petroleum refining, crude oil pricing, oil logistics, petroleum marketing, and interfuel competition. He also brings to the Board expertise in strategic planning and feasibility studies. As former Chairman of the Board of Purvin & Gertz, Inc., Dr. Hermes has a strong background as an advisor on energy policy, which enables him to provide valuable advice to our Board.

R. Madison Murphy (Class III) serves as the Chairman of the Board and the ex-officio of all board committees. Mr. Murphy has been a director of Murphy Oil Corporation since 1993 and serves on its Executive Committee and as Chair of the Audit Committee. He was Chairman of the board of directors of Murphy Oil from 1994 to 2004 and Chief Financial Officer of Murphy Oil from 1992 to 1994. Mr. Murphy has served on the board of directors of Deltic Timber Corporation since 1996. Mr. Murphy has also been the Managing Member of Murphy Family Management, LLC since 1998, which is engaged in investments, farm, timber and real estate operations. Mr. Murphy’s corporate experience, along with his current board service to Murphy Oil and Deltic Timber Corporation, and previous board service to BancorpSouth, Inc. (a NYSE bank holding company), brings to the Board invaluable corporate leadership and financial expertise. Mr. Murphy is a first cousin of Mr. Claiborne P. Deming and Rev. Christoph Keller, III, both of whom serve on our Board.

R. Andrew Clyde (Class III)—See “Management” in this prospectus. Mr. Clyde’s experience with downstream petroleum and retail clients on engagements focused on corporate and business unity strategy, organization design and effectiveness and performance improvement in Booz’s global energy practice makes him a valuable addition to our Board.

The Reverend Dr. Christoph Keller, III (Class III) has been a director of Deltic Timber Corporation (a NYSE natural resources and timberland company) since 1996 and is a member of the Executive Compensation Committee and Chair of the Nominating and Corporate Governance Committee of Deltic Timber Corporation. He has been an Episcopal priest since 1982, and is currently Interim Dean of Trinity Episcopal Cathedral, in Little Rock. He is a member of the board of trustees of General Theological Seminary of the Episcopal Church in New York City and Episcopal Collegiate School in Little Rock. Reverend Keller has served from 1998 to 2008 as a manager of Keller Enterprises, L.L.C., a firm with farming operations and real estate and venture capital investments. He has served on its board and currently chairs its Executive Compensation Committee. Rev. Keller’s board level experience on both public and private companies, particularly his past experience on Deltic Timber’s board as it spun-off from Murphy Oil and transitioned to a public company, enables him to make valuable contributions to our Board. Rev. Keller is a first cousin of Mr. Claiborne P. Deming and Mr. R. Madison Murphy, both of whom serve on our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following its Separation from Murphy Oil, Murphy USA became an independent, publicly-traded company as of August 30, 2013. Prior to the Separation, Murphy USA comprised the “US Retail Marketing Segment” of Murphy Oil and thus Murphy Oil was responsible for all compensation decisions relating to our named executive officers (“NEOs”) based on their roles and responsibilities as part of the integrated company. This Compensation Discussion and Analysis discusses compensation provided to our NEOs by Murphy Oil prior to the Separation as well as the compensation decisions, including revised target compensation levels, made by our Executive Compensation Committee following the Separation. Our NEOs for the year ended December 31, 2013 were:

Name	Title
R. Andrew Clyde	President & CEO
Mindy K. West	EVP, CFO & Treasurer
John C. Rudolfs	EVP, Marketing
John A. Moore	SVP, General Counsel & Corporate Secretary
Jeffery A. Goodwin	SVP, Retail Operations

This Compensation Discussion and Analysis should be read in conjunction with the tabular information included elsewhere in this prospectus. Although we have provided information on compensation of our NEOs that predates the Separation, these individuals may not have qualified as NEOs under the prior reporting structure as part of Murphy Oil. Our NEOs were determined based on total compensation paid in 2013, as shown in the 2013 Summary Compensation Table included elsewhere in this prospectus.

Overview

Murphy USA operates the nation’s fourth largest convenience store chain, with approximately 1,200 locations in 23 states, most of which are in close proximity to Walmart stores. We believe our proximity to Walmart stores generates significant traffic to our retail stations while our competitively priced gasoline and convenience offerings appeal to our shared customers. We began our relationship with Walmart in 1996 and, in December 2012, we signed a new agreement that allows us to build approximately 200 new sites at Walmart locations over the next few years.

We operate our retail gasoline stations with a strong emphasis on fuel sales complemented by a focused convenience offering that allows for a smaller store footprint than many of our competitors. Almost all of our stations are standardized 208 or 1,200 square foot stores and the majority of our stores are located on Company-owned property and do not incur any rent expense. This combination of a focused convenience offering and standardized smaller footprint stores allows us to achieve lower overhead and labor costs compared to our competitors with a larger store format.

2013 Business Highlights

Highlights of the Company during fiscal year 2013 include the following:

•	Completed Separation from former parent Murphy Oil on August 30, 2013

•	Established the structure for the new company which included assimilating people from both Murphy Oil and the former US Retail Marketing Segment of Murphy Oil into one cohesive organization

•	Added 39 new retail sites to our portfolio during the year

•	Completed the sale of our Hankinson, North Dakota ethanol facility and related assets for $173 million

•	Completed the sale of our North Dakota crude gathering assets formerly used to support the Superior refinery for $6 million

•	Continued our 50+ quarter streak of quarter-over-quarter non-tobacco merchandise margin growth

Executive Compensation Philosophy and Objectives

The Executive Compensation Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of our stockholders. The Executive Compensation Committee believes compensation should provide a direct link with the Company’s values, objectives, business strategies, and financial results. In order to motivate, attract, and retain key executives who are critical to its long-term success, the Company aims to provide pay packages that are competitive with others in the retail industry. In addition, the Company believes that executives should be rewarded for both the short and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

Compensation Design Principles and Governance Practices

The Executive Compensation Committee intends for its compensation design principles to protect and promote our shareholders’ interests. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do	What We Don’t Do

Ö Pay for performance	× Maintain employment contracts

Ö Perform an annual compensation risk assessment	× Maintain separate change in control (“CIC”) agreements other than with the CEO

Ö Utilize an independent compensation consultant

Ö Provide modest perquisites	× Provide excise tax gross ups on perquisites or CIC benefits

Ö Maintain share ownership guidelines and restrict pledging	× Allow repricing of underwater options

Ö Prohibit hedging transactions by executives	× Allow current payment of dividends or dividend equivalents on unearned long-term incentives

Ö Include “clawbacks” in our annual and long-term incentive plans

The Compensation Process

Although the compensation programs and philosophy established by Murphy Oil formed the basis of the executive compensation programs for Murphy USA executive officers in 2013, our Executive Compensation Committee made adjustments to the targeted total direct compensation (base salary, annual bonus targets, and long-term incentive targets) for certain officers following the Separation. These adjustments were made to help ensure that compensation levels provided to our executive officers were reasonable, competitive, and appropriate for an independent retail gasoline marketing company.

Role of the Compensation Committee

The Executive Compensation Committee has responsibility for discharging the Board of Directors’ responsibilities with respect to compensation of the Company’s executives. In particular, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Executive Compensation Committee reviews all elements of the CEO’s compensation. The Executive Compensation Committee also approves non-CEO executive compensation, approves and administers incentive compensation and equity-based plans, and monitors compliance of Directors and executive officers with Company stock ownership requirements. Pursuant to its charter, the Executive Compensation Committee has the sole authority to retain and terminate compensation consultants as well as internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms.

Benchmarking

The Executive Compensation Committee adopted a peer group for purposes of reviewing and approving post-Separation 2013 compensation. Due to the relatively small number of publicly-traded retail convenience store competitors, to create a sufficient sample of companies against which compensation can be compared the group was broadened to include other companies in similar industries with which Murphy USA competes for executive talent. The peer group was developed based on certain attributes including:

•	Industry Sector: Direct motor fuel and convenience retailers, retailers exposed to vehicle miles traveled (or “VMT”), and other small box common goods retailers (e.g., quick serve restaurants or “QSRs”)

•	Scale of Operation: Revenue, non-fuel revenue, earnings (i.e., earnings before interest, taxes, depreciation, and amortization or “EBITDA”), market capitalization, number of employees, and store count

•	Method of Operation: Company-operated sites and direct-owned real estate

The peer group consists of the following companies:

• Alimentation Couche-Tard	• Cracker Barrel	• The Pantry

• Advance Auto Parts	• CST Brands	• Pier 1 Imports

• AutoZone	• Foot Locker	• Susser Holdings

• Bob Evans Farms	• GameStop	• TravelCenters of America

• Casey’s General Stores	• Monro Muffler Brake	• Vitamin Shoppe

• Chipotle Mexican Group	• O’Reilly Automotive

In addition to comparator company information, the Executive Compensation Committee uses several industry compensation surveys to determine competitive market pay levels for the NEOs.

Base salaries and total target direct compensation for the Company’s NEOs were compared to the median of the benchmark data to determine whether the Company’s compensation practices aligned with market data. However, the Executive Compensation Committee does not target a particular percentage of the market when making compensation-related decisions. The Executive Compensation Committee believes that such decisions require a deliberate review of market competition for a particular position as well as each individual’s possession of a unique skill or knowledge set, proven leadership capabilities or experience, and Company performance. Based on such factors, the Executive Compensation Committee may determine in respect of one or more individuals that it is appropriate for compensation to meet, exceed, or fall below the median of the benchmark data with respect to a particular compensation element or total compensation.

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the NEOs, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Executive Compensation Committee. The Executive Compensation Committee can exercise its discretion in modifying any recommendations and makes the final decisions.

Elements of Compensation

Our compensation program is comprised of three key components, each designed to be market-competitive and to help attract, motivate, retain, and reward our NEOs.

Element	Key Characteristics	Objectives

Base Salary	• Fixed minimum level of compensation	• To reward the executive for day-to-day execution of primary duties and responsibilities

	• Reviewed annually and adjusted if and when appropriate	• To provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance

Annual Incentives	• Variable cash compensation component	• To motivate and reward NEOs for achieving annual business goals

	• Performance-based award opportunity based on annual operational and individual performance	• To align the interests of those who hold positions of major responsibility with the interests of stockholders

• Intended to encourage responsible risk taking and accountability

Long-term Incentives	• Variable equity-based compensation component	• To align executives’ interests with the interests of stockholders

	• Performance-based award opportunity based on long-term performance	• To reinforce the critical objective of building stockholder value over the long term

• To focus management attention upon the execution of the long-term business strategy

The majority of our NEO compensation is performance-based and is issued in the form of both short and long-term incentives. Individuals in a position to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the compensation program elements for the CEO and other NEOs is shown below. The charts outline the size, in percentage terms, of each element of target compensation.

A.    Base Salary

Base salary is designed to provide a competitive fixed rate of pay recognizing each employee’s different level of responsibility and performance. In setting base salary levels for NEOs, the Executive Compensation Committee considers competitive market data in addition to other factors such as duties and responsibilities, experience, individual performance, retention concerns, internal equity considerations, Company performance, general economic conditions, and marketplace compensation trends.

With the exception of the CEO, the Executive Compensation Committee increased base salaries awarded to each NEO following the Separation to bring salaries closer to market levels and to reflect increased job responsibilities resulting from their new roles in a newly-established, standalone public company. The following table shows the base salaries in effect for each of the NEOs in 2013 both prior to and after the Separation:

Name	Title	Pre-Spin Salary	Post-Spin Salary
R. Andrew Clyde (1)	President & CEO	$750,000	$750,000
Mindy K. West	EVP, CFO & Treasurer	$350,000	$450,000
John C. Rudolfs	EVP, Marketing	$330,720	$400,000
John A. Moore	SVP, General Counsel & Corporate Secretary	$296,500	$365,000
Jeffery A. Goodwin	SVP, Retail Operations	$260,000	$320,000

(1)	Mr. Clyde was an employee of Booz & Company until August 1, 2013.

B.    Annual Incentive Plan

The primary objective of our annual incentive plan is to align corporate and individual goals with stockholder interests and Company strategy and to reward employees for their performance relative to those goals. Murphy USA targets the median of competitive market pay levels for annual target incentive compensation. Executives have the opportunity to be compensated above the median of market pay levels when Murphy USA performs above market based on established performance measures.

With the exception of the CEO, the target bonus as a percentage of salary for each NEO was increased following the Separation to reflect market levels of target annual incentives in their new expanded roles. The following table shows the target bonuses as a percentage of salary in effect for each of the NEOs in 2013 both before and after the Separation:

Name	Title	Pre-Spin Target as a % of Salary	Post-Spin Target as a % of Salary
R. Andrew Clyde	President & CEO	100%	100%
Mindy K. West	EVP, CFO & Treasurer	50%	75%
John C. Rudolfs	EVP, Marketing	40%	65%
John A. Moore	SVP, General Counsel & Corporate Secretary	40%	60%
Jeffery A. Goodwin	SVP, Retail Operations	40%	60%

Pre-Separation

During the first eight months of 2013, the NEOs (including Mr. Clyde who was deemed a participant) were subject to the terms and conditions of the Murphy Oil 2012 Annual Incentive Plan (the “Murphy Oil AIP”).

For 2013, the performance criteria for employees of the corporate segment of Murphy Oil (including Ms. West and Mr. Moore) consisted of a combination of return on capital employed (“ROCE”)1, a safety metric (total recordable incident rate, or “TRIR”), upstream operating metrics, and return on average capital employed (“ROACE”)2 for the US Retail Marketing Segment of Murphy Oil. The following table summarizes the performance metrics and corresponding weightings used in determining annual incentive award payouts for the corporate segment of Murphy Oil and the weighted performance scores for each based on actual performance:

Metric	Weighting	Target	Actual	Payout % of Target	Weighted Performance Score
ROCE	50%	8.00%	9.13%	135%	67.66%
Production	20%	193,768	196,692	107%	21.46%
TRIR	10%	0.90	0.75	150%	15.00%
Reserves Replacement	10%	150%	240%	200%	20.00%
US Retail Marketing Segment ROACE	10%	9.00%	13.80%	200%	20.00%

Total					144.12%

Results were certified by the Executive Compensation Committee of Murphy Oil. Payouts were made in February 2014 based on actual performance. Ms. West and Mr. Moore received payouts related to this level of achievement for the first eight months of 2013.

Employees of the former US Retail Marketing Segment of Murphy Oil prior to the Separation (including Mr. Clyde, Mr. Rudolfs, and Mr. Goodwin) were subject to the terms and conditions of the Murphy Oil AIP with performance measured against metrics for the former US Retail Marketing Segment of Murphy Oil (discussed below).

[1]	ROCE is computed as a percentage based on dividing the sum of (i) Murphy Oil’s annual net income, as adjusted from time-to-time for certain unusual and nonrecurring gains or losses and (ii) Murphy Oil’s after-tax net interest expense, by the sum of (a) the balance of Murphy Oil’s consolidated stockholders’ equity at January 1 of the respective year and (b) the average of Murphy Oil’s beginning and ending long-term debt during the respective year.
[2]	ROACE is computed as a percentage based on dividing the US Retail Marketing Segment’s earnings before interest and taxes, as adjusted from time-to-time for certain unusual and nonrecurring gains or losses by the sum of (a) the average of the US Retail Marketing Segment’s beginning and ending balance of property, plant, and equipment during the respective year and (b) the average of the US Retail Marketing Segment’s beginning and ending net working capital position during the respective year; excludes impact of ethanol facilities.

Post-Separation

Subsequent to the Separation, the NEOs (including former Murphy Oil employees that joined Murphy USA) were subject to the terms and conditions of the Murphy Oil AIP based on the metrics for the former US Retail Marketing Segment established at the beginning of 2013. Since the Murphy Oil AIP program as it related to the former US Retail Marketing Segment of Murphy Oil was not terminated or paid out as a result of the Separation, its metrics were reviewed by our Executive Compensation Committee and found to be appropriate for the remainder of 2013.

For 2013, the AIP metrics for Murphy USA employees included ROACE, TRIR, and profitability as measured by both fuel and merchandise gross margin. The following table summarizes performance metrics and corresponding weightings used in determining annual incentive award payouts for Murphy USA employees and the weighted performance scores for each based on actual performance during 2013:

			Results through August			Results through Year-End
Metric	Weighting (%)	Target (%)	Actual (%)	Payout % of Target (%)	Weighted Performance Score (%)	Actual (%)	Payout % of Target (%)	Weighted Performance Score (%)
ROACE	30	9.0	13.8	200	60.0	14.6	200	60.0
Fuel Gross Margin ($000s) (average per store month)	30	31.7	36.3	200	60.0	35.3	173	51.9
Merchandise Gross Margin ($000s) (average per store month)	30	20.9	20.0	—	0.0	20.0	—	—
Downstream TRIR	10	1.2	0.97	138	13.8	1.09	118	11.8

Under the terms of the awards, achievement of 100% of the target for any metric results in the payment of 100% of target for that metric. Achievement of the minimum level of the performance range results in the payment of 50% of target and achievement of the maximum results in the payment of 200% of target. No awards relative to a given metric are payable if performance for that metric falls below the minimum. Results between points will be interpolated.

After certifying the results relative to our performance metrics, our Executive Compensation Committee (in combination with the Murphy Oil Executive Compensation Committee, where applicable) approved the following payments for our NEOs for 2013:

	Pre-Separation Paid by MOC			Post-Separation Paid by MUSA			Total
Name	Target Bonus ($)	Weighted Performance Score (%)	Actual Bonus ($)	Target Bonus ($)	Weighted Performance Score (%)	Actual Bonus ($)	Target Bonus ($)	Actual Bonus ($)
R. Andrew Clyde	500,000	133.8	750,000	250,000	123.7	309,250	750,000	1,059,250
Mindy K. West	115,600	144.1	199,909	112,500	123.7	139,163	228,100	339,072
John C. Rudolfs	86,920	133.8	116,299	86,667	123.7	107,207	173,587	223,506
John A. Moore	78,588	144.1	130,242	73,000	123.7	90,301	151,588	220,543
Jeffery A. Goodwin	68,333	133.8	91,430	64,000	123.7	79,168	132,333	170,598

The Executive Compensation Committee of Murphy Oil had the right to exercise both positive and negative discretion to adjust payout levels by up to 25% based on individual qualitative results. The actual bonus payouts for Mr. Clyde, Ms. West, and Mr. Moore incorporate such adjustments related to each of these individuals’ outstanding contributions to both the successful execution of the Separation as well as the company’s performance throughout the year. The Executive Compensation Committee has only negative discretion when determining payout levels for the NEOs under the Murphy USA Inc. 2013 Annual Incentive Plan, as amended and restated as of February 12, 2014 (the “2013 AIP”).

Note that the table above reflects the total annual incentive payouts received by each of our NEOs for performance during 2013. Murphy USA was responsible only for the last four months of 2013 (i.e., post-Separation). Prior parent Murphy Oil awarded payouts related to the first eight months of 2013.

Special Bonuses

In rare circumstances, the Executive Compensation Committee also has the ability to award special achievement bonuses, separate and apart from the AIP, where circumstances warrant. During 2013, Mr. Clyde and Ms. West received special bonuses in recognition of their contributions towards the success of the Separation and exemplary performance throughout the transition process. The amount awarded was net of the individual adjustments awarded by MOC for the first eight months of 2013.

C. Long-term Incentive Compensation

Long-term incentives are designed to (i) align corporate and individual goals with stockholder interests and Company strategy and vision and (ii) support retention. Prior to the Separation, the NEOs were covered under Murphy Oil’s 2007 Long-Term Incentive Plan (the “2007 LTIP”) and its 2012 Long-Term Incentive Plan (the “2012 LTIP,” which replaced the 2007 LTIP after the 2012 LTIP’s approval at the 2012 Murphy Oil Annual Meeting). On February 5, 2013, as part of a routine annual grant, Murphy Oil granted long-term incentive awards to our NEOs (other than Mr. Clyde) with the value either divided equally between stock options and performance-based restricted stock units (“RSUs”) (for Ms. West and Mr. Moore) or, in the case of employees of the former US Retail Marketing Segment of Murphy Oil (including Mr. Rudolfs and Mr. Goodwin), solely in the form of cash-based performance units. Upon commencing his employment with Murphy USA, Mr. Clyde received a grant of Murphy Oil options and performance-based RSUs on August 6, 2013. The terms and conditions of Mr. Clyde’s awards were generally identical to those granted to the other Murphy Oil executives (including Ms. West and Mr. Moore) on February 5, 2013.

As a result of the Separation, unvested options held by Murphy USA employees were forfeited and replaced with options to purchase shares of Murphy USA under the Murphy USA Inc. 2013 Long-Term Incentive Plan, as amended and restated effective as of February 12, 2014 (the “2013 LTIP”). Outstanding performance-based RSUs and performance units were paid out by Murphy Oil on a pro-rata basis based on actual performance through August 30, 2013 (discussed below). Subsequent to our Separation, the Executive Compensation Committee granted replacement RSUs to our NEOs under the 2013 LTIP intended to replace the forfeited portion of awards that were terminated and paid out on a pro-rata basis. The number of equivalent Murphy USA options and RSUs granted as replacement awards for those originally granted by Murphy Oil during 2013 are as follows:

Name	Options (#)	RSUs (#)
R. Andrew Clyde	118,499	25,099
Mindy K. West	65,007	14,171
John C. Rudolfs	—	5,396
John A. Moore	27,233	5,612
Jeffery A. Goodwin	—	3,597

Stock Options

Stock options provide a direct link between executive officer compensation and the value delivered to shareholders. Our Executive Compensation Committee believes that stock options are inherently performance-based, as option holders only realize benefits if the value of our stock increases following the date of grant. All grants of options will vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Performance-based RSUs

The vesting of performance-based RSUs awarded in 2013 was based upon Murphy Oil’s total shareholder return (“TSR”) relative to the TSR of Murphy Oil’s 15-company peer group. The 2013 performance-based RSU awards contained four equally-weighted measurement periods, all of which were eligible to vest at the end of the three-year performance period based on Murphy Oil’s TSR performance relative to the TSR of the 15 peer companies. Actual payouts could vary from 0% to 150% of target based on Murphy Oil’s relative TSR ranking for the measurement period. Dividend equivalents were accumulated during the performance period and were paid only if the underlying units vested.

Performance Units

The vesting of cash-based performance units awarded in 2013 was based on the performance of the former US Retail Marketing Segment of Murphy Oil, as measured by two equally-weighted metrics: ROACE and EBITDA. Similar to performance-based RSUs, the performance units were originally eligible to vest at the end of three years and contained four equally-weighted measurement periods. Actual payouts could vary from 0% to 200% of target based on the performance of the former US Retail Marketing Segment of Murphy Oil for the measurement period. The value of each performance unit was $100.

Actions as a Result of the Separation

In accordance with the Employee Matters Agreement (“EMA”) with Murphy Oil, outstanding equity awards held by the NEOs at the time of the Separation were adjusted or forfeited and replaced as described below in order to preserve the intrinsic value, remaining vesting periods, and other terms and conditions of Murphy Oil awards that were outstanding on August 30, 2013. A copy of the EMA was attached as an exhibit to a Current Report on Form 8-K filed by us with the SEC on September 5, 2013.

Stock Options

In connection with the Separation, vested Murphy Oil stock options held by employees of Murphy USA were adjusted to preserve the intrinsic value of each original option grant as well as the ratio of the exercise price to the fair market value of Murphy Oil common stock on the date of the Separation (as defined in the EMA). Unvested Murphy Oil stock options held by employees of Murphy USA were forfeited. To retain the intrinsic value to which they were entitled prior to the Separation, Murphy USA employees were issued replacement options in Murphy USA which preserved both (1) the ratio of exercise price to stock price of each original option/SAR and (2) the intrinsic embedded value of the original options/SARs on the Separation date. At the time of the Separation, three groups of option grants were unvested and outstanding: 50% of the 2011 grants, 100% of the 2012 grants, and 100% of the 2013 grants.

The replacement options have the same terms and conditions as the original Murphy Oil options. The number of replacement options issued to each of the NEOs was as follows:

	Replacement Options Issued for Options Originally Granted In
Name	2011 (#)	2012 (#)	2013 (#)	Total (#)
R. Andrew Clyde	—	—	118,499	118,499
Mindy K. West	24,158	61,493	65,007	150,658
John A. Moore	4,392	17,569	27,233	49,194

As employees of the Murphy Oil’s former US Retail Marketing Segment, Mr. Rudolfs and Mr. Goodwin were not eligible to receive stock option grants and thus did not receive any replacement options.

Performance-based RSUs and Performance Units

In connection with the Separation, Murphy Oil approved pro-rata payments related to all outstanding performance-based RSUs and performance units based on actual performance through the date of the Separation. At the time of the Separation, three grants were outstanding: awards granted in 2011 for the 2011-2013 performance period; 2012 grants for the 2012-2014 performance period; and 2013 grants for the 2013-2015 performance period.

Murphy Oil determined the value of the performance-based RSUs by comparing the TSR of Murphy Oil to the TSR of each of the peer companies in accordance with the program design. However, the effective date of the Separation rather than the end of each of the three-year performance periods was used as the ending measurement date for the relevant performance period for purposes of this calculation. Similarly, the value of the performance units was determined using actual performance of the former US Retail Marketing Segment relative to the internal goals developed at the time of grant through the date of the Separation.

Each holder of performance-based RSUs and performance units received a payment (in Murphy Oil shares for performance-based RSUs, and in cash for performance units) from Murphy Oil based on actual performance through the date of the Separation and the portion of the performance period already completed. Portions relating to periods which had not yet lapsed were forfeited.

To retain the intrinsic value to which they were entitled prior to the Separation, participants were issued time-vesting RSU grants in Murphy USA representing the forfeited opportunity for each of the 2011, 2012, and 2013 cycles of performance-based RSUs and performance units held by the NEOs. The replacement RSUs originally granted will vest according to the original schedule (i.e., the 2013-2015 awards will vest three years from the date of grant, or February 5, 2016) allowing Murphy USA to benefit from the retentive feature of the awards. The number of replacement RSUs issued was determined based on the closing Murphy USA stock price on the date of grant:

	Replacement RSUs Issued for RSUs / Performance Units Originally Granted
Name	2011 – 2013 (#)	2012 – 2014 (#)	2013 – 2015 (#)	Total (#)
R. Andrew Clyde	—	—	25,099	25,099
Mindy K. West	1,809	9,554	14,171	25,534
John C. Rudolfs	886	938	5,396	7,220
John A. Moore	517	5,732	5,612	11,861
Jeffery A. Goodwin	739	782	3,597	5,118

The replacement stock options and RSUs were made pursuant to the terms and conditions of our 2013 LTIP and award agreements, the forms of which were approved and adopted by our Executive Compensation Committee.

Other Awards

Certain executives, including three NEOs, were disadvantaged in regards to pension benefits after joining Murphy USA as the Separation resulted in the inability to continue earning benefits under the Murphy Oil defined benefit plan. In order to make up for these lost benefits, the applicable NEOs received a time-based RSU award equivalent to the present day value of the difference between (i) the lump sum value at age 62 under the Murphy Oil defined benefit plan using pre-Separation salary and bonus and (ii) the lump sum value at age 62 of the new Murphy USA profit-sharing plan using post-Separation salary and target bonus. The following number of pension restoration RSUs were issued to the affected NEOs on September 6, 2013:

Name	Pension Restoration RSUs (#)
Mindy K. West	17,981
John A. Moore	10,101
Jeffery A. Goodwin	6,396

For Mr. Moore and Mr. Goodwin, the RSUs will vest in equal parts after five and ten years. For Ms. West, roughly 30% of the RSUs will vest after five years with the remaining RSUs vesting after 10 years. The vesting period was selected to generally correspond with the number of years the individuals would have originally needed to remain in the employ of Murphy Oil to earn the higher benefit.

In addition, Ms. West also received a RSU grant to replace the value of lost potential compensation as a result of joining MUSA rather than remaining at Murphy Oil. Due to differences in pay practices in the retail and exploration and production industries, Ms. West’s post-Separation total target compensation is below that of her pre-Separation total target compensation at Murphy Oil. In order to make-up for the loss, Ms. West received 33,414 lost potential compensation RSUs, the grant date fair value of which is equivalent to the present value of five years of the difference between (i) the total target compensation that she would have received had she remained at Murphy Oil, and (ii) her total target compensation at Murphy USA post-Separation. The RSUs will cliff vest five years from the date of grant.

D.    Employee Benefits and Perquisites

Murphy USA’s executives are provided usual and customary employee benefits available to all employees (except certain hourly retail employees). These include qualified defined contribution (thrift) plan (401(k)), health insurance, life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, and long-term disability insurance.

Murphy USA provides a Supplemental Executive Retirement Plan (“Murphy USA SERP”), an unfunded, nonqualified defined contribution plan to eligible executives including the NEOs. The Murphy USA SERP is intended to restore to certain highly-compensated individuals qualified defined contribution (thrift and profit-sharing) plan benefits restricted under the Internal Revenue Code of 1986 (the “IRC”).

Murphy USA offers limited perquisites to our NEOs consistent with our peer group. The Board of Directors has authorized up to 50 hours annually of personal use of Company aircraft for our CEO as part of his total compensation package. The value of such personal use is periodically reported to the Executive Compensation Committee and will be reported as taxable income to the CEO with no income tax assistance or gross-ups provided by the Company.

Reportable values for these programs based on the incremental costs to the Company are included in the “All Other Compensation” column of the 2013 Summary Compensation Table included elsewhere in this prospectus.

Other Policies

Severance and Change in Control Protection

The Company has not entered into any employment agreements with its NEOs.

Mr. Clyde is party to a Severance Protection Agreement (the “SPA”) provided to him by Murphy Oil when he joined Murphy Oil in August 2013, and was inherited by Murphy USA in connection with the Separation. The SPA provides certain severance benefits if his employment is terminated within 24 months following a CIC. If Mr. Clyde’s employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards be paid assuming the target level of performance) and continued life, accident, and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cutback to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

Under the terms of the Company’s 2013 LTIP, in the event of a CIC, all outstanding equity awards will vest, become immediately exercisable or payable, and/or have all restrictions lifted (any performance-based awards will be paid assuming the target level of performance).

Stock Ownership Guidelines

To further align the interest of our executive officers with those of our shareholders, the Board of Directors expects all executive officers to display confidence in the Company through the ownership of a significant amount our stock. Under these guidelines as set forth in the Company’s Corporate Governance Guidelines, executive officers, including our NEOs, are expected to hold Murphy USA common stock having a value that is equivalent to a multiple of each executive officer’s annualized base salary. The targeted multiples vary among the executives depending upon their position:

•	CEO: 5x annual salary

•	EVPs: 3x annual salary

•	SVPs: 2x annual salary

•	VPs: 1x annual salary

Because the stock ownership guidelines are a multiple of each executive officer’s annualized salary, the value that must be maintained will increase proportionally with salary increases. Executive officers are expected to achieve targets within five years of assuming their positions. The Executive Compensation Committee will periodically assess these guidelines, monitor the executive officers’ ownership levels relative to these guidelines, and make recommendations as appropriate.

The Board of Directors has also established stock ownership guidelines for non-employee Directors of the company. Directors are expected to achieve ownership of at least three times the annual cash retainer within five years of service.

A Director or executive officer may not pledge Company securities, either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above.

Prohibition on Hedging

In order to ensure that Murphy USA executive officers, including our NEOs, bear the full risks of Murphy USA common stock ownership, the Company has adopted a policy that prohibits hedging transactions that are designed to hedge or speculate on any change in the market value of the Company’s securities.

Recoupment/Clawback Policy

Our executive officers are subject to recoupment provisions in both the 2013 AIP and 2013 LTIP programs in the case of certain forfeiture events. If the Company restates its financial statements as a result of negligent, intentional, or gross misconduct by the recipient, the Executive Compensation Committee may, in its discretion, require that the recipient reimburse the Company in respect of any shares issued or payments made under the 2013 AIP and/or the 2013 LTIP in the period covered by the restated financial statements.

Tax Policy

Section 162(m) of the IRC limits the deductibility of compensation paid to certain NEOs to $1 million annually unless compensation is performance-based and the performance criteria are approved by stockholders.

The Executive Compensation Committee considers this impact when making compensation decisions and attempts to structure all elements of executive compensation to meet this exception. However, the Executive Compensation Committee has retained the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial overall to stockholders, including the payment of compensation that is subject to the deduction limits under IRC Section 162(m).

The Board of Directors has submitted for your approval the performance criteria of the 2013 AIP and 2013 LTIP in order to qualify awards and payments made under each as performance-based under IRC Section 162(m).

Role of the Compensation Consultant

In anticipation of the Separation, Mercer (US) Inc. (“Mercer”) was retained by the Executive Compensation Committee as its independent compensation consultant during 2013. Mercer provides executive and director compensation consulting services to the Executive Compensation Committee, regularly attends Committee meetings, reports directly to the Executive Compensation Committee on matters relating to compensation for our NEOs, and participates in executive sessions without NEOs present. Mercer provides advice and analysis to the Executive Compensation Committee on design and level of executive and director compensation. In connection with their services to the Executive Compensation Committee, Mercer works with executive management and the corporate human resources team group to formalize proposals for the Executive Compensation Committee. The Executive Compensation Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer’s work for the Executive Compensation Committee does not raise any conflict of interest.

Compensation-based Risk Assessment

In February 2014, the Executive Compensation Committee completed a review of the Company’s policies and practices of compensating its employees (including non-executives) as they relate to the Company’s risk management profile to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. As a result of this review, the Executive Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers serving at the end of the last completed fiscal year (collectively, the NEOs) is set forth in the following tables:

2013 Summary Compensation Table

Name and Principal Position	Year		Salary (1) ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
R. Andrew Clyde	2013		420,417	(9)	40,750	(2)	1,173,184	(3)(4)	1,390,737	(4)(5)	1,059,250	(6)	—		74,547	(8)	4,158,885
President & Chief Executive Officer	2012	(10)	—		—		—		—		—		—		—		—
Mindy K. West	2013		381,200		35,000	(2)	2,602,253	(3)(4)	584,970	(4)(5)	339,072	(6)	—		36,352	(8)	3,978,847
Executive Vice President, Chief Financial Officer & Treasurer	2012	(10)	320,835		—		592,650		620,900		178,123		277,071		20,090		2,009,669
John C. Rudolfs	2013		350,633		—		225,000	(3)(4)	—		504,554	(6)	5,111	(7)	3,908	(8)	1,089,206
Executive Vice President, Marketing	2012	(10)	280,600		—		—		—		79,971		49,132		44,183		453,886
John A. Moore	2013		318,138		—		599,680	(3)(4)	245,055	(4)(5)	220,543		28,247	(7)	27,292	(8)	1,438,955
Senior Vice President, General Counsel & Secretary	2012	(10)	279,123		—		355,590		177,400		109,092		264,754		17,589		1,203,538
Jeffery A. Goodwin	2013		277,500		—		225,000	(3)(4)	—		393,973	(6)	18,901	(7)	17,946	(8)	933,320
Senior Vice President, Retail Operations	2012	(10)	235,143		—		—		—		67,016		170,256		14,949		487,364

(1)	The salaries shown in this column for 2013 reflect eight months at the pre-Separation annualized salary rate and four months at the post-Separation annualized salary rate.
(2)	Includes value of special bonuses awarded in recognition of their contributions towards the success of the Separation and exemplary performance throughout the transition process.
(3)	The amounts shown represent the grant date fair value of performance-based RSUs and performance units granted by Murphy Oil as well as the pension restoration and lost potential compensation RSUs granted by Murphy USA. Amounts shown are computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(4)	The sum of the values in the “Stock Awards” and “Option Awards” columns shown here differ somewhat from the total grant date fair value of option and stock awards in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards Table” included elsewhere in this prospectus. The grant date fair value of replacement options and RSUs offset the grant date fair value of awards previously recognized by Murphy Oil and transferred to Murphy USA upon the Separation. No incremental accounting expense was incurred in connection with the replacement awards and thus amounts shown here reflect only the grant date fair value of awards granted by Murphy Oil in 2013 and the pension restoration and lost potential compensation RSUs granted by Murphy USA (i.e., excludes the grant date fair value of replacement awards which, for presentation purposes, are included in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards Table” included elsewhere in this prospectus).
(5)	The amounts shown represent the grant date fair value of options granted by Murphy Oil as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(6)	Reflects amounts paid under our 2013 AIP, which were paid in February 2014, as well as the cash value awarded by Murphy Oil to Messrs. Rudolfs and Goodwin in connection with performance unit grants in the Murphy Oil US Retail Marketing Segment that were terminated and paid out on a pro-rated basis at the time of the Separation.
(7)	The amounts shown in this column reflect the annual change in accumulated benefits under the Murphy USA retirement plans. See 2013 Non-Qualified Deferred Compensation Table included elsewhere in this prospectus for more information about the Company’s defined contribution plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column, as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

(8)	We offer limited perquisites to our NEOs which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, comprise the All Other Compensation column as summarized below:

Name	SERP ER Contribution ($)	401(k) ER Contribution ($)	Total Contribution to DC Plans (a) ($)	Term Life (b) ($)	Other (c) ($)
R. Andrew Clyde	9,924	15,300	25,224	350	48,973
Mindy K. West	7,572	15,300	22,872	840	12,640
John C. Rudolfs	—	—	—	840	3,068
John A. Moore	3,802	15,300	19,102	840	7,350
Jeffery A. Goodwin	1,353	15,297	16,650	840	456

(a) Company contributions to defined contribution plans.

(b) Benefit attributable to Company-provided term life insurance policy.

(c)	For Mr. Clyde, the amounts shown include moving expenses ($21,389) and the value of personal use of corporate aircraft ($27,584). For Ms. West and Mr. Moore, the amounts shown represent a contribution made on their behalf to charitable organizations under our matching gifts program. For Mr. Rudolfs, the amounts shown include country club dues paid by Murphy Oil. Murphy USA has discontinued the practice of providing membership dues as a perquisite for NEOs. For Mr. Goodwin, the amounts shown include personal use of a company car as well as a contribution made on his behalf to a charitable organization under our matching gifts program.
(9)	Amounts include salary for only the portion of the year for which he was employed by Murphy Oil and us and includes a one-time signing bonus of $107,917. Prior to August 1, 2013, Mr. Clyde was an employee of Booz & Company.
(10)	In 2012, the NEOs (other than Mr. Clyde) were employed by, and were compensated by Murphy Oil or its subsidiaries.

Grants of Plan-Based Awards in 2013

The following table provides information regarding both equity and non-equity incentive plan awards granted to each NEO during 2013. The awards listed in the table include both the awards granted by Murphy Oil (and subsequently forfeited/terminated at the time of the Separation) as well as the replacement RSUs and pension and lost potential compensation restoration RSUs issued by Murphy USA under the 2013 LTIP. All awards are described in more detail in the Compensation Discussion and Analysis section included elsewhere in this prospectus.

			Estimated Future Payout Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payout Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)		All Other Option Awards: Number of Securities Underlying Options (4) (#)		Exercise or Base Price of Option or Stock Awards (5) ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
R. Andrew Clyde			375,000	750,000	1,500,000
	08/06/13	(7)									67,446		70.73	70.48	1,390,737
	08/06/13	(7)				586,592	1,173,184	1,759,777						70.48	1,173,184
	09/06/13										118,499	(8)	40.25	39.60	1,391,178
	10/09/13								25,099	(8)				39.96	1,002,956

Mindy K. West			114,050	228,100	456,200
	02/05/13	(7)									37,000		60.02	60.08	584,970
	02/05/13	(7)				252,096	504,192	756,288						60.08	504,192
	09/06/13										24,158	(9)	37.07	39.60	279,750
	09/06/13										61,493	(10)	32.53	39.60	621,079
	09/06/13										65,007	(8)	34.16	39.60	585,063
	09/06/13								17,981	(11)				39.60	712,048
	10/09/13								1,809	(9)				39.96	72,288
	10/09/13								9,554	(10)				39.96	381,778
	10/09/13								14,171	(8)				39.96	566,273
	10/22/13								33,414	(12)				41.48	1,386,013

John C. Rudolfs			86,793	173,587	347,173
	02/05/13	(13)				112,500	225,000	450,000							225,000
	10/09/13								886	(9)				39.96	35,405
	10/09/13								938	(10)				39.96	37,482
	10/09/13								5,396	(8)				39.96	215,624

John A. Moore			75,794	151,588	303,177
	02/05/13	(7)									15,500		60.02	60.08	245,055
	02/05/13	(7)				99,840	199,680	299,520						60.08	199,680
	09/06/13										4,392	(9)	37.07	39.60	50,859
	09/06/13										17,569	(10)	32.53	39.60	177,447
	09/06/13										27,233	(8)	34.16	39.60	245,097
	09/06/13								10,101	(11)				39.60	400,000
	10/09/13								517	(9)				39.96	20,659
	10/09/13								5,732	(10)				39.96	229,051
	10/09/13								5,612	(8)				39.96	224,256

Jeffery A. Goodwin			66,167	132,333	264,667
	02/05/13	(13)				112,500	225,000	450,000							225,000
	09/06/13								6,396	(11)				39.60	253,282
	10/09/13								739	(9)				39.96	29,530
	10/09/13								782	(10)				39.96	31,249
	10/09/13								3,597					39.96	143,736

(1)	Threshold and maximum awards are based on the provisions in our 2013 AIP. Actual awards earned can range from 0 to 200 percent of the target awards. The Executive Compensation Committee retains the authority to make awards under the program and to use its judgment in adjusting awards downward. Actual payouts for 2013 are calculated using base salary earned in 2013 and reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” included in this prospectus.
(2)	Threshold and maximum awards are based on the provisions of the relevant Murphy Oil performance-based RSU and performance unit award agreements. Employees of the US Retail Marketing Segment received performance units while all other eligible employees received performance-based RSUs. Actual Murphy Oil performance-based RSU awards earned can range from 0 to 150 percent of the target awards. The target value of each Murphy Oil US Retail Marketing Segment performance unit was $100 while actual payouts earned can range from 0 to 200 percent of the target awards. As a result of the Separation, the performance-based RSUs and performance units were paid out on a pro-rated basis by Murphy Oil and the unearned portion of the awards were forfeited.
(3)	Amounts include replacement RSUs as well as pension restoration RSUs for Ms. West and Messrs. Moore and Goodwin and lost potential compensation RSUs for Ms. West. As described in the Compensation Discussion and Analysis, replacement RSUs were awarded by Murphy USA to replace Murphy Oil performance-based RSUs and Murphy Oil US Retail Marketing Segment performance unit awards that were terminated at the time of the Separation. Employees of Murphy USA received pro-rated payouts for earned portions of the Murphy Oil performance-based RSUs and Murphy Oil US Retail Marketing Segment performance units as of the date of the Separation while unearned portions of the performance-based RSUs and performance units were terminated. The pro-rated performance-based RSU payouts were based on Murphy Oil’s TSR results through the date of the Separation. The pro-rated payouts for the performance units were based on results of the US Retail Marketing Segment through the date of the Separation. On October 9, 2013, our Executive Compensation Committee granted replacement RSUs to our NEOs under our 2013 LTIP. The pension restoration and lost potential compensation RSUs are described elsewhere in “Compensation Discussion and Analysis”.
(4)	The Murphy Oil Executive Compensation Committee granted options to our NEOs on February 5, 2013 (and, in the case of Mr. Clyde, August 6, 2013). As a result of the Separation, unvested Murphy Oil options were forfeited. On September 6, 2013, our Executive Compensation Committee granted replacement options to our NEOs under our 2013 LTIP.

(5)	For Murphy Oil options, the exercise price was determined based on the average high and low stock price on the date of grant. The exercise price of replacement options was determined based on the ratio of the pre-Separation exercise price to stock price of each original option.
(6)	The amounts shown in this column reflect the total grant date fair value of awards granted in 2013 in accordance with generally accepted accounting principles in the United States regarding stock compensation. For equity incentive plan awards, these amounts represent the grant date fair value at target as determined pursuant to FASB ASC Topic 718. For other stock awards, these amounts represent the grant date fair value of the RSU awards determined pursuant to FASB ASC Topic 718. For option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton based methodology. Actual value realized upon option exercise depends on market prices at the time of exercise. Assumptions used in the calculation of these amounts are more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The values shown here differ somewhat from the aggregate values presented in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” included elsewhere in this prospectus. The grant date fair value of replacement options and RSUs offset the grant date fair value of awards previously recognized by Murphy Oil and transferred to Murphy USA upon the Separation. No incremental accounting expense was incurred in connection with the replacement awards and thus amounts shown in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” reflect only the grant date fair value of awards granted by Murphy Oil in 2013 and the pension restoration and lost potential compensation RSUs granted by Murphy USA (i.e., excludes the grant date fair value of replacement awards which, for presentation purposes, are included here).
(7)	Awards granted by Murphy Oil and denominated in shares of Murphy Oil. At the time of the Separation, unvested options were forfeited and unearned performance-based RSUs were terminated and paid out on a pro-rated basis based on actual performance through the date of the Separation.
(8)	Murphy USA replacement award for awards originally granted by Murphy Oil on 2/5/13 (8/6/13 in the case of Mr. Clyde).
(9)	Murphy USA replacement awards for awards originally granted by Murphy Oil on 2/1/11.
(10)	Murphy USA replacement awards for awards originally granted by Murphy Oil on 1/31/12.
(11)	Murphy USA pension restoration RSUs.
(12)	Murphy USA lost potential compensation RSUs.
(13)	Murphy Oil performance units (target value = $100 per unit). At the time of the Separation, unearned performance units were terminated and paid out on a pro-rated basis based on actual performance through the date of the Separation.

Outstanding Equity Awards at Fiscal Year End 2013

The following table illustrates outstanding Murphy USA equity awards (options and RSUs) for each NEO as of December 31, 2013. The table excludes awards issued by Murphy Oil which were forfeited/terminated effective as of the date of the Separation. The table also excludes Murphy Oil options held by our NEOs which, at the time of the Separation, were already vested. In accordance with the EMA, vested options in Murphy Oil were adjusted to preserve the intrinsic value on the date of the Separation. These options will remain exercisable until the earlier of two years from the date of the Separation or the original stated expiration date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Exercisable Options (1) (#)	Number of Securities Underlying Unexercisable Options (1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Stock Units That Have Not Vested (#)		Market Value of Shares That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Andrew Clyde		118,499	40.25	02/05/20
					25,099		1,043,114

Mindy K. West		24,158	37.07	02/01/18
		61,493	32.53	01/31/19
		65,007	34.16	02/05/20
					17,981	(3)	747,290
					1,809	(4)	75,182
					9,554	(4)	397,064
					14,171	(4)	588,947
					33,414	(5)	1,388,686

John C. Rudolfs					886	(4)	36,822
					938	(4)	38,983
					5,396	(4)	224,258

John A. Moore		4,392	37.07	02/01/18
		17,569	32.53	01/31/19
		27,233	34.16	02/05/20
					10,101	(6)	419,798
					517	(4)	21,487
					5,732	(4)	238,222
					5,612	(4)	233,235

Jeffery A. Goodwin					6,396	(6)	265,818
					739	(4)	30,713
					782	(4)	32,500
					3,597	(4)	149,491

(1)	Replacement stock options in Murphy USA were issued with identical vesting to the original Murphy Oil options. They vest 50% on the two-year anniversary of the original grant date with the remaining 50% vesting on the three-year anniversary of the original grant date. All options expire seven years after the original grant date.
(2)	Value was determined based on a December 31, 2013 closing stock price of $41.56 per share.
(3)	Roughly 30% of the pension restoration RSUs will vest on the five-year anniversary of the grant date with the remaining RSUs vesting on the 10-year anniversary of the grant date.
(4)	Replacement RSUs in Murphy USA vest on the three-year anniversary of the date they were originally granted by Murphy Oil.
(5)	Lost potential compensation RSUs will cliff vest on the five-year anniversary of the grant date.
(6)	One-half of the pension restoration RSUs will vest on the five-year anniversary of the grant date with the remaining one-half vesting on the 10-year anniversary of the grant date.

Option Exercises and Stock Vested in 2013

The following table summarizes the value received by each NEO from stock option exercises and stock grants which vested during 2013. Note that no Murphy USA awards vested or were exercised during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
R. Andrew Clyde	—	—	—	—
Mindy K. West	27,500	584,800	8,403	508,003
John C. Rudolfs	—	—	—	—
John A. Moore	5,000	68,375	4,808	290,668
Jeffery A. Goodwin	16,875	252,499	—	—

(1)	The value shown reflects the difference between the market price on the date of exercise and the exercise price of Murphy Oil options.
(2)	Represents the aggregate amount received by each respective NEO upon the vesting of Murphy Oil performance-based RSUs during 2013 for pro-rated payments based on results through the date of the Separation for the 2011 through 2013, 2012 through 2014, and 2013 through 2015 performance periods (payment of net shares settled by Murphy Oil on October 1, 2013 at $60.455).

2013 Pension Benefits Table

The following table presents the value of the accrued benefits of the NEOs under the defined benefit portion of the Murphy Oil Supplemental Executive Retirement Plan (“Murphy Oil SERP”), liability for which was assumed by Murphy USA in connection with the Separation. Murphy Oil remains responsible for all accrued benefits to our NEOs under the Murphy Oil Retirement Plan.

Name	Plan Name (1)	Number of Years of Credited Service (#) (2)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
R. Andrew Clyde	—	—	—	—
Mindy K. West	Murphy USA Supplemental Executive Retirement Plan	17.247	358,323	—
John C. Rudolfs	Murphy USA Supplemental Executive Retirement Plan	2.997	25,790	—
John A. Moore	Murphy USA Supplemental Executive Retirement Plan	18.497	202,421	—
Jeffery A. Goodwin	Murphy USA Supplemental Executive Retirement Plan	12.581	127,122	—

(1)	Liabilities for benefits accrued for NEOs and other executive employees under the Murphy Oil SERP were transferred to the Murphy USA SERP effective on the date of the Separation.
(2)	The number of years of credited service reflects the frozen number of years of service credited under the Murphy Oil SERP through the date of the Separation.

The accrued benefits presented above are based on a final average earning calculation. Frozen final average earnings which could not be included under a tax-qualified retirement plan were as follows: Ms. West $286,016, Mr. Rudolfs $135,204, Mr. Moore $140,183, and Mr. Goodwin $84,402. The following assumptions were used in determining the present value amounts at December 31, 2013:

•	Discount Rate—4.91%

•	Mortality Table—RP-2000 projected 20 years

•	Assumed retirement date at age 65

2013 Non-Qualified Deferred Compensation Table

The following table presents the value of the accrued benefits of the NEOs under the defined contribution portion of the Murphy Oil SERP, liability for which was assumed by Murphy USA in connection with the Separation as well as the benefits accrued by the NEOs under the Murphy USA SERP from the date of the Separation through December 31, 2013.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE (2) ($)
R. Andrew Clyde	7,724	9,924	672	—	18,320
Mindy K. West	13,000	7,572	3,684	—	89,520
John C. Rudolfs	—	—	—	—	—
John A. Moore	1,594	3,802	315	—	8,466
Jeffery A. Goodwin	4,702	1,353	1,121	—	9,931

(1)	Includes contributions made by NEO while under the employ of both (i) Murphy Oil through the date of the Separation and (ii) Murphy USA through December 31, 2013.
(2)	Liabilities for benefits accrued for NEOs and other executive employees under the Murphy Oil SERP were transferred to the Murphy USA SERP effective on the date of the Separation.

The purpose of the Thrift Plan for employees of Murphy USA, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate. All employees are allowed to contribute on a pre-tax basis up to 25 percent of their eligible pay. The Company matching contributions are limited to dollar for dollar on the first six percent. Participating employees are immediately vested in all employee and Company matching contributions.

Murphy USA also provides a SERP, an unfunded, nonqualified defined contribution plan to eligible executives including the NEOs. The SERP is intended to restore to certain highly-compensated individuals qualified defined contribution (Thrift and profit-sharing) plan benefits restricted under the IRC. The table above represents amounts deferred under both the Murphy Oil SERP (assumed by us) and the Murphy USA SERP for 2013.

Potential Payments upon Termination or Termination in Connection with a Change in Control

The Company does not have employment, CIC, or termination agreements with its NEOs other than with the CEO, which was inherited by Murphy USA in connection with the Separation from prior parent Murphy Oil. However, upon a CIC, as defined in the 2013 LTIP, all outstanding equity awards granted under such plan shall vest, become immediately exercisable or payable, or have all restrictions lifted which apply to the type of award.

The SPA provides certain severance benefits if Mr. Clyde’s employment is terminated within 24 months following a CIC. If his employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards be paid assuming the target level of performance) and continued life, accident, and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cutback to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to any other NEOs upon termination or a CIC.

The following table presents estimated amounts that would have been payable to the applicable NEO if the described event had occurred on December 31, 2013, the last trading day of the fiscal year:

Name	Category	Normal Termination ($)	Qualified Termination with a Change of Control ($)
R. Andrew Clyde	Severance (1)	—	4,502,520
	Non-equity compensation (2)	978,250	978,250
	Unvested & Accelerated (3)
	Restricted Stock Units	71,940	1,043,114
	Stock Options	—	154,700

Mindy K. West	Non-equity compensation (2)	305,755	305,755
	Unvested & Accelerated (3)
	Restricted Stock Units	169,565	3,197,169
	Stock Options	—	1,144,771

John C. Rudolfs	Non-equity compensation (2)	223,506	223,506
	Unvested & Accelerated (3)
	Restricted Stock Units	35,284	300,063
	Stock Options	—	—

John A. Moore	Non-equity compensation (2)	203,555	203,555
	Unvested & Accelerated (3)
	Restricted Stock Units	63,213	912,741
	Stock Options	—	379,901

Jeffery A. Goodwin	Non-equity compensation (2)	170,598	170,598
	Unvested & Accelerated (3)
	Restricted Stock Units	33,456	478,522
	Stock Options	—	—

(1)	Represents three times the sum of base salary, target bonus, and the cost of Company-provided term life insurance policy. Mr. Clyde does not participate in our health insurance program. Per the terms of the SPA, since Mr. Clyde has not been employed by us for a full fiscal year, the relevant bonus amount used in determining severance payments is target bonus rather than the three-year average bonus actually awarded.
(2)	Non-equity compensation is calculated under the terms of our 2013 AIP. Although actual awards, if any, are subject to attaining certain performance-based targets, for purposes of this table, non-equity compensation is calculated based on actual awards earned in 2013 without adjustment.
(3)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the exercise date of the award or two years from date of termination.

Compensation of Directors

Directors who are employees of Murphy USA do not receive compensation for their services on the Board. Our Board of Directors determines annual retainers and other compensation for non-employee Directors. The primary elements of our non-employee director compensation program include a combination of cash and equity. In 2013, the cash component consisted of:

•	Annual retainer: $40,000

•	Chairman of the Board: $115,000

•	Audit Committee Chairman: $15,000

•	Executive Compensation Committee Chairman: $12,500

•	Chair of each other Committee: $10,000

•	Board and Committee meeting fees: $2,000 each

All retainers are paid quarterly. In 2013, the annual and supplemental retainers awarded to non-employee directors were prorated to reflect only the portion of the year after which directors had been elected by the Murphy Oil Corporation Board (i.e., August 7, 2013 through December 31, 2013). The Company also reimburses directors for travel, lodging, and other related expenses they incur in attending Board and committee meetings.

In addition to the cash component, the non-employee directors also receive an annual grant of time-based restricted stock units which vest after three years. Following the Separation, each non-employee director received a restricted stock unit grant valued at $125,017 on September 6, 2013. In 2014, the Executive Compensation Committee reviewed non-employee director compensation practices for the same peer group used in determining market levels of compensation for the Company’s executives. In order to align non-employee director compensation with that of the peer group, each non-employee director received a reduced annual grant of restricted stock units on February 12, 2014 valued at approximately $100,000.

Further information regarding non-employee director compensation is set forth in the following table.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation (3) ($)	Total ($)
R. Madison Murphy	97,500	125,017	—	—	—	25,000	247,517
Claiborne P. Deming	44,250	125,017	—	—	—	—	169,267
Thomas M. Gattle, Jr.	32,000	125,017	—	—	—	—	157,017
Robert A. Hermes	37,000	125,017	—	—	—	500	162,517
Fred L. Holliger	34,000	125,017	—	—	—	—	159,017
Christoph Keller, III	34,000	125,017	—	—	—	—	159,017
James W. Keyes	38,000	125,017	—	—	—	—	163,017
Diane N. Landen	32,000	125,017	—	—	—	—	157,017
Jack T. Taylor	39,500	125,017	—	—	—	—	164,517

(1)	The amounts shown reflect the cash retainers and meeting fees for August 8, 2013 through December 31, 2013.
(2)	The amounts shown reflect the aggregate grant date fair value, as computed in accordance with generally accepted accounting principles in the United States regarding stock compensation for restricted stock unit awards granted to the non-employee directors in 2013. The aggregate number of restricted stock unit awards held as of December 31, 2013 was 3,157 for each director.
(3)	The amount shown represents a contribution made on behalf of Mr. Murphy and Dr. Hermes to charitable organizations under our matching gifts program.

The column above showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee Directors are eligible to participate in the matching gift program on the same terms as Murphy USA employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals in an amount equal to twice the amount contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to the contribution made by the eligible person.

The Board of Directors has also established stock ownership guidelines for non-employee directors of the Company. Directors are expected to achieve ownership of at least three times the annual cash retainer within five years of service. A director may not pledge Company securities either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. These guidelines are designed to ensure that directors display confidence in the Company through the ownership of a significant amount of our stock.

DESCRIPTION OF THE EXCHANGE NOTES

Murphy Oil USA, Inc. issued the notes in an aggregate principal amount of $500,000,000 under an Indenture dated August 14, 2013 (the “Indenture”) among itself, the Guarantors (as defined below) and U.S. Bank National Association, as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the terms “Issuer,” “we,” “our” and “us” refer only to Murphy Oil USA, Inc. (or any Person substituted therefor as permitted under the Indenture) and not to any of its subsidiaries; and the term “Holdings” refers only to Murphy USA Inc. (or any Person substituted therefor as permitted under the Indenture) and not to any of its subsidiaries.

On the Issue Date, each of Holdings and the Issuer was a wholly owned Subsidiary of Murphy Oil Corporation (“Murphy Oil”), and Holdings had no Subsidiaries, or material assets or operations. Following the Issue Date, Murphy Oil completed the separation of Holdings (the “Separation”) through certain of the Transactions (as defined herein). For the purposes of this Description of the Exchange Notes and the Indenture, and the interpretation thereof, for periods prior to the consummation of the Stock Contribution (as defined below), the Issuer is deemed a wholly owned Subsidiary of Holdings and the Issuer’s Subsidiaries are deemed wholly owned Subsidiaries of Holdings.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because the Indenture, not this description, defines your rights as Holders of these notes. You may request copies of these agreements by contacting us at Murphy USA Inc., 200 Peach Street, El Dorado, Arkansas 71730, Attention: Secretary.

In exchange for the notes issued on the Issue Date, we are issuing the new notes under the Indenture for public resale pursuant to this prospectus. All references to notes below refer to the old notes and/or the new notes unless the context otherwise requires.

Brief Description of the Notes

The notes:

•	are unsecured senior obligations of the Issuer;

•	rank senior in right of payment to any future Subordinated Obligations of the Issuer; and

•	are be structurally subordinated to the obligations of Subsidiaries of the Issuer that are not Guarantors.

The notes were initially guaranteed on a senior unsecured basis by Holdings and all of the Issuer’s domestic Wholly Owned Subsidiaries existing on the Separation Date. For the avoidance of doubt, the Unrelated Subsidiaries, the Ethanol Subsidiaries and Murphy Crude Supply, LLC (an immaterial Subsidiary formed for the purposes of completing the Calumet Transaction) are Unrestricted Subsidiaries and do not guarantee the notes.

Principal, Maturity and Interest

The Issuer issued the old notes initially with a maximum aggregate principal amount of $500 million, and will issue the new notes in such amounts as are tendered for exchange pursuant to this prospectus. The Issuer issued the old notes and will issue the new notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on August 15, 2023. Subject to our compliance with the covenant described under the subheading “—Certain covenants—Limitation on indebtedness,” we are permitted to issue more notes from time to time (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase, provided, however, that if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the exchange notes,” references to the notes include any Additional Notes actually issued.

Interest on these notes accrue at the rate of 6.000% per annum and will be payable semiannually in arrears on February 15 and August 15. If an interest payment date is not a Business Day, then the payment may be made on the next Business Day with the same force and effect as if made on such date, and the interest which accrues for the period from such interest payment date to such next Business Day will be payable on the next succeeding interest payment date. We will make each interest payment to the Holders of record of these notes on the immediately preceding February 15 and August 15.

Interest on these notes accrue from the most recent date to which interest has been paid, or if no interest has been paid, from the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve (12) 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the notes at our option prior to August 15, 2018.

On and after August 15, 2018, we will be entitled at our option to redeem all or a portion of these notes, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Period	Redemption Price
2018	103.000%
2019	102.000%
2020	101.000%
2021 and thereafter	100.000%

In addition, any time prior to August 15, 2016, we will be entitled at our option on one or more occasions to redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 106%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Issuer or its Affiliates); and

(2) each such redemption occurs within ninety (90) days after the date of the related Qualified Equity Offering.

Prior to August 15, 2018, we will be entitled at our option to redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes, plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means with respect to a note at any redemption date the excess of (if any) (A) the present value at such redemption date of (1) the redemption price of such note on August 15, 2018 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through August 15, 2018 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three (3) months before or after August 15, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to August 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to August 15, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with Holdings.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and assigns and two other nationally recognized investment banking firms selected by Holdings that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis to the extent practicable.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least thirty (30) but not more than sixty (60) days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to the redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other note redeemed in accordance with provisions of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. The Indenture contains a special mandatory redemption feature that was applicable only if the Separation was not completed by March 31, 2014. Because we completed the Separation on August 30, 2013, this feature is no longer relevant and noteholders will receive no benefit from it. In addition, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase notes in the open market or otherwise, subject to compliance with applicable law.

Guarantees

Holdings and the Subsidiary Guarantors, fully and unconditionally guarantee, on a senior unsecured basis, our obligations under the notes, on a joint and several basis, subject to customary release provisions in respect of the Subsidiary Guarantors as described below. The obligations of each Subsidiary Guarantor under its Guarantee are designed to be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, and, therefore, such Subsidiary Guarantee is specifically limited to an amount that such Subsidiary Guarantor could guarantee without such Subsidiary Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture;

(2) at such time as such Subsidiary Guarantor ceases to guarantee any Indebtedness of the Issuer under the Senior Credit Agreement, except as a result of payment under such guarantee;

(3) the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor, in compliance with all of the terms of the Indenture, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(4) if we exercise our legal defeasance option or covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Unrestricted Subsidiaries

On the Issue Date, the Unrelated Subsidiaries, the Ethanol Subsidiaries and Murphy Crude Supply, LLC (an immaterial Subsidiary formed for the purposes of completing the Calumet Transaction) were Unrestricted Subsidiaries. Under certain circumstances, Holdings will be able to designate other current or future direct or indirect Subsidiaries of Holdings as Unrestricted Subsidiaries. An Unrestricted Subsidiary will not be a Subsidiary Guarantor or subject to the restrictive covenants of the Indenture. One of the Ethanol Subsidiaries, Hankinson Renewable Energy LLC, was sold in December 2013 and is no longer an Unrestricted Subsidiary. As of March 31, 2014, the Unrestricted Subsidiaries had $26.2 million in assets, or 1.4% of Holdings’ total assets; and would have generated approximately $269.3 million, or 1.5% of Holdings’ total revenues for the year ended December 31, 2013. The Unrestricted Subsidiaries had $80.9 million of net income for the same period which included income from discontinued operations of $78.7 million. Included in the discontinued operations was a gain on the sale of the Hankinson facility of $52.5 million. For more information, see the disclosures included in Note 21 “Guarantor Subsidiaries” to our audited consolidated and combined financial statements for the three years ended December 31, 2013 and Note 16 “Guarantor Subsidiaries” to our unaudited consolidated and combined financial statements for the three months ended March 31, 2014 included elsewhere in this prospectus.

Ranking

Senior Indebtedness versus Notes

The Indebtedness evidenced by the notes and the Guarantees is unsecured and would rank pari passu in right of payment to the Senior Indebtedness of the Issuer and the Guarantors, as the case may be.

At March 31, 2014, the Issuer and the Guarantors had approximately $547 million aggregate principal amount of total indebtedness outstanding (which includes $500 million principal amount of the notes offered for exchange hereby), of which $55 million was secured indebtedness. In May 2014, we voluntarily elected to pay off the remainder of the $55 million term loan. In addition, as of March 31, 2014, we had approximately $328 million available for borrowing (subject to periodic borrowing base limitations) as senior secured Indebtedness under the Senior Credit Agreement (without giving effect to the $200 million uncommitted incremental facility). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Virtually all of the Senior Indebtedness of such Guarantors consists of their respective guaranties of Senior Indebtedness of the Issuer under the Senior Credit Agreement and with respect to the notes.

The notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer (including obligations with respect to the Senior Credit Agreement) would be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes

A portion of our operations are conducted through our Subsidiaries. The Unrelated Subsidiaries and the Unrestricted Subsidiaries are not guaranteeing the notes, and, as described above under “—Guarantees,” Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the notes. Claims of third-party creditors of such non-Guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-Guarantor Subsidiaries, and claims of preferred stockholders of such non-Guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries over the claims of our creditors, including Holders of the notes. Accordingly, the notes would be structurally subordinated to third-party creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries.

At March 31, 2014, the total third-party liabilities of the non-Guarantor Subsidiaries were approximately $5.4 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Book-entry, Delivery and Form

The Global Notes

The new notes will be issued in the form of several registered notes in global form, without interest coupons (the “Global Notes”), as follows:

•	new notes issued to noteholders who purchased old notes as qualified institutional buyers under Rule 144A will be represented by the “Rule 144A Global Note;” and

•	new notes issued to noteholders who purchased old notes in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the “Regulation S Global Note.”

Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“Participants”) or persons who hold interests through Participants (“Indirect Participants”). We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the Participants that have validly exchanged their old notes for new notes in the Exchange Offer; and

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and the records of Participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Regulation S Global Note will initially be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on behalf of the owners of such interests.

Investors may hold their interests in the Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are Participants. Each of Euroclear and Clearstream will appoint a Participant to act as its depositary for the interests in the Regulation S Global Note that are held within DTC for the account of each settlement system on behalf of its Participants.

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below.

Each Global Note and beneficial interests in each Global Note will be subject to restrictions on transfer as described under “Transfer Restrictions.”

Exchanges Among the Global Notes

Subject to compliance with the transfer restrictions applicable to the notes described herein, beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on which Global

Note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between its Participants through electronic book-entry changes to the accounts of its Participants. Participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these Indirect Participants clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or Holder of the notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, Certificated Notes; and

•	will not be considered the owners or Holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a Holder of notes under the Indenture (and, if the investor is not a Participant or an Indirect Participant, on the procedures of the Participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered Holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by Participants and Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those Participants or Indirect Participants and DTC.

Transfers between Participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participant may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a Participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the Business Day for Euroclear or Clearstream following the DTC settlement date.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuer repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act), other than Murphy Oil (prior to the consummation of the Transactions), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings; provided that the consummation of any such transaction resulting in such person owning more than 50% of the total voting power of the Voting Stock of Holdings will not be considered a Change of Control if (a) Holdings becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of Holdings’ Voting Stock immediately prior to such transaction or (y) no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(2) the adoption by the Board of Directors of a plan relating to the liquidation or dissolution of Holdings;

(3) the merger or consolidation of Holdings with or into another Person or the merger of another Person with or into Holdings, or the sale of all or substantially all the assets of Holdings (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Holdings immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of the sale of all or substantially all the assets of Holdings, each transferee becomes an obligor or a Guarantor in respect of the notes;

(4) prior to the consummation of the Transactions, Murphy Oil ceases to own, directly or indirectly, 100% of each of the Capital Stock and aggregate voting power of the Voting Stock of the Issuer or Holdings; or

(5) after the consummation of the Transactions, the Issuer ceases to be a Subsidiary of Holdings.

Within thirty (30) days following any Change of Control unless we have previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Optional Redemption,” we will mail a notice by first-class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Holdings and, thus, the removal of incumbent Board of Directors or management of Holdings. The Change of Control purchase feature is a result of negotiations between Holdings and the Initial Purchasers. Holdings has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future.

Subject to the limitations discussed below, Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Holdings’ and the Issuer’s capital structure or credit ratings. Restrictions on Holdings, the Issuer and the Restricted Subsidiaries’ ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction. In addition, Holders of the notes may not be entitled to require the Issuer to repurchase the notes in certain circumstances involving a significant change in the composition of the Board of Directors, including in connection with a proxy contest, where the Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

If the terms of the Senior Credit Agreement prohibit the Issuer from making a Change of Control Offer or from purchasing the notes pursuant thereto, prior to the mailing of the notice to Noteholders described in the preceding paragraph, but in any event within thirty (30) days following any Change of Control, the Issuer covenants to:

(1) repay in full all Indebtedness outstanding under the Senior Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the Senior Credit Agreement to permit the purchase of the notes as described above.

The Issuer must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control, provided, however, that the Issuer’s failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under “—Defaults” below (and not under clause (2) thereof). As a result of the foregoing, a Holder of the notes may not be able to compel the Issuer to purchase the notes unless the Issuer is able at the time to refinance all Indebtedness outstanding under the Senior Credit Agreement or obtain requisite consents under the Senior Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the occurrence of a Change of Control, or the exercise by the Holders of their right to require us to repurchase their notes due to the financial effect of such repurchase on us, could cause a default under the Senior Credit Agreement or under other Indebtedness. Finally, our ability to pay cash to the Holders of notes in connection with a Change of Control Offer may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Holdings. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above. For the avoidance of doubt, any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiaries will not constitute the disposition of all or substantially all of the properties and assets of Holdings.

The provisions under the Indenture relative to our obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below. Following the first day (the “Suspension Date”) that: (i) the notes have an Investment Grade Rating from both of the Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture.

Holdings, the Issuer and the Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(1)	“—Limitation on Indebtedness,”

(2)	“—Limitation on Restricted Payments,”

(3)	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

(4)	“—Limitation on Sales of Assets and Subsidiary Stock,”

(5)	“—Limitation on Affiliate Transactions,”

(6)	“—Future Subsidiary Guarantors” and

(7)	clause (3) of paragraphs (a) and (b) under “—Merger and Consolidation”

(collectively, the “Suspended Covenants”). In addition, the then-existing Subsidiary Guarantees will also be suspended as of the Suspension Date. In the event that Holdings, the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then Holdings, the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “—Limitation on Indebtedness” or one of the clauses set forth in paragraph (b) of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph (b) of “—Limitation of Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “—Limitation on Restricted Payments” and the items specified in subclauses (3)(A) through (3)(E) of paragraph (a) of “—Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraph (a) of the “—Limitation of Sales of Assets and Subsidiary Stock,” the amount of Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on Indebtedness

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Holdings, the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this clause (a) being herein referred to as “Coverage Indebtedness”); provided further, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $250 million at any one time outstanding.

(b) Notwithstanding the foregoing paragraph (a), Holdings, the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (any such Indebtedness Incurred pursuant to this clause (b) being herein referred to as “Permitted Indebtedness”):

(1) Indebtedness Incurred by Holdings, the Issuer and any Restricted Subsidiary pursuant to any Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $1,000 million and (ii) the sum of $500 million and 25% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined on the date of such Incurrence (any such Indebtedness Incurred pursuant to this clause (1) being herein referred to as “Credit Facility Indebtedness”); provided further, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $150 million at any one time outstanding under this clause (1).

(2) Indebtedness owed to and held by Holdings, the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Holdings, the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full of all obligations with respect to the notes and (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full of all obligations of such Guarantor with respect to its Guarantee;

(3) the notes and the Exchange Notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date or under the Spin-Off Documents (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, Holdings would have been entitled to Incur at least $1.00 of Coverage Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of any Coverage Indebtedness or any Permitted Indebtedness Incurred pursuant to clauses (3), (4) or (5) or this clause (6);

(7) Hedging Obligations incurred in the ordinary course of business and not for the purpose of speculation;

(8) Obligations in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or customs, completion, advance payment, performance, bid, performance, appeal and surety bonds, completion guarantees and other similar obligations provided by Holdings, the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting the foregoing;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 10 Business Days of its Incurrence;

(10) the Guarantee by Holdings, the Issuer or any Subsidiary Guarantor of Indebtedness of Holdings, the Issuer or any Subsidiary Guarantor that was permitted to be Incurred by another provision of this covenant; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee thereof Incurred pursuant to this clause (10) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(11) Purchase Money Indebtedness (i) Incurred to finance the acquisition, construction, development, design, installation or improvement by Holdings, the Issuer or a Restricted Subsidiary of assets or (ii) assumed in connection with the acquisition of any fixed or capital assets, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (A) $75 million and (B) 6.5% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Incurrence;

(12) Indebtedness Incurred by Holdings, the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence and incurred pursuant to this clause (12) does not exceed the greater of (A) $50 million and (B) 4% of the Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined at the date of such Incurrence;

(13) Indebtedness Incurred by Foreign Subsidiaries of Holdings in an aggregate principal amount at any time outstanding pursuant to this clause (13) not to exceed the greater of (A) $75 million and (B) 6.5% of Consolidated Net Tangible Assets of the Foreign Subsidiaries determined as of the date of such Incurrence;

(14) Attributable Debt of Holdings, the Issuer or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction which, when taken together with all other Attributable Debt of Holdings, the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence and incurred pursuant to this clause (14), does not exceed the greater of (A) $25 million and (B) 1.5% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined at the date of such Incurrence;

(15) any obligation arising from agreements of Holdings, the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the sale, disposition or acquisition of any business, assets, Indebtedness or Capital Stock of Holdings, the Issuer or a Restricted Subsidiary in a transaction not prohibited by the Indenture;

(16) Indebtedness of Holdings, the Issuer or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in ordinary course supply arrangements;

(17) Indebtedness of Holdings, the Issuer or any Restricted Subsidiary in respect of any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(18) Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements; and

(19) Indebtedness consisting of obligations under deferred compensation arrangements, non-competition agreements or similar arrangements.

(c) Notwithstanding the foregoing, neither Holdings, the Issuer nor any Subsidiary Guarantor may Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Guarantee to at least the same extent as such Subordinated Obligations.

(d)	For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding on the Separation Date under the Senior Credit Agreement will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and, in that connection, Holdings will be entitled to treat a portion of such Indebtedness as Coverage Indebtedness and the balance of such Indebtedness as an item or items of Permitted Indebtedness;

(4) any Permitted Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by Holdings in whole or in part such that it will be deemed as having been Incurred as Coverage Indebtedness pursuant to paragraph (a) above or as Permitted Indebtedness pursuant to another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant thereto at the time of such reclassification;

(5) the accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock; and

(6) the reclassification of any lease or other liability of Holdings, the Issuer or any of the Restricted Subsidiaries as Indebtedness due to a change in accounting principles after the Issue Date will not be deemed to be an Incurrence of Indebtedness.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings, the Issuer or any of the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time such Restricted Payment is made:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) Holdings is not entitled to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on Indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of Holdings are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by Holdings either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Issue Date, but excluding in each case any Net Cash Proceeds that are used to redeem notes in accordance with the third paragraph under “—Optional Redemption;” plus

(C) the amount by which the principal amount of consolidated Indebtedness of Holdings (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any consolidated Indebtedness of Holdings convertible or exchangeable for Qualified Capital Stock of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Holdings, the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of Holdings or to an employee stock ownership plan or a trust established by Holdings or any of its Subsidiaries for the benefit of their employees); plus

(D) except as included in clause (E) below, an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset other than cash received by Holdings, the Issuer or any Restricted Subsidiary subsequent to the Issue Date with respect to Investments (other than Permitted Investments) made by Holdings, the Issuer or any Restricted Subsidiary in any Person (other than Holdings, the Issuer or any Restricted Subsidiary) and resulting from repurchases, repayments or redemptions of such Investments by such Person, and any proceeds realized on the sale of any such Investment, and (y) in the event that Holdings redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (other than to the extent Holdings’ Investment in such Unrestricted Subsidiary constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Holdings, the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) 50% of (x) any dividends received in cash by Holdings, the Issuer or a Restricted Subsidiary after the Separation Date from an Unrestricted Subsidiary or (y) the net proceeds from the sale or other disposition of the Capital Stock of an Unrestricted Subsidiary received in cash by Holdings, the Issuer or a Restricted Subsidiary after the Separation Date, in each case, to the extent that such dividends or proceeds were not otherwise included in Consolidated Net Income for such period.

For the avoidance of doubt, the Transactions shall be excluded for the calculation of the amount of Restricted Payments under this paragraph (a)(3).

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Holdings or a substantially concurrent cash capital contribution received by Holdings from its shareholders with respect to its Qualified Capital Stock, with a sale, exchange or contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale, exchange or contribution; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash

Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness,” with an Incurrence being deemed substantially concurrent if such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such Incurrence; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) the payment of any dividend, distribution or redemption of any Capital Stock or Subordinated Indebtedness within sixty (60) days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (3) shall reduce the amount available for Restricted Payments pursuant to clause (a)(3) above only once;

(4) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of Holdings or any of its Subsidiaries from officers, former officers, employees, former employees, directors or former directors of Holdings or any of its Subsidiaries (or permitted transferees of such officers, former officers, employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $10 million in any calendar year, with any portion of such $10 million amount that is unused in any calendar year to be carried forward to the next successive calendar year and added to such amount for that successive year, plus, to the extent not previously applied or included, the Net Cash Proceeds received by Holdings from sales of Qualified Capital Stock of Holdings to employees or directors of Holdings or any of its Subsidiaries that occur after the Separation Date (to the extent such Net Cash Proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of paragraph (a) above); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payments of dividends on Disqualified Stock or any Preferred Stock of any Restricted Subsidiary issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases, redemptions or other acquisitions or retirement for value of Capital Stock (a) deemed to occur upon exercise, conversion or exchange of stock options, warrants or other rights to acquire Capital Stock, if such Capital Stock represents a portion of the exercise price of such options, warrants or other rights or (b) made in lieu of withholding taxes in connection with any such exercise, conversion or exchange; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise, conversion or exchange of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or in connection with the Transactions; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor, in each case, (a) in the event of a Change of Control, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations or (b) in the event of an Asset Sale, at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations, plus, in either case, any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or an Asset Sale Offer, as applicable, with respect to the notes as a result of such Change of Control or Asset Sale, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Permitted Indebtedness the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, other Restricted Payments in an aggregate amount not to exceed the greater of (i) $50 million and (ii) 4% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Restricted Payment, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(11) the Transactions substantially on the terms described in the Offering Memorandum, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(12) dividends or distributions in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to the capital of Holdings in connection with any Qualified Equity Offering following the Issue Date, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(13) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the Incurrence of any Indebtedness to finance such payment) as if it had occurred at the beginning of the most recently ended four (4) full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available, the Consolidated Leverage Ratio would not be greater than 2.5 to 1.0, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(14) transactions pursuant to other agreements or arrangements in effect on the Separation Date substantially on the terms described in the Offering Memorandum or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement described in the Offering Memorandum, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (10) and (14), the Issuer will be permitted to divided or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with the covenant.

Notwithstanding the foregoing, Holdings and the Issuer shall not make any Restricted Payment prior to the consummation of the Transactions (other than any Restricted Payments made as a part of the Transactions substantially on the terms described in the Offering Memorandum).

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and Holdings will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (b) make any loans or advances to the Issuer or any Restricted Subsidiary or (c) transfer any of its property or assets to the Issuer or any Restricted Subsidiary, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on or prior to the Separation Date substantially on the terms and to the extent described in the Offering Memorandum, including the Senior Credit Agreement and the Spin-Off Documents;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the Issuer (as determined by the Board of Directors in its reasonable and good faith judgment) than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction pursuant to an agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not created in anticipation of such acquisition;

(F) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(G) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers, suppliers, landlords or insurance, surety or bonding companies;

(H) any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;

(I) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(J) provisions in agreements or instruments which prohibits the payment or making of dividends or other distributions other than on a pro rata basis;

(K) customary provisions in organizational documents, joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into (i) in the ordinary course of business or (ii) with the approval of the Board of Directors; and

(L) any encumbrance or restrictions existing under or by reason of any agreements governing other Indebtedness permitted to be incurred under the covenant described under the heading “—Limitation on Indebtedness” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those permitted in (y) the Indenture, the notes and the Guarantees or (z) agreements governing Indebtedness outstanding on the Issue Date, in each case as determined by the Issuer in its reasonable and good faith judgment.

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) Holdings, the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by Holdings, the Issuer or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings (or the Issuer or such Restricted Subsidiary, as the case may be)

(A) first, to the extent Holdings elects, within 365 days of the receipt of such Net Available Cash,

(i) to reduce the outstanding principal amount of Permitted Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under “—Limitation on Indebtedness;”

(ii) to reduce the outstanding principal amount of any other Senior Indebtedness of Holdings, the Issuer or any Subsidiary Guarantor; provided, however, that the Issuer shall equally and ratably reduce the principal amount of notes outstanding, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or through redemption, or shall offer (in accordance with the procedures set forth below in clause (b) of this covenant) to all Holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, in an aggregate principal amount which, if the offer were accepted, would result in such reduction; or

(iii) to reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor,

in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Holdings elects, to acquire Additional Assets or make any other capital expenditures in respect of a Related Business within 365 days of the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Holdings, the Issuer or such Restricted Subsidiary shall cause the related loan commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

The requirement of clause (B) of the immediately preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by Holdings, the Issuer or any of its Restricted Subsidiaries within the time period specified in clause (A) of the immediately preceding paragraph and such Net Available Cash is subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.

Notwithstanding the foregoing provisions of this covenant, Holdings, the Issuer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

For the purposes of clause (a)(2) of this covenant, the following are deemed to be cash or Temporary Cash Investments:

(1) the assumption or discharge of Indebtedness of Holdings (other than obligations in respect of Disqualified Stock of Holdings), the Issuer or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of Holdings, the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) any securities received by Holdings, the Issuer or any Restricted Subsidiary from the transferee that are converted by Holdings, the Issuer or such Restricted Subsidiary into cash within ninety (90) days after such Asset Disposition, to the extent of the cash received in that conversion; and

(3) any Designated Non-cash Consideration received by Holdings, the Issuer or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (1) $50 million and (2) 4% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness) pursuant to clause (a)(3)(C) above (or following which, the Issuer elects to purchase the notes pursuant to clause (a)(3)(A)(ii) above), the Issuer will purchase notes tendered pursuant to an offer (an “Asset Sale Offer”) by the Issuer for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof. The Issuer shall not be required to make such an Asset Sale Offer pursuant to this covenant if the Net Available Cash available therefor is less than

$50 million (which lesser amount shall be carried forward for purposes of determining whether such an Asset Sale Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an Asset Sale Offer, Net Available Cash will be reset at zero.

(c) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Holdings, the Issuer or any Restricted Subsidiary (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(1) the terms of the Affiliate Transaction, taken as a whole, are no less favorable to Holdings, the Issuer or such Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time of the Affiliate Transaction in comparable arm’s-length dealings with a Person who is not an Affiliate; and

(2) Holdings delivers to the Trustee:

(A) if such Affiliate Transaction involves an amount in excess of $25 million but not greater than $50 million, an Officer’s Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(B) if such Affiliate Transaction involves an amount in excess of $50 million, a resolution of the Board of Directors of Holdings set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors, if any. For purposes of this clause (B), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors or (y) in the event there are no disinterested members, a letter from an accounting, appraisal or investment banking firm of national standing is provided stating that such transaction is fair to Holdings, the Issuer or such Restricted Subsidiary from a financial point of view or that such Affiliate Transaction meets the requirements of clause (1) above.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)(A) any Permitted Investment or (B) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Holdings, the Issuer or any Restricted Subsidiary in the ordinary course of business, and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, any such agreement, plan or arrangement;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of Holdings, the Issuer or any Restricted Subsidiary, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees, compensation and payments in respect of indemnities to directors, officers, employees or consultants of Holdings, the Issuer and the Restricted Subsidiaries;

(5) any transaction with Holdings, the Issuer, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Holdings, the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls the Issuer, such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings or the issuance or sale of any Capital Stock of the Issuer or any Restricted Subsidiary (or any Person that thereby becomes a Restricted Subsidiary) to Holdings, the Issuer or any Restricted Subsidiary;

(7) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(8) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions;

(9) transactions pursuant to agreements or arrangements in effect on the Separation Date substantially on the terms described in the Offering Memorandum, including the Transactions;

(10) any transactions between Holdings, the Issuer or any Restricted Subsidiary, on one hand, and any Person, on the other hand, a director of which is also a director of Holdings, the Issuer or a Restricted Subsidiary, and such director is the sole cause for such Person to be deemed an Affiliate of Holdings, the Issuer and/or a Restricted Subsidiary; provided that such director abstains from voting as a director of Holdings, the Issuer or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(11) other agreements or arrangements in effect on the Issue Date or pursuant to the Spin-Off Documents or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date or pursuant to the Spin-Off Documents.

Limitation on Liens

Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of the Issuer or a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes and the Guarantees shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any such Lien thereby created in favor of the notes or any Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) in the case of such Lien in favor of any Subsidiary Guarantor, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer to any Person not an Affiliate of Holdings of the property or assets secured by such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest or fees, any accretion of accreted value, any amortization of original issue discount, any payment of interest in the form of additional Indebtedness containing the same terms or in the form of Qualified Capital Stock of Holdings, any payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class or any accretion of original issue discount or liquidation preference and any increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Merger and Consolidation

(a) Holdings will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) Holdings shall be the surviving corporation or the resulting, surviving or transferee Person (“Successor Holdings”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and Successor Holdings (if not Holdings) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Holdings under its Guarantee of the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of Successor Holdings or any Subsidiary as a result of such transaction as having been Incurred by Successor Holdings or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, Successor Holdings would (a) be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on Indebtedness” or (b) have had a Consolidated Coverage Ratio greater than the Consolidated Coverage Ratio immediately prior to such transaction and without giving pro forma effect thereto; and

(4) Holdings shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

(b) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of its assets in one or a series of related transactions to, any Person, unless:

(1) the surviving corporation or the resulting, surviving or transferee Person (the “Successor Issuer”) shall be a corporation, limited liability corporation or limited partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the notes and the Indenture; and if the Successor Issuer shall be a limited liability corporation or limited partnership, a Wholly Owned Subsidiary of the Successor Issuer that is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia shall expressly assume, on a joint and several basis with the Successor Issuer, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Successor Issuer under the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, Holdings would (a) be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on Indebtedness” or (b) have had a Consolidated Coverage Ratio greater than the Consolidated Coverage Ratio immediately prior to such transaction and without giving pro forma effect thereto; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Holdings or the Issuer, which properties and assets, if held by Holdings or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Holdings or the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings or the Issuer, as applicable.

For the avoidance of doubt, any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiaries will not constitute the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of Holdings, the Issuer or the Restricted Subsidiaries.

Successor Holdings or the Successor Issuer will be the successor to Holdings or the Issuer, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or the Issuer, as applicable, under the Indenture and the predecessor Holdings or the Issuer, as applicable, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes and Guarantees, as applicable.

For all purposes of the Indenture, Subsidiaries of Successor Holdings will, upon any transaction subject to this covenant, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture.

(c) Holdings will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to Holdings or an Affiliate of Holdings), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith Holdings provides an Officer’s Certificate to the Trustee to the effect that Holdings will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) Holdings delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the Indenture.

Notwithstanding the foregoing:

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Holdings, the Issuer or any Subsidiary Guarantor; and

(2) Holdings or the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating Holdings or the Issuer in a jurisdiction within the United States of America, any State thereof or the District of Columbia.

Future Subsidiary Guarantors

Holdings will cause each domestic Wholly Owned Subsidiary that Guarantees Indebtedness under the Senior Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture and applicable to the other Subsidiary Guarantors.

SEC Reports

Whether or not Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the SEC subject to the next sentence and provide the Trustee and Noteholders (or cause the Trustee to provide the Noteholders) with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections (after giving effect to all applicable extensions and cure periods) and prepared in all material respects in accordance with the rules of regulations applicable to such reports.

If, at any time, Holdings is not subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods specified above unless the SEC will not accept such a filing. Holdings agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Holdings will post the reports specified in the preceding sentence on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.

Notwithstanding the foregoing, Holdings may satisfy such requirements prior to the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement by filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, to the extent that any such Registration Statement contains substantially the same information as would be required to be filed by Holdings if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Noteholders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

At any time that any of Holdings’ Subsidiaries are Unrestricted Subsidiaries (other than the Unrelated Subsidiaries and Murphy Crude Supply, LLC), then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Holdings, the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

In addition, at any time when Holdings is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for thirty (30) days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by Holdings or the Issuer to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4) the failure by Holdings to comply for one hundred eighty (180) days after notice as described below with any of its obligations in the covenant described above under “—SEC Reports;”

(5) the failure by Holdings, the Issuer or any Subsidiary Guarantor to comply for sixty (60) days after notice as described below to comply with its other agreements contained in the Indenture;

(6) Indebtedness of Holdings, the Issuer or any Significant Subsidiary is (x) not paid within any applicable grace period after final maturity or (y) is accelerated by the holders thereof prior to its Stated Maturity because of a default and, in either case (x) or (y), the total amount of such Indebtedness unpaid or accelerated exceeds $50 million; provided that if, prior to any acceleration of the notes, (i) any such default is cured or waived, (ii) any such acceleration is rescinded or (iii) such Indebtedness is repaid, within a period of thirty (30) days from the earlier of continuation of such default beyond any applicable grace or cure period or the occurrence of such acceleration, as the case may be, any such Event of Default under the Indenture (but not any acceleration of the notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $50 million is entered against Holdings, the Issuer or any Significant Subsidiary, remains outstanding for a period of sixty (60) consecutive days following such judgment and is not discharged, waived or stayed, and is not adequately covered by insurance or indemnities which have been cash collateralized (the “judgment default provision”);

(9) any Guarantee ceases to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Guarantee (in each case other than as permitted in accordance with the terms of the Indenture);

(10) after the consummation of the Transactions, the Issuer ceases to be a Subsidiary of Holdings; or

(11) the failure by the Issuer to comply with, or the breach of, any material provision of the Escrow Agreement on or prior to the Separation Date.

The net proceeds of the offering of the old notes were funded into escrow on the Issue Date, and released to the Issuer on the Separation Date. As a result, a default under clause (11) above is no longer applicable.

A default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify Holdings of the default and Holdings does not cure such default within the time specified after receipt of such notice. Any default for the failure to deliver any report within the time periods prescribed in the covenant described under “—Certain Covenants—SEC Reports” or to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

If an Event of Default (other than the bankruptcy provisions) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within sixty (60) days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within ninety (90) days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within thirty (30) days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) change the provisions applicable to the redemption of any note as described under “—Optional Redemption”;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the Indenture, any Guarantee that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any Holder of the notes, the Issuer, the Guarantors and the Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of Holdings, the Issuer or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the notes, including any Guarantee, or to secure the notes; provided that any amendment or supplemental indenture evidencing any such additional Guarantee may be executed by the relevant Guarantor and the Trustee and shall not be required to be executed by any other Person;

(5) to add to the covenants of Holdings, the Issuer or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon Holdings, the Issuer or any Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder of the notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the notes or any Guarantee to any provision of this “Description of the Notes” in the Offering Memorandum to the extent that such provision in such “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the notes or such Guarantee; or

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The new notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding notes for cancelation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation,” exclusive of subclause (3) of paragraphs (a) and (b) thereof, and other than any other substantive provisions required for purposes of the Trust Indenture Act), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of paragraphs (a) and (b) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of Holdings to comply with clause (3) of paragraph (a) under “—Certain Covenants—Merger and Consolidation” or the failure of the Issuer to comply with clause (3) of paragraph (b) under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. U.S. Bank National Association is also the Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the

Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings, the Issuer or any Subsidiary Guarantor will have any liability for any obligations of Holdings, the Issuer or any Subsidiary Guarantor under the notes, any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the old notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings, the Issuer or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Aircraft Agreements” means, collectively, the Hangar Rental Agreement, the Aircraft Maintenance Labor Pooling Agreement and the Airplane Interchange Agreement, each between Murphy Oil and the Issuer and dated the Separation Date.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Holdings, the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of the Issuer or a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Holdings, the Issuer or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of Holdings, the Issuer or any Restricted Subsidiary; or

(3) any other assets of Holdings, the Issuer or any Restricted Subsidiary outside of the ordinary course of business of Holdings, the Issuer or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by (x) a Restricted Subsidiary or the Issuer to Holdings, (y) a Restricted Subsidiary or Holdings to the Issuer or (z) a Restricted Subsidiary, the Issuer or Holdings to a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (y) a disposition of all or substantially all the assets of Holdings in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation;”

(C) a disposition of assets with a Fair Market Value of less than $10 million; provided, however, that for purposes of this clause, Fair Market Value may be determined by any Officer authorized by Holdings to do so;

(D) a disposition of cash or Temporary Cash Investments;

(E) the granting, creation or perfection of a Lien not prohibited by the covenant described above under “—Certain Covenants—Limitations on Liens” (but not the sale or other disposition of the property subject to such Lien);

(F) the disposition of products, services, inventory, equipment, real property and accounts receivable or other assets in the ordinary course of business, including in connection with the compromise, settlement or collection thereof;

(G) sales in the ordinary course of business of immaterial assets;

(H) the disposition of damaged, obsolete, worn out, uneconomical or surplus property, equipment or assets;

(I) licenses and sublicenses by Holdings, the Issuer or any Restricted Subsidiary of software or intellectual property in the ordinary course of business;

(J) any surrender or waiver of contract rights or the settlement, release, recovery one or surrender of contract, tort or other claims of any kind;

(K) transfers of property subject to casualty or condemnation proceedings;

(L) the voluntary termination of Hedging Obligations;

(M) the trade or exchange by Holdings, the Issuer or any Restricted Subsidiary of any asset for any other asset or assets; provided that the Fair Market Value of the asset or assets received by Holdings, the Issuer or such Restricted Subsidiary in such trade or exchange (including any cash or Temporary Cash Investments) is reasonably equivalent to the Fair Market Value of the asset or assets disposed of by Holdings, the Issuer or such Restricted Subsidiary pursuant to such trade or exchange; provided further, that if any cash or Temporary Cash Investments are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Temporary Cash Investments shall be deemed proceeds of an “Asset Disposition;”

(N) any disposition in connection with a Sale/Leaseback Transaction permitted under “—Certain Covenants—Limitations on Indebtedness” and “—Certain Covenants—Limitations on Liens;”

(O) any disposition of Murphy Crude Supply, LLC; provided that Murphy Crude Supply, LLC owns no assets other than those necessary for the completion of the Calumet Transaction;

(P) any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiaries; provided that the Ethanol Subsidiaries own no assets other than the Ethanol Assets; or

(Q) any other disposition pursuant to the Spin-Off Documents.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the board of directors of Holdings or any committee thereof duly authorized to act on behalf of such board.

“Business Day” means each day which is not a Legal Holiday.

“Calumet Transaction” means the transfer, sale or other disposition of the so-called “Northern Crude Gathering System.”

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four (4) full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available to (y) Consolidated Interest Expense for such four (4) fiscal quarters; provided, however, that:

(1) if Holdings, the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest

Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if Holdings, the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(3) if since the beginning of such period Holdings, the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings, the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings, the Issuer and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Holdings, the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period Holdings, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in the Issuer or any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings, the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Holdings, the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, (i) whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdings and (ii) whenever pro forma effect is to be given to a transaction, the pro forma calculations may include cost savings and all other operating expense reductions resulting from such transaction that have been realized or are, in the good faith judgment of a responsible financial or accounting Officer of Holdings, expected to be realized within twelve (12) months of such transaction. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve (12) months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four (4) fiscal quarters subject to the pro forma calculation.

“Consolidated Current Liabilities” of such Person as of the date of determination means the aggregate amount of liabilities of such Person and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities under GAAP (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between any of such Person and any Restricted Subsidiary of such Person; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of Holdings, the Issuer and the consolidated Restricted Subsidiaries (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision), plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings, the Issuer or the Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) capitalized interest;

(4) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) all dividends accrued in respect of all Disqualified Stock of Holdings and all Preferred Stock of the Issuer or any Restricted Subsidiary, in each case, held by Persons other than Holdings, the Issuer or a Restricted Subsidiary (other than such dividends payable solely in Capital Stock (other than Disqualified Stock) of Holdings);

(8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) Holdings, the Issuer or any Restricted Subsidiary; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings, the Issuer or a Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four (4) full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments to Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Consolidated Net Income” means, for any period, the net income of Holdings and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than Holdings) if such Person is not the Issuer or a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, Holdings’ equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually paid by such Person during such period to Holdings, the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) Holdings’ or the Issuer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash actually funded by Holdings or the Issuer, as the case may be, during such period to such Person;

(2) any net income (or loss) of any Person acquired by Holdings or a Subsidiary of Holdings in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition, to the extent such net income is not paid in cash as a dividend or other distribution to Holdings, the Issuer or a Restricted Subsidiary (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations in clause (3) below);

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Holdings or the Issuer, except that:

(A) subject to the exclusion contained in clause (4) below, Holdings’ equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually paid by such Restricted Subsidiary during such period to Holdings, the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) Holdings’ equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of Holdings, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses;

(6) income and losses attributable to discontinued operations;

(7) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Holdings, the Issuer or any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Qualified Capital Stock of Holdings, the Issuer or any Restricted Subsidiary;

(8) the cumulative effect of a change in accounting principles;

(9) any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(10) unrealized gains and losses with respect to Hedging Obligations, including without limitation, those resulting from the application of FASB ASC Topic 815; and

(11) non-cash interest expenses attributable to the equity component of convertible debt, including under FASB ASC Topic 470,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Holdings, the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) and (E) thereof.

“Consolidated Net Tangible Assets” of a Person as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of Holdings, the Issuer or any Restricted Subsidiary plus, the aggregate additional Indebtedness that Holdings, the Issuer or any Restricted Subsidiary may Incur as of such date pursuant to clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” for which a financial institution has committed, or is otherwise obligated, to provide.

“Consolidated Secured Leverage Ratio” means, as of any date of determination the ratio of (a) Consolidated Secured Indebtedness to (b) the aggregate amount of EBITDA for the most recently ended four full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio; provided, however, that for purposes of the calculation of the Consolidated Secured Leverage Ratio, in connection with the Incurrence of any Lien pursuant to clause (26) of the definition of “Permitted Liens,” Holdings, the Issuer or the Restricted Subsidiaries may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries on a consolidated basis.

“Credit Facilities” means one or more debt facilities (including the Senior Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings, the Issuer or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control;” and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all provisions for taxes based on the income or profits of Holdings, the Issuer and the consolidated Restricted Subsidiaries; plus

(2) Consolidated Interest Expense; plus

(3) depreciation and amortization expense of Holdings, the Issuer and the consolidated Restricted Subsidiaries (including amortization of intangibles but excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4) any losses attributable to early extinguishment of Indebtedness or under any Hedging Obligation, and any unrealized losses attributable to the application of “mark to market” accounting in respect of Hedging Obligations; plus

(5) an amount equal to any extraordinary loss plus any net loss realized by Holdings, the Issuer and the consolidated Restricted Subsidiaries in connection with (A) an Asset Disposition or (B) any disposition of the Ethanol Assets or any disposition of the shares of Capital Stock of the Ethanol Subsidiaries; plus

(6) all impairments and other non-cash charges or expenses of Holdings, the Issuer and the consolidated Restricted Subsidiaries (excluding any such impairment and other non-cash charges and expenses to the extent representing an accrual of or reserve for cash expenditures in any future period); less

(7) all non-cash items of income of Holdings, the Issuer and the consolidated Restricted Subsidiaries (other than accruals of revenue by Holdings, the Issuer and the consolidated Restricted Subsidiaries in the ordinary course of business); plus

(8) any fees and expenses for such period (if incurred prior to September 30, 2013) relating to the Transactions, in an aggregate amount for all periods not to exceed $50 million; less

(9) any gains attributable to early extinguishment of Indebtedness or under any Hedging Obligation, and any unrealized gains attributable to the application of “mark to market” accounting in respect of Hedging Obligations; less

(10) an amount equal to any extraordinary gain plus any net gain realized by Holdings, the Issuer and the consolidated Restricted Subsidiaries in connection with (A) an Asset Disposition or (B) any disposition of the Ethanol Assets or any disposition of the shares of Capital Stock of the Ethanol Subsidiaries.

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise contributed or distributed to Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Employee Matters Agreement” means the Employee Matters Agreement between Murphy Oil and Holdings, dated the Separation Date.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the agreement dated August 14, 2013 by and among the Issuer, the Escrow Agent and the Trustee.

“Ethanol Assets” means the Issuer’s ethanol production facilities located in Hankinson, North Dakota and in Hereford, Texas, including any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights primarily related to the operations of such facilities.

“Ethanol Subsidiaries” means Hankinson Holding, LLC, Hankinson Renewable Energy, LLC and Hereford Renewable Energy, LLC.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Issuer issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the notes, in compliance with the terms of the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors; provided, however, that for purposes of clause (a)(3)(B) under “—Certain Covenants—Limitation on Restricted Payments,” if the Fair Market Value of the property or assets in question is so determined to be in excess of $50 million, such determination must be confirmed by an Independent Qualified Party.

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Form 10” means the registration statement on Form 10, originally filed by Holdings with the SEC on May 6, 2013, as amended through August 7, 2013.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC, except with respect to any reports or financial information required to be delivered pursuant to the covenant set forth under “—Certain Covenants—SEC Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and any Subsidiary Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or similar agreements or arrangements relating to commodity prices.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness;

(4) changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values; and

(5) the reclassification of any outstanding Capital Stock as Indebtedness due to a change in accounting principles so long as such Capital Stock was issued prior to, and not in contemplation of, such accounting change will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property and all conditional sale obligations of such Person, in either case due more than six months after such property is acquired or such sale is completed, and all obligations of such Person under any title retention agreement relating to property acquired by such Person (but excluding (i) accounts payable or other liabilities to trade creditors arising in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Holdings, the Issuer or any other Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person (but excluding, in each case, any accrued dividends);

(6) all Guarantees by such Person of (A) obligations of the type referred to in clauses (1) through (5) or (B) dividends of other Persons;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by Holdings, the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within thirty (30) days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

The amount of any Preferred Stock that has a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be calculated as of the first date thereafter on which such Preferred Stock could be required to be so redeemed, repaid or repurchased. If any Preferred Stock does not have a fixed redemption, repayment or repurchase price, the amount of such Preferred Stock will be its maximum liquidation value.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Holdings.

“Initial Purchasers” means J.P. Morgan Securities LLC and Stephens Inc.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Holdings, the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings, the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Holdings, the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings, the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade Rating” mans a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or the equivalent) by Standard and Poor’s, or an equivalent rating by any other Rating Agency.

“Issue Date” means August 14, 2013.

“Lease Agreement” means the Lease Agreement for 200 Peach Street, El Dorado, Arkansas, between Murphy Oil and the Issuer, dated the Separation Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage or deed of trust, charge, pledge, lien, security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease, other title retention agreement or any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments and the Fair Market Value of any Temporary Cash Investments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities (other than Temporary Cash Investments) received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred (including any relocation expenses incurred as a result thereof and any related severance and associated costs), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Holdings, the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to Holdings, the Issuer or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the offering memorandum dated August 9, 2013 related to the offering of the notes.

“Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary of Holdings. “Officer” of the Issuer or any other Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by one Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings or the Trustee (or if such opinion of counsel is in relation to a transaction of any other Guarantor or the Issuer, counsel to such other Guarantor or the Issuer).

“Permitted Investment” means an Investment by Holdings, the Issuer or any Restricted Subsidiary in:

(1) Holdings, the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings, the Issuer or a Restricted Subsidiary;

(3) cash and Temporary Cash Investments;

(4) receivables owing to Holdings, the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Holdings, the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to directors and employees made in the ordinary course of business consistent with past practices of Holdings, the Issuer or such Restricted Subsidiary (including, without limitation, loans and advances the net proceeds of which are used solely to purchase Capital Stock of Holdings in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto on other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans;

(7) Investments received (a) in settlement of debts created in the ordinary course of business and owing to Holdings, the Issuer or any Restricted Subsidiary, (b) in satisfaction of judgments or (c) in compromise or resolution of litigation, arbitration or other disputes;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (ii) a disposition of assets not constituting an Asset Disposition (including, for the avoidance of doubt, any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiaries);

(9) any Person where such Investment was acquired by Holdings, the Issuer or any Restricted Subsidiary (a) in connection with an acquisition, merger, amalgamation or consolidation with or into Holdings, the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the Indenture to the extent that such Investment was not made in contemplation of such acquisition, merger, amalgamation or consolidation, (b) in exchange for any other Investment or accounts receivable held by Holdings, the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (c) as a result of a foreclosure by Holdings, the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of advances, deposits and prepayment for purchases of any assets, prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Holdings, the Issuer or any Restricted Subsidiary;

(11) any Person in exchange for Qualified Capital Stock of Holdings;

(12) any Person to the extent such Investments consist of Hedging Obligations;

(13) Guarantees of Indebtedness otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness” or Guarantees by Holdings, the Issuer or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Holdings, the Issuer or a Restricted Subsidiary in the ordinary course of business;

(14) any Person to the extent such Investment exists on, or any Investment pursuant to a binding agreement that exists on, the Issue Date or is part of the Spin-Off Documents, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date or as otherwise contemplated pursuant to a binding agreement that exists on the Issue Date or is part of the Spin-Off Documents);

(15) any Person to the extent such Investments result solely from the receipt by Holdings, the Issuer or a Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of receipt thereof); and

(16) any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) and outstanding on the date such Investment is made, do not exceed the greater of (A) $75 million and (B) 6.5% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Investment.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (16) above, Holdings will be entitled to classify (but not reclassify) such Investment (or portion thereof) in one or more of such categories set forth above).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmens’, repairmens’ and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Holdings, the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, assessments or governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) leases or licenses with respect to the assets or properties of Holdings, the Issuer or any Restricted Subsidiary, so long as such leases or licenses do not, individually or in the aggregate, interfere in any material respect with the ordinary course of the business of Holdings, the Issuer or any Restricted Subsidiary;

(7) filing of Uniform Commercial Code financing statements (or similar filings under applicable law) regarding operating leases;

(8) survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9) judgment Liens in respect of judgments that do not constitute an Event of Default;

(10) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person, including Permitted Indebtedness Incurred under clause (b)(11) of the covenant described under “—Certain Covenants—Limitation on Indebtedness;” provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto, improvements thereon, accessions thereto, proceeds or replacements in respect thereof);

(11) Liens to secure Permitted Indebtedness Incurred under the provisions described in clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(12) Liens on assets of any Foreign Subsidiary to secure Indebtedness permitted by clause (b)(13) of the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(13) Liens existing on the Issue Date or under the Spin-Off Documents;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto, improvements thereon, accessions thereto, proceeds thereof or replacements in respect thereof);

(16) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto, improvements thereon, accessions thereto, proceeds thereof or replacements in respect thereof);

(17) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(18) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(19) Liens in favor of Holdings, the Issuer or any Subsidiary Guarantor;

(20) Liens created for the benefit of (or to secure) the notes (or the Guarantees of the notes) or payment obligations to the Trustee in respect thereof;

(21) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (10), (13), (15) or (16); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (10), (13), (15) or (16) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

(22) Liens Incurred to secure cash management services in the ordinary course of business;

(23) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby;

(24) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(25) Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings, the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(26) other Liens securing Indebtedness; provided, however, that at the time of incurrence after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 1.5 to 1.0;

(27) Liens with respect to obligations that are at any one time outstanding not to exceed the greater of (i) $50 million and (ii) 4% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Incurrence;

(28) Liens on and security interests in the account holding the Escrow Funds (as defined in the Escrow Agreement) and all deposits and investment property therein in favor of the Trustee, for its benefit and the benefit of the Holders; and

(29) Liens incurred in connection with a Sale/Leaseback Transaction Incurred pursuant to clause (14) of paragraph (b) under “—Certain Covenants—Limitation on Indebtedness.”

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (10), (15) or (16) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Agreement” means the Purchase Agreement dated August 9, 2013 among Holdings, the Issuer, the Subsidiary Guarantors and the Representative, on behalf of itself and on behalf of the several Initial Purchasers listed in Schedule 1 thereto.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) (i) Incurred to finance the acquisition by Holdings, the Issuer or a Restricted Subsidiary of such asset, including additions and improvements or (ii) assumed in connection with the acquisition of any fixed or capital assets; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred no later than 180 days after such acquisition of such assets.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Holdings.

“Qualified Equity Offering” means any public or private issuance and sale of Holdings’ common stock by Holdings; provided, however, that the cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any notes to be redeemed are received by the Issuer as a contribution to its common equity capital. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(2) any issuance and sale to any Subsidiary of Holdings.

“Rating Agencies” means Standard & Poor’s and Moody’s or if Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Holdings, the Issuer or any Restricted Subsidiary existing on the Issue Date or under the Spin-Off Documents or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus accrued and unpaid interest and any related fees and expenses in connection with such Refinancing, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Issuer or Holdings or (B) Indebtedness of Holdings, the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated August 14, 2013, among the Issuer, the Guarantors and the Representative, on behalf of itself and on behalf of the several Initial Purchasers listed in Schedule 1 thereto.

“Related Business” means any business in which Holdings, the Issuer or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related ancillary or complementary to such business.

“Representative” means J.P. Morgan Securities LLC, as representative of the Initial Purchasers listed on Schedule 1 of the Purchase Agreement.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Holdings, the Issuer or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Holdings held by any Person (other than by the Issuer or a Restricted Subsidiary) or of any Capital Stock of the Issuer or a Restricted Subsidiary held by any Affiliate of Holdings (other than by the Issuer or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Holdings that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor (other than (A) from Holdings, the Issuer or any Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one (1) year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

Notwithstanding the foregoing, the consummation of any of the Transactions substantially on the terms described in the Offering Memorandum shall not be deemed to be a Restricted Payment.

The amount of any Restricted Payment if made otherwise than in cash will be Fair Market Value of the assets subject thereto.

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary, provided that the Issuer shall not be considered a Restricted Subsidiary or an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings, the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by Holdings, the Issuer or a Restricted Subsidiary whereby Holdings, the Issuer or a Restricted Subsidiary transfers such property to a Person and Holdings, the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC “ means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Credit Agreement” means the credit agreement to be entered into on or prior to the Separation Date among the Issuer, as borrower, Holdings, as guarantor, the other guarantors party thereto, J.P. Morgan Securities LLC, as lead arranger, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, providing for a senior secured asset-based loan credit facility and term facility, as amended, restated, replaced (whether before, upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to Holdings, the Issuer or any Subsidiary of Holdings;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture;

(7) any Indebtedness, which, when Incurred and without respect to any election under Section 111(b) of Title 11, United States Code, is without recourse to such Person;

(8) any Indebtedness of or amounts owed by such Person for compensation to employees or for services rendered to another Person; and

(9) Indebtedness of such Person to a Subsidiary or any other Affiliate or any such Affiliate’s Subsidiaries.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between Murphy Oil and Holdings, dated the Separation Date.

“Separation Date” means August 30, 2013.

“Spin-Off Documents” means the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark Assignment Agreement, the Trademark License Agreement, the Lease Agreement and the Aircraft Agreements, together with any other agreements, instruments or other documents entered into in connection with any of the foregoing, each in substantially the form filed as an exhibit to the Form 10, the terms of which are substantially consistent in all material respects with the information set forth in the Form 10.

“Significant Subsidiary” means any Restricted Subsidiary that would be a significant subsidiary of Holdings within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Guarantee of the notes of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the notes.

“Subsidiary Guarantor” means each Subsidiary of Holdings that executes the Indenture as a guarantor and each other Subsidiary of Holdings that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Tax Matters Agreement” means the Tax Matters Agreement between Murphy Oil and Holdings, dated the Separation Date.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 364 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s;

(5) investments in securities with maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s;

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) to the extent held by a Foreign Subsidiary, other short-term Investment utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in Investments of a type analogous to those described in clauses (1) through (6) of this definition.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement between Murphy Oil and Holdings, dated the Separation Date.

“Trademark License Agreement” means the Trademark License Agreement between Murphy Oil and Holdings, dated the Separation Date.

“Transition Services Agreement” means the Transition Services Agreement between Murphy Oil and Holdings, dated the Separation Date.

“Transactions” means the following transactions, together with all other transactions pursuant to, and the performance of all other obligations under, the Spin-Off Documents: (i) the contribution by Murphy Oil to the

Company of (1) the real estate located at 422 North Washington Avenue, El Dorado, Arkansas and appurtenant furniture, fixtures and personal property, (2) the real estate located at 200 Peach Street, El Dorado, Arkansas (but excluding, for the avoidance of doubt, lots 2 and 3 of Block 9, Original Town of El Dorado) and certain appurtenant furniture, fixtures and personal property, (3) a Cessna Citation 560XL aircraft and (4) licenses associated with the SolArc and the PDI information systems and hardware primarily related thereto and, in each case, any related liabilities (collectively, the “Asset Contribution”); (ii) the liquidation by the Company of Murphy Latin America Refining & Marketing, Inc., Murphy LOOP, Inc. and Murphy Lot Holdings, LLC by merging each with and into the Company; (iii) the transfer and assignment by the Company to Murphy Oil all of the Assigned Marks (as such term is defined in the Trademark Assignment Agreement); (iv) the distribution by the Company (the “Murphy Oil Distribution”) to Murphy Oil of (A) a cash dividend of $650,000,000 and (B) all of the stock of (x) Murphy Gas Gathering Inc., (y) Arkansas Oil Company and (z) Murphy Crude Oil Marketing, Inc. (collectively, the “Unrelated Subsidiaries”); (v) the contribution by Murphy Oil of all of the stock of the Company to Holdings (making the Company a wholly owned Subsidiary of Holdings) in exchange for shares of common stock of Holdings pursuant to the Separation and Distribution Agreement (the “Stock Contribution” and, together with the Asset Contribution, the “Contributions”), which stock Murphy Oil distributed (together with all other common stock of Holdings held by Murphy Oil) to its stockholders (the “Distribution”) on the Separation Date; and (vi) the settlement of all intercompany receivables, payables and other balances, in each case, that arose on or before the Separation Date between Murphy Oil and its subsidiaries (other than any member of the MUSA Group (as defined in this definition)), including all predecessors to such persons (the “MOC Group”), on the one hand, and Holdings and its subsidiaries as of the effective time of the Distribution and after giving effect to the Asset Contribution, the Murphy Oil Distribution, the Contributions and the Distribution, including all predecessors to such persons (the “MUSA Group”), on the other hand (collectively, “Intercompany Accounts”), by one or more (1) cash payments in respect of such Intercompany Accounts and/or (2) distributions of such Intercompany Accounts (and/or an amount of cash in respect thereof that will be used to make a cash payment pursuant to clause (1) above) and/or (3) contributions to capital of such Intercompany Accounts (and/or an amount of cash in respect thereof that will be used to make a cash payment pursuant to clause (1) above), in each case, between one or more members of the MOC Group, on the one hand, and one or more members of the MUSA Group, on the other hand, provided that the net cash payments made from the MUSA Group to the MOC Group pursuant to clauses (1), (2) and (3) shall not in the aggregate exceed $50,000,000.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) the Unrelated Subsidiaries and any other Subsidiary of Holdings or the Issuer on the Issue Date that will not be a Subsidiary of Holdings or the Issuer on the Separation Date;

(2) Murphy Crude Supply, LLC;

(3) the Ethanol Subsidiaries;

(4) any Subsidiary of Holdings (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(5) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Holdings other than the Issuer (including any newly acquired or newly formed Subsidiary (or any Person becoming a Subsidiary through merger or consolidation or

Investment therein)) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

If at any time Holdings or the Issuer delivers a written notice to the Trustee designating any Unrestricted Subsidiaries to be a Restricted Subsidiary, any such Subsidiary will cease to be an Unrestricted Subsidiary immediately upon the Trustee’s receipt of such notice.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or comparable source, if The Wall Street Journal ceases to publish these rates) on the date two (2) Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Issuer or any of the Guarantors has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by Holdings or one or more other Wholly Owned Subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Prior to the Separation, we engaged in related party transactions with Murphy Oil. Those transactions are described in more detail in Note 3 “Related-Party Transactions” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2013 and Note 2 “Related Party Transactions” in the accompanying unaudited consolidated and combined financial statements for the three months ended March 2014.

Our related party transaction policy is included in our Code of Business Conduct and Ethics and governs transactions in which the Company (including its affiliates) is a participant and the amount involved exceeds $120,000, and in which any executive officer, director or nominee for director (or their immediate family members) had or will have a direct or indirect material interest. Any such related party transaction will be reviewed by the Nominating and Governance Committee to ensure it does not constitute a conflict of interest or is reported and resolved appropriately. Additionally, the Nominating and Governance Committee reviews ordinary course of business transactions with firms associated with executive officers, directors and nominees for director. Our management also monitors such transactions on an ongoing basis. Executive officers, directors and employees are governed by our Code of Business Conduct and Ethics, which provides that waivers for executive officers or directors may only be granted by the board of directors or a board committee and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in fiscal 2013. Our Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website: http://ir.corporate.murphyusa.com.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of the most practicable date (as set forth below) by:

•	each person whom we know to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each Named Executive Officer; and

•	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable within 60 days of the date of the beneficial ownership of our common stock set forth below.

Holdings of Major Stockholders

As of December 31, 2013, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock (as of the date of such stockholder’s Schedule 13G filing for Murphy USA with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percentage
FMR LLC 245 Summer Street Boston, MA 02210 (2)	6,615,166	14.2%

BlackRock, Inc 40 East 52nd Street New York, NY 10022 (3)	5,628,434	12.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (4)	2,543,456	5.4%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071 (5)	2,373,000	5.1%

(1)	Includes common stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for Murphy USA for the period ended December 31, 2013.
(2)	A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 91,361 shares with sole voting power, 0 shares with shared voting power, 6,615,166 shares with sole dispositive power and 0 shares with shared dispositive power.
(3)	A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 4,401,227 shares with sole voting power, 0 shares with shared voting power, 5,628,434 shares with sole dispositive power and 0 shared dispositive power.
(4)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 27,878 shares with sole voting power, 0 shares with shared voting power, 2,519,278 shares with sole dispositive power and 24,178 shares with shared dispositive power.
(5)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 2,373,000 shares with sole voting power, 0 shares with shared voting power, 2,373,000 shares with sole dispositive power and 0 shares with shared dispositive power.

Holdings of Directors and Executive Officers

The following table sets forth information, as of March 12, 2014, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power (1)(2)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total	Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	227,564	394,884		52,430	(3)	—	674,878	1.44%
Thomas M. Gattle, Jr.	2,095	—		—		—	2,095	*
Robert A. Hermes	6,817	—		—		—	6,817	*
Fred L. Holliger	1,000	—		—		—	1,000	*
Christoph Keller, III	32,673	145,066	(4)	418,808	(5)	—	596,547	1.28%
James W. Keyes	—	—		—		—	—	*
Diane N. Landen (6)	31,871	42,632		59,923	(7)	—	134,426	*
R. Madison Murphy	250,065	308,179		713,610	(8)	—	1,271,854	2.72%
Jack T. Taylor	5,000	—		—		—	5,000	*
R. Andrew Clyde	11,000	—		—		—	11,000	*
Mindy K. West (9)	5,837	—		—		54,904	60,741	*
John C. Rudolfs	592	—		—		—	592	*
John A. Moore	1,048	—		—		13,176	14,224	*
Jeffery A. Goodwin	2,937	—		—		—	2,937	*
Directors and executive officers as a group (15 persons)	579,080	890,761		1,244,771		68,080	2,782,692	5.95%

(1)	Includes MUSA Savings (401(k)) Plan shares in the following amounts: Ms. West—181 qualified shares; Mr. Moore—414 qualified shares; Mr. Goodwin—1,100 qualified shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—11,732 shares held by spouse; Mr. Gattle—100 shares owned jointly with spouse; Dr. Hermes—6,817 shares held jointly with spouse; Mr. Holliger—1,000 shares owned jointly with spouse; Rev. Keller—22,543 shares held by spouse or owned jointly with spouse and other household members; Ms. Landen—2,043 shares of common stock owned jointly with spouse and children; Mr. Murphy—58,211 shares; Mr. Goodwin—1,837 shares of common stock owned jointly with spouse or other household members.
(3)	Includes 52,430 shares held in trust for children.
(4)	Includes (i) 119,517 shares of common stock held by trusts for which Rev. Keller is the income beneficiary and trustee; and (ii) 25,549 shares of common stock held by trust for which Rev. Keller is the principal beneficiary.
(5)	Includes 418,808 shares of common stock held by trusts for the benefit of others for which Rev. Keller is the trustee.
(6)	An estate in which Ms. Landen is co-executor has pledged 53,395 shares of common stock as required under certain existing loan agreements.
(7)	Includes (i) 53,395 shares of common stock owned as the executor of estate of another individual, and (ii) 6,528 shares of common stock held by trusts for which Ms. Landen is the trustee.
(8)	Includes (i) 235,766 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co- trustee, (ii) 166,844 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed, (iii) 36,000 shares held in trust for children, and (iv) 275,000 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 56,426 of these shares. Mr. Murphy’s wife has a beneficial interest in 306 shares, for which beneficial ownership is expressly disclaimed.
(9)	Does not reflect acquisition of 959 shares as reported on a Form 4 filed on May 9, 2014.

*	Indicates that the percentage of beneficial ownership does not exceed 1 percent of the outstanding shares of common stock.

THE EXCHANGE OFFER

In a registration rights agreement dated as of August 14, 2013, among Murphy Oil USA, Inc., Murphy USA Inc., certain subsidiaries of Murphy USA Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein (the “Initial Purchasers” and each an “Initial Purchaser”), we agreed to use our reasonable best efforts to

(1)	file a registration statement (the “Exchange Offer Registration Statement”) on an appropriate registration form with respect to a registered offer to exchange the old notes for new notes that are guaranteed by the Guarantors with terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions under the Securities Act or any additional interest attributable to a Registration Default (as defined below), and may have a different first interest payment date);

(2)	have such registration statement become and remain effective after the last date of acceptance for exchange in such exchange offer (“Exchange Date”) for use by one or more participating broker-dealers and other persons with prospectus delivery requirements; and

(3)	complete such exchange offer not later than 60 days after the Exchange Offer Registration Statement is declared effective.

The exchange offer to which this prospectus relates is herein referred to as the “Exchange Offer,” which we have launched in order to satisfy the foregoing obligations.

The registration rights agreement provides that if a Registration Default (as defined below) occurs, the interest rate on the Registrable Securities (as defined below) will be increased by (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25% per annum for each subsequent 90-day period up to a maximum increase of 1.00% per annum. The additional interest will cease to apply when the Registration Default is cured.

A “Registration Default” occurs if (1) the Exchange Offer is not completed on or prior to August 9, 2014 or, if a Shelf Registration Statement is required and is not declared effective on or prior to the later of (a) August 9, 2014 and (b) the 90th day after delivery of a shelf registration request (a “Shelf Registration Request”) or (2) if applicable, a Shelf Registration Statement covering resales of the notes has been declared effective and such Shelf Registration Statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period and such failure to remain effective or be usable (a) exists for more than sixty (60) days (whether or not consecutive) in any 12-month period, or (b) occurs on more than two occasions in any 12-month period during the required effectiveness period. A Registration Default is cured with respect to the notes, and additional interest ceases to apply to any Registrable Securities, when the Exchange Offer is completed or the Shelf Registration Statement is declared effective, or when the notes cease to be Registrable Securities or, if earlier, when the Shelf Registration Statement again becomes effective or the prospectus again becomes usable, as applicable. Once we complete this Exchange Offer, we will no longer be required to pay additional interest on the old notes.

“Registrable Securities” initially means the old notes. The old notes will cease to be Registrable Securities (1) when a registration statement with respect to such notes has become effective under the Securities Act and such notes have been exchanged or disposed of pursuant to such registration statement; (2) when such notes cease to be outstanding; or (3) when the Exchange Offer is consummated, whether or not such notes are tendered for exchange in the Exchange Offer, except for notes whose beneficial interests are held by an Initial Purchaser and that are ineligible to be exchanged in the Exchange Offer.

This Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the Exchange Offer or acceptance of the Exchange Offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the Exchange Offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the Exchange Offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the Exchange Offer, we will give you $1,000 principal amount of new notes.

•	We will keep the Exchange Offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the Exchange Offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at the end of the day, at midnight, New York City time, on , 2014; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2014 or, if extended by us, the latest time and date to which the Exchange Offer is extended.

•	As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the Exchange Offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the Exchange Offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the Exchange Offer.

•	We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the Exchange Offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the Exchange Offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to Dow Jones and Company News Agency and/or other similar services.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the Exchange Offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the Exchange Offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither Murphy Oil USA, the Guarantors, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date

The method of delivery of old notes and letters of transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. THERE ARE NO GUARANTEED DELIVERY PROCEDURES AVAILABLE FOR THIS EXCHANGE OFFER. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery. No letters of transmittal or old notes should be sent to the Issuer or the Guarantors.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Letter of Transmittal Procedures

If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the Exchange Offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the Exchange Offer. See “Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the Exchange Offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above, or

•	certificates for old notes and a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described above, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the Exchange Offer, or in the case of old notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the Exchange Offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the Exchange Offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the Exchange Offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver To:

U.S. Bank National Association, Exchange Agent

Two Midtown Plaza

1349 West Peachtree Street NW, Suite 1050

Atlanta, Georgia 30309

Attn: Felicia H. Powell

Facsimile Transmissions:

(404) 365-7946

To Confirm by Telephone

or for Information:

1-800-934-6802

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer.

The estimated cash expenses to be incurred in connection with the Exchange Offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $275,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of the Issuer or any Guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC;

(2)	will not be able to tender its old notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the Exchange Offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the Exchange Offer Registration Statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new notes as in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the new notes and the related guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law. In passing on the validity of the guarantees, Davis Polk & Wardwell LLP relied upon the opinion of Andersen, Lauritsen & Brower, Omaha, Nebraska, as to certain matters of Nebraska law, and Jack Martin & Associates, Austin, Texas, as to certain matters of Texas law.

EXPERTS

The consolidated and combined financial statements and schedule of Murphy USA Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, Murphy USA files annual, quarterly and current reports, proxy statements and other information with the SEC. You can also read and copy these materials at the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains information Murphy USA has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Murphy USA at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. None of Murphy Oil USA and the subsidiary guarantors file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934.

If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

We also maintain an Internet site at http://corporate.murphyusa.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Financial Statements

The consolidated financial statements of Murphy USA Inc. and consolidated subsidiaries are located or begin on the pages of this prospectus as indicated below.

REPORT OF MANAGEMENT

The management of Murphy USA Inc. is responsible for the preparation and integrity of the accompanying consolidated and combined financial statements and other financial data. The statements were prepared in conformity with U.S. generally accepted accounting principles appropriate in the circumstances and include some amounts based on informed estimates and judgments, with consideration given to materiality.

An independent, registered public accounting firm, KPMG LLP, has audited the Company’s consolidated and combined financial statements in accordance with the standards of the Public Company Accounting Oversight Board and provides an objective, independent opinion about the Company’s consolidated and combined financial statements. The Audit Committee of the Board of Directors appoints the independent registered public accounting firm; ratification of the appointment is solicited annually from the shareholders. KPMG LLP’s opinion covering the Company’s consolidated and combined financial statements can be found on page F-3.

The Board of Directors appoints an Audit Committee annually to implement and to support the Board’s oversight function of the Company’s financial reporting, accounting policies, internal controls and independent registered public accounting firm. This Committee is composed solely of directors who are not employees of the Company. The Committee meets routinely with representatives of management, the Company’s audit staff and the independent registered public accounting firm to review and discuss the adequacy and effectiveness of the Company’s internal controls, the quality and clarity of its financial reporting, the scope and results of independent and internal audits, and to fulfill other responsibilities included in the Committee’s Charter. The independent registered public accounting firm and the Company’s audit staff have unrestricted access to the Committee, without management presence, to discuss audit findings and other financial matters.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Murphy USA Inc.:

We have audited the accompanying consolidated and combined balance sheets of Murphy USA Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated and combined income statements, statements of cash flows, and statements of changes in equity for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated and combined financial statements, we have also audited financial statement Schedule II. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Murphy USA Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Houston, Texas

February 28, 2014

Murphy USA Inc. Consolidated and Combined Balance Sheets

	December 31,
(Thousands of dollars)	2013	2012
Assets
Current assets
Cash and cash equivalents	$294,741	$57,373
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2013 and $4,576 in 2012	193,181	529,023
Inventories, at lower of cost or market	179,055	217,394
Prepaid expenses and other current assets	15,439	18,172

Total current assets	682,416	821,962
Property, plant and equipment, at cost less accumulated depreciation and amortization of $655,360 in 2013 and $590,568 in 2012	1,190,723	1,169,960
Deferred charges and other assets	8,103	543

Total assets	$1,881,242	$1,992,465

Liabilities and Stockholders’ Equity/Net Investment
Current liabilities
Current maturities of long-term debt	$14,000	$46
Trade accounts payable and accrued liabilities	433,228	705,487
Income taxes payable	72,146	15,605
Deferred income taxes	7,143	12,771

Total current liabilities	526,517	733,909
Long-term debt	547,578	1,124
Deferred income taxes	114,932	129,825
Asset retirement obligations	17,130	15,401
Deferred credits and other liabilities	18,749	7,755

Total liabilities	1,224,906	888,014

Stockholders’ Equity/Net Investment
Preferred Stock, par $0.01, (authorized 20,000,000 shares, none outstanding)	—	—
Common Stock, par $0.01, (authorized 200,000,000 shares at December 31, 2013, 46,743,633 shares issued and outstanding at December 31, 2013)	467	—
Additional paid in capital (APIC)	548,293	—
Net investment by parent	—	1,104,451
Retained earnings	107,576	—

Total stockholders’ equity/net investment	656,336	1,104,451

Total liabilities and stockholders’ equity/net investment	$1,881,242	$1,992,465

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc. Consolidated and Combined Income Statements

	Years Ended December 31,
(Thousands of dollars except per share amounts)	2013	2012	2011
Revenues
Petroleum product sales (a)	$15,560,317	$16,854,985	$16,586,845
Merchandise sales	2,159,466	2,144,347	2,115,567
Ethanol sales and other	363,552	301,976	216,804

Total revenues	18,083,335	19,301,308	18,919,216

Costs and operating expenses
Petroleum product cost of goods sold (a)	15,009,955	16,298,316	15,910,606
Merchandise cost of goods sold	1,877,630	1,855,641	1,851,867
Ethanol cost of goods sold	228,899	269,168	225,197
Station and other operating expenses	493,703	480,109	461,416
Depreciation and amortization	74,130	71,740	64,879
Impairment of properties	—	60,988	—
Selling, general and administrative	132,999	113,122	93,133
Accretion of asset retirement obligations	1,096	980	877

Total costs and operating expenses	17,818,412	19,150,064	18,607,975

Income from operations	264,923	151,244	311,241

Other income (expense)
Interest income	1,099	172	32
Interest expense	(14,509)	(384)	(408)
Gain (loss) on sale of assets	5,995	(1,005)	(363)
Other nonoperating income	169	92	311

Total other income (expense)	(7,246)	(1,125)	(428)

Income from continuing operations before income taxes	257,677	150,119	310,813
Income tax expense	101,351	63,705	122,960

Income from continuing operations	156,326	86,414	187,853
Income (loss) from discontinued operations, net of income taxes	78,707	(2,846)	136,167

Net Income	$235,033	$83,568	$324,020

Earnings per share—basic:
Income from continuing operations	$3.34	$1.85	$4.02
Income (loss) from discontinued operations	1.68	(0.06)	2.91

Net Income—basic	$5.03	$1.79	$6.93

Earnings per share—diluted:
Income from continuing operations	$3.34	$1.85	$4.02
Income (loss) from discontinued operations	1.68	(0.06)	2.91

Net Income—diluted	$5.02	$1.79	$6.93

Weighted-average shares outstanding (in thousands):
Basic	46,743	46,743	46,743
Diluted	46,858	46,743	46,743

Supplemental information:
(a) Includes excise taxes of:	$1,884,035	$1,962,660	$1,831,550

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc. Consolidated and Combined Statements of Cash Flows

	Years Ended December 31,
(Thousands of dollars)	2013	2012	2011
Operating Activities
Net income	$235,033	$83,568	$324,020
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of taxes	(78,707)	2,846	(136,167)
Depreciation and amortization	74,130	71,740	64,879
Amortization of deferred major repair costs	575	163	—
Deferred and noncurrent income tax charges (credits)	(7,262)	(16,463)	22,948
Impairment of properties	—	60,988	—
Accretion on discounted liabilities	1,096	980	879
Pretax (gains) losses from sale of assets	(5,995)	1,005	363
Net decrease (increase) in noncash operating working capital	74,865	32,553	(271,046)
Other operating activities-net	13,215	(1,088)	2,673

Net cash provided by continuing operations	306,950	236,292	8,549
Net cash provided by discontinued operations	49,748	1,135	179,824

Net cash provided by operating activities	356,698	237,427	188,373

Investing Activities
Property additions	(164,536)	(104,496)	(99,819)
Proceeds from sale of assets	6,113	364	363
Expenditures for major repairs	(726)	(250)	—
Other investing activities—net	52	—	2,453
Investing activities of discontinued operations
Sales proceeds	173,118	—	950,010
Other	(1,129)	(7,706)	(40,127)

Net cash provided by (required by) investing activities	12,892	(112,088)	812,880

Financing Activities
Repayments of long-term debt	(81,170)	(42)	(42)
Additions to long-term debt	641,250	—	—
Cash dividend to former parent	(650,000)	—	—
Debt issuance costs	(6,693)	—	—
Net distributions to former parent	(35,609)	(104,811)	(1,021,038)

Net cash required by financing activities	(132,222)	(104,853)	(1,021,080)

Net increase in cash and cash equivalents	237,368	20,486	(19,827)
Cash and cash equivalents at January 1	57,373	36,887	56,714

Cash and cash equivalents at December 31	$294,741	$57,373	$36,887

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc. Consolidated and Combined Statements of Changes in Equity

	Common Stock			Net Parent Investment	Retained Earnings
(Thousands of dollars, except share amounts)	Shares	Par	APIC			Total
Balance as of December 31, 2010	—	$—	$—	$1,808,150	$—	$1,808,150
Net income	—	—	—	324,020	—	324,020
Net transfers to/between former parent	—	—	—	(1,013,223)	—	(1,013,223)

Balance as of December 31, 2011	—	—	—	1,118,947	—	1,118,947

Net income	—	—	—	83,568	—	83,568
Net transfers to/between former parent	—	—	—	(98,064)	—	(98,064)

Balance as of December 31, 2012	—	—	—	1,104,451	—	1,104,451

Net income	—	—	—	127,457	107,576	235,033
Dividend paid to former parent	—	—	—	(650,000)	—	(650,000)
Net transfers to/between former parent	—	—	—	(36,062)	—	(36,062)
Issuance of stock at the separation and distribution	46,743,316	467	(467)	—	—	—
Reclassification of net parent investment to APIC	—	—	545,846	(545,846)	—	—
Issuance of common stock	317	—	—	—	—	—
Share-based compensation expense	—	—	2,914	—	—	2,914

Balance as of December 31, 2013	46,743,633	$467	$548,293	$—	$107,576	$656,336

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc. NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1—Description of Business and Basis of Presentation

Description of business—The business of Murphy USA Inc. (“Murphy USA” or the “Company”) and its subsidiaries primarily consists of the U.S. retail marketing business that was separated from its former parent company, Murphy Oil Corporation (“Murphy Oil” ), plus certain ethanol production facilities and other assets, liabilities and operating expenses of Murphy Oil that were associated with supporting the activities of the U.S. retail marketing operations. The separation was approved by the Murphy Oil board of directors on August 7, 2013, and was completed on August 30, 2013 through the distribution of 100% of the outstanding capital stock of Murphy USA to holders of Murphy Oil common stock on the record date of August 21, 2013. Murphy Oil stockholders of record received one share of Murphy USA common stock for every four shares of Murphy Oil common stock. The spin-off was completed in accordance with a separation and distribution agreement entered into between Murphy Oil and Murphy USA. Following the separation, Murphy USA is an independent, publicly traded company, and Murphy Oil retains no ownership interest in Murphy USA.

Murphy USA markets refined products through a network of retail gasoline stations and unbranded wholesale customers. Murphy USA’s owned retail stations are almost all located in close proximity to Walmart stores in 23 states and use the brand name Murphy USA®. Murphy USA also markets gasoline and other products at standalone stations under the Murphy Express brand. At December 31, 2013, Murphy USA had a total of 1,203 Company stations. In October 2009, Murphy USA acquired an ethanol production facility located in Hankinson, North Dakota. The facility was originally designed to produce 110 million gallons of corn-based ethanol per year. Expansion of the plant occurred during 2012, bringing the overall ethanol production capacity to 135 million gallons per year and the plant was sold in December 2013 with all its financial results now being presented as discontinued operations. The Company acquired a partially constructed ethanol production facility in Hereford, Texas, in late 2010. The Hereford facility is designed to produce 105 million gallons of corn-based ethanol per year, and it began operations near the end of the first quarter of 2011.

The contributed assets of Murphy Oil included in the Company’s financial statements also include buildings, real estate, an airplane and computer equipment and software that are used to support the operating activities of Murphy USA.

Basis of Presentation—Murphy USA was incorporated in March 2013 and, in connection with its incorporation, Murphy USA issued 100 shares of common stock, par value $0.01 per share, to Murphy Oil for $1.00. Murphy USA was formed solely in contemplation of the separation and until the separation was completed on August 30, 2013, it had not commenced operations and had no material assets, liabilities, or commitments. Accordingly the accompanying consolidated and combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Murphy Oil subsidiaries and certain assets, liabilities and operating expenses of Murphy Oil that comprise Murphy USA, as described above, as if such companies and accounts had been combined for all periods presented prior to August 30, 2013. All significant intercompany transactions and accounts within the combined financial statements have been eliminated.

The assets and liabilities in these consolidated and combined financial statements at December 31, 2012 have been reflected on a historical basis, as if all of the assets and liabilities presented were 100 percent owned by Murphy Oil at December 31, 2012 and represented operations of Murphy USA prior to the separation. For the period prior to separation, the consolidated and combined statements of income also include expense allocations for certain corporate functions historically performed by Murphy Oil, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification, headcount or computer utilization. Murphy USA’s management believes the assumptions underlying the consolidated and combined financial statements, including the assumptions regarding the allocation of general corporate expenses from Murphy Oil, are reasonable. However, these consolidated and combined financial statements may not include all of the actual expenses that would have been incurred had the Company been a stand-alone company during the period prior to separation and may not reflect the combined results of operations, financial position and cash flows had the Company been a stand-alone company during the entirety of the periods presented.

Actual costs that would have been incurred if Murphy USA had been a stand-alone company for the period prior to separation would depend upon multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. As a result, the consolidated and combined results of operations for the three years ended December 31, 2013, are not necessarily indicative of the results that may be experienced in the future.

Note 2—Significant Accounting Policies

PRINCIPLES OF COMBINATION—These consolidated and combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Murphy USA Inc. and selected subsidiaries, and certain assets, liabilities, and expenses of Murphy Oil Corporation for all periods prior to August 30, 2013. All significant intercompany accounts and transactions within the consolidated and combined entity have been eliminated.

REVENUE RECOGNITION—Revenues from sales of refined petroleum products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customer, which may include related party sales to other subsidiaries of Murphy Oil. Title transfer for bulk refined products generally occur at pipeline custody points or upon truck loading at product terminals. Refined products sold at retail stations are recorded when the customer takes delivery at the pump. Merchandise revenues are recorded at the point of sale. Rebates from vendors are recognized as a reduction of cost of goods sold when the related inventory item is sold. Incentives that are derived from contractual provisions are accrued based on past experience, when estimable, and are recognized in cost of goods sold.

The Company enters into buy/sell and similar arrangements when petroleum products are held at one location but are needed at a different location. The Company often pays or receives funds related to the buy/sell arrangement based on location or quality differences. The Company accounts for such transactions on a net basis in its Consolidated and Combined Income Statements.

SHIPPING AND HANDLING COSTS—Costs incurred for the shipping and handling of motor fuel are included in Petroleum product cost of goods sold in the income statement. Costs incurred for the shipping and handling of convenience store merchandise are included in Merchandise cost of goods sold in the income statement.

TAXES COLLECTED FROM CUSTOMERS AND REMITTED TO GOVERNMENT AUTHORITIES—Excise and other taxes collected on sales of refined products and remitted to governmental agencies are included in revenues and costs and operating expenses in the Combined Income Statements. Excise taxes on petroleum products collected and remitted were $1,884,035,000 in 2013, $1,962,660,000 in 2012, and $1,831,550,000 in 2011.

CASH EQUIVALENTS—Short-term investments, which include government securities, money market funds and other instruments with government securities as collateral, that have an original maturity of three months or less from the date of purchase are classified as cash equivalents.

MARKETABLE SECURITIES—The Company classifies investments in marketable securities as available-for-sale or held-to-maturity. The Company does not typically classify any investments as trading. Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of tax, reported in other comprehensive income. Held-to-maturity securities are recorded at amortized cost. Premiums and discounts are amortized or accreted into earnings over the life of the related available-for-sale or held-to-maturity security. Dividend and interest income is recognized when earned. Unrealized losses considered to be other than temporary are recognized currently in earnings. The cost of securities sold is based on the specific identification method. The fair value of investment securities is determined by available market prices.

ACCOUNTS RECEIVABLE—The Company’s accounts receivable are recorded at the invoiced amount and do not bear interest. The accounts receivable primarily consists of amounts owed to the Company from credit card companies and by customers for sales of refined petroleum products and ethanol. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses on these receivables. The Company reviews this allowance for adequacy at least quarterly and bases its assessment on a combination of current information about its customers and historical write-off experience. Any trade accounts receivable balances written off are charged against the allowance for doubtful accounts. The Company has not experienced any significant credit-related losses in the past three years.

INVENTORIES—Inventories of most finished products are valued at the lower of cost, generally applied on a last-in, first-out (“LIFO”) basis, or market. Any increments to LIFO inventory volumes are valued based on the first purchase price for these volumes during the year. Merchandise inventories held for resale are carried at average cost. Materials and supplies are valued at the lower of average cost or estimated value. Distillers dried grain with solubles (“DDGS”), wet distillers grain with solubles (“WDGS”) and corn inventories are valued at the lower of cost, applied on a first-in, first-out (“FIFO”) basis, or market.

VENDOR ALLOWANCES AND REBATES—Murphy USA receives payments for vendor allowances, volume rebates and other related payments from various suppliers of its convenience store merchandise. Vendor allowances for price markdowns are credited to merchandise cost of goods sold during the period the related markdown is recognized. Volume rebates of merchandise are recorded as reductions to merchandise cost of goods sold when the merchandise qualifying for the rebate is sold. Slotting and stocking allowances received from a vendor are recorded as a reduction to cost of sales over the period covered by the agreement.

PROPERTY, PLANT AND EQUIPMENT—Additions to property, plant and equipment, including renewals and betterments, are capitalized and recorded at cost. Certain marketing facilities are primarily depreciated using the composite straight-line method with depreciable lives ranging from 16 to 25 years. Ethanol plants, gasoline stations and other assets are depreciated over 3 to 45 years by individual unit on the straight-line method. Gains and losses on asset disposals or retirements are included in income as a separate component of other income.

IMPAIRMENT OF ASSETS—Long-lived assets, which include property and equipment and finite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods.

TURNAROUNDS—Primary processing units are scheduled for major maintenance activities known as turnarounds at periodic intervals at the Company’s ethanol plant. Turnaround work associated with various other less significant units at the Company’s facilities will vary depending on operating requirements and events. The Company defers turnaround costs incurred and amortizes such costs through Station and other operating expenses over the period until the next scheduled turnaround. All other maintenance and repairs are expensed as incurred.

ASSET RETIREMENT OBLIGATIONS—The Company records a liability for asset retirement obligations (“ARO”) equal to the fair value of the estimated cost to retire an asset. The ARO liability is initially recorded in the period in which the obligation meets the definition of a liability, which is generally when the asset is placed in service. The ARO liability is estimated using existing regulatory requirements and anticipated future inflation rates. When the liability is initially recorded, the Company increases the carrying amount of the related long-

lived asset by an amount equal to the original liability. The liability is increased over time to reflect the change in its present value, and the capitalized cost is depreciated over the useful life of the related long-lived asset. The Company reevaluates the adequacy of its recorded ARO liability at least annually. Actual costs of asset retirements such as dismantling service stations and site restoration are charged against the related liability. Any difference between costs incurred upon settlement of an asset retirement obligation and the recorded liability is recognized as a gain or loss in the Company’s earnings.

ENVIRONMENTAL LIABILITIES—A liability for environmental matters is established when it is probable that an environmental obligation exists and the cost can be reasonably estimated. If there is a range of reasonably estimated costs, the most likely amount will be recorded, or if no amount is most likely, the minimum of the range is used. Related expenditures are charged against the liability. Environmental remediation liabilities have not been discounted for the time value of future expected payments. Environmental expenditures that have future economic benefit are capitalized.

INCOME TAXES—The Company accounts for income taxes using the asset and liability method as if Murphy USA was a separate tax payer rather than a member of Murphy Oil’s consolidated income tax return. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed will be in effect when the differences reverse.

The Company’s results of operations were included in the consolidated federal income tax return of Murphy Oil prior to the separation, while in most cases, these results have been included in the various state tax returns of Murphy USA historically. For these financial statements, federal and state income taxes have been computed and recorded as if the Company filed separate federal and state income tax returns. Federal and state income tax benefits of operating losses generated are recognized to the extent that they could be expected to reduce federal income tax expense for the Company via a carryback to a previous year or carried forward for use in a subsequent year. The calculations of current and deferred income taxes, therefore, require use of certain assumptions, allocations and estimates that management believes are reasonable to reflect the Company’s income taxes as a stand-alone taxpayer. The Company has elected to classify any interest expense and penalties related to the underpayment of income taxes in Income tax expense in the Consolidated and Combined Income Statements.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES—The fair value of a derivative instrument is recognized as an asset or liability in the Company’s Consolidated and Combined Balance Sheets. Upon entering into a derivative contract, the Company may designate the derivative as either a fair value hedge or a cash flow hedge, or decide that the contract is not a hedge, and therefore, recognize changes in the fair value of the contract in earnings. The Company documents the relationship between the derivative instrument designated as a hedge and the hedged items as well as its objective for risk management and strategy for use of the hedging instrument to manage the risk. Derivative instruments designated as fair value or cash flow hedges are linked to specific assets and liabilities or to specific firm commitments or forecasted transactions. The Company assesses at inception and on an ongoing basis whether a derivative instrument used as a hedge is highly effective in offsetting changes in the fair value or cash flows of the hedged item. A derivative that is not a highly effective hedge does not qualify for hedge accounting. Changes in the fair value of a qualifying fair value hedge are recorded in earnings along with the gain or loss on the hedged item. Changes in the fair value of a qualifying cash flow hedge are recorded in other comprehensive income until the hedged item is recognized in earnings. When the income effect of the underlying cash flow hedged item is recognized in the Statement of Income, the fair value of the associated cash flow hedge is reclassified from other comprehensive income into earnings. Ineffective portions of a cash flow hedge derivative’s change in fair value are recognized currently in earnings. If a derivative instrument no longer qualifies as a cash flow hedge and the underlying forecasted transaction is no longer probable of occurring, hedge accounting is discontinued and the gain or loss recorded in other comprehensive income is recognized immediately in earnings. See Note 13 and Note 16 for further information about the Company’s derivatives.

STOCK-BASED COMPENSATION—The fair value of awarded stock options, restricted stock and restricted stock units is determined based on a combination of management assumptions for awards issued subsequent to the separation from Murphy Oil and the previously calculated fair market value of awards that were replaced with Murphy USA awards in connection with the separation. Murphy Oil used the Black-Scholes option pricing model for computing the fair value of stock options. The primary assumptions made by management included the expected life of the stock option award and the expected volatility of Murphy Oil’s common stock prices. Murphy Oil used both historical data and current information to support its assumptions. Stock option expense is recognized on a straight-line basis over the respective vesting period of two or three years. Murphy Oil used a Monte Carlo valuation model to determine the fair value of performance-based restricted stock and restricted stock units and the related expense is recognized over the three-year vesting period. Management estimates the number of stock options and performance-based restricted stock and restricted stock units that will not vest and adjusts its compensation expense accordingly. Differences between estimated and actual vested amounts are accounted for as an adjustment to expense when known. See Note 11 for a discussion of the basis of allocation of such costs.

NET INVESTMENT BY FORMER PARENT—The Net investment by former parent represents a net balance reflecting Murphy Oil’s initial investment in the Company and subsequent adjustments resulting from the operations of the Company and various transactions between the Company and Murphy Oil. The balance is the result of the Company’s participation in Murphy Oil’s centralized cash management program under which all the Company’s cash receipts are remitted to Murphy Oil and all cash disbursements are funded by Murphy Oil. The net balance includes amounts due from or owed to Murphy Oil. Other transactions affecting the Net investment by Murphy Oil include general and administrative expenses incurred by Murphy Oil and allocated to the Company. There are no terms of settlement or interest charges associated with the Net investment by Murphy Oil balance. Changes in amounts owed to or due from Murphy Oil are included in financing activities in the Statements of Cash Flows.

USE OF ESTIMATES—In preparing the financial statements of the Company in conformity with U.S. GAAP, management has made a number of estimates and assumptions related to the reporting of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results may differ from the estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Note 3—Related-Party Transactions

Related-party transactions of the Company include the allocation of certain general and administrative costs from Murphy Oil to the Company and payment of interest expense to or receipt of interest income from Murphy Oil for intercompany payables balances.

General and administrative costs were charged by Murphy Oil to the Company based on management’s determination of such costs attributable to the operations of the Company. However, such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist.

Prior to the separation Murphy Oil provided cash management services to the Company. As a result, the Company generally remitted funds received to Murphy Oil, and Murphy Oil paid all operating and capital expenditures on behalf of the Company. Such cash transactions were reflected in the change in the Net Investment by Parent.

The Consolidated and Combined Income Statements include expense allocations for certain functions provided to the Company by Murphy Oil prior to the separation. If possible, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to the Company by Murphy Oil were allocated to Murphy USA based on relative percentages of headcount or other appropriate methods depending on the nature of each type of cost to be allocated.

Charges for functions historically provided to the Company by Murphy Oil were primarily attributable to Murphy Oil’s performance of many shared services that the Company benefitted from, such as treasury, tax, accounting, risk management, legal, internal audit, procurement, human resources, investor relations and information technology. Murphy USA also participated in certain Murphy Oil insurance, benefit and incentive plans. The Consolidated and Combined Income Statements reflect charges from Murphy Oil and its other subsidiaries for these services of $53,161,000, $70,056,000 and $58,121,000 for the three years ended December 31, 2013, 2012 and 2011, respectively. Included in the charges above are amounts recognized for stock-based compensation expense (Note 11), as well as net periodic benefit expense associated with Murphy Oil’s retirement plans (Note 12).

Included in Interest income in the Consolidated and Combined Income Statements for the three years ended December 31, 2013, 2012 and 2011 was interest income from affiliates of $1,080,000, $156,000 and $0, respectively. These amounts were paid on balances that were previously intercompany prior to the separation from Murphy Oil and were settled in full at the separation date.

Transition Services Agreement

In conjunction with the separation, we entered into a Transition Services Agreement with Murphy Oil on August 30, 2013. This Transition Services Agreement sets forth the terms on which Murphy Oil provides to us, and we provide to Murphy Oil, on a temporary basis, certain services or functions that the companies have historically shared. Transition services include administrative, payroll, human resources, information technology and network transition services, tax, treasury and other support and corporate services. The Transition Services Agreement provides for the provision of specified transition services generally for a period of up to eighteen months, with a possible extension of six months, on a cost basis. We record the fee Murphy Oil charges us for these services as a component of general and administrative expenses.

We believe that the operating expenses and general and administrative expenses allocated to us and included in the accompanying consolidated and combined income statements were a reasonable approximation of the costs related to Murphy USA’s operations. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the terms were negotiated while Murphy USA was still a subsidiary of Murphy Oil. At December 31, 2013 Murphy USA had a current receivable from Murphy Oil of $3,361,000 and a payable to Murphy Oil of $1,048,000 related to the Transition Services Agreement.

Note 4—Discontinued Operations

In July 2010, the Company announced that it planned to exit the U.S. refining business. On September 30, 2011, the Company sold the Superior, Wisconsin refinery and related assets for $214,000,000, plus certain capital expenditures between July 25 and the date of closing and the fair value of all associated hydrocarbon inventories at these locations. On October 1, 2011, the Company sold its Meraux, Louisiana refinery and related assets for $325,000,000, plus the fair value of associated hydrocarbon inventories. The Company has accounted for the results of the Superior, Wisconsin and Meraux, Louisiana refineries and associated marketing assets as discontinued operations for all periods presented. The after-tax gain from disposal of the two refineries netted to $18,724,000, made up of a gain on the Superior refinery (including associated inventories) of $77,585,000 and a loss on the Meraux refinery (including associated inventories) of $58,861,000. The gain on disposal was based on refinery selling prices, plus the sales of all associated inventories at fair value, which was significantly above the last-in, first-out (“LIFO”) carrying value of the inventories sold. The net gain on sale of the refineries included an after-tax benefit of $179,152,000 from liquidation of inventories carried mostly under the LIFO cost method. The Separation and Distribution Agreement provided for cross-indemnities designed to place financial responsibility for any liabilities arising out of the refineries and related facilities with Murphy Oil.

The results of operations associated with the refinery discontinued operations are presented in the following table.

(Thousands of dollars)	2011
Revenues	$3,700,789

Income from operations before income taxes	188,531
Gain on sale before income taxes	9,904

Total income from discontinued operations before taxes	198,435
Provision for income taxes	79,688

Income from discontinued operations	$118,747

In November 2013, the Company announced that it had entered into negotiations to sell its Hankinson, North Dakota ethanol production facility as part of management’s strategic plan to exit non-core businesses. On December 19, 2013, the Company sold its wholly-owned subsidiary Hankinson Renewable Energy, LLC which owned and operated an ethanol manufacturing facility in Hankinson, North Dakota, and its related assets for $170,000,000 plus working capital adjustments of approximately $3,118,000. The Company has accounted for all operations related to Hankinson Renewable, LLC as discontinued operations for all periods presented. The after-tax gain from disposal of the subsidiary (including associated inventories) was $52,542,000 in 2013.

The major assets and liabilities related to the Hankinson subsidiary sale are presented in the following table:

(Thousands of dollars)	December 18, 2013
Current assets:
Accounts receivable	$3,563
Raw materials inventories	6,692
Finished inventories	2,956
Material and supplies inventories	2,371

Total current assets	$15,582

Noncurrent assets:
Property, plant and equipment, net	$80,705

Total assets	$96,287

Liabilities:
Current liabilities	$5,051
Long-term notes payable	1,077

Liabilities associated with assets sold	$6,128

The results of operations associated with the Hankinson discontinued operations are presented in the following table.

(Thousands of dollars)	2013	2012	2011
Revenues	$366,707	$354,128	$354,239

Income (loss) from operations before income taxes	40,130	(4,377)	26,744
Gain on sale before income taxes	80,834	—	—

Total income (loss) from discontinued operations before taxes	120,964	(4,377)	26,744
Provision for income taxes	42,257	(1,531)	9,324

Income (loss) from discontinued operations	$78,707	$(2,846)	$17,420

Note 5—Inventories

Inventories consisted of the following:

	December 31,
(Thousands of dollars)	2013	2012
Crude oil and blendstocks	$—	$1,191
Refined products and blendstocks	64,825	75,128
Store merchandise for resale	97,058	96,473
Corn based products	12,447	38,923
Materials and supplies	4,725	5,679

	$179,055	$217,394

At December 31, 2013 and 2012, the replacement cost (market value) of last-in, first-out (LIFO) inventories exceeded the LIFO carrying value by $307,706,000 and $303,344,000, respectively. Corn based products consisted primarily of corn, dried distillers’ grains with solubles (DDGS) and wet distillers’ grains with solubles (WDGS), and were all valued on a first-in, first-out (FIFO) basis.

In 2013, inventories valued at LIFO incurred a decrement that resulted in a charge to earnings. The total LIFO impact to pretax income from continuing operations was a decrease of $13,472,000 and an increase of $2,526,000 at December 31, 2013 and 2012, respectively.

Note 6—Property, Plant and Equipment

	Estimated Useful Life	December 31, 2013		December 31, 2012
(Thousands of dollars)		Cost	Net	Cost	Net
Land	—	$520,026	520,026	446,385	446,385
Ethanol facilities	20 years	67,284	1,082	163,990	83,195
Pipeline and terminal facilities	16 to 25 years	85,907	36,114	83,484	35,347
Retail gasoline stations	3 to 20 years	1,110,340	611,132	1,029,608	594,377
Buildings	20 to 45 years	17,829	8,608	3,869	2,867
Other	3 to 20 years	44,697	13,761	33,192	7,789

		$1,846,083	1,190,723	1,760,528	1,169,960

At year-end 2012, the Company wrote down its net investment in the ethanol production facility in Hereford, Texas, taking a pre-tax impairment charge of $60,988,000. The write down was required based on expected weak ethanol production margins at the plant in future periods. Fair value was determined using a discounted cash flow model for three years, plus an estimated terminal value based on a multiple of the last year’s cash flow. Certain key assumptions used in the cash flow model included use of available futures prices for corn and ethanol products. Additional key assumptions included estimated future ethanol and distillers’ grain production levels, estimated future operating expenses, and estimated sales prices for distillers’ grain.

Note 7—Accounts Payable and Accrued Liabilities

Trade accounts payable and accrued liabilities consisted of the following:

	December 31,
(Thousands of dollars)	2013	2012
Trade accounts payable	$311,397	612,755
Excise taxes/withholdings payable	55,882	65,349
Accrued insurance obligations	17,247	7,085
Other	48,702	20,298

Accounts payable and accrued liabilities	$433,228	705,487

Note 8—Long-Term Debt

Long-term debt consisted of the following:

	December 31,
(Thousands of dollars)	2013	2012
Loan for electrical facilities at the Hankinson, North Dakota ethanol plant, 6.00%, due through 2028*	$—	$1,170
6.00% senior notes due 2023 (net of unamortized discount of $8,422)	491,578	—
Term loan due 2016 (effective rate of 3.71% at December 31, 2013)	70,000	—
Less current maturities	(14,000)	(46)

Total long-term debt	$547,578	$1,124

*	In connection with the sale of Hankinson Renewable Energy, LLC to Guardian Hankinson, LLC on December 19, 2013, the electrical facilities loan payable including current maturities was assumed by the new owners per the sales agreement.

Senior Notes

On August 14, 2013, Murphy Oil USA, Inc., our primary operating subsidiary, issued 6.00% Senior Notes due 2023 (the “Senior Notes”) in an aggregate principal amount of $500 million. The Senior Notes are fully and unconditionally guaranteed by Murphy USA, and are guaranteed by certain 100% owned subsidiaries that guarantee our credit facilities. The indenture governing the Senior Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA, Inc. and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

The Senior Notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to the credit facilities) to the extent of the value of the assets securing such indebtedness. The Senior Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

We used the net proceeds of the Senior Notes, together with borrowings under the credit facilities, to finance a cash dividend of $650 million from Murphy Oil USA, Inc. to Murphy Oil paid in connection with the Separation.

In addition, we are party to a registration rights agreement, which requires us to exchange the Senior Notes for notes eligible for public resale within 360 days of the issuance of the Senior Notes, or alternatively under certain circumstances, to file a shelf registration statement for public resales of the Senior Notes.

Credit Facilities

On August 30, 2013, we entered into a credit agreement, which provides for a committed $450 million asset-based loan (ABL) facility (with availability subject to the borrowing base described below) and a $150 million term facility. It also provides for a $200 million uncommitted incremental facility. The ABL facility is scheduled to mature on August 30, 2018, subject to the ability to extend for two additional one-year periods with the consent of the extending lenders. The term facility is scheduled to mature on August 30, 2016. On August 30, 2013, Murphy Oil USA, Inc. borrowed $150 million under the term facility, the proceeds of which were used, together with the net proceeds of the offering of the Senior Notes, to finance the $650 million cash dividend to Murphy Oil.

The borrowing base is expected, at any time of determination, to be an amount (net of reserves) equal to the sum of:

•	100% of eligible cash at such time, plus

•	90% of eligible credit card receivables at such time, plus

•	90% of eligible investment grade accounts, plus

•	85% of eligible other accounts, plus

•	80% of eligible product supply/wholesale refined products inventory at such time, plus

•	75% of eligible retail refined products inventory at such time, plus the lesser of (i) 70% of the average cost of eligible retail merchandise inventory at such time and (ii) 85% of the net orderly liquidation value of eligible retail merchandise inventory at such time.

The ABL facility includes a $75 million sublimit on swingline loans and a $200 million sublimit for the issuance of letters of credit. Swingline loans and letters of credit issued under the ABL facility reduce availability under the ABL facility.

Interest payable on the credit facilities is based on either:

•	the London interbank offered rate, adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”); or

•	the Alternate Base Rate, which is defined as the highest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum, plus, (A) in the case Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 2.75% to 3.00% per annum depending on a secured debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 1.75% to 2.00% per annum depending on a secured debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one-, two-, three-, or six-months as selected by us in accordance with the terms of the credit agreement.

We are obligated to make quarterly principal payments on the outstanding principal amount of the term facility beginning on the first anniversary of the effective date of the credit agreement in amounts equal to 10% of the term loans made on such effective date, with the remaining balance payable on the scheduled maturity date of the term facility. Borrowings under the credit facilities are prepayable at our option without premium or penalty. On October 8, 2013, we elected to prepay $15,000,000 on the term facility with our excess available cash from operations. We are also required to prepay the term facility with the net cash proceeds of certain asset sales or casualty events, subject to certain exceptions. In accordance with the before-mentioned provision, we remitted $65,000,000 on December 23, 2013, with a portion of the proceeds received from the completed sale of the Hankinson, North Dakota ethanol plant. The credit agreement also includes certain customary mandatory prepayment provisions with respect to the ABL facility.

The credit agreement contains certain covenants that limit, among other things, the ability of us and our subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, to enter into consolidations, mergers or sales of material assets and other fundamental changes, to transact with affiliates, to enter into agreements restricting the ability of subsidiaries to incur liens or pay dividends, or to make certain accounting changes. In addition, the credit agreement requires us to maintain a fixed charge coverage ratio of a minimum of 1.0 to 1.0 when availability for at least three consecutive business days is less than the greater of (a) 17.5% of the lesser of the aggregate ABL facility commitments and the borrowing base and (b) $70,000,000 (including as of the most recent fiscal quarter end on the first date when availability is less than such amount), as well as a maximum secured debt to EBITDA ratio of 4.5 to 1.0 at any time when term facility commitments or term loans thereunder are outstanding. As of December 31, 2013, our fixed charge coverage ratio and the secured leverage ratio were 1.18 and 0.20, respectively.

All obligations under the credit agreement are guaranteed by Murphy USA and the subsidiary guarantors party thereto, and all obligations under the credit agreement, including the guarantees of those obligations, are secured by certain assets of Murphy USA, Murphy Oil USA, Inc. and the guarantors party thereto.

Note 9—Asset Retirement Obligations (ARO)

The majority of the ARO recognized by the Company at December 31, 2013 and 2012 related to the estimated costs to dismantle and abandon certain of its retail gasoline stations. The Company has not recorded an ARO for certain of its marketing assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. These assets are consistently being upgraded and are expected to be operational into the foreseeable future. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation.

A reconciliation of the beginning and ending aggregate carrying amount of the ARO is shown in the following table.

	December 31,
(Thousands of dollars)	2013	2012
Balance at beginning of period	$15,401	13,190
Accretion expense	1,096	980
Liabilities incurred	633	1,231

Balance at end of period	$17,130	15,401

The estimation of future ARO is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that may be required in future periods due to the lack of availability of additional information.

Note 10—Income Taxes

The components of income from continuing operations before income taxes for each of the three years ended December 31, 2013 and income tax expense (benefit) attributable thereto were as follows:

	Years Ended December 31,
(Thousands of dollars)	2013	2012	2011
Income (loss) from continuing operations before income taxes	$257,677	150,119	310,813

Income tax expense (benefit)
Federal—Current	$89,700	64,059	75,946
Federal—Deferred	(4,761)	(17,098)	17,716
State—Current and deferred	16,412	16,744	29,298

Total	$101,351	63,705	122,960

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense.

	Years Ended December 31,
(Thousands of dollars)	2013	2012	2011
Income tax expense based on the U.S. statutory tax rate	$90,187	52,542	108,785
State income taxes, net of federal benefit	10,668	10,884	19,044
Other, net	496	279	(4,869)

Total	$101,351	63,705	122,960

An analysis of the Company’s deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 showing the tax effects of significant temporary differences follows:

	Years Ended December 31,
(Thousands of dollars)	2013	2012
Deferred tax assets
Property costs	$6,456	5,729
Asset retirement obligations	5,844	6,187
Other deferred tax assets	9,479	5,507

Total gross deferred tax assets	21,779	17,423
Less valuation allowance	—	—

Net deferred tax assets	21,779	17,423

Deferred tax liabilities
Accumulated depreciation and amortization	(115,737)	(127,182)
Deferred turnaround costs	(84)	(137)
State deferred taxes	(16,423)	(13,789)
Other deferred tax liabilities	(11,610)	(18,911)

Total gross deferred tax liabilities	(143,854)	(160,019)

Net deferred tax liabilities	$(122,075)	(142,596)

In management’s judgment, the net deferred tax assets in the preceding table will more likely than not be realized as reductions of future taxable income or by utilizing available tax planning strategies.

Murphy Oil’s tax returns in multiple jurisdictions that include the Company are subject to audit by taxing authorities. These audits often take years to complete and settle. As of December 31, 2013, the earliest year remaining open for audit and/or settlement in the United States is 2010. Although the Company believes that recorded liabilities for unsettled issues are adequate, additional gains or losses could occur in future periods from resolution of outstanding unsettled matters.

Under U.S. GAAP the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. The Company has not recorded any effect for unrecognized income tax benefits for the periods reported.

Note 11—Incentive Plans

Prior to the separation, our employees participated in the Murphy Oil 2007 Long-Term Incentive Plan (the “2007 Plan”) and the Murphy Oil 2012 Long-Term Incentive Plan (the “2012 Plan”) and received Murphy Oil restricted stock awards and options to purchase shares of Murphy Oil common stock. While participating in these two plans, costs resulting from share-based payment transactions were allocated and recognized as an expense in the financial statements using a fair value-based measurement method over the periods that the awards vested. Certain employees of the Company have received annual grants in the form of Murphy Oil stock options, restricted stock units and other forms of share-based payments prior to the separation. Accordingly, the Company has accounted for expense for these plans in accordance with SAB Topic 1-B for periods prior to the separation.

2013 Long-Term Incentive Plan

Effective August 30, 2013, certain of our employees began to participate in the Murphy USA 2013 Long-Term Incentive Plan, which was subsequently amended and restated effective as of February 12, 2014 (the “MUSA 2013 Plan”). The MUSA 2013 Plan authorizes the Executive Compensation Committee of our Board of Directors (“the Committee”) to grant non-qualified or incentive stock options, stock appreciation rights, stock awards (including restricted stock and restricted stock unit awards), cash awards, and performance awards to our employees. Prior to the amendment and restatement of the MUSA 2013 Plan on February 12, 2014, 10 million shares of MUSA common stock were authorized to be delivered under the MUSA 2013 Plan over the life of the plan. Pursuant to the amendment and restatement of the plan effective as of February 12, 2014, this was reduced to 5.5 million shares of common stock. No more than 1 million shares of common stock may be awarded to any one employee, subject to adjustment for changes in capitalization. The maximum cash amount payable pursuant to any “performance-based” award to any participant in any calendar year is $5 million.

In connection with the separation, stock compensation awards granted under the 2007 Plan and the 2012 Plan by Murphy Oil (pre-separation awards) were adjusted or substituted as follows:

•	Vested stock options were equitably adjusted so that the grantee holds more options to purchase Murphy Oil common stock at a lower strike price.

•	Unvested stock options and stock appreciation rights held by MUSA employees were replaced with substitute awards of options to purchase shares of MUSA common stock.

•	Unvested restricted stock units will be replaced with adjusted, substitute awards for restricted stock units of MUSA common stock. The new awards of restricted stock are intended to generally preserve the intrinsic value of the original award determined as of the separation and distribution date.

•	Vesting periods of awards were unaffected by the adjustment and substitution, except that for vested Murphy Oil stock options the MUSA employees have until the earlier of two years from the date of the separation or the stated expiration date of the option to exercise the award.

Awards granted in connection with the adjustment and substitution of awards originally issued under the 2007 Plan and the 2012 Plan are a part of the MUSA 2013 Plan and reduce the maximum number of shares of common stock available for delivery under the MUSA 2013 Plan. During the period from August 30 to December 31, 2013, the Company granted a total of 977,623 awards from the MUSA 2013 Plan which leaves 4,522,377 remaining shares to be granted in future years (after consideration of the amendments made to the MUSA 2013 Plan in February 2014 by the Board of Directors).

2013 Stock Plan for Non-employee Directors

Effective August 8, 2013, Murphy USA adopted the 2013 Murphy USA Stock Plan for Non-employee Directors (the “Directors Plan”). The directors for Murphy USA are compensated with a mixture of cash payments and equity-based awards. Awards under the Directors Plan may be in the form of restricted stock, restricted stock units, stock options, or a combination thereof. An aggregate of 500,000 shares of common stock shall be available for issuance of grants under the Directors Plan. During 2013, 28,413 time-based restricted stock units were granted under the terms of the Directors Plan which leaves 471,587 shares available to be granted in the future.

Amounts recognized in the financial statements by the Company with respect to all share-based plans are shown in the following table. All expense prior to August 30, 2013 was incurred under the 2007 Plan and the 2012 Plan while all amounts after August 30, 2013 were incurred in the MUSA 2013 Plan and the Directors Plan.

	Years Ended December 31,
(Thousands of dollars)	2013	2012	2011
Compensation charged against income before income tax benefit	$9,391	8,416	10,506
Related income tax benefit recognized in income	3,287	2,946	3,677

As of December 31, 2013, there was $15,187,000 in compensation costs to be expensed over approximately the next 2.8 years related to unvested share-based compensation arrangements granted by the Company or its predecessor. Total income tax benefits realized by Murphy Oil from tax deductions related to stock option exercises under share-based payment arrangements previously issued by Murphy Oil Corporation were $625,000, $1,851,000, and $1,173,000 for the years ended December 31, 2013, 2012 and 2011, respectively. There were no stock option exercises under the MUSA 2013 Plan as no awards had vested as of December 31, 2013.

STOCK OPTIONS—The Committee fixes the option price of each option granted at no less than fair market value (FMV) on the date of the grant and fixes the option term at no more than seven years from such date. Each option granted to date under the MUSA 2013 Plan has been nonqualified and has been issued to replace awards of Murphy Oil that were previously granted to employees of the Company prior to the separation from Murphy Oil. The remaining term of each option granted mirrored the remaining term of the original award that it replaced and the exercise price was adjusted based on the terms of the Employee Matters Agreement entered into between the Company and Murphy Oil in connection with the separation. The only stock options issued post separation were to replace the unvested awards of Murphy Oil that were forfeited in conjunction with the separation. Therefore, the accounting for those awards was a continuation of the Murphy Oil fair value that was previously calculated using the Black-Scholes pricing model and used the following original assumptions to calculate the fair value used for expense purposes. Following are the assumptions used originally by Murphy Oil to value the original awards.

	Years ended December 31,
	2012	2011
Fair value per option grant	$12.37 - $17.74	$20.34
Assumptions
Dividend yield	1.80% - 2.27%	1.80%
Expected volatility	39.00% - 39.62%	37.00%
Risk-free interest rate	0.55% - 0.77%	2.10%
Expected life	4.00 yrs. - 5.20 yrs.	5.10 yrs.

As a result of the separation from Murphy Oil, the unvested Murphy Oil options were replaced with an appropriate number of Company options bearing an exercise price that was adjusted to preserve the intrinsic value near the date of the separation in connection with the terms of the Employee Matters Agreement. The grant date fair values of the options replaced with MUSA 2013 Plan awards range from $32.53 to $40.25. Because of these adjustments, no further Black-Scholes fair values were required to be calculated for the post separation period. The adjustment and substitution of the stock compensation awards occurred in conjunction with the distribution of MUSA common stock to Murphy Oil stockholders. As a result, no grant, exercise, or cancellation activity occurred on MUSA stock compensation awards during the years ended December 31, 2012 or 2011.

Changes in options outstanding for Company employees during the period from August 30, 2013 to December 31, 2013 are presented in the following table:

	Number of Shares	Average Exercise Price
Outstanding at December 31, 2012	—	$—
Granted at FMV	625,101	35.12
Exercised	—	—
Forfeited	(3,952)	33.92

Outstanding at December 31, 2013	621,149	35.13

Exercisable at December 31, 2013	—	$—

Additional information about stock options outstanding at December 31, 2013 is shown below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices per Option	No. of Options	Avg. Life Remaining in Years	Aggregate Intrinsic Value	No. of Options	Avg. Life Remaining in Years	Aggregate Intrinsic Value
$32.53 to $34.16	435,866	5.7	$3,539,804	—	—	$—
$37.07 to $40.25	185,283	5.4	455,094	—	—	—

	621,149	5.5	$3,994,898	—	—	$—

RESTRICTED STOCK UNITS (MUSA 2013 Plan)—The Committee has granted time based restricted stock units (RSUs) as part of the replacement of previously unvested performance based RSUs, performance units, and time based RSU’s previously issued to employees of Murphy Oil. In addition, certain other employees have also received grants of time based RSUs that will vest over various periods of time.

(Number of units)	2013
Outstanding at December 31, 2012	—
Granted	352,522
Vested and issued	(509)
Forfeited	(4,915)

Outstanding at December 31, 2013	347,098

RESTRICTED STOCK UNITS (Directors Plan)—The Committee has also granted time based RSUs to the non-employee directors of the Company as part of their overall compensation package for being a member of the Board of Directors. These awards typically vest at the end of three years.

(Number of units)	2013
Outstanding at December 31, 2012	—
Granted	28,413
Vested and issued	—
Forfeited	—

Outstanding at December 31, 2013	28,413

Note 12—Employee and Retiree Benefit Plans

PENSION AND POSTRETIREMENT PLANS—After separating from Murphy Oil, the Company no longer sponsors or participates in any defined benefit pension plan or post retirement benefit plan for its employees. Prior to the separation, Murphy Oil had defined benefit pension plans that were principally noncontributory and covered most full-time employees. Upon separation from Murphy Oil, all amounts for these plans that involved Murphy USA employees were frozen and retained by Murphy Oil. Therefore, the assets and liabilities related to Murphy USA employees in these plans are not included in these financial statements as Murphy USA was considered to be participating in multiple employer benefit plans due to co-mingling of various plan assets. However, the periodic benefit expense for each period prior to August 30, 2013 includes the expense of the U.S. benefit plans. All U.S. tax qualified plans meet the funding requirements of federal laws and regulations.

The table that follows provides the components of net periodic benefit expense associated with Company employees for the three years ended December 31, 2013. The net periodic benefit expense ended on the separation date of August 30, 2013 and therefore no further expense was recorded in 2013 for these plans.

	Years ended December 31,
	Pension Benefits			Other Postretirement Benefits
(Thousands of dollars)	2013	2012	2011	2013	2012	2011
Service cost	$3,401	$4,227	$5,482	$1,447	$1,770	$2,708
Interest cost	2,717	4,252	6,535	983	1,454	3,023
Expected return on plan assets	(2,794)	(3,860)	(5,840)	—	—	—
Amortization of prior service cost (benefits)	53	90	166	(7)	(10)	(73)
Recognized actuarial loss	2,108	2,986	2,685	363	369	1,174
Termination benefits expense	—	—	695		—	—
Curtailment expense	—	—	821		—	(285)

Net periodic benefit expense	$5,485	$7,695	$10,544	$2,786	$3,583	$6,547

The following table provides the weighted-average assumptions used in the measurement of the net periodic benefit expense for the years ended December 31, 2012 and 2011.

	Net Periodic Benefit Expenses
	Pension Benefits Year		Postretirement Benefits Year
	2012	2011	2012	2011
Discount rate	4.87%	5.50%	4.87%	5.50%
Expected return on plan assets	6.50%	6.50%	0%	0%
Rate of compensation increase	4.20%	4.16%	0%	0%

The discount rates used for purposes of determining the expense are based on the universe of high-quality corporate bonds that are available. Cash flow analyses are performed in which a spot yield curve is used to discount projected benefit payment streams for the most significant plans. The discounted cash flows are used to determine an equivalent single rate which is the basis for selecting the discount rate. Expected plan asset returns are based on long-term expectations for asset portfolios with similar investment mix characteristics. Expected compensation increases were based on anticipated future averages for Murphy Oil.

U.S. Health Care Reform—In March 2010, the United States Congress enacted a health care reform law. Along with other provisions, the law (a) imposes a 40% excise tax on high-cost health plans as defined in the law beginning in 2018; (b) eliminated lifetime or annual coverage limits and required coverage for preventative health services beginning in September 2010; and (c) imposed a fee of $2 (subsequently adjusted for inflation) for each person covered by a health insurance policy beginning in September 2010. The new law did not significantly affect the Company’s consolidated and combined financial statements as of December 31, 2013 and 2012 and for the three years ended December 31, 2013. The Company continues to evaluate the various components of the law as guidance is issued and cannot predict with certainty all the ways it may impact the Company. However, based on the evaluation performed to date, the Company currently believes that the health care reform law will not have a material effect on its financial condition, results of operations, or cash flows in future periods.

THRIFT PLAN—At the time of the spin-off, Murphy USA set up a new qualified defined contribution plan for full-time employees with an asset transfer from the Murphy Oil defined contribution plan. Most full-time employees of the Company may participate in savings plans by contributing up to a specified percentage of their base pay. The Company matches contributions at 100% of each employee’s contribution with a maximum match of 6%. In addition, the Company makes profit sharing contributions on an annual basis. Eligible employees receive a stated percentage of their base and incentive pay of 5%, 7%, or 9% determined on a formula that is based on a combination of age and years of service. The Company’s expenses related to this plan were $4,678,000 in 2013, $2,460,000 in 2012 and $1,794,000 in 2011.

PROFIT SHARING PLAN—Eligible part-time employees may participate in the Company’s noncontributory profit sharing plan. Each year, the Company may make a discretionary employer contribution in an amount determined and authorized at the discretion of the Board of Directors. Eligible employees receive an allocation based on their compensation earned for the year the contribution is allocated. The Company’s expenses related to this plan were $1,861,000 in 2013, $1,627,000 in 2012 and $1,788,000 in 2011.

Note 13—Financial Instruments and Risk Management

DERIVATIVE INSTRUMENTS—The Company makes limited use of derivative instruments to manage certain risks related to commodity prices. The use of derivative instruments for risk management is covered by operating policies and is closely monitored by the Company’s senior management. The Company does not hold any derivatives for speculative purposes and it does not use derivatives with leveraged or complex features. Derivative instruments are traded primarily with creditworthy major financial institutions or over national exchanges such as the New York Mercantile Exchange (“NYMEX”).

The Company is subject to commodity price risk related to corn that it will purchase in the future for feedstock and DDGS and WDGS that it will sell in the future at its ethanol production facility. At December 31, 2013 and 2012, the Company had open physical delivery commitment contracts for purchase of approximately 3.1 million and 19.2 million bushels of corn, respectively, for processing at its ethanol plant. For the periods ended December 31, 2013 and 2012, the Company had open physical delivery commitment contracts for sale of approximately 0.5 million and 1.1 million equivalent bushels, respectively, of DDGS and WDGS. To manage the price risk associated with certain of these physical delivery commitments which have fixed prices, at December 31, 2013 and 2012, the Company had outstanding derivative contracts with a net short volume of approximately 0.5 million bushels and net short volume of 6.3 million bushels, respectively, that mature at future prices in effect on the expected date of delivery under the physical delivery commitment contracts. Additionally, at December 31, 2013, the Company had outstanding derivative contracts with a net short volume of 2.0 million bushels of corn to buy back when certain corn inventories are expected to be processed. The impact of marking to market these commodity derivative contracts decreased income before taxes by $0.1 million, increased income before taxes by $2.9 million, and decreased income before taxes by $0.3 million for the three years ended December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013 and 2012, the fair value of derivative instruments not designated as hedging instruments are presented in the following table.

	December 31, 2013				December 31, 2012
	Asset Derivatives		Liabilitiy Derivatives		Asset Derivatives		Liabilitiy Derivatives
(Thousands of dollars)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity derivative contracts	Accounts		Accounts		Accounts		Accounts
	Receivable	$ 224	Payable	$ 291	Receivable	$ 3,043	Payable	$ 102

For the years ended December 31, 2013 and 2012, the gains and losses recognized in the consolidated and combined Income Statements for derivative instruments not designated as hedging instruments are presented in the following table.

		Amount of Gain (Loss) Recognized in Income on Derivative
(Thousands of dollars)	Statement of Income Location
Type of Derivative Contract		2013	2012
Commodity	Fuel and ethanol costs of goods sold	$8,516	$(38,283)

The Company offsets certain assets and liabilities related to derivative contracts when the legal right of offset exists. Derivative assets and liabilities which have offsetting positions at December 31, 2013 and 2012 are presented in the following tables:

(Thousands of dollars)	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Combined Balance Sheet	Net Amounts of Assets Presented in the Combined Balance Sheet
At December 31, 2013
Commodity derivatives	$233	$(9)	$224

At December 31, 2012
Commodity derivatives	$6,727	$(3,684)	$3,043

(Thousands of dollars)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
At December 31, 2013
Commodity derivatives	$300	$(9)	$291

At December 31, 2012
Commodity derivatives	$3,786	$(3,684)	$102

All commodity derivatives above are corn-based contracts associated with the Company’s Hereford ethanol plant as all positions related to Hankinson were assumed by the buyer in conjunction with the sale. Net derivative assets are included in Accounts Receivable presented in the table on the prior page and are included in Accounts Receivable on the Consolidated and Combined Balance Sheets; likewise, net derivative liabilities in the above table are included in Accounts Payable in the table above and are included in Accounts Payable and Accrued Liabilities on the Consolidated and Combined Balance Sheets. These contracts permit net settlement and the Company generally avails itself of this right to settle net. At December 31, 2013 and 2012 cash deposits of $2.9 million and $12.3 million, respectively, related to commodity derivative contracts were reported in Prepaid Expenses in the Consolidated and Combined Balance Sheets. These cash deposits have not been used to reduce the reported net liabilities on the corn-based derivative contracts at December 31, 2013 and 2012.

Note 14—Earnings Per Share

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of stock options and restricted stock in the periods where such items are dilutive.

On August 30, 2013, 46,743,316 shares of our common stock were distributed to the shareholders of Murphy Oil in connection with the separation. For comparative purposes, we have assumed this amount to be outstanding as of the beginning of each prior period prior to the separation presented in the calculation of weighted average shares outstanding.

The following table provides a reconciliation of basic and diluted earnings per share computations for the years ended December 31, 2013, 2012 and 2011 (in thousands, except per share amounts):

	Years ended December 31,
(Thousands of dollars except per share amounts)	2013	2012	2011
Earnings per common share:
Net income attributable to common stockholders	$235,033	$83,568	$324,020

Weighted average common shares outstanding (in thousands)	46,743	46,743	46,743

Total earnings per share	$5.03	$1.79	$6.93

	Years ended December 31,
	2013	2012	2011
Earnings per common share—assuming dilution:
Net income attributable to common stockholders	$235,033	$83,568	$324,020

Weighted average common shares outstanding (in thousands)	46,743	46,743	46,743
Common equivalent shares:
Dilutive options	115	—	—

Weighted average common shares outstanding—assuming dilution (in thousands)	46,858	46,743	46,743

Earnings per share—assuming dilution	$5.02	$1.79	$6.93

Note 15—Other Financial Information

ETHANOL SALES AND OTHER—Ethanol sales and other revenue in the Consolidated and Combined Income Statements includes the following items:

(Thousands of dollars)	2013	2012	2011
Sales of ethanol and related plant products	$269,254	$290,158	$207,266
Renewable Identification Numbers (RINs) sales	91,391	8,830	2,924
Other	2,907	2,988	6,614

Total ethanol sales and other revenue	$363,552	$301,976	$216,804

CASH FLOW DISCLOSURES—Cash income taxes paid (collected), net of refunds, were $47,757,000, $13,036,000 and $43,006,000 for the three years ended December 31, 2013, 2012 and 2011, respectively. Interest paid was $1,647,000, $479,000 and $452,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Noncash reductions (additions) to net parent investment related primarily to settlement of income taxes were $453,000, ($6,747,000) and $7,815,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(Thousands of dollars)	2013	2012	2011
Accounts receivable	$331,679	$(171,115)	$244,828
Inventories	20,532	(29,784)	20,181
Prepaid expenses	(6,623)	(3,187)	(1,391)
Deferred income tax assets	—	—	3,128
Accounts payable and accrued liabilities	(272,371)	230,704	(452,491)
Income taxes payable	7,276	4,396	(96,533)
Current deferred income tax liabilities	(5,628)	1,539	11,232

Net decrease (increase) in noncash operating working capital	$74,865	$32,553	$(271,046)

Note 16—Assets and Liabilities Measured at Fair Value

The Company carries certain assets and liabilities at fair value in its Consolidated and Combined Balance Sheets. The fair value hierarchy is based on the quality of inputs used to measure fair value, with Level 1 being the highest quality and Level 3 being the lowest quality. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs which reflect assumptions about pricing by market participants.

The Company carries certain assets and liabilities at fair value in its Consolidated and Combined Balance Sheets. The fair value measurements for these assets and liabilities at December 31, 2013 and 2012 are presented in the following table.

	Fair Value Measurements at Reporting Date Listing
(Thousands of dollars)	Fair Value December 31, 2013	Quoted Prices In Active Markets for Identical Assets (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Commodity derivative contracts	$224	—	$224	—
Liabilities
Commodity derivative contracts	$(291)	—	$(291)	—

	Fair Value Measurements at Reporting Date Listing
(Thousands of dollars)	Fair Value December 31, 2012	Quoted Prices In Active Markets for Identical Assets (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Commodity derivative contracts	$3,043	—	$3,043	—
Liabilities
Commodity derivative contracts	$(102)	—	$(102)	—

At the balance sheet date the fair value of commodity derivatives contracts for corn was determined based on market quotes for No. 2 yellow corn. The change in fair value of commodity derivatives is recorded in Fuel and ethanol cost of goods sold. The carrying value of the Company’s Cash and cash equivalents, Accounts receivable-trade and Trade accounts payable approximates fair value.

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at December 31, 2013 and 2012. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The table excludes Cash and cash equivalents, Accounts receivable-trade, and Trade accounts payable and accrued liabilities, all of which had fair values approximating carrying amounts. The fair value of Current and Long-term debt was estimated based on rates offered to the Company at that time for debt of the same maturities. The Company has off-balance sheet exposures relating to certain financial guarantees and letters of credit. The fair value of these, which represents fees associated with obtaining the instruments, was nominal.

	At December 31, 2013		At December 31, 2012
(Thousands of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities
Current and long-term debt	$(561,578)	$(559,411)	$(1,170)	$(1,519)

Note 17—Commitments

The Company leases land, gasoline stations, and other facilities under operating leases. During the next five years, expected future rental payments under all operating leases are approximately $10,461,000 in 2014, $10,454,000 in 2015, $9,729,000 in 2016, $9,134,000 in 2017, and $8,188,000 in 2018. Rental expense for noncancelable operating leases, including contingent payments when applicable, was $9,691,000 in 2013, $6,093,000 in 2012 and $6,869,000 in 2011. Operating lease expense related to discontinued operations was $7,089,000, $3,380,000, and $5,091,000 in 2013, 2012, and 2011, respectively.

Commitments for capital expenditures were approximately $143,999,000 at December 31, 2013, including $89,689,000 for construction of future Murphy USA and Murphy Express gasoline stations (including land) in process at year-end, along with $5,684,000 for improvements of existing stations, to be financed with our operating cash flow and/or incurrence of indebtedness.

Note 18—Contingencies

The Company’s operations and earnings have been and may be affected by various forms of governmental action. Examples of such governmental action include, but are by no means limited to: tax increases and retroactive tax claims; import and export controls; price controls; allocation of supplies of crude oil and petroleum products and other goods; laws and regulations intended for the promotion of safety and the protection and/or remediation of the environment; governmental support for other forms of energy; and laws and regulations affecting the Company’s relationships with employees, suppliers, customers, stockholders and others. Because governmental actions are often motivated by political considerations, may be taken without full consideration of their consequences, and may be taken in response to actions of other governments, it is not practical to attempt to predict the likelihood of such actions, the form the actions may take or the effect such actions may have on the Company.

ENVIRONMENTAL MATTERS AND LEGAL MATTERS—Murphy USA is subject to numerous federal, state and local laws and regulations dealing with the environment. Violation of such environmental laws, regulations and permits can result in the imposition of significant civil and criminal penalties, injunctions and other sanctions. A discharge of hazardous substances into the environment could, to the extent such event is not insured, subject the Company to substantial expense, including both the cost to comply with applicable regulations and claims by neighboring landowners and other third parties for any personal injury, property damage and other losses that might result.

The Company currently owns or leases, and has in the past owned or leased, properties at which hazardous substances have been or are being handled. Although the Company believes it has used operating and disposal practices that were standard in the industry at the time, hazardous substances may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where they have been taken for disposal. In addition, many of these properties have been operated by third parties whose management of hazardous substances was not under the Company’s control. Under existing laws the Company could be required to remediate contaminated property (including contaminated groundwater) or to perform remedial actions to prevent future contamination. Certain of these contaminated properties are in various stages of negotiation, investigation, and/or cleanup, and the Company is investigating the extent of any related liability and the availability of applicable defenses. With the sale of the U.S. refineries in 2011, Murphy Oil retained certain liabilities related to environmental matters. Murphy Oil also obtained insurance covering certain levels of environmental exposures. With respect to the previously owned refinery properties, Murphy Oil retained those liabilities in the Separation and Distribution agreement that was entered into related to the separation on August 30, 2013. With respect to any remaining potential liabilities, the Company believes costs related to these sites will not have a material adverse effect on Murphy USA’s net income, financial condition or liquidity in a future period.

Certain environmental expenditures are likely to be recovered by the Company from other sources, primarily environmental funds maintained by certain states. Since no assurance can be given that future recoveries from other sources will occur, the Company has not recorded a benefit for likely recoveries at December 31, 2013, however certain jurisdictions provide reimbursement for these expenses which have been considered in recording the net exposure. The U.S. Environmental Protection Agency (EPA) currently considers the Company a Potentially Responsible Party (PRP) at two Superfund sites. For one of these two sites, the Company is being indemnified as to any exposure by Murphy Oil. As to the second site, the potential total cost to all parties to perform necessary remedial work at this site may be substantial. However, based on current negotiations and available information, the Company believes that it is a de minimis party as to ultimate responsibility at the Superfund site. Accordingly, the Company has not recorded a liability for remedial costs at either of the Superfund sites at December 31, 2013. The Company could be required to bear a pro rata share of costs attributable to nonparticipating PRPs or could be assigned additional responsibility for remediation at this site or other Superfund sites. The Company believes that its share of the ultimate costs to clean-up this site will be immaterial and will not have a material adverse effect on its net income, financial condition or liquidity in a future period.

Based on information currently available to the Company, the amount of future remediation costs to be incurred to address known contamination sites is not expected to have a material adverse effect on the Company’s future net income, cash flows or liquidity. However, there is the possibility that additional environmental expenditures could be required to address contamination, including as a result of discovering additional contamination or the imposition of new or revised requirements applicable to known contamination.

Since the beginning of fiscal 2007, numerous class action lawsuits have been filed in federal courts across the country against petroleum companies and significant retailers in the petroleum industry, in which the plaintiffs generally allege that they received less motor fuel than the defendants agreed to deliver because the defendants measured the amount of motor fuel they delivered in non-temperature adjusted gallons which, at higher temperatures, contain less energy. Murphy USA’s subsidiary, Murphy Oil USA, Inc., was a defendant in eight of these cases. However, on February 10, 2014, Murphy Oil USA, Inc. was dismissed from all cases with prejudice.

Murphy USA is engaged in a number of other legal proceedings, all of which the Company considers routine and incidental to its business. Based on information currently available to the Company, the ultimate resolution of those other legal matters is not expected to have a material adverse effect on the Company’s net income, financial condition or liquidity in a future period.

INSURANCE—The Company maintains insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. Murphy USA maintains statutory workers compensation insurance with a deductible of $0.5 million per occurrence. As of December 31, 2013, there were a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in Trade account payables and accrued liabilities on the Consolidated and Combined Balance

Sheets. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $3.6 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on the Company’s financial position and results of operations.

The Company was insured under Murphy Oil’s insurance policies for occurrences prior to the completion of the separation. The specifications and insured limits under those policies, however, were at a level consistent with Murphy Oil as a whole. Following the separation, the Company has obtained insurance coverage as appropriate for the business in which it is engaged, but may incur losses that are not covered by insurance or reserves, in whole or in part, and such losses could adversely affect our results of operations and financial position.

TAX MATTERS—Murphy USA is subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities because of these audits may subject us to interest and penalties.

OTHER MATTERS—In the normal course of its business, the Company is required under certain contracts with various governmental authorities and others to provide financial guarantees or letters of credit that may be drawn upon if the Company fails to perform under those contracts. At December 31, 2013, the Company had contingent liabilities of $18.6 million on outstanding letters of credit. The Company has not accrued a liability in its balance sheet related to these financial guarantees and letters of credit because it is believed that the likelihood of having these drawn is remote.

Note 19—Recent Accounting and Reporting Rules

In December 2011, the Financial Accounting Standards Board (FASB) issued an accounting standards update that requires enhanced disclosures about financial instruments and derivative instruments that are either offset in the balance sheet or are subject to an enforceable master netting arrangement or similar agreement. The guidance was effective for all interim and annual periods beginning on or after January 1, 2013. These disclosures are presented in Note 13.

In February 2013, the FASB issued an accounting standards update that requires additional disclosures for reclassification adjustments from accumulated other comprehensive income (AOCI). These additional disclosures include changes in AOCI balances by component and significant items reclassified out of AOCI. These disclosures must be presented either on the face of the affected financial statement or in the notes to the financial statements. The disclosures were effective for the Company beginning in the first quarter of 2013 and are to be provided on a prospective basis. The adoption of this standard did not have any impact on the Company’s consolidated and combined financial statements.

Note 20—Business Segments

During the fourth quarter of 2013, the Company sold its Hankinson, North Dakota ethanol plant. This was the largest of the two ethanol plants that were owned by the Company. Because of this sale, the Company was required to reevaluate its operating segments for reporting purposes. After reviewing the quantitative and qualitative aspects of the Company’s segments, it was determined that the remaining ethanol assets did not warrant separate segment presentation. Therefore, the segments for the Company were restated for the current period and all prior periods to reflect one remaining operating segment, Marketing. The remaining ethanol assets were recast into the category with the prior Corporate assets and renamed “Corporate and other assets”. In addition, due to the sale of the Hankinson entity, the Company also shows discontinued operations for all periods presented for the prior Hankinson activity. Segment information is as follows:

Segment Information (Thousands of dollars)	Marketing	Corporate and Other Assets	Discontinued Operations	Consolidated
Year ended December 31, 2013
Segment income (loss)	$164,013	(7,687)	78,707	$235,033
Revenues from external customers	17,814,081	269,254	—	18,083,335
Interest income	—	1,099	—	1,099
Interest expense	—	(14,509)	—	(14,509)
Income tax expense (benefit)	106,223	(4,872)	—	101,351
Significant noncash charges (credits)
Depreciation and amortization	71,253	2,877	—	74,130
Accretion of asset retirement obligations	1,096	—	—	1,096
Impairment of properties	—	—	—	—
Deferred and noncurrent income taxes (benefits)	(9,796)	2,534	—	(7,262)
Additions to property, plant and equipment	162,051	9,402	519	171,972
Total assets at year-end	$1,527,125	354,117	—	$1,881,242

Year ended December 31, 2012
Segment income (loss)	$139,583	(53,169)	(2,846)	$83,568
Revenues from external customers	19,011,040	290,268	—	19,301,308
Interest income	—	172	—	172
Interest expense	—	(384)	—	(384)
Income tax expense (benefit)	92,059	(28,354)	—	63,705
Significant noncash charges (credits)
Depreciation and amortization	66,913	4,827	—	71,740
Accretion of asset retirement obligations	980	—	—	980
Impairment of properties	—	60,988	—	60,988
Deferred and noncurrent income taxes (benefits)	3,393	(19,856)	—	(16,463)
Additions to property, plant and equipment	103,096	1,400	7,097	111,593
Total assets at year-end	1,765,020	111,025	116,420	1,992,465

Year ended December 31, 2011
Segment income (loss)	$188,907	(1,054)	136,167	$324,020
Revenues from external customers	18,702,720	216,496	—	18,919,216
Interest income	—	32	—	32
Interest expense	—	(408)	—	(408)
Income tax expense (benefit)	123,618	(658)	—	122,960
Significant noncash charges (credits)
Depreciation and amortization	61,135	3,744	—	64,879
Accretion of asset retirement obligations	877	—	—	877
Impairment of properties	—	—	—	—
Deferred and noncurrent income taxes (benefits)	22,686	262	—	22,948
Additions to property, plant and equipment	77,394	22,575	48,432	148,401
Total assets at year-end	$1,524,898	150,403	109,682	$1,784,983

Note 21—Guarantor Subsidiaries

Certain of the Company’s 100% owned, domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee, on a joint and several basis, certain of the outstanding indebtedness of the Company, including the 6.00% senior notes due 2023. The following consolidating and combining schedules present financial information on a consolidated and combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

CONSOLIDATING BALANCE SHEET

(Thousands of dollars)
	December 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$294,741	$—	$—	$—	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2013	—	191,904	—	1,277	—	193,181
Inventories, at lower of cost or market	—	157,795	—	21,260	—	179,055
Prepaid expenses and other current assets	—	12,217	—	3,222	—	15,439

Total current assets	—	656,657	—	25,759	—	682,416

Property, plant and equipment, at cost less accumulated depreciation and amortization	—	1,189,082	—	1,641	—	1,190,723

Investments in subsidiaries	1,228,837	—			(1,228,837)	—
Deferred charges and other assets	—	95,604	—	239	(87,740)	8,103

Total assets	$1,228,837	$1,941,343	$—	$27,639	$(1,316,577)	$1,881,242

Liabilities and Stockholders’ Equity/Net Investment
Current liabilities
Current maturities of long-term debt	$—	$14,000	$—	$—	$—	$14,000
Inter-company accounts payable		119,366	(52,107)	(67,259)		—
Trade accounts payable and accrued liabilities	—	429,763	—	3,465	—	433,228
Income taxes payable	—	71,450	43	653	—	72,146
Deferred income taxes	—	7,143	—	—	—	7,143

Total current liabilities	—	641,722	(52,064)	(63,141)	—	526,517
Long-term debt	—	547,578	—	—	—	547,578
Deferred income taxes	—	128,451	—	(13,519)	—	114,932
Asset retirement obligations	—	17,130	—	—	—	17,130
Deferred credits and other liabilities	—	18,749	—	—	—	18,749

Total liabilities	—	1,353,630	(52,064)	(76,660)	—	1,224,906

Stockholders’ Equity/Net Investment
Preferred Stock, par $0.01, (authorized 20,000,000 shares, none outstanding)	—	—	—	—	—	—
Common Stock, par $0.01, (authorized 200,000,000 shares at December 31, 2013, 46,746,633 shares issued and outstanding at December 31, 2013)	467	1	60	—	(61)	467
Additional paid in capital (APIC)	1,228,370	548,758	52,004	35,677	(1,316,516)	548,293
Net investment by parent	—	—	—	—	—	—
Retained earnings	—	38,954	—	68,622	—	107,576

Total stockholders’ equity/net investment	1,228,837	587,713	52,064	104,299	(1,316,577)	656,336

Total liabilities and stockholders’ equity/net investment	$1,228,837	$1,941,343	$—	$27,639	$(1,316,577)	$1,881,242

COMBINING BALANCE SHEET

(Thousands of dollars)
	December 31, 2012
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and cash equivalents	$57,373	$—	$—	$—	$57,373
Accounts receivable—trade, less allowance for doubtful accounts of $4,576 in 2012	516,968	—	12,055	—	529,023
Inventories, at lower of cost or market	161,806	—	55,588	—	217,394
Prepaid expenses and other current assets	4,461	—	13,711	—	18,172

Total current assets	740,608	—	81,354	—	821,962
Property, plant and equipment, at cost less accumulated depreciation and amortization	1,084,684	—	85,276	—	1,169,960

Investments in subsidiaries
Deferred charges and other assets	86,199	—	104,805	(190,461)	543

Total assets	$1,911,491	$—	$271,435	$(190,461)	$1,992,465

Liabilities and Stockholders’ Equity/Net Investment
Current liabilities
Current maturities of long-term debt	$—	$—	$46	$—	$46
Inter-company accounts payable	(84,410)	(53,934)	138,344	—	—
Trade accounts payable and accrued liabilities	687,622	—	17,865	—	705,487
Income taxes payable	15,296	39	270	—	15,605
Deferred income taxes	12,771	—	—	—	12,771

Total current liabilities	631,279	(53,895)	156,525	—	733,909
Long-term debt	—	—	1,124	—	1,124
Deferred income taxes	133,589	—	(3,764)	—	129,825
Asset retirement obligations	15,401	—	—	—	15,401
Deferred credits and other liabilities	7,755	—	—	—	7,755

Total liabilities	788,024	(53,895)	153,885	—	888,014

Stockholders’ Equity/Net Investment
Preferred Stock, par $0.01	—	—	—	—	—
Common Stock, par $0.01	—	—	—	—	—
Additional paid in capital (APIC)	—	—	—	—	—
Net investment by parent	1,123,467	53,895	117,550	(190,461)	1,104,451
Retained earnings	—	—	—	—	—

Total stockholders’ equity/net investment	1,123,467	53,895	117,550	(190,461)	1,104,451

Total liabilities and stockholders’ equity/net investment	$1,911,491	$—	$271,435	$(190,461)	$1,992,465

CONSOLIDATING AND COMBINING INCOME STATEMENT

(Thousands of dollars)	Year ended December 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Revenues
Petroleum product sales	$—	$15,766,752	$—	$—	$(206,435)	$15,560,317
Merchandise sales	—	2,159,466	—	—	—	2,159,466
Ethanol sales and other	—	94,298	—	269,254	—	363,552

Total revenues	—	18,020,516	—	269,254	(206,435)	18,083,335

Costs and operating expenses
Petroleum product cost of goods sold	—	15,216,390	—	—	(206,435)	15,009,955
Merchandise cost of goods sold	—	1,877,630	—	—	—	1,877,630
Ethanol cost of goods sold	—	—	—	228,899	—	228,899
Station and other operating expenses	—	460,476	—	33,227	—	493,703
Depreciation and amortization	—	74,053	—	77	—	74,130
Impairment of properties	—	—	—	—	—	—
Selling, general and administrative	—	129,430	1	3,568	—	132,999
Accretion of asset retirement obligations	—	1,096	—	—	—	1,096

Total costs and operating expenses	—	17,759,075	1	265,771	(206,435)	17,818,412

Income from operations	—	261,441	(1)	3,483	—	264,923

Other income (expense)
Interest income	—	1,099	—	—	—	1,099
Interest expense	—	(14,509)	—	—	—	(14,509)
Gain (loss) on sale of assets	—	5,995	—	—	—	5,995
Other nonoperating income	—	169	—	—	—	169

Total other income (expense)	—	(7,246)	—	—	—	(7,246)

Income from continuing operations before income taxes	—	254,195	(1)	3,483	—	257,677
Income tax expense	—	100,059	—	1,292	—	101,351

Income from continuing operations	—	154,136	(1)	2,191	—	156,326
Income (loss) from discontinued operations, net of income taxes	—	—	—	78,707	—	78,707

Net Income	$—	$154,136	$(1)	$80,898	$—	$235,033

COMBINING INCOME STATEMENT

(Thousands of dollars)	Year ended December 31, 2012
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Revenues
Petroleum product sales	$17,071,126	$—	$—	$(216,141)	$16,854,985
Merchandise sales	2,144,347	—	—	—	2,144,347
Ethanol sales and other	11,708	—	290,268	—	301,976

Total revenues	19,227,181	—	290,268	(216,141)	19,301,308

Costs and operating expenses
Petroleum product cost of goods sold	16,514,457	—	—	(216,141)	16,298,316
Merchandise cost of goods sold	1,855,641	—	—	—	1,855,641
Ethanol cost of goods sold	—	—	269,168	—	269,168
Station and other operating expenses	447,103	—	33,006	—	480,109
Depreciation and amortization	68,299	—	3,441	—	71,740
Impairment of properties	—	—	60,988	—	60,988
Selling, general and administrative	109,634	2	3,486	—	113,122
Accretion of asset retirement obligations	980	—	—	—	980

Total costs and operating expenses	18,996,114	2	370,089	(216,141)	19,150,064

Income from operations	231,067	(2)	(79,821)	—	151,244

Other income (expense)
Interest income	172	—	—	—	172
Interest expense	(384)	—	—	—	(384)
Gain (loss) on sale of assets	(1,005)	—	—	—	(1,005)
Other nonoperating income	92	—	—	—	92

Total other income (expense)	(1,125)	—	—	—	(1,125)

Income from continuing operations before income taxes	229,942	(2)	(79,821)	—	150,119
Income tax expense	91,525	—	(27,820)	—	63,705

Income from continuing operations	138,417	(2)	(52,001)	—	86,414
Income (loss) from discontinued operations, net of income taxes	—	—	(2,846)	—	(2,846)

Net Income	$138,417	$(2)	$(54,847)	$—	$83,568

COMBINING INCOME STATEMENT

(Thousands of dollars)	Year ended December 31, 2011
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Revenues
Petroleum product sales	$16,755,071	$—	$—	$(168,226)	$16,586,845
Merchandise sales	2,115,567	—	—	—	2,115,567
Ethanol sales and other	9,538	—	207,266	—	216,804

Total revenues	18,880,176	—	207,266	(168,226)	18,919,216

Costs and operating expenses
Petroleum product cost of goods sold	16,078,832	—	—	(168,226)	15,910,606
Merchandise cost of goods sold	1,851,867	—	—	—	1,851,867
Ethanol cost of goods sold	—	—	225,197	—	225,197
Station and other operating expenses	433,821	—	27,595	—	461,416
Depreciation and amortization	62,396	—	2,483	—	64,879
Impairment of properties	—	—	—	—	—
Selling, general and administrative	90,977	13	2,143	—	93,133
Accretion of asset retirement obligations	877	—	—	—	877

Total costs and operating expenses	18,518,770	13	257,418	(168,226)	18,607,975

Income from operations	361,406	(13)	(50,152)	—	311,241

Other income (expense)
Interest income	32	—	—	—	32
Interest expense	(408)	—	—	—	(408)
Gain (loss) on sale of assets	(363)	—	—	—	(363)
Other nonoperating income	311	—	—	—	311

Total other income (expense)	(428)	—	—	—	(428)

Income from continuing operations before income taxes	360,978	(13)	(50,152)	—	310,813
Income tax expense	122,595	—	365	—	122,960

Income from continuing operations	238,383	(13)	(50,517)	—	187,853
Income from discontinued operations, net of income taxes	118,747	—	17,420	—	136,167

Net Income	$357,130	$(13)	$(33,097)	$—	$324,020

CONSOLIDATING AND COMBINING STATEMENT OF CASH FLOW

(Thousands of dollars)	Year ended December 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating Activities
Net income	$—	$154,136	$(1)	$80,898	$—	$235,033
Adjustments to reconcile net income (loss) to net cash provided by operating activities
(Income) loss from discontinued operations, net of tax	—	—	—	(78,707)	—	(78,707)
Depreciation and amortization	—	74,053	—	77	—	74,130
Amortization of deferred major repair costs	—	—	—	575	—	575
Deferred and noncurrent income tax charges (credits)	—	(11,568)	—	4,306	—	(7,262)
Impairment of properties	—	—	—	—	—	—
Accretion on discounted liabilities	—	1,096	—	—	—	1,096
Pretax (gains) losses from sale of assets	—	(5,995)	—	—	—	(5,995)
Net decrease (increase) in noncash operating working capital	—	51,204	—	23,661	—	74,865
Other operating activities-net	—	13,215	—	—	—	13,215

Net cash provided by (required by) continuing operations	—	276,141	(1)	30,810	—	306,950
Net cash provided by discontinued operations	—	—	—	49,748	—	49,748

Net cash provided by (required by) operating activities	—	276,141	(1)	80,558	—	356,698

Investing Activities
Property additions	—	(163,303)	—	(1,233)	—	(164,536)
Proceeds from sale of assets	—	6,113	—	—	—	6,113
Expenditures for major repairs	—	—	—	(726)	—	(726)
Other investing activities—net	—	52	—	—	—	52
Investing activities of discontinued operations
Sales proceeds	—	—	—	173,118	—	173,118
Other	—	—	—	(1,129)	—	(1,129)

Net cash provided by (required by) investing activities	—	(157,138)	—	170,030	—	12,892

Financing Activities
Repayments of long-term debt	—	(80,000)	—	(1,170)	—	(81,170)
Additions to long-term debt	—	641,250	—	—	—	641,250
Cash dividend to former parent	—	(650,000)	—	—	—	(650,000)
Debt issuance costs	—	(6,693)	—	—	—	(6,693)
Net distributions to former parent	—	213,808	1	(249,418)	—	(35,609)

Net cash provided by (required by) financing activities	—	118,365	1	(250,588)	—	(132,222)

Net increase in cash and cash equivalents	—	237,368	—	—	—	237,368
Cash and cash equivalents at January 1	—	57,373	—	—	—	57,373

Cash and cash equivalents at December 31	$—	$294,741	$—	$—	$—	$294,741

COMBINING STATEMENT OF CASH FLOW

(Thousands of dollars)	Year ended December 31, 2012
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating Activities
Net income (loss)	$138,417	$(2)	$(54,847)	$—	$83,568
Adjustments to reconcile net income (loss) to net cash provided by operating activities
(Income) loss from discontinued operations	—	—	2,846	—	2,846
Depreciation and amortization	68,299	—	3,441	—	71,740
Amortization of deferred major repair costs	—	—	163	—	163
Deferred and noncurrent income tax charges (credits)	1,957	—	(18,420)	—	(16,463)
Impairment of properties	—	—	60,988	—	60,988
Accretion on discounted liabilities	980	—	—	—	980
Pretax (gains) losses from sale of assets	1,005	—	—	—	1,005
Net decrease (increase) in noncash operating working capital	62,493	—	(29,940)	—	32,553
Other operating activities-net	(1,088)	—	—	—	(1,088)

Net cash provided by (required by) continuing operations	272,063	(2)	(35,769)	—	236,292
Net cash provided by discontinued operations	—	—	1,135	—	1,135

Net cash provided by (required by) operating activities	272,063	(2)	(34,634)	—	237,427

Investing Activities
Property additions	(103,152)	—	(1,344)	—	(104,496)
Proceeds from sale of assets	364	—	—	—	364
Expenditures for major repairs	—	—	(250)	—	(250)
Other investing activities	—	—	—	—	—
Investing activities of discontinued operations
Sales proceeds	—	—	—	—	—
Other	—	—	(7,706)	—	(7,706)

Net cash provided by (required by) investing activities	(102,788)	—	(9,300)	—	(112,088)

Financing Activities
Repayments of long-term debt	—	—	(42)	—	(42)
Additions to long-term debt	—	—	—	—	—
Cash dividend to former parent	—	—	—	—	—
Debt issuance costs	—	—	—	—	—
Net distributions to former parent	(148,789)	2	43,976	—	(104,811)

Net cash provided by (required by) financing activities	(148,789)	2	43,934	—	(104,853)

Net increase in cash and cash equivalents	20,486	—	—	—	20,486
Cash and cash equivalents at January 1	36,887	—	—	—	36,887

Cash and cash equivalents at December 31	$57,373	$—	$—	$—	$57,373

COMBINING STATEMENT OF CASH FLOW

(Thousands of dollars)	Year ended December 31, 2011
Operating Activities	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net income (loss)	$357,130	$(13)	$(33,097)	$—	$324,020
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations	(118,747)	—	(17,420)	—	(136,167)
Depreciation and amortization	62,396	—	2,483	—	64,879
Amortization of deferred major repair costs	—	—	—	—	—
Deferred and noncurrent income tax charges (credits)	22,417	—	531	—	22,948
Impairment of properties	—	—	—	—	—
Accretion on discounted liabilities	879	—	—	—	879
Pretax (gains) losses from sale of assets	363	—	—	—	363
Net decrease (increase) in noncash operating working capital	(257,013)	—	(14,033)	—	(271,046)
Other operating activities-net	2,673	—	—	—	2,673

Net cash provided by (required by) continuing operations	70,098	(13)	(61,536)	—	8,549
Net cash provided by discontinued operations	145,510	—	34,314	—	179,824

Net cash provided by (required by) operating activities	215,608	(13)	(27,222)	—	188,373

Investing Activities
Property additions	(77,481)	—	(22,338)	—	(99,819)
Proceeds from sale of assets	363	—	—	—	363
Expenditures for major repairs	—	—	—	—	—
Other investing activities	2,453	—	—	—	2,453
Investing activities of discontinued operations
Sales proceeds	950,010	—	—	—	950,010
Other	(39,425)	—	(702)	—	(40,127)

Net cash provided by (required by) investing activities	835,920	—	(23,040)	—	812,880

Financing Activities
Repayments of long-term debt	—	—	(42)	—	(42)
Additions to long-term debt	—	—	—	—	—
Cash dividend to former parent	—	—	—	—	—
Debt issuance costs	—	—	—	—	—
Net distributions to former parent	(1,071,355)	13	50,304	—	(1,021,038)

Net cash provided by (required by) financing activities	(1,071,355)	13	50,262	—	(1,021,080)

Net decrease in cash and cash equivalents	(19,827)	—	—	—	(19,827)
Cash and cash equivalents at January 1	56,714	—	—	—	56,714

Cash and cash equivalents at December 31	$36,887	$—	$—	$—	$36,887

CONSOLIDATING AND COMBINING STATEMENT OF CHANGES IN EQUITY

(Thousands of dollars)	Year ended December 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Statement of Stockholders’ Equity/Net Parent Investment
Common Stock
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	467	1	60	—	(61)	467

Balance as of December 31, 2013	$467	$1	$60	$—	$(61)	$467

APIC
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution		(467)	—	—	—	(467)
Reclassification of net parent investment to APIC	1,228,370	546,311	52,004	35,677	(1,316,516)	545,846
Share-based compensation expense	—	2,914	—	—	—	2,914

Balance as of December 31, 2013	$1,228,370	$548,758	$52,004	$35,677	$(1,316,516)	$548,293

Net Parent Investment
Balance as of December 31, 2012	$—	$1,123,467	$53,895	$117,550	$(190,461)	$1,104,451
Net income	—	114,668	—	12,789	—	127,457
Dividend paid to former parent	—	(650,000)	—	—	—	(650,000)
Net transfers to/between former parent	—	(36,062)	—	—	—	(36,062)
Reclassification of net parent investment to APIC	—	(552,073)	(53,895)	(130,339)	190,461	(545,846)

Balance as of December 31, 2013	$—	$—	$—	$—	$—	$—

Retained Earnings
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Net income	—	38,954	—	68,622	—	107,576

Balance as of December 31, 2013	$—	$38,954	$—	$68,622	$—	$107,576

COMBINING STATEMENTS OF CHANGES IN EQUITY

(Thousands of dollars)	Year ended December 31, 2012
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Statement of Stockholders’ Equity/Net Parent Investment
Common Stock
Balance as of December 31, 2011	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	—	—	—	—	—

Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—

APIC
Balance as of December 31, 2011	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	—	—	—	—	—
Reclassification of net parent investment to APIC	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—

Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—

Net Parent Investment
Balance as of December 31, 2011	$—	$1,043,914	$2,166	$263,328	$(190,461)	$1,118,947
Net income	—	138,416	—	(54,848)	—	83,568
Dividend paid to former parent	—	—	—	—	—	—
Net transfers to/between former parent	—	(58,863)	51,729	(90,930)	—	(98,064)
Reclassification of net parent investment to APIC	—	—	—	—	—	—

Balance as of December 31, 2012	$—	$1,123,467	$53,895	$117,550	$(190,461)	$1,104,451

Retained Earnings
Balance as of December 31, 2011	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—

Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—

COMBINING STATEMENTS OF CHANGES IN EQUITY

(Thousands of dollars)	Year ended December 31, 2011
	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Statement of Stockholders’ Equity/Net Parent Investment
Common Stock
Balance as of December 31, 2010	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	—	—	—	—	—

Balance as of December 31, 2011	$—	$—	$—	$—	$—	$—

APIC
Balance as of December 31, 2010	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	—	—	—	—	—
Reclassification of net parent investment to APIC	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—

Balance as of December 31, 2011	$—	$—	$—	$—	$—	$—

Net Parent Investment
Balance as of December 31, 2010	$—	$1,788,796	$(46,108)	$255,923	$(190,461)	$1,808,150
Net income	—	306,327	234	17,459	—	324,020
Dividend paid to former parent	—	—	—	—	—	—
Net transfers to/between former parent	—	(1,051,209)	48,040	(10,054)	—	(1,013,223)
Reclassification of net parent investment to APIC	—	—	—	—	—	—

Balance as of December 31, 2011	$—	$1,043,914	$2,166	$263,328	$(190,461)	$1,118,947

Retained Earnings
Balance as of December 31, 2010	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—

Balance as of December 31, 2011	$—	$—	$—	$—	$—	$—

Murphy USA Inc. and Consolidated Subsidiaries Supplemental Quarterly Information (Unaudited)

(Millions of dollars except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Year Ended December 31, 2013
Sales and other operating revenues	$4,358.0	$4,843.4	$4,686.9	$4,195.0	$18,083.3
Income from continuing operations before income taxes	$34.5	$114.9	$59.3	$49.0	$257.7
Income from continuing operations	$20.3	$70.2	$36.3	$29.5	$156.3
Net income	$22.1	$77.6	$41.7	$93.6	$235.0
Income from continuing operations (per Common share)
Basic	$0.43	$1.50	$0.78	$0.63	$3.34
Diluted	$0.43	$1.50	$0.78	$0.63	$3.34
Net income (per Common share)
Basic	$0.47	$1.66	$0.89	$2.00	$5.03
Diluted	$0.47	$1.66	$0.89	$2.00	$5.02
Market price of Common stock [1]
High	$—	$—	$41.58	$46.91	$46.91
Low	$—	$—	$36.12	$39.27	$36.12

Year Ended December 31, 2012
Sales and other operating revenues	$4,621.7	$4,915.0	$4,867.4	$4,897.2	$19,301.3
Income (loss) from continuing operations before income taxes	$(17.2)	$110.0	$23.4	$33.9	$150.1
Income (loss) from continuing operations	$(11.4)	$66.4	$13.4	$18.1	$86.5
Net income (loss)	$(12.7)	$66.2	$11.0	$19.1	$83.6
Income (Loss) from continuing operations (per Common share)
Basic	$(0.24)	$1.42	$0.29	$0.39	$1.85
Diluted	$(0.24)	$1.42	$0.29	$0.39	$1.85
Net income (per Common share)
Basic	$(0.27)	$1.42	$0.24	$0.41	$1.79
Diluted	$(0.27)	$1.42	$0.24	$0.41	$1.79
Market price of Common stock [1]
High	$—	$—	$—	$—	$—
Low	$—	$—	$—	$—	$—

1	Prices as quoted on the New York Stock Exchange. Stock first traded September 3, 2013.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(CONSOLIDATED AND COMBINED)

Murphy USA Inc.

Valuation Accounts and Reserves

(Thousands of dollars)	Balance at January 1,	Charged (Credited) to Expense	Deductions	Balance at December 31,
2013
Deducted from assets accounts

Allowance for doubtful accounts	$4,576	—	(120)	4,456

2012
Deducted from assets accounts

Allowance for doubtful accounts	$5,835	—	(1,259)	4,576

2011
Deducted from assets accounts

Allowance for doubtful accounts	$5,835	—	—	5,835

Murphy USA Inc.

Consolidated Balance Sheets

(Thousands of dollars)	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$369,424	$294,741
Accounts receivable — trade, less allowance for doubtful accounts of $4,456 in 2014 and $4,456 in 2013	212,340	193,181
Inventories, at lower of cost or market	88,900	179,055
Prepaid expenses and other current assets	15,663	15,439

Total current assets	686,327	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $673,764 in 2014 and $655,360 in 2013	1,194,373	1,190,723
Deferred charges and other assets	8,265	8,103

Total assets	$1,888,965	$1,881,242

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$16,500	$14,000
Trade accounts payable and accrued liabilities	487,770	433,228
Income taxes payable	31,942	72,146
Deferred income taxes	7,789	7,143

Total current liabilities	544,001	526,517
Long-term debt	530,295	547,578
Deferred income taxes	110,376	114,932
Asset retirement obligations	17,605	17,130
Deferred credits and other liabilities	18,508	18,749

Total liabilities	1,220,785	1,224,906

Stockholders’ Equity
Preferred Stock, par $0.01, (authorized 20,000,000 shares, none outstanding)	—	—
Common Stock, par $0.01, (authorized 200,000,000 shares, 46,756,190 and 46,743,633 shares issued and outstanding at 2014 and 2013, respectively)	468	467
Additional paid in capital (APIC)	550,503	548,293
Retained earnings	117,209	107,576

Total stockholders’ equity	668,180	656,336

Total liabilities and stockholders’ equity	$1,888,965	$1,881,242

See notes to consolidated and combined financial statements.

Murphy USA Inc.

Consolidated and Combined Statements of Income and Comprehensive Income

(unaudited)

	Three Months Ended March 31,
(Thousands of dollars except per share amounts)	2014	2013
Revenues
Petroleum product sales (a)	$3,594,347	$3,762,612
Merchandise sales	502,722	515,469
Ethanol sales and other	67,265	79,911

Total revenues	4,164,334	4,357,992

Costs and operating expenses
Petroleum product cost of goods sold (a)	3,500,346	3,641,230
Merchandise cost of goods sold	432,462	448,796
Ethanol cost of goods sold	37,770	61,705
Station and other operating expenses	122,477	120,970
Depreciation and amortization	19,661	18,071
Selling, general and administrative	28,071	32,232
Accretion of asset retirement obligations	297	269

Total costs and operating expenses	4,141,084	4,323,273

Income from operations	23,250	34,719

Other income (expense)
Interest income	15	281
Interest expense	(9,095)	(127)
Gain on sale of assets	170	8
Other nonoperating income	112	17

Total other income (expense)	(8,798)	179

Income before income taxes	14,452	34,898
Income tax expense	5,600	14,344

Income from continuing operations	8,852	20,554
Income from discontinued operations, net of taxes	781	1,493

Net Income	$9,633	$22,047

Earnings per share — basic:
Income from continuing operations	$0.19	$0.44
Income from discontinued operations	0.02	0.03

Net Income — basic	$0.21	$0.47

Earnings per share — diluted:
Income from continuing operations	$0.19	$0.44
Income from discontinued operations	0.02	0.03

Net Income — diluted	$0.21	$0.47

Weighted-average shares outstanding (in thousands):
Basic	46,750	46,743
Diluted	46,884	46,743

Supplemental information:
(a) Includes excise taxes of:	$445,404	$443,277

See notes to consolidated and combined financial statements.

Murphy USA Inc.

Consolidated and Combined Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2014	2013
Operating Activities
Net income	$9,633	$22,047
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	(781)	(1,493)
Depreciation and amortization	19,661	18,071
Amortization of deferred major repair costs	169	133
Deferred and noncurrent income tax credits	(4,556)	(1,272)
Accretion on discounted liabilities	297	269
Pretax gains from sale of assets	(170)	(8)
Net decrease in noncash operating working capital	84,752	55,205
Other operating activities-net	3,698	(178)

Net cash provided by continuing operations	112,703	92,774
Net cash provided by (required by) discontinued operations	134	(1,335)

Net cash provided by operating activities	112,837	91,439

Investing Activities
Property additions	(23,739)	(67,473)
Proceeds from sale of assets	279	22
Expenditures for major repairs	(728)	(280)
Investing activities of discontinued operations
Sales proceeds	1,097	—
Other	—	(40)

Net cash required by investing activities	(23,091)	(67,771)

Financing Activities
Repayments of long-term debt	(15,000)	(12)
Debt issuance costs	(63)	—
Net distributions to parent	—	(6,707)

Net cash required by financing activities	(15,063)	(6,719)

Net increase in cash and cash equivalents	74,683	16,949
Cash and cash equivalents at January 1	294,741	57,373

Cash and cash equivalents at March 31	$369,424	$74,322

See notes to consolidated and combined financial statements.

Murphy USA Inc.

Consolidated and Combined Statements of Changes in Equity

(unaudited)

	Common Stock			Net Parent Investment	Retained Earnings
(Thousands of dollars, except share amounts)	Shares	Par	APIC			Total
Balance as of December 31, 2012	—	$—	$—	$1,104,451	$—	$1,104,451
Net income	—	—	—	22,047	—	22,047
Net transfers to/between former parent	—	—	—	(5,552)	—	(5,552)
Share-based compensation expense	—	—	—	—	—	—

Balance as of March 31, 2013	—	$—	$—	$1,120,946	$—	$1,120,946

	Common Stock			Net Parent Investment	Retained Earnings
(Thousands of dollars, except share amounts)	Shares	Par	APIC			Total
Balance as of December 31, 2013	46,743,633	$467	$548,293	$—	$107,576	$656,336
Net income	—	—	—	—	9,633	9,633
Issuance of common stock	12,557	1	(312)	—	—	(311)
Share-based compensation expense	—	—	2,522	—	—	2,522

Balance as of March 31, 2014	46,756,190	$468	$550,503	$—	$117,209	$668,180

See notes to consolidated and combined financial statements.

Note 1 — Description of Business and Basis of Presentation

Description of business — The business of Murphy USA Inc. (“Murphy USA” or the “Company”) and its subsidiaries primarily consists of the U.S. retail marketing business that was separated from its former parent company, Murphy Oil Corporation (“Murphy Oil” or “Parent”), plus an ethanol production facility and other assets, liabilities and operating expenses of Murphy Oil that were associated with supporting the activities of the U.S. retail marketing operations. The separation was approved by the Murphy Oil board of directors on August 7, 2013, and was completed on August 30, 2013 through the distribution of 100% of the outstanding capital stock of Murphy USA to holders of Murphy Oil common stock on the record date of August 21, 2013. Murphy Oil stockholders of record received one share of Murphy USA common stock for every four shares of Murphy Oil common stock. The spin-off was completed in accordance with a separation and distribution agreement entered into between Murphy Oil and Murphy USA. Following the separation, Murphy USA is an independent, publicly traded company, and Murphy Oil retains no ownership interest in Murphy USA.

Murphy USA markets refined products through a network of retail gasoline stations and unbranded wholesale customers. Murphy USA’s owned retail stations are almost all located in close proximity to Walmart stores in 23 states and use the brand name Murphy USA®. Murphy USA also markets gasoline and other products at standalone stations under the Murphy Express brand. At March 31, 2014, Murphy USA had a total of 1,214 Company stations. In October 2009, Murphy USA acquired an ethanol production facility located in Hankinson, North Dakota, which was subsequently sold in December 2013 and is reflected as discontinued operations for all periods presented. The Company also acquired a partially constructed ethanol production facility in Hereford, Texas, in late 2010. The Hereford facility is designed to produce 105 million gallons of corn-based ethanol per year, and it began operations near the end of the first quarter of 2011.

The contributed assets of Murphy Oil included in the Company’s financial statements also include buildings, real estate, an airplane and computer equipment and software that are used to support the operating activities of Murphy USA.

Basis of Presentation — Murphy USA was incorporated in March 2013 and, in connection with its incorporation, Murphy USA issued 100 shares of common stock, par value $0.01 per share, to Murphy Oil for $1.00. Murphy USA was formed solely in contemplation of the separation and until the separation was completed on August 30, 2013, it had not commenced operations and had no material assets, liabilities, or commitments. Accordingly the accompanying consolidated and combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Murphy Oil subsidiaries and certain assets, liabilities and operating expenses of Murphy Oil that comprise Murphy USA, as described above, as if such companies and accounts had been combined for all periods presented prior to August 30, 2013. All significant intercompany transactions and accounts within the combined financial statements have been eliminated.

The assets and liabilities in these consolidated and combined financial statements at March 31, 2014 have been reflected on a historical basis. Any periods presented that include dates prior to August 30, 2013 are periods when all of the assets and liabilities shown were 100 percent owned by Murphy Oil and represented operations of Murphy USA prior to the separation. For the period prior to separation, the consolidated and combined statements of income also include expense allocations for certain corporate functions historically performed by Murphy Oil, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification, headcount or computer utilization. Murphy USA’s management believes the assumptions underlying the consolidated and combined financial statements, including the assumptions regarding the allocation of general corporate expenses from Murphy Oil, are reasonable. However, these consolidated and combined financial statements may not include all of the actual expenses that would have been incurred had the Company been a stand-alone company during the period prior to separation and may not reflect the combined results of operations, financial position and cash flows had the Company been a stand-alone company during the entirety of the periods presented.

Actual costs that would have been incurred if Murphy USA had been a stand-alone company for the period prior to separation would depend upon multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

In preparing the financial statements of Murphy USA in conformity with accounting principles generally accepted in the United States, management has made a number of estimates and assumptions related to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

Interim Financial Information — The interim period financial information presented in these consolidated and combined financial statements is unaudited and includes all known accruals and adjustments, in the opinion of management, necessary for a fair presentation of the consolidated and combined financial position of Murphy USA and its results of operations and cash flows for the periods presented. All such adjustments are of a normal and recurring nature.

These interim consolidated and combined financial statements should be read together with our audited financial statements for the years ended December 31, 2013, 2012 and 2011, included in our Annual Report on Form 10-K (File No. 001-35914), as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on February 28, 2014.

Note 2 — Related Party Transactions

Related-party transactions of the Company include the allocation of certain general and administrative costs from Murphy Oil to the Company and payment of interest expense to Murphy Oil for intercompany payables balances for the periods prior to separation from Murphy Oil.

General and administrative costs were charged by Murphy Oil to the Company based on management’s determination of such costs attributable to the operations of the Company. However, such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist.

Prior to the separation Murphy Oil provided cash management services to the Company. As a result, the Company generally remitted funds received to Murphy Oil, and Murphy Oil paid all operating and capital expenditures on behalf of the Company. Such cash transactions were reflected in the change in the Net Investment by Parent.

The Consolidated and Combined Statements of Income include expense allocations for certain functions provided to the Company by Murphy Oil prior to the separation. If possible, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to the Company by Murphy Oil were allocated to Murphy USA based on relative percentages, as compared to Murphy Oil’s other businesses, of headcount or other appropriate methods depending on the nature of each item of cost to be allocated.

Charges for functions historically provided to the Company by Murphy Oil were primarily attributable to Murphy Oil’s performance of many shared services that the Company benefitted from, such as treasury, tax, accounting, risk management, legal, internal audit, procurement, human resources, investor relations and information technology. Murphy USA also participated in certain Murphy Oil insurance, benefit and incentive plans. The Consolidated and Combined Statements of Income reflect charges from Murphy Oil and its other subsidiaries for these services of $0 and $20,649,000 for the three months ended March 31, 2014 and 2013. Included in the charges above for the period ended March 31, 2013 are amounts recognized for stock-based compensation expense (Note 8), as well as net periodic benefit expense associated with the Parent’s retirement plans (Note 9).

Included in Interest income in the Consolidated and Combined Statements of Income for the three months ended March 31, 2014 and 2013 was interest income from affiliates of $0 and $274,000, respectively. These amounts were paid on balances that were previously intercompany prior to the separation from Murphy Oil and were settled in full at the separation date.

Transition Services Agreement

In conjunction with the separation, we entered into a Transition Services Agreement with Murphy Oil on August 30, 2013. This Transition Services Agreement sets forth the terms on which Murphy Oil provides to us, and we provide to Murphy Oil, on a temporary basis, certain services or functions that the companies have historically shared. Transition services include administrative, payroll, human resources, information technology and network transition services, tax, treasury and other support and corporate services. The Transition Services Agreement provides for the provision of specified transition services generally for a period of up to eighteen months, with a possible extension of six months, on a cost basis. We record the fee Murphy Oil charges us for these services as a component of general and administrative expenses.

We believe that the operating expenses and general and administrative expenses allocated to us prior to the separation and included in the accompanying consolidated and combined statements of income were a reasonable approximation of the costs related to Murphy USA’s operations. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the terms were negotiated while Murphy USA was still a subsidiary of Murphy Oil. At March 31, 2014 Murphy USA had a current receivable from Murphy Oil of $164,000 and a payable to Murphy Oil of $989,000 related to the Transition Services Agreement.

Note 3 — Discontinued Operations

In November 2013, the Company announced that it had entered into negotiations to sell its Hankinson, North Dakota ethanol production facility as part of management’s strategic plan to exit non-core businesses. On December 19, 2013, the Company sold its wholly-owned subsidiary Hankinson Renewable Energy, LLC which owned and operated an ethanol manufacturing facility in Hankinson, North Dakota, and its related assets for $170,000,000 plus working capital adjustments of approximately $3,118,000. During January 2014, the final adjustments to working capital were made and the Company received an additional $1.1 million in sales proceeds which has been included in discontinued operations for the period. The Company has accounted for all operations related to Hankinson Renewable, LLC as discontinued operations for all periods presented. The after-tax gain from disposal of the subsidiary (including associated inventories) was $52,542,000 in 2013 with an additional $781,000 in 2014 related to the final working capital adjustment.

The results of operations associated with the Hankinson discontinued operations for the 2013 period are presented in the following table.

(Thousands of dollars)	Three Months Ended March 31, 2013
Revenues	$97,822

Income (loss) from operations before income taxes	2,299
Gain on sale before income taxes	—

Total income (loss) from discontinued operations before taxes	2,299
Provision for income taxes	806

Income (loss) from discontinued operations	$1,493

Note 4 — Inventories

Inventories consisted of the following:

(Thousands of dollars)	March 31, 2014	December 31, 2013
Refined products and blendstocks — FIFO basis	$294,347	$372,531
Less LIFO reserve — refined products and blendstocks	(313,583)	(307,706)

Refined products and blendstocks — LIFO basis	(19,236)	64,825
Store merchandise for resale	91,299	97,058
Corn based products	12,175	12,447
Materials and supplies	4,662	4,725

Total inventories	$88,900	$179,055

At March 31, 2014 and December 31, 2013, the replacement cost (market value) of last-in, first-out (LIFO) inventories exceeded the LIFO carrying value by $313,583,000 and $307,706,000, respectively. Corn based products consisted primarily of corn, dried distillers’ grains with solubles (DDGS) and wet distillers’ grains with solubles (WDGS), and were all valued on a first-in, first-out (FIFO) basis.

For the period ended March 31, 2014, the LIFO reserve exceeds the FIFO inventory due to the temporary decrement that existed at that date that is expected to be restored at year-end. This decrement is valued at current replacement cost and is recorded in the LIFO reserve account since it is temporary. During the period ended March 31, 2014, the Company recognized a benefit of $17,781,000 related to a decrement that existed at that date that is not expected to be restored at year-end.

Note 5 — Long-Term Debt

Long-term debt consisted of the following:

(Thousands of dollars)	March 31, 2014	December 31, 2013
6% senior notes due 2023 (net of unamortized discount of $8,205)	$491,795	$491,578
Term loan due 2016 (effective rate of 3.11% at March 31, 2014 and 3.71% at December 31, 2013)	55,000	70,000
Less current maturities	(16,500)	(14,000)

Total long-term debt	$530,295	$547,578

Senior Notes

On August 14, 2013, Murphy Oil USA, Inc., our primary operating subsidiary, issued 6.00% Senior Notes due 2023 (the “Senior Notes”) in an aggregate principal amount of $500 million. The Senior Notes are fully and unconditionally guaranteed by Murphy USA, and are guaranteed by certain 100% owned subsidiaries that guarantee our credit facilities. The indenture governing the Senior Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA, Inc. and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

The Senior Notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to the credit facilities) to the extent of the value of the assets securing such indebtedness. The Senior Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

We used the net proceeds of the Senior Notes, together with borrowings under the credit facilities, to finance a cash dividend of $650 million from Murphy Oil USA, Inc. to Murphy Oil paid in connection with the separation.

In addition, we are party to a registration rights agreement, which requires us to exchange the Senior Notes for notes eligible for public resale within 360 days of the issuance of the Senior Notes, or alternatively under certain circumstances, to file a shelf registration statement for public resale of the Senior Notes. On March 21, 2014, we filed a registration statement on Form S-4 to exchange these Senior Notes for notes eligible for public resale.

Credit Facilities

On August 30, 2013, we entered into a credit agreement in connection with the separation from Murphy Oil. The credit agreement provides for a committed $450 million asset-based loan (ABL) facility (with availability subject to the borrowing base described below) and a $150 million term facility. It also provides for a $200 million uncommitted incremental facility. The ABL facility is scheduled to mature on August 30, 2018, subject to the ability to extend for two additional one-year periods with the consent of the extending lenders. The term facility is scheduled to mature on August 30, 2016. On August 30, 2013, Murphy Oil USA, Inc. borrowed $150 million under the term facility, together with the net proceeds of the offering of the Senior Notes, to finance a $650 million cash dividend from Murphy Oil USA, Inc. to Murphy Oil.

The borrowing base is expected, at any time of determination, to be an amount (net of reserves) equal to the sum of:

•	100% of eligible cash at such time, plus

•	90% of eligible credit card receivables at such time, plus

•	90% of eligible investment grade accounts, plus

•	85% of eligible other accounts, plus

•	80% of eligible product supply/wholesale refined products inventory at such time, plus

•	75% of eligible retail refined products inventory at such time, plus the lesser of (i) 70% of the average cost of eligible retail merchandise inventory at such time and (ii) 85% of the net orderly liquidation value of eligible retail merchandise inventory at such time.

The ABL facility includes a $75 million sublimit on swingline loans and a $200 million sublimit for the issuance of letters of credit. Swingline loans and letters of credit issued under the ABL facility reduce availability under the ABL facility.

Interest payable on the credit facilities is based on either:

•	the London interbank offered rate, adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”); or

•	the Alternate Base Rate, which is defined as the highest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum, plus, (A) in the case of Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 2.75% to 3.00% per annum depending on a secured debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 1.75% to 2.00% per annum depending on a secured debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one, two, three, or six-months as selected by us in accordance with the terms of the credit agreement.

We are obligated to make quarterly principal payments on the outstanding principal amount of the term facility beginning on the first anniversary of the effective date of the credit agreement in amounts equal to 10% of the term loans made on such effective date, with the remaining balance payable on the scheduled maturity date of the term facility. Borrowings under the credit facilities are prepayable at our option without premium or penalty. On March 31, 2014, we elected to prepay $15,000,000 on the term facility with our excess available cash from operations. We are also required to prepay the term facility with the net cash proceeds of certain asset sales or casualty events, subject to certain exceptions. The credit agreement also includes certain customary mandatory prepayment provisions with respect to the ABL facility.

The credit agreement contains certain covenants that limit, among other things, the ability of us and our subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, to enter into consolidations, mergers or sales of material assets and other fundamental changes, to transact with affiliates, to enter into agreements restricting the ability of subsidiaries to incur liens or pay dividends, or to make certain accounting changes. In addition, the credit agreement requires us to maintain a fixed charge coverage ratio of a minimum of 1.0 to 1.0 when availability for at least three consecutive business days is less than the greater of (a) 17.5% of the lesser of the aggregate ABL facility commitments and the borrowing base and (b) $70,000,000 (including as of the most recent fiscal quarter end on the first date when availability is less than such amount), as well as a maximum secured debt to EBITDA ratio of 4.5 to 1.0 at any time when term facility commitments or term loans thereunder are outstanding. As of March 31, 2014, our secured leverage ratio and fixed charge coverage ratio were 0.17 and 1.32, respectively. After giving effect to the applicable restrictions on certain payments, which could include dividends under the credit agreement and the indenture, and subject to compliance with applicable law, as of December 31, 2013, the Company had approximately $26.7 million of its net income and retained earnings free of such restrictions.

All obligations under the credit agreement are guaranteed by Murphy USA and the subsidiary guarantors party thereto, and all obligations under the credit agreement, including the guarantees of those obligations, are secured by certain assets of Murphy USA, Murphy Oil USA, Inc. and the guarantors party thereto.

Note 6 — Asset Retirement Obligations (ARO)

The majority of the ARO recognized by the Company at March 31, 2014 and December 31, 2013 related to the estimated costs to dismantle and abandon certain of its retail gasoline stations. The Company has not recorded an ARO for certain of its marketing assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. These assets are consistently being upgraded and are expected to be operational into the foreseeable future. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation.

A reconciliation of the beginning and ending aggregate carrying amount of the ARO is shown in the following table.

(Thousands of dollars)	March 31, 2014	December 31, 2013
Balance at beginning of period	$17,130	$15,401
Accretion expense	297	1,096
Liabilities incurred	178	633

Balance at end of period	$17,605	$17,130

The estimation of future ARO is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that may be required in future periods due to the lack of availability of additional information.

Note 7 — Income Taxes

The Company’s effective income tax rate generally exceeds the U.S. Federal statutory tax rate of 35%. The effective tax rate is calculated as the amount of income tax expense divided by income before income tax expense. For the three-month periods ended March 31, 2014 and 2013, the Company’s effective tax rates were as follows:

	2014	2013
Three months ended March 31	38.7%	41.1%

The effective tax rate for the 2014 and 2013 periods ended March 31 exceeded the U.S. Federal tax rate of 35% primarily due to U.S. state tax expense.

The Company was included in Murphy Oil’s tax returns for the periods prior to the separation in multiple jurisdictions that remain subject to audit by taxing authorities. These audits often take years to complete and settle. As of March 31, 2014, the earliest year remaining open for audit and/or settlement in the United States is 2010. Although the Company believes that recorded liabilities for unsettled issues are adequate, additional gains or losses could occur in future periods from resolution of outstanding unsettled matters.

Under U.S. GAAP the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. The Company has not recorded any effect for unrecognized income tax benefits for the periods reported.

Note 8 — Incentive Plans

Prior to the separation and distribution, our employees participated in the Murphy Oil 2007 Long-Term Incentive Plan (the “2007 Plan”) and the Murphy Oil 2012 Long-Term Incentive Plan (the “2012 Plan”) and received Murphy Oil restricted stock awards and options to purchase shares of Murphy Oil common stock. While participating in these two plans, costs resulting from share-based payment transactions were allocated and recognized as an expense in the financial statements using a fair value-based measurement method over the periods that the awards vested. Certain employees of the Company have received annual grants in the form of Murphy Oil stock options, restricted stock units and other forms of share based payments prior to the separation and distribution. Accordingly, the Company has accounted for expense for these plans in accordance with SAB Topic 1-B for periods prior to the separation and distribution.

2013 Long-Term Incentive Plan

Effective August 30, 2013, certain of our employees participate in the Murphy USA 2013 Long-Term Incentive Plan which was subsequently amended and restated effective as of February 12, 2014 (the “MUSA 2013 Plan”). The MUSA 2013 Plan authorizes the Executive Compensation Committee of our Board of Directors (“the Committee”) to grant non-qualified or incentive stock options, stock appreciation rights, stock awards (including restricted stock and restricted stock unit awards), cash awards, and performance awards to our employees. No more than 5.5 million shares of MUSA common stock may be delivered under the MUSA 2013 Plan and no more than 1 million shares of common stock may be awarded to any one employee, subject to adjustment for changes in capitalization. The maximum cash amount payable pursuant to any “performance-based” award to any participant in any calendar year is $5 million.

On February 11, 2014, the Committee granted nonqualified stock options for 127,400 shares at an exercise price of $39.46 per share under the terms of the MUSA 2013 Plan. The Black-Scholes valuation for these awards is $11.44 per option. The Committee also awarded time-based restricted stock units and performance-based restricted stock units (performance units) to certain employees on the same date. There were 39,250 time-based restricted units granted at a grant date fair value of $39.46 along with 78,500 performance units. Half of the performance units vest based on a 3-year return on average capital employed (ROACE) calculation and the other half vest based on a 3-year total shareholder return (TSR) calculation that compares MUSA to a group of 17 peer companies. The portion of the awards that vest based on TSR qualify as a market condition and must be valued using a Monte Carlo valuation model. For the TSR portion of the awards, the fair value was determined to be $43.41 per unit. For the ROACE portion of the awards, the valuation will be based on the grant date fair value of $39.46 per unit and the number of awards will be periodically assessed to determine the probability of vesting.

On March 3, 2014, the Committee also granted 53,475 time-based restricted stock units granted to certain employees with a grant date fair value of $40.00 per unit.

2013 Stock Plan for Non-employee Directors

Effective August 8, 2013, Murphy USA adopted the 2013 Murphy USA Stock Plan for Non-employee Directors (the “Directors Plan”). The directors for Murphy USA are compensated with a mixture of cash payments and equity-based awards. Awards under the Directors Plan may be in the form of restricted stock, restricted stock units, stock options, or a combination thereof. An aggregate of 500,000 shares of common stock shall be available for issuance of grants under the Directors Plan.

For the three months ended March 31, 2014, the Company issued 22,437 restricted stock units to its non-employee directors at a weighted average grant date fair value of $39.07 per share. These shares vest in three years from the grant date.

For the three months ended March 31, 2014 and 2013, share based compensation was $2.5 million and $2.8 million, respectively. For the three months ended March 31, 2014 and 2013, cash received from options exercised under all share-based payment arrangements was $13,000 and $0, respectively. The related income tax benefit for tax benefit realized for the tax deductions from options exercised was $5,000 and $0 for the three months ended March 31, 2014 and 2013, respectively.

As of March 31, 2014, unrecognized compensation cost related to stock option awards was $3.8 million, which is expected to be recognized over a weighted average period of 1.9 years. Unrecognized compensation cost related to restricted stock awards was $18.1 million, which is expected to be recognized over a weighted average period of 2.9 years.

Note 9 — Employee and Retiree Benefit Plans

PENSION AND POSTRETIREMENT PLANS — Murphy Oil has defined benefit pension plans that are principally noncontributory and cover most full-time employees. Upon separation from Murphy Oil, all amounts for these plans related to Murphy USA were frozen and retained by Murphy Oil. Therefore, the assets and liabilities related to Murphy USA employees in these plans are not included in these financial statements as Murphy USA is considered to be participating in multiple employer benefit plans due to co-mingling of various plan assets. However, the periodic benefit expense for each period includes the expense of the U.S. benefit plans. All U.S. tax qualified plans meet the funding requirements of federal laws and regulations. Murphy Oil also sponsors health care and life insurance benefit plans, which are not funded, that cover most retired U.S. employees. The health care benefits are contributory; the life insurance benefits are noncontributory. Murphy USA does not expect to have similar pension or post-retirement plans for its employees.

The table that follows provides the components of net periodic benefit expense associated with Company employees for the three months ended March 31, 2013 as there was no comparable expense for the three months ended March 31, 2014.

	Three Months Ended March 31,
	Pension Benefits		Other Postretirement Benefits
(Thousands of dollars)	2014	2013	2014	2013
Service cost	$—	$1,398	$—	$525
Interest cost	—	811	—	360
Expected return on plan assets	—	(782)	—	—
Amortization of prior service cost (benefits)	—	18	—	(2)
Recognized actuarial loss	—	629	—	133

Net periodic benefit expense	$—	$2,074	$—	$1,016

U.S. Health Care Reform — In March 2010, the United States Congress enacted a health care reform law. Along with other provisions, the law (a) eliminated the tax free status of federal subsidies to companies with qualified retiree prescription drug plans that are actuarially equivalent to Medicare Part D plans beginning in 2013; (b) imposes a 40% excise tax on high-cost health plans as defined in the law beginning in 2018; (c) eliminated lifetime or annual coverage limits and required coverage for preventative health services beginning in September 2010; and (d) imposed a fee of $2 (subsequently adjusted for inflation) for each person covered by a health insurance policy beginning in September 2010. The new law did not significantly affect the Company’s consolidated and combined financial statements as of March 31, 2014 and December 31, 2013 and for the three-month periods ended March 31, 2014 and 2013.

Note 10 — Financial Instruments and Risk Management

DERIVATIVE INSTRUMENTS — The Company makes limited use of derivative instruments to manage certain risks related to commodity prices. The use of derivative instruments for risk management is covered by operating policies and is closely monitored by the Company’s senior management. The Company does not hold any derivatives for speculative purposes and it does not use derivatives with leveraged or complex features. Derivative instruments are traded primarily with creditworthy major financial institutions or over national exchanges such as the New York Mercantile Exchange (“NYMEX”). To qualify for hedge accounting, the changes in the market value of a derivative instrument must historically have been, and would be expected to continue to be, highly effective at offsetting changes in the prices of the hedged item. To the extent that the change in fair value of a derivative instrument has less than perfect correlation with the change in the fair value of the hedged item, a portion of the change in fair value of the derivative instrument is considered ineffective and would normally be recorded in earnings during the affected period.

The Company is subject to commodity price risk related to corn that it will purchase in the future for feedstock and WDGS that it will sell in the future at its remaining ethanol production facility. At March 31, 2014 and 2013, the Company had open physical delivery commitment contracts for purchase of approximately 3.5 million and 18.7 million bushels of corn, respectively, for processing at its ethanol plants. For the periods ended March 31, 2014 and 2013, the Company had open physical delivery commitment contracts for sale of approximately 0.5 million and 0.9 million equivalent bushels, respectively, of DDGS and WDGS. To manage the price risk associated with certain of these physical delivery commitments which have fixed prices, at March 31, 2014, the Company had outstanding derivative contracts with offsetting long and short volumes of 0.5 million bushels, that mature at future prices in effect on the expected date of delivery under the physical delivery commitment contracts. At March 31, 2013, the Company had a net short volume of 6.0 million bushels of these same outstanding derivative contracts. Additionally, at March 31, 2014 and 2013, the Company had outstanding derivative contracts with a net short volume of 1.9 and 2.1 million bushels of corn to buy back when certain corn inventories are expected to be processed. The impact of marking to market these commodity derivative contracts decreased income before taxes by $0.6 million and increased income before taxes by $0.2 million for the three months ended March 31, 2014 and 2013, respectively.

At March 31, 2014 and December 31, 2013, the fair value of derivative instruments not designated as hedging instruments are presented in the following table.

	March 31, 2014				December 31, 2013
(Thousands of dollars)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity derivative contracts	Accounts Receivable	$515	Accounts Payable	$1,088	Accounts Receivable	$224	Accounts Payable	$291

For the three-month periods ended March 31, 2014 and 2013, the gains and losses recognized in the consolidated and combined Statements of Income for derivative instruments not designated as hedging instruments are presented in the following table.

		Gain (Loss)
(Thousands of dollars)	Statement of Income Location	Three Months Ended March 31,
Type of Derivative Contract		2014	2013
Commodity	Fuel and ethanol costs of goods sold	$(1,465)	$(1,598)

The Company offsets certain assets and liabilities related to derivative contracts when the legal right of offset exists. Derivative assets and liabilities which have offsetting positions at March 31, 2014 and December 31, 2013 are presented in the following tables:

(Thousands of dollars)	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet
At March 31, 2014
Commodity derivatives	$597	$(82)	$515

At December 31, 2013
Commodity derivatives	$233	$(9)	$224

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
At March 31, 2014
Commodity derivatives	$1,170	$(82)	$1,088

At December 31, 2013
Commodity derivatives	$300	$(9)	$291

All commodity derivatives above are corn-based contracts associated with the Company’s Hereford plant as all positions related to Hankinson were assumed by the buyer in conjunction with the sale. Net derivative assets are included in Accounts Receivable presented in the table on the prior page and are included in Accounts Receivable on the Consolidated Balance Sheets; likewise, net derivative liabilities in the above table are included in Accounts Payable in the table above and are included in Accounts Payable and Accrued Liabilities on the Consolidated Balance Sheets. These contracts permit net settlement and the Company generally avails itself of this right to settle net. At March 31, 2014 and December 31, 2013, cash deposits of $2.0 million and $2.9 million related to commodity derivative contracts were reported in Prepaid Expenses in the Consolidated Balance Sheets, respectively. These cash deposits have not been used to reduce the reported net liabilities on the corn-based derivative contracts at March 31, 2014 or December 31, 2013.

Note 11 — Earnings Per Share

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of stock options and restricted stock in the periods where such items are dilutive.

On August 30, 2013, 46,743,316 shares of our common stock were distributed to the shareholders of Murphy Oil in connection with the separation and distribution. For comparative purposes, we have assumed this amount to be outstanding as of the beginning of each prior period prior to the separation and distribution presented in the calculation of weighted average shares outstanding.

The following table provides a reconciliation of basic and diluted earnings per share computations for the three months ended March 31, 2014 and 2013 (in thousands, except per share amounts):

	Three Months Ended March 31,
	2014	2013
Earnings per common share:
Net income attributable to common stockholders	$9,633	$22,047

Weighted average common shares outstanding (in thousands)	46,750	46,743

Total earnings per share	$0.21	$0.47

Earnings per common share — assuming dilution:
Net income attributable to common stockholders	$9,633	$22,047

Weighted average common shares outstanding (in thousands)	46,750	46,743
Common equivalent shares:
Dilutive options	134	—

Weighted average common shares outstanding — assuming dilution (in thousands)	46,884	46,743

Earnings per share — assuming dilution	$0.21	$0.47

Note 12 — Other Financial Information

ETHANOL SALES AND OTHER — Ethanol sales and other revenue in the Consolidated and Combined Income Statements include the following items:

(Thousands of dollars)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Sales of ethanol and related plant products	$48,789	$65,846
Renewable Identification Numbers (RINs) sales	17,593	13,301
Other	883	764

Total ethanol sales and other revenue	$67,265	$79,911

CASH FLOW DISCLOSURES — Cash income taxes paid (collected), net of refunds, were $50,100,000 and $(38,000) for the three-month periods ended March 31, 2014 and 2013, respectively. Interest paid was $16,250,000 and $127,000 for the three-month periods ended March 31, 2014 and 2013, respectively. Noncash additions to net parent investment related primarily to settlement of income taxes were $0 and $1,155,000 for the three-month periods ended March 31, 2014 and 2013, respectively.

	Three Months Ended March 31,
(Thousands of dollars)	2014	2013
Accounts receivable	$(19,160)	$140,642
Inventories	90,155	57,796
Prepaid expenses	(253)	117
Accounts payable and accrued liabilities	53,990	(146,011)
Income taxes payable	(40,626)	3,654
Current deferred income tax liabilities	646	(993)

Net decrease in noncash operating working capital	$84,752	$55,205

Note 13 — Assets and Liabilities Measured at Fair Value

The Company carries certain assets and liabilities at fair value in its Consolidated Balance Sheets. The fair value hierarchy is based on the quality of inputs used to measure fair value, with Level 1 being the highest quality and Level 3 being the lowest quality. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs which reflect assumptions about pricing by market participants.

The Company carries certain assets and liabilities at fair value in its Consolidated Balance Sheets. The fair value measurements for these assets and liabilities at March 31, 2014 and December 31, 2013 are presented in the following table.

	Fair Value Measurements at Reporting Date Listing
(Thousands of dollars)	Fair Value March 31, 2014	Quoted Prices In Active Markets for Identical Assets (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Commodity derivative contracts	$515	—	$515	—
Liabilities
Commodity derivative contracts	$(1,088)	—	$(1,088)	—

	Fair Value Measurements at Reporting Date Listing
(Thousands of dollars)	Fair Value December 31, 2013	Quoted Prices In Active Markets for Identical Assets (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Commodity derivative contracts	$224	—	$224	—
Liabilities
Commodity derivative contracts	$(291)	—	$(291)	—

At the balance sheet date the fair value of commodity derivatives contracts for corn was determined based on market quotes for No. 2 yellow corn. The change in fair value of commodity derivatives is recorded in Fuel and ethanol cost of goods sold. The carrying value of the Company’s Cash and cash equivalents, Accounts receivable-trade and Trade accounts payable approximates fair value.

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at March 31, 2014 and December 31, 2013. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The table excludes Cash and cash equivalents, Accounts receivable-trade, and Trade accounts payable and accrued liabilities, all of which had fair values approximating carrying amounts. The fair value of Current and Long-term debt was estimated based on rates offered to the Company at that time for debt of the same maturities. The Company has off-balance sheet exposures relating to certain financial guarantees and letters of credit. The fair value of these, which represents fees associated with obtaining the instruments, was nominal.

	At March 31, 2014		At December 31, 2013
(Thousands of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities
Current and long-term debt	$(546,795)	$(552,200)	$(561,578)	$(559,411)

Note 14 — Contingencies

The Company’s operations and earnings have been and may be affected by various forms of governmental action. Examples of such governmental action include, but are by no means limited to: tax increases and retroactive tax claims; import and export controls; price controls; allocation of supplies of crude oil and petroleum products and other goods; laws and regulations intended for the promotion of safety and the protection and/or remediation of the environment; governmental support for other forms of energy; and laws and regulations affecting the Company’s relationships with employees, suppliers, customers, stockholders and others. Because governmental actions are often motivated by political considerations, may be taken without full consideration of their consequences, and may be taken in response to actions of other governments, it is not practical to attempt to predict the likelihood of such actions, the form the actions may take or the effect such actions may have on the Company.

ENVIRONMENTAL MATTERS AND LEGAL MATTERS — Murphy USA is subject to numerous federal, state and local laws and regulations dealing with the environment. Violation of such environmental laws, regulations and permits can result in the imposition of significant civil and criminal penalties, injunctions and other sanctions. A discharge of hazardous substances into the environment could, to the extent such event is not insured, subject the Company to substantial expense, including both the cost to comply with applicable regulations and claims by neighboring landowners and other third parties for any personal injury, property damage and other losses that might result.

The Company currently owns or leases, and has in the past owned or leased, properties at which hazardous substances have been or are being handled. Although the Company believes it has used operating and disposal practices that were standard in the industry at the time, hazardous substances may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where they have been taken for disposal. In addition, many of these properties have been operated by third parties whose management of hazardous substances was not under the Company’s control. Under existing laws the Company could be required to remediate contaminated property (including contaminated groundwater) or to perform remedial actions to prevent future contamination. Certain of these contaminated properties are in various stages of negotiation, investigation, and/or cleanup, and the Company is investigating the extent of any related liability and the availability of applicable defenses. With the sale of the U.S. refineries in 2011, Murphy Oil retained certain liabilities related to environmental matters. Murphy Oil also obtained insurance covering certain levels of environmental exposures. The Company believes costs related to these sites will not have a material adverse effect on Murphy USA’s net income, financial condition or liquidity in a future period.

Certain environmental expenditures are likely to be recovered by the Company from other sources, primarily environmental funds maintained by certain states. Since no assurance can be given that future recoveries from other sources will occur, the Company has not recorded a benefit for likely recoveries at March 31, 2014, however certain jurisdictions provide reimbursement for these expenses which have been considered in recording the net exposure.

The U.S. Environmental Protection Agency (EPA) currently considers the Company a Potentially Responsible Party (PRP) at one Superfund site. The potential total cost to all parties to perform necessary remedial work at this site may be substantial. However, based on current negotiations and available information, the Company believes that it is a de minimis party as to ultimate responsibility at the Superfund site. Accordingly, the Company has not recorded a liability for remedial costs at the Superfund site at March 31, 2014. The Company could be required to bear a pro rata share of costs attributable to nonparticipating PRPs or could be assigned additional responsibility for remediation at this site or other Superfund sites. The Company believes that its share of the ultimate costs to clean-up this site will be immaterial and will not have a material adverse effect on its net income, financial condition or liquidity in a future period.

Based on information currently available to the Company, the amount of future remediation costs to be incurred to address known contamination sites is not expected to have a material adverse effect on the Company’s future net income, cash flows or liquidity. However, there is the possibility that additional environmental expenditures could be required to address contamination, including as a result of discovering additional contamination or the imposition of new or revised requirements applicable to known contamination.

Murphy USA is engaged in a number of other legal proceedings, all of which the Company considers routine and incidental to its business. Based on information currently available to the Company, the ultimate resolution of those other legal matters is not expected to have a material adverse effect on the Company’s net income, financial condition or liquidity in a future period.

INSURANCE — The Company maintains insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. Murphy USA maintains statutory workers compensation insurance with a deductible of $0.5 million per occurrence. As of March 31, 2014, there were a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in Trade account payables and accrued liabilities on the Consolidated Balance Sheets. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $4.6 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on the Company’s financial position and results of operations.

The Company was insured under Murphy Oil’s insurance policies for occurrences prior to the completion of the separation. The specifications and insured limits under those policies, however, were at a level consistent with

Murphy Oil as a whole. Following the separation, the Company has obtained insurance coverage as appropriate for the business in which it is engaged, but may incur losses that are not covered by insurance or reserves, in whole or in part, and such losses could adversely affect our results of operations and financial position.

TAX MATTERS — Murphy USA is subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities because of these audits may subject us to interest and penalties.

OTHER MATTERS — In the normal course of its business, the Company is required under certain contracts with various governmental authorities and others to provide financial guarantees or letters of credit that may be drawn upon if the Company fails to perform under those contracts. At March 31, 2014, the Company had contingent liabilities of $15.3 million on outstanding letters of credit. The Company has not accrued a liability in its balance sheet related to these financial guarantees and letters of credit because it is believed that the likelihood of having these drawn is remote.

Note 15 — Business Segments

During the fourth quarter of 2013, the Company sold its Hankinson, North Dakota ethanol plant. This was the largest of the two ethanol plants that were owned by the Company. Because of this sale, the Company was required to reevaluate its operating segments for reporting purposes. After reviewing the quantitative and qualitative aspects of the Company’s segments, it was determined that the remaining ethanol assets did not warrant separate segment presentation. Therefore, the segments for the Company were restated for all prior periods to reflect one remaining operating segment, Marketing. The remaining ethanol assets were recast into the category with the prior Corporate assets and renamed “Corporate and other assets”. In addition, due to the sale of the Hankinson entity, the Company also shows discontinued operations for all periods presented for the prior Hankinson activity. Segment information is as follows:

		Three Months Ended
		March 31, 2014		March 31, 2013
(Thousands of dollars)	Total Assets at March 31, 2014	External Revenues	Income (Loss)	External Revenues	Income (Loss)
Marketing	$1,831,732	$4,115,437	$13,761	$4,292,146	$23,387
Corporate and other assets	57,233	48,897	(4,909)	65,846	(2,833)

Total operating segment	1,888,965	4,164,334	8,852	4,357,992	20,554
Discontinued operations	—	—	781	—	1,493

Total	$1,888,965	$4,164,334	$9,633	$4,357,992	$22,047

Note 16 — Guarantor Subsidiaries

Certain of the Company’s 100% owned, domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee, on a joint and several basis, certain of the outstanding indebtedness of the Company, including the 6.00% senior notes due 2023. The following consolidating and combining schedules present financial information on a consolidated and combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

CONSOLIDATING BALANCE SHEET

(Thousands of dollars)
	March 31, 2014
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$368,629	$—	$795	$—	$369,424
Accounts receivable — trade, less allowance for doubtful accounts of $4,456 in 2014	—	210,493	—	1,847	—	212,340
Inventories, at lower of cost or market	—	70,160	—	18,740	—	88,900
Prepaid expenses and other current assets	—	13,447	—	2,216	—	15,663

Total current assets	—	662,729	—	23,598	—	686,327
Property, plant and equipment, at cost less accumulated depreciation and amortization of $673,764 in 2014	—	1,192,522	—	1,851	—	1,194,373
Investments in subsidiaries	1,336,414	156,362	—	—	(1,492,776)	—
Deferred charges and other assets	—	7,467	—	798	—	8,265

Total assets	$1,336,414	$2,019,080	$—	$26,247	$(1,492,776)	$1,888,965

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	$16,500	$—	$—	$—	$16,500
Inter-company accounts payable	—	125,069	(52,071)	(72,998)	—	—
Trade accounts payable and accrued liabilities	—	482,625	—	5,145	—	487,770
Income taxes payable	—	31,629	8	305	—	31,942
Deferred income taxes	—	7,789	—	—	—	7,789

Total current liabilities	—	663,612	(52,063)	(67,548)	—	544,001
Long-term debt	—	530,295	—	—	—	530,295
Deferred income taxes	—	122,878	—	(12,502)	—	110,376
Asset retirement obligations	—	17,605	—	—	—	17,605
Deferred credits and other liabilities	—	18,508	—	—	—	18,508

Total liabilities	—	1,352,898	(52,063)	(80,050)	—	1,220,785

Stockholders’ Equity
Preferred Stock, par $0.01, (authorized 20,000,000 shares, none outstanding)	—	—	—	—	—	—
Common Stock, par $0.01, (authorized 200,000,000 shares, 46,756,190 shares issued and outstanding at March 31, 2014)	468	1	60	—	(61)	468
Additional paid in capital (APIC)	1,228,370	550,968	52,004	35,677	(1,316,516)	550,503
Retained earnings	107,576	115,213	(1)	70,620	(176,199)	117,209

Total stockholders’ equity	1,336,414	666,182	52,063	106,297	(1,492,776)	668,180

Total liabilities and stockholders’ equity	$1,336,414	$2,019,080	$—	$26,247	$(1,492,776)	$1,888,965

CONSOLIDATING BALANCE SHEET

(Thousands of dollars)
	December 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and cash equivalents	$—	$294,741	$—	$—	$—	$294,741
Accounts receivable — trade, less allowance for doubtful accounts of $4,456 in 2013	—	191,904	—	1,277	—	193,181
Inventories, at lower of cost or market	—	157,795	—	21,260	—	179,055
Prepaid expenses and other current assets	—	12,217	—	3,222	—	15,439

Total current assets	—	656,657	—	25,759	—	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $655,360 in 2013	—	1,189,082	—	1,641	—	1,190,723
Investments in subsidiaries	1,228,837	—	—	—	(1,228,837)	—
Deferred charges and other assets	—	95,604	—	239	(87,740)	8,103

Total assets	$1,228,837	$1,941,343	$—	$27,639	$(1,316,577)	$1,881,242

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	$14,000	$—	$—	$—	$14,000
Inter-company accounts payable	—	119,366	(52,107)	(67,259)	—	—
Trade accounts payable and accrued liabilities	—	429,763	—	3,465	—	433,228
Income taxes payable	—	71,450	43	653	—	72,146
Deferred income taxes	—	7,143	—	—	—	7,143

Total current liabilities	—	641,722	(52,064)	(63,141)	—	526,517
Long-term debt	—	547,578	—	—	—	547,578
Deferred income taxes	—	128,451	—	(13,519)	—	114,932
Asset retirement obligations	—	17,130	—	—	—	17,130
Deferred credits and other liabilities	—	18,749	—	—	—	18,749

Total liabilities	—	1,353,630	(52,064)	(76,660)	—	1,224,906

Stockholders’ Equity
Preferred Stock, par $0.01, (authorized 20,000,000 shares, none outstanding)	—	—	—	—	—	—
Common Stock, par $0.01, (authorized 200,000,000 shares, 46,746,633 shares issued and outstanding at December 31, 2013)	467	1	60	—	(61)	467
Additional paid in capital (APIC)	1,228,370	548,758	52,004	35,677	(1,316,516)	548,293
Retained earnings	—	38,954	—	68,622	—	107,576

Total stockholders’ equity	1,228,837	587,713	52,064	104,299	(1,316,577)	656,336

Total liabilities and stockholders’ equity	$1,228,837	$1,941,343	$—	$27,639	$(1,316,577)	$1,881,242

CONSOLIDATING INCOME STATEMENT

(Thousands of dollars except per share amounts)	Three Months Ended March 31, 2014
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Petroleum product sales	$—	$3,634,271	$—	$—	$(39,924)	$3,594,347
Merchandise sales	—	502,722	—	—	—	502,722
Ethanol sales and other	—	18,476	—	48,789	—	67,265

Total revenues	$—	$4,155,469	$—	$48,789	$(39,924)	$4,164,334

Costs and operating expenses
Petroleum product cost of goods sold	—	3,540,270	—	—	(39,924)	3,500,346
Merchandise cost of goods sold	—	432,462	—	—	—	432,462
Ethanol cost of goods sold	—	—	—	37,770	—	37,770
Station and other operating expenses	—	113,815	—	8,662	—	122,477
Depreciation and amortization	—	19,634	—	27	—	19,661
Selling, general and administrative	—	27,625	1	445	—	28,071
Accretion of asset retirement obligations	—	297	—	—	—	297

Total costs and operating expenses	—	4,134,103	1	46,904	(39,924)	4,141,084

Income from operations	$—	$21,366	$(1)	$1,885	$—	$23,250

Other income (expense)
Interest income	—	15	—	—	—	15
Interest expense	—	(9,095)	—	—	—	(9,095)
Gain on sale of assets	—	170	—	—	—	170
Other nonoperating income	—	112	—	—	—	112

Total other income (expense)	$—	$(8,798)	$—	$—	$—	$(8,798)

Income from continuing operations before income taxes	—	12,568	(1)	1,885	—	14,452
Income tax expense	—	4,932	—	668	—	5,600

Income from continuing operations	—	7,636	(1)	1,217	—	8,852
Income from discontinued operations, net of taxes	—	—	—	781	—	781

Net Income	$—	$7,636	$(1)	$1,998	$—	$9,633

COMBINING INCOME STATEMENT

(Thousands of dollars except per share amounts)	Three Months Ended March 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Revenues
Petroleum product sales	$—	$3,810,772	$—	$—	$(48,160)	$3,762,612
Merchandise sales	—	515,469	—	—	—	515,469
Ethanol sales and other	—	14,065	—	65,846	—	79,911

Total revenues	$—	$4,340,306	$—	$65,846	$(48,160)	$4,357,992

Costs and operating expenses
Petroleum product cost of goods sold	—	3,689,390	—	—	(48,160)	3,641,230
Merchandise cost of goods sold	—	448,796	—	—	—	448,796
Ethanol cost of goods sold		—	—	61,705	—	61,705
Station and other operating expenses	—	113,507	—	7,463	—	120,970
Depreciation and amortization	—	18,061	—	10	—	18,071
Selling, general and administrative	—	31,127	1	1,104	—	32,232
Accretion of asset retirement obligations	—	269	—	—	—	269

Total costs and operating expenses	—	4,301,150	1	70,282	(48,160)	4,323,273

Income from operations	$—	$39,156	$(1)	$(4,436)	$—	$34,719

Other income (expense)
Interest income	—	281	—	—	—	281
Interest expense	—	(127)	—	—	—	(127)
Gain on sale of assets	—	8	—	—	—	8
Other nonoperating income	—	17	—	—	—	17

Total other income (expense)	$—	$179	$—	$—	$—	$179

Income from continuing operations before income taxes	—	39,335	(1)	(4,436)	—	34,898
Income tax expense	—	15,867	—	(1,523)	—	14,344

Income from continuing operations	—	23,468	(1)	(2,913)	—	20,554
Income from discontinued operations, net of taxes	—	—	—	1,493	—	1,493

Net Income	$—	$23,468	$(1)	$(1,420)	$—	$22,047

CONSOLIDATING STATEMENT OF CASH FLOW

(Thousands of dollars)	Three Months Ended March 31, 2014
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$—	$7,636	$(1)	$1,998	$—	$9,633
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of tax	—	—	—	(781)	—	(781)
Depreciation and amortization	—	19,634	—	27	—	19,661
Amortization of deferred major repair costs	—		—	169	—	169
Deferred and noncurrent income tax charges (credits)	—	(5,573)	—	1,017	—	(4,556)
Accretion on discounted liabilities	—	297	—	—	—	297
Pretax gains from sale of assets	—	(170)	—	—	—	(170)
Net decrease in noncash operating working capital	—	80,464	—	4,288	—	84,752
Other operating activities-net	—	3,698	—	—	—	3,698

Net cash provided by (required by) continuing operations	—	105,986	(1)	6,718	—	112,703
Net cash provided by discontinued operations	—	—	—	134	—	134

Net cash provided by (required by) operating activities	—	105,986	(1)	6,852	—	112,837

Investing Activities
Property additions	—	(23,501)	—	(238)	—	(23,739)
Proceeds from sale of assets	—	279	—	—	—	279
Expenditures for major repairs	—	—	—	(728)	—	(728)
Investing activities of discontinued operations
Sales proceeds	—	—	—	1,097	—	1,097
Other	—	—	—	—	—	—

Net cash provided by (required by) investing activities	—	(23,222)	—	131	—	(23,091)

Financing Activities
Repayments of long-term debt	—	(15,000)	—	—	—	(15,000)
Debt issuance costs		(63)				(63)
Net distributions to parent	—	6,187	1	(6,188)	—	—

Net cash provided by (required by) financing activities	—	(8,876)	1	(6,188)	—	(15,063)

Net increase in cash and cash equivalents	—	73,888	—	795	—	74,683
Cash and cash equivalents at January 1	—	294,741	—	—	—	294,741

Cash and cash equivalents at March 31	$—	$368,629	$—	$795	$—	$369,424

COMBINING STATEMENT OF CASH FLOW

(Thousands of dollars)	Three Months Ended March 31, 2013
	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Operating Activities
Net income	$—	$23,468	$(1)	$(1,420)	$—	$22,047
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of tax	—	—	—	(1,493)	—	(1,493)
Depreciation and amortization	—	18,061	—	10	—	18,071
Amortization of deferred major repair costs	—	—	—	133	—	133
Deferred and noncurrent income tax charges (credits)	—	(2,349)	—	1,077	—	(1,272)
Accretion on discounted liabilities	—	269	—	—	—	269
Pretax gains from sale of assets	—	(8)	—	—	—	(8)
Net decrease in noncash operating working capital	—	42,840	—	12,365	—	55,205
Other operating activities-net	—	(178)	—	—	—	(178)

Net cash provided by (required by) continuing operations	—	82,103	(1)	10,672	—	92,774
Net cash required by discontinued operations	—	—	—	(1,335)		(1,335)

Net cash provided by (required by) operating activities	—	82,103	(1)	9,337	—	91,439

Investing Activities
Property additions	—	(66,536)	—	(937)	—	(67,473)
Proceeds from sale of assets	—	22	—	—	—	22
Expenditures for major repairs	—	—	—	(280)	—	(280)
Investing activities of discontinued operations
Sales proceeds	—	—	—	—	—	—
Other	—	—	—	(40)	—	(40)

Net cash required by investing activities	—	(66,514)	—	(1,257)	—	(67,771)

Financing Activities
Repayments of long-term debt	—	—	—	(12)	—	(12)
Debt issuance costs	—	—	—	—	—	—
Net distributions to parent	—	1,360	1	(8,068)	—	(6,707)

Net cash provided by (required by) financing activities	—	1,360	1	(8,080)	—	(6,719)

Net increase in cash and cash equivalents	—	16,949	—	—	—	16,949
Cash and cash equivalents at January 1	—	57,373	—	—	—	57,373

Cash and cash equivalents at March 31	$—	$74,322	$—	$—	$—	$74,322

CONSOLIDATING STATEMENT OF CHANGES IN EQUITY

(Thousands of dollars)	Three Months Ended March 31, 2014
Statement of Stockholders’ Equity/Net Parent Investment	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Common Stock
Balance as of December 31, 2013	$467	$1	$60	$—	$(61)	$467
Issuance of common stock	1	—	—	—	—	1

Balance as of March 31, 2014	$468	$1	$60	$—	$(61)	$468

APIC
Balance as of December 31, 2013	$1,228,370	$548,758	$52,004	$35,677	$(1,316,516)	$548,293
Issuance of common stock	—	(312)	—	—	—	(312)
Share-based compensation expense	—	2,522	—	—	—	2,522

Balance as of March 31, 2014	$1,228,370	$550,968	$52,004	$35,677	$(1,316,516)	$550,503

Net Parent Investment
Balance as of December 31, 2013	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—
Net transfers to/between former parent	—	—	—	—	—	—

Balance as of March 31, 2014	$—	$—	$—	$—	$—	$—

Retained Earnings
Balance as of December 31, 2013	$—	$38,954	$—	$68,622	$—	$107,576
Net income	107,576	76,259	(1)	1,998	(176,199)	9,633

Balance as of March 31, 2014	$107,576	$115,213	$(1)	$70,620	$(176,199)	$117,209

COMBINING STATEMENT OF CHANGES IN EQUITY

(Thousands of dollars)	Three Months Ended March 31, 2013
Statement of Stockholders’ Equity/Net Parent Investment	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Common Stock
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	—	—	—	—

Balance as of March 31, 2013	$—	$—	$—	$—	$—	$—

APIC
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—

Balance as of March 31, 2013	$—	$—	$—	$—	$—	$—

Net Parent Investment
Balance as of December 31, 2012	$—	$1,123,467	$53,895	$117,550	$(190,461)	$1,104,451
Net income	—	23,467	—	(1,420)	—	22,047
Net transfers to/between former parent	—	(5,552)	—	—	—	(5,552)

Balance as of March 31, 2013	$—	$1,141,382	$53,895	$116,130	$(190,461)	$1,120,946

Retained Earnings
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—

Balance as of March 31, 2013	$—	$—	$—	$—	$—	$—

Note 17 — Subsequent Event

In May 2014, the Company voluntarily paid off the remaining $55 million of the outstanding term loan that was drawn in August 2013 to partially fund the dividend from Murphy Oil USA, Inc. to Murphy Oil. This term loan was not due until August 2016, however the Company chose to utilize available cash resources to pay off this debt early. Remaining deferred debt costs related to this term loan of $1.9 million will be expensed in the second quarter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Murphy Oil USA, Inc., Murphy USA Inc., 864 Holdings, Inc., Murphy Oil Trading Company (Eastern), Spur Oil Corporation and Superior Crude Trading Company (collectively, the “Delaware Registrants,” and each, a “Delaware Registrant”) are each incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to any of the Delaware Registrants. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Amended and Restated Certificate of Incorporation of Murphy USA Inc. and the Bylaws of each other Delaware Registrant provide for indemnification by each Delaware Registrant of its directors, officers and employees.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of Murphy USA Inc., 864 Holdings, Inc. and Superior Crude Trading Company provide for such limitation of liability.

(b) 864 Beverage, Inc. is incorporated under the laws of the State of Texas. The Texas Business Organizations Code provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding, to the extent that it is determined that the person acted in good faith; that the person reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and, in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. With respect to expenses, the amount of expenses other than a judgment must be reasonable. The Bylaws of 864 Beverage, Inc. provide for indemnification of its directors, officers and employees.

(c) 591 Beverage, Inc. is incorporated under the laws of the State of Nebraska. Under Sections 21–20,102 to 21–20,111 of the Nebraska Business Corporation Act, indemnification of directors and officers may be provided for judgments, fines, settlements, penalties, and expenses, including attorneys’ fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of the corporation. This applies to any civil, criminal, investigative or administrative action, provided that the director or officer involved acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation of 591 Beverage, Inc. provide for indemnification of its directors, officers and employees to the extent permitted by the laws of the State of Nebraska.

(d) Each Registrant maintains standard policies of insurance under which coverage is provided to its directors, officers and employees against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his of her status as such, whether or not such Registrant would have the power to indemnify him or her against such liability under the applicable law.

The Registration Rights Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of the Registrants by the Initial Purchasers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.

(b) Financial Statement Schedules. Reference is made to the financial statements or notes thereto included in the prospectus to which this registration statement relates.

Item 22.	Undertakings

(a)	Each of the undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Murphy USA Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado, State of Arkansas, on May 13, 2014.

MURPHY USA INC.

By:	/s/ John A. Moore
	Name:	John A. Moore
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

* R. Andrew Clyde	President and Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2014

* Mindy K. West	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 13, 2014

* Donald R. Smith Jr.	Vice President and Controller (Principal Accounting Officer)	May 13, 2014

* Claiborne P. Deming	Director	May 13, 2014

* Thomas M. Gattle, Jr.	Director	May 13, 2014

* Robert A. Hermes	Director	May 13, 2014

* Fred L. Holliger	Director	May 13, 2014

* Christoph Keller, III	Director	May 13, 2014

* James W. Keyes	Director	May 13, 2014

* Diane N. Landen	Director	May 13, 2014

* R. Madison Murphy	Director	May 13, 2014

* Jack T. Taylor	Director	May 13, 2014

*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney previously filed in connection with this Registration Statement.

By:	/s/ John A. Moore
John A. Moore
Attorney-in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Murphy Oil USA, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado, State of Arkansas, on May 13, 2014.

MURPHY OIL USA, INC.

By:	/s/ John A. Moore
	Name:	John A. Moore
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

/s/ R. Andrew Clyde R. Andrew Clyde	President and Chief Executive Officer (Principal Executive Officer), Director	May 13, 2014

/s/ Mindy K. West Mindy K. West	Executive Vice President and Chief Financial Officer (Principal Financial Officer), Director	May 13, 2014

/s/ John A. Moore John A. Moore	Senior Vice President, General Counsel and Secretary, Director	May 13, 2014

/s/ Donald R. Smith, Jr. Donald R. Smith, Jr.	Vice President and Controller (Principal Accounting Officer)	May 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado, State of Arkansas, on May 13, 2014.

864 BEVERAGE, INC.

864 HOLDINGS, INC.

591 BEVERAGE, INC.

MURPHY OIL TRADING COMPANY

(EASTERN)

SPUR OIL CORPORATION

SUPERIOR CRUDE TRADING COMPANY

By:	/s/ John A. Moore
	Name:	John A. Moore
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

/s/ R. Andrew Clyde R. Andrew Clyde	President and Chief Executive Officer (Principal Executive Officer), Director	May 13, 2014

/s/ Mindy K. West Mindy K. West	Executive Vice President and Chief Financial Officer (Principal Financial Officer), Director	May 13, 2014

/s/ John A. Moore John A. Moore	Senior Vice President, General Counsel and Secretary, Director	May 13, 2014

/s/ Donald R. Smith, Jr. Donald R. Smith, Jr.	(Principal Accounting Officer)	May 13, 2014

INDEX TO EXHIBITS

Exhibit No.	Document
1	Registration Rights Agreement dated as of August 14, 2013, among Murphy Oil USA, Inc., Murphy USA Inc., certain subsidiaries of Murphy USA Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein (2)
2	Separation and Distribution Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
3.1	Amended and Restated Certificate of Incorporation of Murphy USA Inc. (3)
3.2	Amended and Restated Bylaws of Murphy USA Inc. (3)
3.3	Amended Certificate of Incorporation of Murphy Oil USA, Inc. (1)
3.4	Amended By-laws of Murphy Oil USA, Inc. (1)
3.5	Articles of Incorporation of 591 Beverage, Inc. (1)
3.6	By-laws of 591 Beverage, Inc. (1)
3.7	Articles of Incorporation of 864 Beverage, Inc. (1)
3.8	By-laws of 864 Beverage, Inc. (1)
3.9	Certificate of Incorporation of 864 Holdings, Inc. (1)
3.10	Amended and Restated Bylaws of 864 Holdings, Inc. (1)
3.11	Amended Certificate of Incorporation of Murphy Oil Trading Company (Eastern) (1)
3.12	Amended and Restated Bylaws of Murphy Oil Trading Company (Eastern) (1)
3.13	Certificate of Incorporation of Spur Oil Corporation (1)
3.14	Amended and Restated Bylaws of Spur Oil Corporation (1)
3.15	Certificate of Incorporation of Superior Crude Trading Company (1)
3.16	By-laws of Superior Crude Trading Company (1)
4.1	Indenture, dated as of August 14, 2013, among Murphy Oil USA, Inc., as the Issuer, Murphy USA Inc., as a guarantor, the other guarantors party thereto and U.S. Bank National Association, as trustee (2)
4.2	Registration Rights Agreement, dated August 14, 2013, among Murphy Oil USA, Inc., Murphy USA Inc., certain subsidiaries of Murphy USA Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein (2)
5.1	Opinion of Davis Polk & Wardwell LLP with respect to the new notes and related guarantees (1)
5.2	Opinion of Jack Martin & Associates with respect to 864 Beverage, Inc. (1)
5.3	Opinion of Andersen, Lauritsen & Brower with respect to 591 Beverage, Inc. (1)
10.1	Tax Matters Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.2	Transition Services Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.3	Employee Matters Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.4	Trademark License Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.5	Lease Agreement for 200 Peach Street, El Dorado, Arkansas, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.6	Hangar Rental Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.7	Aircraft Maintenance Labor Pooling Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.8	Airplane Interchange Agreement, dated August 30, 2013, between Murphy Oil Corporation and Murphy USA Inc. (4)
10.9	Credit Agreement, dated August 30, 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries, the Lenders party thereto and JPMorgan Chase Bank, N.A. (4)

Exhibit No.	Document
10.10	Severance Protection Agreement dated as of August 20, 2013 between Murphy USA and R. Andrew Clyde (5)
10.11	Murphy USA Inc. 2013 Long-Term Incentive Plan, as amended and restated effective as of February 12, 2014 (7)
10.12	Murphy USA Inc. 2013 Annual Incentive Plan, as amended and restated effective as of February 12, 2014 (7)
10.13	Murphy USA Inc. 2013 Stock Plan for Non-Employee Directors (6)
10.14	Murphy USA Inc. Supplemental Executive Retirement Plan (3)
10.15	Form of Murphy USA 2013 Long-Term Incentive Plan Option Grant Agreement (3)
10.16	Form of Murphy USA 2013 Long-Term Incentive Plan RSU Agreement (3)
10.17	Form of Murphy USA 2013 Long-Term Incentive Plan Performance Share Agreement (3)
10.18	Form of Murphy USA 2013 Non-Employee Director Award (3)
12	Computation of Ratio of Earnings to Fixed Charges (8)
21	Subsidiaries of Murphy USA Inc. (7)
23.1	Consent of Davis Polk & Wardwell LLP (contained in their opinion filed as Exhibit 5.1) (1)
23.2	Consent of Jack Martin & Associates (contained in their opinion filed as Exhibit 5.2) (1)
23.3	Consent of Andersen, Lauritsen & Brower (contained in their opinion filed as Exhibit 5.3) (1)
23.4*	Consent of KPMG LLP
24	Power of Attorney for Murphy USA Inc. directors (included on signature page) (1)
25	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1. (1)
99.1	Form of Letter of Transmittal (1)
99.2	Form of Letter to Clients (1)
99.3	Form of Letter to Nominees (1)
99.4	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner (1)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

*	Filed herewith.
(1)	Previously filed as part of this registration statement on Form S-4 (Registration no. 333-194736) on March 21, 2014
(2)	Incorporated by reference to Murphy USA’s Current Report on Form 8-K filed August 16, 2013
(3)	Incorporated by reference to Murphy USA’s Quarterly Report on Form 10-Q filed November 8, 2013
(4)	Incorporated by reference to Murphy USA’s Current Report on Form 8-K filed September 5, 2013
(5)	Incorporated by reference to Murphy USA’s Current Report on Form 8-K filed August 22, 2013
(6)	Incorporated by reference to Murphy USA’s Registration Statement on Form S-8 (File No. 333-191131) filed September 12, 2013
(7)	Incorporated by reference to Murphy USA’s Annual Report on Form 10-K filed February 28, 2014
(8)	Incorporated by reference to Murphy USA’s Quarterly Report on Form 10-Q filed May 6, 2014